As filed with the Securities and Exchange Commission on May 6, 2020

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933

DraftKings Inc.

(Exact name of registrant as specified in its charter)

Nevada	7990	84-4052441
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

222 Berkeley Street, 5th Floor

Boston, MA 02116

(617) 986-6744

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

R. Stanton Dodge

DraftKings Inc.

222 Berkeley Street, 5th Floor

Boston, Massachusetts 02116

(617) 986-6744

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott D. Miller
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Tel: (212) 558-4000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee(2)
Class A common stock, par value $0.0001 per share	262,477,485	(3)	$18.65	(4)	$4,896,204,628.85	(4)	$635,527.36
Private placement warrants to purchase Class A common stock	3,299,603	(5)	—		—		—	(6)
Totals					$4,896,204,628.85		$635,527.36

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of Class A common stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001298.

(3)	Consists of the following shares of Class A common stock issued by us: (i) 3,333,332 shares of Class A common stock issuable upon the exercise of the private placement warrants (as defined below), (ii) 16,333,323 shares of Class A common stock issuable upon the exercise of the public warrants (as defined below), based on the number of public warrants outstanding on as of May 4, 2020, and the PIPE Warrants, (iii) 120,670 shares of Class A common stock issuable upon the exercise of the Old DK Warrants (as defined below), (iv) 6,000,000 shares of Class A common stock issuable upon the satisfaction of certain triggering events, (v) 252,707 shares of Class A common stock issuable upon the exercise of outstanding options granted under the DraftKings Inc. 2017 Equity Incentive Plan (the “2017 Equity Incentive Plan”) and DraftKings Inc. 2012 Stock Option & Restricted Stock Incentive Plan (the “2012 Equity Incentive Plan”) held by former employees or former consultants of DraftKings Inc., a Delaware corporation, and (vi) 1,386,034 shares of Class A common stock issuable upon the exercise of outstanding options granted under the SBTech (Global) Limited 2011 Global Share Option Plan held by former employees or former consultants of SBTech (Global) Limited (together with the 2017 Equity Incentive Plan and the 2012 Equity Incentive Plan, the “Plans”). Also consists of 235,051,419 shares of Class A common stock registered for sale by the selling securityholders named in this registration statement, which includes (i) up to 3,659,241 shares of Class A common stock that were formerly founder shares held by the DEAC Stockholder Group (as defined below), (ii) 221,971,905 Stock Consideration Shares (as defined below), (iii) 6,000,000 earnout shares, (iv) 3,299,603 shares of Class A common stock issuable upon exercise of the private placement warrants and (v) 120,670 shares of Class A common stock issuable upon exercise of the Old DK Warrants.

(4)	Pursuant to Rule 457(c) and Rule 457(g) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is (a) for shares of Class A common stock other than those issuable under the Plans or the warrants, $19.37, which is the average of the high and low prices of shares of the Class A common stock on April 30, 2020 (such date being within five business days of the date that this registration statement was filed with the U.S. Securities and Exchange Commission) on The Nasdaq Global Select Market, (b) for shares issuable upon the exercise of outstanding options granted under the 2017 Equity Incentive Plan and 2012 Equity Incentive Plan is based on $2.56, which is the weighted-average exercise price of such outstanding options, (c) for shares issuable upon the exercise of outstanding options granted under the SBTech (Global) Limited 2011 Global Share Option Plan is based on $0.16, which is the weighted-average exercise price of such outstanding options, and (d) for shares underlying the DEAC warrants and the Old DK Warrants, based on the exercise price of the warrants ($11.50 and $0.0283, respectively).

(5)	Represents the resale of 3,299,603 warrants to purchase shares of Class A common stock that were issued in a private placement and, which, represent warrants to acquire shares of Class A common stock.

(6)	In accordance with Rule 457(i), the entire registration fee for the private placement warrants is allocated to the shares of common stock underlying the private placement warrants, and no separate fee is payable for the private placement warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 6, 2020

PRELIMINARY PROSPECTUS

262,477,485 Shares of Class A Common Stock
3,299,603 Warrants to Purchase Class A Common Stock

This prospectus relates to the issuance by us of (i) 19,666,655 shares of our Class A common stock, par value $0.0001 per share (“Class A common stock”), that may be issued upon exercise of warrants to purchase Class A common stock at an exercise price of $11.50 per share of Class A common stock, including the public warrants, the PIPE Warrants and the private placement warrants (each as defined below), (ii) 120,670 shares of our Class A common stock that may be issued upon the exercise of Old DK Warrants (as defined below) to purchase Class A common stock at an exercise price of $0.0283 per share, (iii) 6,000,000 shares of Class A common stock issuable upon the satisfaction of certain triggering events (as described herein), (iv) 252,707 shares of Class A common stock issuable upon the exercise of outstanding options granted under the DraftKings Inc. 2017 Equity Incentive Plan (the “2017 Equity Incentive Plan”) and DraftKings Inc. 2012 Stock Option & Restricted Stock Incentive Plan (the “2012 Equity Incentive Plan”) held by former employees or former consultants of DraftKings Inc., a Delaware corporation, and (v) 1,386,034 shares of Class A common stock issuable upon the exercise of outstanding options granted under the SBTech (Global) Limited 2011 Global Share Option Plan held by former employees or former consultants of SBTech (Global) Limited (together with the 2017 Equity Incentive Plan and the 2012 Equity Incentive Plan, the “Plans”).

The prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of (i) up to 235,051,419 shares of our Class A common stock and (ii) up to 3,299,603 warrants. We will not receive any proceeds from the sale of shares of Class A common stock or warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

 You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Class A common stock and warrants are listed on The Nasdaq Global Select Market under the symbols “DKNG” and “DKNGW,” respectively. On May 4, 2020, the closing price of our Class A common stock was $20.99 per share and the closing price for our warrants was $9.08.

We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 12 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May                   , 2020.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue (i) up to an aggregate of 19,666,655 shares of Class A common stock upon exercise of the public warrants, the PIPE Warrants and the private placement warrants, (ii) up to an aggregate of 120,670 shares of our Class A common stock that may be issued upon the exercise of Old DK Warrants to purchase Class A common stock, (iii) up to an aggregate of 6,000,000 shares of Class A common stock issuable upon the satisfaction of certain triggering events (as described herein), (iv) up to an aggregate of 252,707 shares of Class A common stock issuable upon the exercise of outstanding options granted under the 2017 Equity Incentive Plan and 2012 Equity Incentive Plan held by former employees or former consultants of DraftKings Inc., a Delaware corporation, and (v) up to an aggregate of 1,386,034 shares of Class A common stock issuable upon the exercise of outstanding options granted under the SBTech (Global) Limited 2011 Global Share Option Plan held by former employees or former consultants of SBTech (Global) Limited. The Selling Securityholders may use the shelf registration statement to sell up to an aggregate of 235,051,419 shares of Class A common stock and up to 3,299,603 warrants from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A common stock and/or warrants being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

On April 23, 2020 (the “Closing Date”), Diamond Eagle Acquisition Corp., our predecessor company (“DEAC”), consummated the previously announced business combination (the “Business Combination”) pursuant to the terms of: (i) the business combination agreement (as amended by Amendment No. 1 thereto, dated April 7, 2020, the “Business Combination Agreement”) with DraftKings Inc., a Delaware corporation (“Old DK”), SBTech (Global) Limited, a company limited by shares, incorporated in Gibraltar and continued as a company under the Isle of Man Companies Act 2006, with registration number 014119V (“SBTech”), the shareholders of SBTech (the “SBT Sellers”), Shalom Meckenzie, in his capacity as the SBT Sellers’ Representative, DEAC NV Merger Corp., a Nevada corporation and a wholly-owned subsidiary of DEAC (“DEAC NV”) and DEAC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of DEAC (“Merger Sub”) and (ii) the agreement and plan of merger, dated as of March 12, 2020, by and among DEAC and DEAC NV. Immediately upon the completion of the Business Combination and the other transactions contemplated by the Business Combination Agreement (the “Transactions”, and such completion, the “Closing”), Old DK became a direct wholly-owned subsidiary of DEAC NV. In connection with the Transactions, DEAC NV changed its name to DraftKings Inc.

Trademarks

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

●	“BCA” or “Business Combination Agreement” refers to the Business Combination Agreement, dated as of December 22, 2019, as amended on April 7, 2020, by and among DEAC, Old DK, SBT, the SBT Sellers party thereto, the SBT Sellers’ Representative, DEAC Nevada and Merger Sub.

●	“Board” or “board of directors” refers to our board of directors.

●	“Business Combination” refers to the transactions contemplated by the BCA.

●	“Charter” refers to our amended and restated articles of incorporation.

●	“Class A common stock” refers to the Class A common stock, par value $0.0001 per share, of the Company.

●	“Class B common stock” refers to the Class B common stock, par value $0.0001 per share, of the Company.

●	“Closing” refers to the closing of the Business Combination.

●	“Closing Date” refers to April 23, 2020, the date on which the Closing occurred.

●	“Continental” refers to Continental Stock Transfer & Trust Company, the transfer agent, warrant agent and escrow agent of DEAC.

●	“Convertible Notes” refers to those certain subordinated convertible notes, issued by Old DK on or after December 16, 2019 to certain investors in an aggregate principal amount of approximately $109.2 million.

●	“DEAC” refers to Diamond Eagle Acquisition Corp., a Delaware corporation.

●	“DEAC Class A common stock” refers to the shares of Class A common stock, par value $0.0001 per share, of DEAC.

●	“DEAC Class B common stock” refers to the shares of Class B common stock, par value $0.0001 per share, of DEAC.

●	“DEAC NV” refers to DEAC NV Merger Corp., a Nevada corporation, which was renamed DraftKings Inc. in connection with the Closing.

●	“DEAC Shares” refers to shares of DEAC Class A common stock and shares of DEAC Class B common stock.

●	“DEAC Stockholders” refers to, collectively, holders of shares of DEAC Class A common stock and holders of shares of DEAC Class B common stock, but does not include the PIPE Investors or the holders of the Convertible Notes.

●	“DEAC warrants” refers to the public warrants, the private placement warrants and the PIPE Warrants, each of which was exercisable for one share of DEAC Class A common stock at an exercise price of $11.50 per share, in accordance with its terms, and upon the Closing, became warrants to acquire shares of DraftKings Class A common stock on the same terms as DEAC’s currently outstanding warrants.

●	“dollars” or “$” refers to U.S. dollars.

●	“DraftKings” refers to, prior to the Business Combination, DraftKings Inc., a Delaware corporation, and following the Business Combination, DraftKings Inc., a Nevada corporation, and its consolidated subsidiaries.

●	“DraftKings Class A common stock” refers to the shares of Class A common stock, par value $0.0001 per share, of DraftKings.

●	“DraftKings Class B common stock” refers to the shares of Class B common stock, par value $0.0001 per share, of DraftKings.

●	“earnout shares” refers to the (i) 5,388,000 shares of DraftKings Class A common stock that were delivered and deposited into a custodian account and (ii) 612,000 shares of DraftKings Class A common stock that were delivered to I.B.I. Trust Management, the trustee, in each case, to be released pro-rata to the recipients thereof only upon the occurrence of certain triggering events that relate to the achievement of certain stock price thresholds based upon the volume weighted average share price of our Class A common stock ranging from $12.50 to $16.00 at any time during a four-year period commencing on the Closing Date.

●	“founder shares” refers to shares of DEAC Class B common stock initially purchased by our Sponsor and Harry Sloan in a private placement prior to DEAC’s initial public offering and the shares of Class A common stock that were issued upon the automatic conversion of those shares in connection with the Closing.

●	“Merger Sub” refers to DEAC Merger Sub Inc., a Delaware corporation.

●	“Nasdaq” refers The Nasdaq Global Select Market.

●	“Old DK” refers to, prior to the Business Combination, DraftKings Inc., a Delaware corporation.

●	“Old DK Warrants” refers to the 180,103 warrants initially issued by Old DK to certain institutional investors and which were assumed by the Company and remain outstanding.

●	“PIPE Investors” refers to certain institutional and accredited investors who are party to the Subscription Agreements.

●	“PIPE Warrants” refers to the 3.0 million redeemable warrants issued in the Private Placement, each of which is exercisable for one share of DEAC Class A common stock at an exercise price of $11.50 per share, in accordance with its terms, and upon the Closing, became warrants to acquire shares of DraftKings Class A common stock on the same terms as DEAC’s currently outstanding warrants.

●	“Private Placement” refers to the issuance of an aggregate of 30,471,352 shares of DEAC Class A common stock and the PIPE Warrants pursuant to the Subscription Agreements to the PIPE Investors immediately before the Closing, at a purchase price of $10.00 per share.

●	“private placement warrants” refers to the 3,333,332 warrants initially issued to DEAC’s Sponsor and Harry Sloan in a private placement simultaneously with the closing of DEAC’s initial public offering, each of which is exercisable for one share of our Class A common stock at an exercise price of $11.50 per share, in accordance with its terms, and does not include the PIPE Warrants.

●	“Proxy Statement” refers to the definitive proxy statement/prospectus filed with the SEC by the Company on April 15, 2020 in connection with the Business Combination.

●	“public shares” refers to shares of DEAC Class A common stock sold as part of the units in DEAC’s initial public offering (whether they were purchased in that offering or thereafter in the open market), which became shares of Class A common stock in connection with the Closing.

●	“public stockholders” refers to the holders of DEAC’s public shares, including DEAC’s initial stockholders and management team to the extent DEAC’s initial stockholders and/or members of DEAC’s management team purchase public shares, provided that each initial stockholder’s and member of DEAC’s management team’s status as a “public stockholder” will only exist with respect to such public shares.

●	“public warrants” refers to the warrants to purchase shares of DEAC Class A common stock sold as part of the units in DEAC’s initial public offering, each of which was exercisable for one share of DEAC Class A common stock at an exercise price of $11.50 per share, in accordance with its terms (whether they were purchased in that offering or thereafter in the open market), and upon the Closing, became warrants to acquire shares of Class A common stock on the same terms as DEAC’s warrants.

●	“reincorporation” refers to the change of DEAC’s jurisdiction of incorporation from Delaware to Nevada in connection with the Business Combination through the merger of DEAC with and into DEAC NV, with DEAC NV surviving the merger, pursuant to the terms and subject to the conditions of the Reincorporation Merger Agreement.

●	“Reincorporation Merger Agreement” refers to the Agreement and Plan of Merger, dated as of March 12, 2020, by and between DEAC and DEAC NV.

●	“SBT” or “SBTech” refers to SBTech (Global) Limited, a company limited by shares, originally incorporated in Gibraltar and continued as a company under the Isle of Man Companies Act 2006, with registration number 014119V.

●	“SBT Sellers” refers to each of the holders of capital stock of SBT party to the BCA.

●	“SBT Sellers’ Representative” refers to Shalom Meckenzie in his capacity as representative of the SBT Sellers under the BCA.

●	“SBT shares” refers to the ordinary shares, par value $0.10 per share, of SBT.

●	“SEC” refers to the U.S. Securities and Exchange Commission.

●	“Sponsor” refers to Eagle Equity Partners, LLC, a Delaware limited liability company controlled by Jeff Sagansky and Eli Baker.

●	“Stock Consideration Shares” refers to the shares of Class A common stock issued to the stockholders of Old DK and SBT as stock consideration pursuant to the transactions contemplated by the BCA.

●	“Subscription Agreements” refers to the subscription agreements, dated December 22, 2019, between DEAC and the PIPE Investors, pursuant to which DEAC agreed to issue an aggregate of 30,471,352 shares of DEAC Class A common stock plus 3.0 million PIPE Warrants to the PIPE Investors immediately before the Closing at a purchase price of $10.00 per share. In connection with the Closing of the Business Combination, the currently issued and outstanding shares of DEAC Class A common stock were exchanged, on a one-for-one basis, for shares of DraftKings Class A common stock and all of DEAC’s outstanding warrants became warrants to acquire shares of DraftKings Class A common stock on the same terms as DEAC’s warrants.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. Forward-looking statements include statements relating to our expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

●	our ability to maintain the listing of our shares of Class A common stock and warrants on Nasdaq;

●	our ability to raise financing in the future;

●	our success in retaining or recruiting officers, key employees or directors;

●	factors relating to our business, operations and financial performance, including:

●	our ability to effectively compete in the global entertainment and gaming industries;

●	our ability to successfully acquire and integrate new operations;

●	our ability to obtain and maintain licenses with gaming authorities;

●	our inability to recognize deferred tax assets and tax loss carryforwards;

●	market conditions and global and economic factors beyond our control, including the potential adverse effects of the ongoing global coronavirus (COVID-19) pandemic on capital markets, general economic conditions, unemployment and our liquidity, operations and personnel;

●	intense competition and competitive pressures from other companies worldwide in the industries in which we operate;

●	litigation and the ability to adequately protect our intellectual property rights; and

●	other factors detailed herein under the section entitled “Risk Factors.”

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements such as those contained in documents we have filed with the U.S. Securities and Exchange Commission. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. For a discussion of the risks involved in our business and investing in our common stock, see the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “SBT’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Statements” and the financial statements included elsewhere in this prospectus.

The Company

We are a digital sports entertainment and gaming company. We provide users with daily fantasy sports, sports betting and iGaming opportunities, and we are also involved in the design and development of sports betting and casino gaming platform software for online and retail sportsbook and casino gaming products.

Our mission is to make life more exciting by responsibly creating the world’s favorite real-money games and betting experiences. We accomplish this by creating an environment where our users can find enjoyment and fulfillment through daily fantasy sports contests, sports betting and iGaming.

We seek to innovate and to constantly improve our games and product offerings. Our focus is on creating unique and exciting experiences for our users.

Background

DraftKings Inc., a Nevada corporation (the “Company”), was originally known as DEAC NV Merger Corp. (“DEAC NV”), a wholly-owned subsidiary of our predecessor Diamond Eagle Acquisition Corp. (“DEAC”), a special purpose acquisition company, which completed its initial public offering in May 2019. DEAC was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, and, prior to the Business Combination, the Company was a “shell company” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), because it had no operations and nominal assets consisting almost entirely of cash. On April 23, 2020, DEAC consummated the Business Combination. In connection with the Closing of the Business Combination, (i) DEAC changed its jurisdiction of incorporation to Nevada by merging with and into DEAC NV, with DEAC NV surviving the merger and changing its name to “DraftKings Inc.”, (ii) following the reincorporation, DEAC Merger Sub Inc., a wholly-owned subsidiary of DEAC, merged with and into Old DK, with Old DK surviving the merger (the “DK Merger”) and (iii) immediately following the DK Merger, the Company acquired all of the issued and outstanding share capital of SBT (the “SBTech Acquisition”). Upon consummation of the foregoing transactions, Old DK and SBT became wholly-owned subsidiaries of the Company. In connection with the Closing of the Business Combination, the issued and outstanding shares of DEAC’s Class A common stock were exchanged, on a one-for-one basis, for shares of DraftKings Class A common stock. Similarly, all of DEAC’s outstanding warrants became warrants to acquire shares of DraftKings Class A common stock on the same terms as DEAC’s warrants.

Our Class A common stock and our warrants are currently listed on Nasdaq under the symbols “DKNG” and “DKNGW”, respectively.

The rights of holders of our Class A common stock and warrants are governed by our Charter, our bylaws and the Nevada Revised Statutes, and in the case of the warrants, the Warrant Agreement, dated May 10, 2019, by and between DEAC and Continental, as warrant agent (as assigned pursuant to the Assignment and Assumption Agreement, dated April 23, 2020, by and among DraftKings Inc., DEAC, Continental, Computershare Trust Company, N.A. and Computershare Inc.). See the sections entitled “Description of Securities” and “Selling Securityholders.”

 Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Company’s initial public offering, (b) in which we have total annual revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors”, that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business.

Corporate Information

Our principal executive offices are located at 222 Berkeley Street, 5th Floor, Boston, MA 02116. Our telephone number is (617) 986-6744, and our website address is www.draftkings.com. Information contained on our website or connected thereto is provided for textual reference only and does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

THE OFFERING

We are registering the issuance by us of up to (i) 19,666,655 shares of our Class A common stock that may be issued upon exercise of warrants to purchase Class A common stock at an exercise price of $11.50 per share of Class A common stock, including the public warrants, the PIPE Warrants and the private placement warrants, (ii) 120,670 shares of our Class A common stock that may be issued upon the exercise of Old DK Warrants to purchase Class A common stock at an exercise price of $0.0283 per share of Class A common stock, (iii)  6,000,000 shares of Class A common stock issuable upon the satisfaction of certain triggering events (as described herein), (iv) 252,707 shares of Class A common stock issuable upon the exercise of outstanding options granted under the 2017 Equity Incentive Plan and 2012 Equity Incentive Plan held by former employees or former consultants of DraftKings Inc., a Delaware corporation, and (v) 1,386,034 shares of Class A common stock issuable upon the exercise of outstanding options granted under the SBTech (Global) Limited 2011 Global Share Option Plan held by former employees or former consultants of SBTech (Global) Limited.

We are also registering the resale by the Selling Securityholders or their permitted transferees of (i) up to 235,051,419 shares of Class A common stock and (ii) up to 3,299,603 warrants.

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 12 of this prospectus.

Issuance of Class A Common Stock
The following information is as of May 4, 2020 and does not give effect to issuances of our Class A common stock or warrants after such date, or the exercise of warrants after such date.
Shares of our Class A common stock to be issued upon exercise of all public warrants, PIPE Warrants, private placement warrants and Old DK Warrants	19,787,325 shares
Shares of our Class A common stock outstanding prior to exercise of all warrants	312,504,813 shares(1)
Use of proceeds

We will receive up to an aggregate of approximately $226,166,532 from the exercise of all DEAC warrants and $5,097 from the exercise of Old DK Warrants, assuming the exercise in full of all such warrants for cash.

We will receive up to an aggregate of approximately $646,037 from the exercise of stock options under the 2017 Equity Incentive Plan and the 2012 Equity Incentive Plan, and $225,748 from the exercise of stock options under the SBTech (Global) Limited 2011 Global Share Option Plan.

We will not receive any proceeds from the issuance of the earnout shares.

Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants and stock options for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness.

Resale of Class A common stock and warrants

Shares of Class A common stock offered by the Selling Securityholders (including 3,420,273 shares of Class A common stock that may be issued upon exercise of the private placement warrants and the Old DK Warrants)

235,051,419 shares
Warrants offered by the Selling Securityholders (representing the private placement warrants)	3,299,603 warrants
Exercise price	$11.50 per share, subject to adjustment as described herein
Redemption	The warrants are redeemable in certain circumstances. See “Description of Securities—Warrants” for further discussion.
Use of proceeds

We will not receive any proceeds from the sale of the Class A common stock and warrants to be offered by the Selling Holders. With respect to shares of Class A common stock underlying the warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such warrants to the extent such warrants are exercised for cash.

Lock-up agreements

Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Securities Act Restrictions on Resale of Securities —Lock-up Agreements” for further discussion.

Ticker symbols	“DKNG” and “DKNGW” for the Class A common stock and warrants, respectively.

1 Represents the number of shares of Class A common stock outstanding as of May 4, 2020. Excludes 6,000,000 earnout shares of Class A common stock held in escrow, which may be released to the Sponsor and Harry E. Sloan, certain equityholders of Old DK and the SBT Sellers, subject to the achievement of certain stock price targets. The number of issued and outstanding shares of Class A Common Stock also does not include (i) the shares of Class A common stock reserved for issuance under the DraftKings Inc. 2020 Incentive Plan or (ii) the shares of Class A common stock reserved for issuance under the DraftKings Employee Stock Purchase Plan (“ESPP”).

SELECTED HISTORICAL FINANCIAL INFORMATION OF DEAC

DEAC’s consolidated statement of operations data for the period from March 27, 2019 (date of inception) to December 31, 2019 and balance sheet data as of December 31, 2019 is derived from DEAC’s audited consolidated financial statements included elsewhere in this prospectus.

The information is only a summary and should be read in conjunction with DEAC’s consolidated financial statements and related notes contained elsewhere herein. The historical results included below and elsewhere in this prospectus are not indicative of the future performance of the Company. In connection with the Business Combination, DraftKings was determined to be the accounting acquirer.

Statement of Operations Data	For the Period from March 27, 2019 (inception) to December 31, 2019
(in actual dollars and shares)
Revenue	$-
General and administrative expenses	1,857,305
Loss from operations	(1,857,305)
Other income - interest on Trust Account	5,111,208
Provision for income tax	(944,494)
Net income	$2,309,409
Weighted average Class A common stock outstanding	40,000,000
Basic and diluted net income per share, Class A	$0.09
Weighted average Class B common stock outstanding	10,010,045
Basic and diluted net loss per share, Class B	$(0.15)

Balance Sheet Data	December 31, 2019
(in actual dollars)
Total assets	$404,771,673
Total liabilities	15,493,133
Total shareholders’ equity and Class A common shares subject to possible redemptions	389,278,540

SELECTED HISTORICAL FINANCIAL INFORMATION OF DRAFTKINGS

The following table shows selected historical financial information of DraftKings for the periods and as of the dates indicated.

The selected historical financial information of DraftKings as of December 31, 2019 and 2018, and for the years ended December 31, 2019, 2018 and 2017 was derived from the audited historical consolidated financial statements of DraftKings included elsewhere in this prospectus.

The following selected historical financial information should be read together with the consolidated financial statements and accompanying notes and “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The selected historical financial information in this section is not intended to replace DraftKings’ consolidated financial statements and the related notes. DraftKings’ historical results are not necessarily indicative of DraftKings’ future results.

As explained elsewhere in this prospectus, the financial information contained in this section relates to DraftKings, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of our results going forward. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this prospectus.

	For the year ended December 31,
Statement of Operations Data	2019	2018	2017
	(in thousands)
Revenue	323,410	$226,277	$191,844
Total costs and expenses	469,955	303,058	265,042
Loss from operations	(146,545)	(76,781)	(73,198)
Other income (expense):
Interest income (expense), net	1,348	666	(1,541)
Gain on initial equity method investment	3,000	-	-
Other expense, net	-	-	(607)
Income Tax Provision	58	105	210
Loss from equity method investment	479	-	-
Net Loss	$(142,734)	$(76,220)	$(75,556)
Statement of Cash Flows Data
Net cash provided by (used in) operating activities	(78,880)	(45,579)	(88,437)
Net cash provided by (used in) investing activities	(42,271)	(26,672)	(7,715)
Net cash provided by (used in) financing activities	79,776	140,892	118,531

	As of December 31,
Balance Sheet Data	2019	2018
	(in thousands)
Total assets	$330,725	$299,393
Total liabilities	380,305	223,343
Total redeemable convertible preferred stock and stockholders’ deficit	(49,580)	76,050

Key Performance Indicators

DraftKings’ reports the following financial and operational key performance indicators, which are used by management to assess its performance:

Adjusted EBITDA. DraftKings’ defines and calculates Adjusted EBITDA as net loss before the impact of interest income or expense, income tax expense and depreciation and amortization, as further adjusted for the following items: stock-based compensation, transaction-related costs, litigation, settlement and related costs and certain other non-recurring, non-cash and non-core items. See “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Information” for important information about the limitations of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure calculated in accordance with U.S. GAAP.

Monthly Unique Payers (“MUPs”). We define MUPs as the number of unique paid users (“payers”) per month who had a paid engagement (i.e., participated in a real-money DFS contest, sports betting or casino game) across one or more of our product offerings via our platform. For reported periods longer than one month, we average the MUPs for the months in the reported period.

A “unique paid user” or “unique payer” is any person who had one or more paid engagements via our platform during the period (i.e., a user that participates in a paid engagement across each of our product offerings counts as a single unique payer for the period). This measure does not include users who have not played with funds deposited in their wallet on our platform. We exclude users who have made a deposit but have not yet had a paid engagement. Unique payers or unique paid users include users who have participated in a paid engagement with promotional incentives, which are fungible with other funds deposited in their wallets on our platform; the number of these users included in MUPs has not been material to date and a substantial majority of such users are repeat users who have had paid engagements both prior to and after receiving incentives.

Average Revenue per MUP (ARPMUP). We define and calculate ARPMUP as the average monthly revenue for a reporting period, divided by MUPs (i.e., the average number of unique payers) for the same period.

The following table presents our key performance indicators for the periods indicated:

	Year ended December 31,
	2019	2018	2017
Adjusted EBITDA (dollars in thousands)(1)	$(98,640)	$(58,850)	$(48,884)
Monthly Unique Payers (MUPs) (in thousands)(2)	684	601	574
Average Revenue per MUP (ARPMUP) (in whole dollars)(2)	$39	$31	$28

(1)	Adjusted EBITDA is a non-GAAP financial measure. See “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Information” below for our definition of and additional information about Adjusted EBITDA and reconciliation to net loss, the most directly comparable U.S. GAAP financial measure.

(2)	For important information about how we use our MUPs and ARPMUP, see “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations — Our Business Model — Growing Our User Base.” Our business is seasonal and our results of operations and key performance indicators may not be comparable between fiscal quarters or between comparative year-over-year periods. See “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quarterly Performance Trend and Seasonality.”

SELECTED HISTORICAL FINANCIAL INFORMATION OF SBT

The following table shows selected historical financial information of SBTech for the periods and as of the dates indicated.

The selected historical financial information of SBTech as of December 31, 2019 and 2018, and for the years ended December 31, 2019, 2018 and 2017 was derived from the audited historical consolidated financial statements of SBTech included elsewhere in this prospectus.

The following selected historical financial information should be read together with the consolidated financial statements and accompanying notes and “SBT’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The selected historical financial information in this section is not intended to replace SBTech’s consolidated financial statements and the related notes. SBTech’s historical results are not necessarily indicative of SBTech’s future results.

As explained elsewhere in this prospectus, the financial information contained in this section relates to SBTech, as prepared in accordance with International Financial Reporting Standards and presented in Euros, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of our results going forward. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this prospectus.

	For the year ended December 31,
Statement of Operations Data	2019	2018	2017
	(in thousands)
Revenue	€96,857	€94,147	€66,087
Total costs and expenses	90,820	66,560	49,393
Operating income	€6,037	€27,587	€16,694
Other income:
Financial income	23	97	37
Financial expenses	846	340	177
Income tax expense	638	565	264
Net profit	€4,576	€26,779	€16,290
Statement of Cash Flows Data
Net cash provided by (used in) operating activities	€19,525	€30,949	€18,260
Net cash provided by (used in) investing activities	(18,399)	(17,384)	(14,307)
Net cash provided by (used in) financing activities	(13,537)	(1,184)	190

	As of December 31,
Balance Sheet Data	2019	2018
	(in thousands)
Total assets	€98,853	€72,656
Total liabilities	45,976	14,207
Total equity	52,877	58,449

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Business Combination pursuant to the Business Combination Agreement described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The merger between DraftKings and Merger Sub was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, DEAC was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the reverse recapitalization for which Old DK has been determined to be the accounting acquirer (the “Reverse Recapitalization”) was treated as the equivalent of Old DK issuing stock for the net assets of DEAC, accompanied by a recapitalization. The net assets of DEAC are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Reverse Recapitalization are those of Old DK. The SBTech Acquisition was treated as a business combination under Financial Accounting Standards Board’s ASC 805, and was accounted for using the acquisition method of accounting. We recorded the fair value of assets acquired and liabilities assumed from SBTech. The summary unaudited pro forma condensed combined balance sheet data as of December 31, 2019 gives pro forma effect to the Business Combination as if it had occurred on December 31, 2019. The summary unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2019 give pro forma effect to the Business Combination as if it had occurred on January 1, 2019.

The summary pro forma data have been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this prospectus and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements of DEAC, Old DK and SBTech and related notes included in this prospectus. The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of the combined company.

The following table presents summary pro forma data after giving effect to the Business Combination.

Pro Forma Combined
(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data Year Ended December 31, 2019
Revenue	$431,834
Net loss per share - basic and diluted	$(0.42)
Weighted-average Class A shares outstanding - basic and diluted	335,917,094
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of December 31, 2019
Total assets	$1,854,900
Total liabilities	363,770
Total equity	1,491,130

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE FINANCIAL INFORMATION

The following table sets forth historical comparative share information for DEAC, Old DK and SBT and unaudited pro forma combined share information after giving effect to the Business Combination.

The pro forma book value information reflects the Business Combination as if it had occurred on December 31, 2019. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if it had occurred on January 1, 2019.

This information is only a summary and should be read together with the selected historical financial information summary included elsewhere in this prospectus, and the historical financial statements of DEAC, Old DK, and SBT and related notes. The unaudited pro forma combined per share information of DEAC, Old DK, and SBT is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period.

	Combined Pro Forma
	Diamond Eagle (Historical)	Pro Forma Combined
As of and for the Year ended December 31, 2019
Book Value per share(1)	$0.10	$4.44
Weighted average shares outstanding of Class A common stock - basic and diluted	40,000,000	335,917,094
Weighted average shares outstanding of Class B common stock - basic and diluted	10,010,045
Net income per share of Class A common stock - basic and diluted	$0.09
Net loss per share of Class B common stock - basic and diluted	$(0.15)
Net loss per share of Class A common stock - basic and diluted		$(0.42)

(1)       Book value per share = (Total equity excluding preferred shares)/shares outstanding.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

Market Price and Ticker Symbol

Our Class A common stock and warrants are currently listed on Nasdaq under the symbols “DKNG,” and “DKNGW,” respectively.

The closing price of the Class A common stock and warrants on May 4, 2020, was $20.99 and $9.08, respectively.

Holders

As of May 4, 2020, there were 382 holders of record of our Class A common stock and 380 holders of record of our warrants. Such numbers do not include beneficial owners holding our securities through nominee names. There is no public market for our Class B Common Stock.

Dividend Policy

We have not paid any cash dividends on our Class A common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of the Board at such time.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below as well as the other information included in this prospectus, including “Cautionary Note Regarding Forward-Looking Statements,” “Selected Historical Financial Information of DEAC,” “Selected Historical Financial Information of DraftKings,” “Selected Historical Financial Information of SBT,” “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” “SBT’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus, before investing in our securities. before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

Risk Factors Relating to Our Business and Industry

Competition within the broader entertainment industry is intense and our existing and potential users may be attracted to competing forms of entertainment such as television, movies and sporting events, as well as other entertainment and gaming options on the Internet. If our offerings do not continue to be popular, our business could be harmed.

We operate in the global entertainment and gaming industries within the broader entertainment industry with our business-to-consumer offerings such as DFS, Sportsbook and iGaming, and our business-to-business offerings through the SBT platform. Our users face a vast array of entertainment choices. Other forms of entertainment, such as television, movies, sporting events and in-person casinos, are more well established and may be perceived by our users to offer greater variety, affordability, interactivity and enjoyment. We compete with these other forms of entertainment for the discretionary time and income of our users. If we are unable to sustain sufficient interest in our recently launched sports betting and iGaming platforms in comparison to other forms of entertainment, including new forms of entertainment, our business model may not continue to be viable.

The specific industries in which we operate are characterized by dynamic customer demand and technological advances, and there is intense competition among online gaming and entertainment providers. A number of established, well-financed companies producing online gaming and/or interactive entertainment products and services compete with our offerings, and other well-capitalized companies may introduce competitive services. Such competitors may spend more money and time on developing and testing products and services, undertake more extensive marketing campaigns, adopt more aggressive pricing or promotional policies or otherwise develop more commercially successful products or services than ours, which could negatively impact our business. Our competitors may also develop products, features, or services that are similar to ours or that achieve greater market acceptance. Such competitors may also undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies. Furthermore, new competitors, whether licensed or not, may enter the iGaming industry. There has also been considerable consolidation among competitors in the entertainment and gaming industries and such consolidation and future consolidation could result in the formation of larger competitors with increased financial resources and altered cost structures, which may enable them to offer more competitive products, gain a larger market share, expand offerings and broaden their geographic scope of operations. If we are not able to maintain or improve our market share, or if our offerings do not continue to be popular, our business could suffer.

Economic downturns and political and market conditions beyond our control could adversely affect our business, financial condition and results of operations.

Our financial performance is subject to global and U.S. economic conditions and their impact on levels of spending by users and advertisers. Economic recessions have had, and may continue to have, far reaching adverse consequences across many industries, including the global entertainment and gaming industries, which may adversely affect our business and financial condition. In the past decade, global and U.S. economies have experienced tepid growth following the financial crisis in 2008 – 2009 and there appears to be an increasing risk of a recession due to international trade and monetary policy and other changes. If the national and international economic recovery slows or stalls, these economies experience another recession or any of the relevant regional or local economies suffers a downturn, we may experience a material adverse effect on our business, financial condition, results of operations or prospects.

In addition, changes in general market, economic and political conditions in domestic and foreign economies or financial markets, including fluctuation in stock markets resulting from, among other things, trends in the economy as a whole may reduce users’ disposable income and advertisers’ budgets. Any one of these changes could have a material adverse effect on our business, financial condition, results of operations or prospects.

Reductions in discretionary consumer spending could have an adverse effect on our business, financial condition, results of operations and prospects.

Our business is particularly sensitive to reductions from time to time in discretionary consumer spending. Demand for entertainment and leisure activities, including gaming, can be affected by changes in the economy and consumer tastes, both of which are difficult to predict and beyond our control. Unfavorable changes in general economic conditions, including recessions, economic slowdowns, sustained high levels of unemployment, and rising prices or the perception by consumers of weak or weakening economic conditions, may reduce our users’ disposable income or result in fewer individuals engaging in entertainment and leisure activities, such as daily fantasy sports, sports betting and iGaming. As a result, we cannot ensure that demand for our offerings will remain constant. Adverse developments affecting economies throughout the world, including a general tightening of availability of credit, decreased liquidity in certain financial markets, increased interest rates, foreign exchange fluctuations, increased energy costs, acts of war or terrorism, transportation disruptions, natural disasters, declining consumer confidence, sustained high levels of unemployment or significant declines in stock markets, as well as concerns regarding pandemics, epidemics and the spread of contagious diseases, could lead to a further reduction in discretionary spending on leisure activities, such as daily fantasy sports and gaming.

For example, the recent outbreak of the novel coronavirus (“COVID-19”), a virus causing potentially deadly respiratory tract infections originating in China, has negatively affected economic conditions regionally as well as globally and has caused a reduction in consumer spending. Efforts to contain the effect of the virus have included travel restrictions and restrictions on public gatherings. Many businesses have eliminated non-essential travel and canceled in-person events to reduce instances of employees and others being exposed to large public gatherings, and governments across the United States have restricted business activities and strongly encouraged, instituted orders or otherwise restricted individuals from leaving their home. These efforts have intensified significantly in recent weeks and are likely to expand further. To date, sports seasons and sporting events in multiple countries, including in the United States, have been canceled or postponed and large public gatherings have been banned. These changes have reduced customers’ use of, and spending on, our product offerings, and have caused us to issue refunds for canceled events and retail casinos where we have a branded Sportsbook have closed. These changes have significantly impacted our business, and may materially impact our financial condition and results of operations depending on the length of time that these disruptions exist and whether the sports seasons and sporting events will ultimately be suspended, postponed, or canceled. Relatedly, if a large number of our employees and/or a subset of our key employees and executives are impacted by COVID-19, our ability to continue to operate effectively may be negatively impacted. The ultimate severity of the coronavirus outbreak is uncertain at this time and therefore we cannot predict the full impact it may have on our end markets and our operations; however, the effect on our results could be material and adverse. Any significant or prolonged decrease in consumer spending on entertainment or leisure activities could adversely affect the demand for our offerings, reducing our cash flows and revenues, and thereby materially harming our business, financial condition, results of operations and prospects.

We may experience fluctuations in our operating results, which make our future results difficult to predict and could cause our operating results to fall below expectations.

Our quarterly financial results have fluctuated in the past and we expect our financial results to fluctuate in the future. These fluctuations may be due to a variety of factors, some of which are outside of our control and may not fully reflect the underlying performance of our business.

Our financial results in any given quarter may be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including the impact of seasonality and our betting results, and the other risks and uncertainties set forth herein. In particular our betting operations have significant exposure to, and may be materially impacted by, sporting events and seasons, which can result in short-term volatility in betting win margins and user engagement, thus impacting revenues. While we have been able to forecast revenues from our daily fantasy sports business with greater precision than for new offerings, we cannot provide assurances that consumers will engage with our DFS platform on a consistent basis. Consumer engagement in our daily fantasy sports, sports betting and iGaming services may decline or fluctuate as a result of a number of factors, including the popularity of the underlying sports, the user’s level of satisfaction with our platforms, our ability to improve and innovate, our ability to adapt our platform, outages and disruptions of online services, the services offered by our competitors, our marketing and advertising efforts or declines in consumer activity generally as a result of economic downturns, among others. Any decline or fluctuation in the recurring portion of our business may have a negative impact on our business, financial condition, results of operations or prospects.

In our iGaming product offering, operator losses are limited per stake to a maximum payout. When looking at bets across a period of time, however, these losses can potentially be significant. Our quarterly financial results may also fluctuate based on whether we pay out any jackpots to our iGaming users during the relevant quarter. As part of our iGaming offering, we offer progressive jackpot games. Each time a progressive jackpot game is played, a portion of the amount wagered by the user is contributed to the jackpot for that specific game or group of games. Once a jackpot is won, the progressive jackpot is reset with a predetermined base amount. While we maintain a provision for these progressive jackpots, the cost of the progressive jackpot payout would be a cash outflow for the business in the period in which it is won with a potentially significant adverse effect on our financial condition and cash flows. Because winning is underpinned by a random mechanism, we cannot predict with absolute certainty when a jackpot will be won. In addition, we do not insure against random outcomes or jackpot wins.

Our projections will be subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding future legislation and changes in regulations, both inside and outside of the United States. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations.

We operate in rapidly changing and competitive industries and our projections are subject to the risks and assumptions made by management with respect to our industries. Operating results are difficult to forecast because they generally depend on our assessment of the timing of adoption of future legislation and regulations by different states, which are uncertain. Furthermore, if we invest in the development of new products or distribution channels that do not achieve significant commercial success, whether because of competition or otherwise, we may not recover the often substantial “up front” costs of developing and marketing those products and distribution channels, or recover the opportunity cost of diverting management and financial resources away from other products or distribution channels.

Additionally, as described above under “— Reductions in discretionary consumer spending could have an adverse effect on our business, financial condition, results of operations and prospects,” our business may be affected by reductions in consumer spending from time to time as a result of a number of factors which may be difficult to predict. This may result in decreased revenue levels, and we may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in income. This inability could cause our operating results in a given quarter to be higher or lower than expected. If actual results differ from our estimates, analysts may negatively react and our stock price could be materially impacted.

We have a new business model, which makes it difficult for us to forecast our financial results, creates uncertainty as to how investors will evaluate our prospects, and increases the risk that we will not be successful.

DraftKings was incorporated in 2011 and began operating the DFS product offering in 2012. DraftKings expanded from its DFS product offering to include Sportsbook and iGaming product offerings in 2018. Following the consummation of the Business Combination, we have a new business model and new offerings, including a sports betting technology platform. Accordingly, it will be difficult for us to forecast our future financial results, and it will be uncertain how our new business model will affect investors’ perceptions and expectations, which can be idiosyncratic and vary widely, with respect to our prospects. Additionally, following the Business Combination, we are the only vertically integrated U.S.-based sports betting and online gaming company and it may be difficult for investors to evaluate our business due to the lack of similarly situated competitors. Furthermore, our new business model may not be successful. Consequently, you should not rely upon DraftKings’ and SBT’s past quarterly financial results as indicators of our future financial performance, and our financial results and stock price may be negatively affected.

DraftKings has a history of losses and we may continue to incur losses in the future.

Since DraftKings was incorporated in 2011, it has experienced net losses and negative cash flows from operations. DraftKings experienced net losses of $143 million, $76 million and $76 million in the years ended December 31, 2019, 2018 and 2017, respectively. We may continue to experience losses in the future, and we cannot assure you that we will achieve profitability. We may continue to incur significant losses in future periods. We expect our operating expenses to increase in the future as we expand our operations. Furthermore, as a public company, we will incur additional legal, accounting and other expenses that DraftKings did not incur as a private company. If our revenue does not grow at a greater rate than our expenses, we will not be able to achieve or maintain profitability. We may incur significant losses in the future for many reasons, including the other risks and uncertainties described in this prospectus. Additionally, we may encounter unforeseen expenses, operating delays, or other unknown factors that may result in losses in future periods. If our expenses exceed our revenue, our business may be negatively impacted and we may never achieve or maintain profitability.

Our results of operations may fluctuate due to seasonality and other factors and, therefore, our periodic operating results will not be guarantees of future performance.

Our DFS and Sportsbook operations may fluctuate due to seasonal trends and other factors. We believe that significant sporting events such as the playoffs and championship games, tend to impact, among other things, revenues from operations, key metrics and customer activity, and as such, DraftKings’ historical revenues generally have been highest in the fourth quarter. A majority of our current sports betting and DFS revenue is and will continue to be generated from bets placed on, or contests relating to, the National Football League and the National Basketball Association, each of which have their own respective off-seasons, which may cause decreases in our future revenues during such periods. Our revenues may also be affected by the scheduling of major sporting events that do not occur annually, such as the World Cup, or the cancellation or postponement of sporting events and races. In addition, certain individuals or teams advancing or failing to advance and their scores and other results within specific tournaments, games or events may impact our financial performance.

The success, including win or hold rates, of existing or future sports betting and iGaming products depends on a variety of factors and is not completely controlled by us.

The sports betting and iGaming industries are characterized by an element of chance. Accordingly, we employ theoretical win rates to estimate what a certain type of sports bet or iGame, on average, will win or lose in the long run. Net win is impacted by variations in the hold percentage (the ratio of net win to total amount wagered), or actual outcome, on our iGames and sports betting we offer to our users. We use the hold percentage as an indicator of an iGame’s or sports bet’s performance against its expected outcome. Although each iGame or sports bet generally performs within a defined statistical range of outcomes, actual outcomes may vary for any given period. In addition to the element of chance, win rates (hold percentages) may also (depending on the game involved) be affected by the spread of limits and factors that are beyond our control, such as a user’s skill, experience and behavior, the mix of games played, the financial resources of users, the volume of bets placed and the amount of time spent gambling. As a result of the variability in these factors, the actual win rates on our online iGames and sports bets may differ from the theoretical win rates we have estimated and could result in the winnings of our iGame’s or sports bet’s users exceeding those anticipated. The variability of win rates (hold rates) also have the potential to negatively impact our financial condition, results of operations, and cash flows.

Our success also depends in part on our ability to anticipate and satisfy user preferences in a timely manner. As we will operate in a dynamic environment characterized by rapidly changing industry and legal standards, our products will be subject to changing consumer preferences that cannot be predicted with certainty. We will need to continually introduce new offerings and identify future product offerings that complement our existing platforms, respond to our users’ needs and improve and enhance our existing platforms to maintain or increase our user engagement and growth of our business. We may not be able to compete effectively unless our product selection keeps up with trends in the digital sports entertainment and gaming industries in which we compete, or trends in new gaming products.

We rely on information technology and other systems and platforms, and any failures, errors, defects or disruptions in our systems or platforms could diminish our brand and reputation, subject us to liability, disrupt our business, affect our ability to scale our technical infrastructure and adversely affect our operating results and growth prospects. Our games and other software applications and systems, and the third-party platforms upon which they are made available could contain undetected errors.

Our technology infrastructure is critical to the performance of our platform and offerings and to user satisfaction. We devote significant resources to network and data security to protect our systems and data. However, our systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could be harmful to our business. We cannot assure you that the measures we take to prevent or hinder cyber-attacks and protect our systems, data and user information and to prevent outages, data or information loss, fraud and to prevent or detect security breaches, including a disaster recovery strategy for server and equipment failure and back-office systems and the use of third parties for certain cybersecurity services, will provide absolute security. We have experienced, and we may in the future experience, website disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints. Such disruptions have not had a material impact on us; however, future disruptions from unauthorized access to, fraudulent manipulation of, or tampering with our computer systems and technological infrastructure, or those of third parties, could result in a wide range of negative outcomes, each of which could materially adversely affect our business, financial condition, results of operations and prospects.

Additionally, our products may contain errors, bugs, flaws or corrupted data, and these defects may only become apparent after their launch. If a particular product offering is unavailable when users attempt to access it or navigation through our platforms is slower than they expect, users may be unable to place their bets or set their line-ups in time and may be less likely to return to our platforms as often, if at all. Furthermore, programming errors, defects and data corruption could disrupt our operations, adversely affect the experience of our users, harm our reputation, cause our users to stop utilizing our platforms, divert our resources and delay market acceptance of our offerings, any of which could result in legal liability to us or harm our business, financial condition, results of operations and prospects.

If our user base and engagement continue to grow, and the amount and types of offerings continue to grow and evolve, we will need an increasing amount of technical infrastructure, including network capacity and computing power, to continue to satisfy our users’ needs. Such infrastructure expansion may be complex, and unanticipated delays in completing these projects or availability of components may lead to increased project costs, operational inefficiencies, or interruptions in the delivery or degradation of the quality of our offerings. In addition, there may be issues related to this infrastructure that are not identified during the testing phases of design and implementation, which may only become evident after we have started to fully use the underlying equipment or software, that could further degrade the user experience or increase our costs. As such, we could fail to continue to effectively scale and grow our technical infrastructure to accommodate increased demands. In addition, our business may be subject to interruptions, delays or failures resulting from adverse weather conditions, other natural disasters, power loss, terrorism, cyber-attacks, public health emergencies (such as the coronavirus) or other catastrophic events.

We believe that if our users have a negative experience with our offerings, or if our brand or reputation is negatively affected, users may be less inclined to continue or resume utilizing our products or recommend our platform to other potential users. As such, a failure or significant interruption in our service would harm our reputation, business and operating results.

Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, disruption of our operations and the services we provide to users, damage to our reputation, and a loss of confidence in our products and services, which could adversely affect our business.

The secure maintenance and transmission of user information is a critical element of our operations. Our information technology and other systems that maintain and transmit user information, or those of service providers, business partners or employee information may be compromised by a malicious third-party penetration of our network security, or that of a third-party service provider or business partner, or impacted by intentional or unintentional actions or inactions by our employees, or those of a third-party service provider or business partner. As a result, our users’ information may be lost, disclosed, accessed or taken without our guests’ consent. We have experienced cyber-attacks, attempts to breach our systems and other similar incidents in the past. For example, we have been and expect that we will continue to be subject to attempts to gain unauthorized access to or through our information systems or those we develop for our customers, whether by our employees or third parties, including cyber-attacks by computer programmers and hackers who may develop and deploy viruses, worms or other malicious software programs. To date these attacks have not had a material impact on our operations or financial results, but we cannot provide assurance that they will not have a material impact in the future.

We rely on encryption and authentication technology licensed from third parties in an effort to securely transmit confidential and sensitive information, including credit card numbers. Advances in computer capabilities, new technological discoveries or other developments may result in the whole or partial failure of this technology to protect transaction data or other confidential and sensitive information from being breached or compromised. In addition, websites are often attacked through compromised credentials, including those obtained through phishing and credential stuffing. Our security measures, and those of our third-party service providers, may not detect or prevent all attempts to breach our systems, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in or transmitted by our websites, networks and systems or that we or such third parties otherwise maintain, including payment card systems, which may subject us to fines or higher transaction fees or limit or terminate our access to certain payment methods. We and such third parties may not anticipate or prevent all types of attacks until after they have already been launched. Further, techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers.

In addition, security breaches can also occur as a result of non-technical issues, including intentional or inadvertent breaches by our employees or by third parties. These risks may increase over time as the complexity and number of technical systems and applications we use also increases. Breaches of our security measures or those of our third-party service providers or cybersecurity incidents could result in unauthorized access to our sites, networks and systems; unauthorized access to and misappropriation of user information, including users’ personally identifiable information, or other confidential or proprietary information of ourselves or third parties; viruses, worms, spyware or other malware being served from our sites, networks or systems; deletion or modification of content or the display of unauthorized content on our sites; interruption, disruption or malfunction of operations; costs relating to breach remediation, deployment of additional personnel and protection technologies, response to governmental investigations and media inquiries and coverage; engagement of third-party experts and consultants; litigation, regulatory action and other potential liabilities. In the past, we have experienced social engineering, phishing, malware and similar attacks and threats of denial-of-service attacks, none of which to date has been material to our business; however, such attacks could in the future have a material adverse effect on our operations. If any of these breaches of security should occur and be material, our reputation and brand could be damaged, our business may suffer, we could be required to expend significant capital and other resources to alleviate problems caused by such breaches, and we could be exposed to a risk of loss, litigation or regulatory action and possible liability. We cannot guarantee that recovery protocols and backup systems will be sufficient to prevent data loss. Actual or anticipated attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants.

In addition, any party who is able to illicitly obtain a user’s password could access the user’s transaction data or personal information, resulting in the perception that our systems are insecure. Any compromise or breach of our security measures, or those of our third-party service providers, could violate applicable privacy, data protection, data security, network and information systems security and other laws and cause significant legal and financial exposure, adverse publicity and a loss of confidence in our security measures, which could have a material adverse effect on our business, financial condition, results of operations and prospects. We continue to devote significant resources to protect against security breaches or we may need to in the future to address problems caused by breaches, including notifying affected subscribers and responding to any resulting litigation, which in turn, diverts resources from the growth and expansion of our business.

We rely on Amazon Web Services to deliver our offerings to users on our platform, and any disruption of or interference with our use of Amazon Web Services could adversely affect our business, financial condition, results of operations and prospects.

We currently host our sports betting, iGaming and daily fantasy sports platforms and support our operations using Amazon Web Services (“AWS”), a third-party provider of cloud infrastructure services, along with other service providers previously used by SBT. We do not, and will not, have control over the operations of the facilities or infrastructure of the third-party service providers that we use. Such third parties’ facilities are vulnerable to damage or interruption from natural disasters, cybersecurity attacks, terrorist attacks, power outages and similar events or acts of misconduct. Our platform’s continuing and uninterrupted performance will be critical to our success. We have experienced, and we expect that in the future we will experience, interruptions, delays and outages in service and availability from these third-party service providers from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions and capacity constraints. In addition, any changes in these third parties’ service levels may adversely affect our ability to meet the requirements of our users. Since our platform’s continuing and uninterrupted performance is critical to our success, sustained or repeated system failures would reduce the attractiveness of our offerings. It may become increasingly difficult to maintain and improve our performance, especially during peak usage times, as we expand and the usage of our offerings increases. Any negative publicity arising from these disruptions could harm our reputation and brand and may adversely affect the usage of our offerings.

Our commercial agreement with AWS will remain in effect until terminated by AWS or us. AWS may only terminate the agreement for convenience after complying with the contractual 30 day prior notice requirement, except for extraordinary circumstances as laid out in AWS standard terms. AWS may also terminate the agreement for cause upon a breach of the agreement or for failure to pay amounts due, in each case, subject to AWS providing prior written notice and a 30-day cure period. In the event that our agreement with AWS is terminated or we add additional cloud infrastructure service providers, such as the one currently used by SBT, we may experience significant costs or downtime in connection with the transfer to, or the addition of, new cloud infrastructure service providers. Although alternative providers could host our platform on a substantially similar basis to AWS, transitioning the cloud infrastructure currently hosted by AWS to alternative providers could potentially be disruptive and we could incur significant one-time costs.

Any of the above circumstances or events may harm our reputation and brand, reduce the availability or usage of our platform, lead to a significant loss of revenue, increase our costs and impair our ability to attract new users, any of which could adversely affect our business, financial condition and results of operations.

We rely on third-party providers to validate the identity and identify the location of our users, and if such providers fail to perform adequately, provide accurate information or we do not maintain business relationships with them, our business, financial condition and results of operations could be adversely affected.

There is no guarantee that the third-party geolocation and identity verification systems that we rely on will perform adequately, or be effective. We rely on our geolocation and identity verification systems to ensure we are in compliance with certain laws and regulations, and any service disruption to those systems would prohibit us from operating our platform, and would adversely affect our business. Additionally, incorrect or misleading geolocation and identity verification data with respect to current or potential users received from third-party service providers may result in us inadvertently allowing access to our offerings to individuals who should not be permitted to access them, or otherwise inadvertently deny access to individuals who should be able to access our offerings, in each case based on inaccurate identity or geographic location determination. Our third-party geolocation services provider relies on its ability to obtain information necessary to determine geolocation from mobile devices, operating systems, and other sources. Changes, disruptions or temporary or permanent failure to access such sources by our third-party services providers may result in their inability to accurately determine the location of our users. Moreover, our inability to maintain our existing contracts with third-party services providers, or to replace them with equivalent third parties, may result in our inability to access geolocation and identity verification data necessary for our day-to-day operations. If any of these risks materializes, we may be subject to disciplinary action, fines, lawsuits, and our business, financial condition and results of operations could be adversely affected.

Our platform contains third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could restrict our ability to provide our offerings.

Our platform contains software modules licensed to us by third-party authors under “open source” licenses. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. In addition, the public availability of such software may make it easier for others to compromise our platform.

Some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use, or grant other licenses to our intellectual property. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all of our software.

Although we monitor our use of open source software to avoid subjecting our platform to conditions we do not intend, the terms of many open source licenses have not been interpreted by U.S. or foreign courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our platform. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their solutions. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software. Moreover, we cannot assure you that our processes for controlling our use of open source software in our platform will be effective. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing our offerings on terms that are not economically feasible, to re-engineer our platform, to discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, financial condition and results of operations.

We rely on third-party payment processors to process deposits and withdrawals made by our users into the platform, and if we cannot manage our relationships with such third parties and other payment-related risks, our business, financial condition and results of operations could be adversely affected.

We rely on a limited number of third-party payment processors to process deposits and withdrawals made by our users into our platform. If any of our third-party payment processors terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate payment processor, and may not be able to secure similar terms or replace such payment processor in an acceptable time frame. Further, the software and services provided by our third-party payment processors may not meet our expectations, contain errors or vulnerabilities, be compromised or experience outages. Any of these risks could cause us to lose our ability to accept online payments or other payment transactions or make timely payments to users on our platform, any of which could make our platform less trustworthy and convenient and adversely affect our ability to attract and retain our users.

Nearly all of our payments are made by credit card, debit card or through other third-party payment services, which subjects us to certain regulations and to the risk of fraud. We may in the future offer new payment options to users that may be subject to additional regulations and risks. We are also subject to a number of other laws and regulations relating to the payments we accept from our users, including with respect to money laundering, money transfers, privacy and information security. If we fail to comply with applicable rules and regulations, we may be subject to civil or criminal penalties, fines and/or higher transaction fees and may lose our ability to accept online payments or other payment card transactions, which could make our offerings less convenient and attractive to our users. If any of these events were to occur, our business, financial condition and results of operations could be adversely affected.

For example, if we are deemed to be a money transmitter as defined by applicable regulation, we could be subject to certain laws, rules and regulations enforced by multiple authorities and governing bodies in the United States and numerous state and local agencies who may define money transmitter differently. For example, certain states may have a more expansive view of who qualifies as a money transmitter. Additionally, outside of the United States, we could be subject to additional laws, rules and regulations related to the provision of payments and financial services, and if we expand into new jurisdictions, the foreign regulations and regulators governing our business that we are subject to will expand as well. If we are found to be a money transmitter under any applicable regulation and we are not in compliance with such regulations, we may be subject to fines or other penalties in one or more jurisdictions levied by federal or state or local regulators, including state Attorneys General, as well as those levied by foreign regulators. In addition to fines, penalties for failing to comply with applicable rules and regulations could include criminal and civil proceedings, forfeiture of significant assets or other enforcement actions. We could also be required to make changes to our business practices or compliance programs as a result of regulatory scrutiny.

Additionally, our payment processors require us to comply with payment card network operating rules, which are set and interpreted by the payment card networks. The payment card networks could adopt new operating rules or interpret or reinterpret existing rules in ways that might prohibit us from providing certain offerings to some users, be costly to implement or difficult to follow. We have agreed to reimburse our payment processors for fines they are assessed by payment card networks if we or the users on our platform violate these rules. Any of the foregoing risks could adversely affect our business, financial condition and results of operations.

We rely on other third-party sports data providers for real-time and accurate data for sporting events, and if such third parties do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition and results of operations could be adversely affected.

We rely on third-party sports data providers such as SportRadar and BetGenius to obtain accurate information regarding schedules, results, performance and outcomes of sporting events. We rely on this data to determine when and how bets are settled or how users rank in their fantasy contests. We have experienced, and may continue to experience, errors in this data feed which may result in us incorrectly settling bets or ranking users in their contests. If we cannot adequately resolve the issue with our users, our users may have a negative experience with our offerings, our brand or reputation may be negatively affected and our users may be less inclined to continue or resume utilizing our products or recommend our platform to other potential users. As such, a failure or significant interruption in our service would harm our reputation, business and operating results.

Furthermore, if any of our sports data partners terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate provider, and may not be able to secure similar terms or replace such providers in an acceptable time frame. Any of these risks could increase our costs and adversely affect our business, financial condition and results of operations. Further, any negative publicity related to any of our third-party partners, including any publicity related to regulatory concerns, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.

We rely on other third-party service providers and if such third parties do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition and results of operations could be adversely affected.

Our success depends in part on our relationships with other third-party service providers. For example, we rely on third parties for content delivery, load balancing and protection against distributed denial-of-service attacks. If those providers do not perform adequately, our users may experience issues or interruptions with their experiences. Furthermore, if any of our partners terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate provider, and may not be able to secure similar terms or replace such providers in an acceptable time frame. We also rely on other software and services supplied by third parties, such as communications and internal software, and our business may be adversely affected to the extent such software and services do not meet our expectations, contain errors or vulnerabilities, are compromised or experience outages. Any of these risks could increase our costs and adversely affect our business, financial condition and results of operations. Further, any negative publicity related to any of our third-party partners, including any publicity related to regulatory concerns, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.

We incorporate technology from third parties into our platform. We cannot be certain that our licensors are not infringing the intellectual property rights of others or that the suppliers and licensors have sufficient rights to the technology in all jurisdictions in which we may operate. Some of our license agreements may be terminated by our licensors for convenience. If we are unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against our suppliers and licensors or against us, or if we are unable to continue to obtain the technology or enter into new agreements on commercially reasonable terms, our ability to develop our platform containing that technology could be severely limited and our business could be harmed. Additionally, if we are unable to obtain necessary technology from third parties, we may be forced to acquire or develop alternate technology, which may require significant time and effort and may be of lower quality or performance standards. This would limit and delay our ability to provide new or competitive offerings and increase our costs. If alternate technology cannot be obtained or developed, we may not be able to offer certain functionality as part of our offerings, which could adversely affect our business, financial condition and results of operations.

If we fail to detect fraud or theft, including by our users and employees, our reputation may suffer which could harm our brand and reputation and negatively impact our business, financial condition and results of operations and can subject us to investigations and litigation.

We have in the past incurred, and may in the future incur, losses from various types of financial fraud, including use of stolen or fraudulent credit card data, claims of unauthorized payments by a user and attempted payments by users with insufficient funds. Bad actors use increasingly sophisticated methods to engage in illegal activities involving personal information, such as unauthorized use of another person’s identity, account information or payment information and unauthorized acquisition or use of credit or debit card details, bank account information and mobile phone numbers and accounts. Under current credit card practices, we may be liable for use of funds on our platform with fraudulent credit card data, even if the associated financial institution approved the credit card transaction.

Acts of fraud may involve various tactics, including collusion. Successful exploitation of our systems could have negative effects on our product offerings, services and user experience and could harm our reputation. Failure to discover such acts or schemes in a timely manner could result in harm to our operations. In addition, negative publicity related to such schemes could have an adverse effect on our reputation, potentially causing a material adverse effect on our business, financial condition, results of operations and prospects. In the event of the occurrence of any such issues with our existing platform or product offerings, substantial engineering and marketing resources and management attention, may be diverted from other projects to correct these issues, which may delay other projects and the achievement of our strategic objectives.

In addition, any misappropriation of, or access to, users’ or other proprietary information or other breach of our information security could result in legal claims or legal proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, including for failure to protect personal information or for misusing personal information, which could disrupt our operations, force us to modify our business practices, damage our reputation and expose us to claims from our users, regulators, employees and other persons, any of which could have an adverse effect on our business, financial condition, results of operations and prospects.

Despite measures we have taken to detect and reduce the occurrence of fraudulent or other malicious activity on our platform, we cannot guarantee that any of our measures will be effective or will scale efficiently with our business. Our failure to adequately detect or prevent fraudulent transactions could harm our reputation or brand, result in litigation or regulatory action and lead to expenses that could adversely affect our business, financial condition and results of operations.

If Internet and other technology-based service providers experience service interruptions, our ability to conduct our business may be impaired and our business, financial condition and results of operations could be adversely affected.

A substantial portion of our network infrastructure is provided by third parties, including Internet service providers and other technology-based service providers. See “— We rely on Amazon Web Services to deliver our offerings to users on our platform and any disruption of or interference with our use of Amazon Web Services could adversely affect our business, financial condition, results of operations and prospects.” We require technology-based service providers to implement cyber-attack-resilient systems and processes. However, if Internet service providers experience service interruptions, including because of cyber-attacks, or due to an event causing an unusually high volume of Internet use (such as a pandemic or public health emergency), communications over the Internet may be interrupted and impair our ability to conduct our business. Internet service providers and other technology-based service providers may in the future roll out upgraded or new mobile or other telecommunications services, such as 5G or 6G services, which may not be successful and thus may impact the ability of our users to access our platform or offerings in a timely fashion or at all. In addition, our ability to process e-commerce transactions depends on bank processing and credit card systems. To prepare for system problems, we continuously seek to strengthen and enhance our current facilities and the capabilities of our system infrastructure and support. Nevertheless, there can be no assurance that the Internet infrastructure or our own network systems will continue to be able to meet the demand placed on us by the continued growth of the Internet, the overall online gaming industry and our users. Any difficulties these providers face, including the potential of certain network traffic receiving priority over other traffic (i.e., lack of net neutrality), may adversely affect our business, and we exercise little control over these providers, which increases our vulnerability to problems with the services they provide. Any system failure as a result of reliance on third parties, such as network, software or hardware failure, including as a result of cyber-attacks, which causes a loss of our users’ property or personal information or a delay or interruption in our online services and products and e-commerce services, including our ability to handle existing or increased traffic, could result in a loss of anticipated revenue, interruptions to our platform and offerings, cause us to incur significant legal, remediation and notification costs, degrade the customer experience and cause users to lose confidence in our offerings, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We rely on strategic relationships with casinos, tribes and horse-tracks in order to be able to offer our products in certain jurisdictions. If we cannot establish and manage such relationships with such partners, our business, financial condition and results of operations could be adversely affected.

Under some states’ sports betting laws, online sports betting is limited to a finite number of retail operators, such as casinos, tribes or tracks, who own a “skin” or “skins” under that state’s law. A “skin” is a legally-authorized license from a state to offer online sports betting services provided by a casino. The “skin” provides a market access opportunity for mobile operators to operate in the jurisdiction pending licensure and other required approvals by the state’s regulator. The entities that control those “skins’, and the numbers of  “skins” available, are typically determined by a state’s sports betting law. In most of the jurisdictions in which we offer sports betting and iGaming, we currently rely on a casino, tribe or track in order to get a “skin.” These “skins” are what allows us to gain access to jurisdictions where online operators are required to have a retail relationship. If we cannot establish, renew or manage our relationships, our relationships could terminate and we would not be allowed to operate in those jurisdictions until we enter into new ones. As a result, our business, financial condition and results of operations could be adversely affected.

Our growth will depend, in part, on the success of our strategic relationships with third parties. Overreliance on certain third parties, or our inability to extend existing relationships or agree to new relationships may cause unanticipated costs for us and impact our financial performance in the future.

We rely on relationships with sports leagues and teams, professional athletes and athlete organizations, advertisers, casinos and other third parties in order to attract users to our platform. These relationships along with providers of online services, search engines, social media, directories and other websites and ecommerce businesses direct consumers to our platform. In addition, many of the parties with whom we have advertising arrangements provide advertising services to other companies, including other fantasy sports and gaming platforms with whom we compete. While we believe there are other third parties that could drive users to our platform, adding or transitioning to them may disrupt our business and increase our costs. In the event that any of our existing relationships or our future relationships fails to provide services to us in accordance with the terms of our arrangement, or at all, and we are not able to find suitable alternatives, this could impact our ability to attract consumers cost effectively and harm our business, financial condition, results of operations and prospects.

Our growth prospects may suffer if we are unable to develop successful offerings or if we fail to pursue additional offerings. In addition, if we fail to make the right investment decisions in our offerings and technology platform, we may not attract and retain key users and our revenue and results of operations may decline.

DraftKings was founded in 2011 with a singular focus on the DFS industry and has primarily focused its efforts in the last eight years on growing the DFS product offering. DraftKings recently expanded its product offerings to include its Sportsbook and iGaming offerings. DraftKings has rapidly expanded and we anticipate expanding further as new product offerings mature and as we pursue our growth strategies.

The industries in which we operate are subject to rapid and frequent changes in standards, technologies, products and service offerings, as well as in customer demands and expectations and regulations. We must continuously make decisions regarding which offerings and technology to invest in to meet customer demand in compliance with evolving industry standards and regulatory requirements and must continually introduce and successfully market new and innovative technologies, offerings and enhancements to remain competitive and effectively stimulate customer demand, acceptance and engagement. Our ability to engage, retain, and increase our user base and to increase our revenue will depend heavily on our ability to successfully create new offerings, both independently and together with third parties. We may introduce significant changes to our existing platforms and offerings or develop and introduce new and unproven products, with which we have little or no prior development or operating experience. The process of developing new offerings and systems is inherently complex and uncertain, and new offerings may not be well received by users, even if well-reviewed and of high quality. If we are unable to develop technology and products that address users’ needs or enhance and improve our existing platforms and offerings in a timely manner, that could have a material adverse effect on our business, financial condition, results of operations and prospects.

Although we intend to continue investing in our research and development efforts, if new or enhanced offerings fail to engage our users or partners, we may fail to attract or retain users or to generate sufficient revenue, operating margin, or other value to justify our investments, any of which may seriously harm our business. In addition, management may not properly ascertain or assess the risks of new initiatives, and subsequent events may alter the risks that were evaluated at the time we decided to execute any new initiative. Creating additional offerings can also divert our management’s attention from other business issues and opportunities. Even if our new offerings attain market acceptance, those new offerings could exploit the market share of our existing product offerings or share of our users’ wallets in a manner that could negatively impact their ecosystem. Furthermore, such expansion of our business increases the complexity of our business and places a significant strain on our management, operations, technical systems and financial resources and we may not recover the often-substantial up-front costs of developing and marketing new offerings, or recover the opportunity cost of diverting management and financial resources away from other offerings. In the event of continued growth of our operations, products or in the number of third-party relationships, we may not have adequate resources, operationally, technologically or otherwise to support such growth and the quality of our platforms, offerings or our relationships with third parties could suffer. In addition, failure to effectively identify, pursue and execute new business initiatives, or to efficiently adapt our processes and infrastructure to meet the needs of our innovations, may adversely affect our business, financial condition, results of operations and prospects.

Any new offerings may also require our users to utilize new skills to use our platform. This could create a lag in adoption of new offerings and new user additions related to any new offerings. To date, new offerings and enhancements on our existing platforms have not hindered our user growth or engagement, but that may be the result of a large portion of our user base being in a younger demographic and more willing to invest the time to learn to use our products most effectively. To the extent that future users, including those in older demographics, are less willing to invest the time to learn to use our products, and if we are unable to make our products easier to learn to use, our user growth or engagement could be affected, and our business could be harmed. We may develop new products that increase user engagement and costs without increasing revenue.

Additionally, we may make bad or unprofitable decisions regarding these investments. If new or existing competitors offer more attractive offerings, we may lose users or users may decrease their spending on our platforms. New customer demands, superior competitive offerings, new industry standards or changes in the regulatory environment could render our existing offerings unattractive, unmarketable or obsolete and require us to make substantial unanticipated changes to our platforms or business model. Our failure to adapt to a rapidly changing market or evolving customer demands could harm our business, financial condition, results of operations and prospects.

Our growth will depend on our ability to attract and retain users, and the loss of our users, failure to attract new users in a cost-effective manner, or failure to effectively manage our growth could adversely affect our business, financial condition, results of operations and prospects.

Our ability to achieve growth in revenue in the future will depend, in large part, upon our ability to attract new users to our offerings, retain existing users of our offerings and reactivate users in a cost-effective manner. Achieving growth in our community of users may require us to increasingly engage in sophisticated and costly sales and marketing efforts, which may not make sense in terms of return on investment. We expect to use a variety of free and paid marketing channels, in combination with compelling offers and exciting games to achieve our objectives. For paid marketing, we intend to leverage a broad array of advertising channels, including television, radio, social media platforms, such as Facebook, Instagram, Twitter and Snap, affiliates and paid and organic search, and other digital channels, such as mobile display. If the search engines on which we rely modify their algorithms, change their terms around gaming, or if the prices at which we may purchase listings increase, then our costs could increase, and fewer users may click through to our website. If links to our website are not displayed prominently in online search results, if fewer users click through to our website, if our other digital marketing campaigns are not effective, of it the costs of attracting users using any of our current methods significantly increase, then our ability to efficiently attract new users could be reduced, our revenue could decline and our business, financial condition and results of operations could be harmed.

In addition, our ability to increase the number of users of our offerings will depend on continued user adoption of DFS, Sportsbook and iGaming. Growth in the DFS, Sportsbook and iGaming industries and the level of demand for and market acceptance of our product offerings will be subject to a high degree of uncertainty. We cannot assure that consumer adoption of our product offerings will continue or exceed current growth rates, or that the industry will achieve more widespread acceptance.

Additionally, as technological or regulatory standards change and we modify our platform to comply with those standards, we may need users to take certain actions to continue playing, such as performing age verification checks or accepting new terms and conditions. Users may stop using our product offerings at any time, including if the quality of the user experience on our platform, including our support capabilities in the event of a problem, does not meet their expectations or keep pace with the quality of the customer experience generally offered by competitive offerings.

Our core values of focusing on our users first and acting for the long term may conflict with the short-term interests of our business.

One of our operating principles is to put our users first, which we believe is essential to our success and serves the best, long-term interests of our company and our stakeholders. Therefore, we have made in the past and we may make in the future, certain investments or changes in strategy that we think will benefit our users, even if our decision negatively impacts our operating results in the short term.

Our business model depends upon the continued compatibility between our app and the major mobile operating systems and upon third-party platforms for the distribution of our product offerings. If Google Play or the Apple App Store prevent users from downloading our apps or block advertising from being delivered to our users, our ability to grow our revenue, profitability and prospects may be adversely affected.

The substantial majority of our users access our DFS, Sportsbook and iGaming product offerings primarily on mobile devices, and we believe that this will continue to be increasingly important to our long-term success. Our business model depends upon the continued compatibility between our app and the major mobile operating systems. Third parties with whom we do not have any formal relationships control the design of mobile devices and operating systems. These parties frequently introduce new devices, and from time to time they may introduce new operating systems or modify existing ones. Network carriers may also impact the ability to download apps or access specified content on mobile devices.

In addition, we rely upon third-party platforms for distribution of our product offerings. The DFS product offering is delivered as a free application through both the Apple App Store and the Google Play Store and is also accessible via mobile and traditional websites. The Sportsbook and iGaming product offerings are primarily distributed through the Apple App Store and a traditional website. The Google Play store and Apple App Store are global application distribution platforms and the main distribution channels for our app. As such, the promotion, distribution and operation of our app are subject to the respective distribution platforms’ standard terms and policies for application developers, which are very broad and subject to frequent changes and interpretation. Furthermore, the distribution platforms may not enforce their standard terms and policies for application developers consistently and uniformly across all applications and with all publishers.

There is no guarantee that popular mobile devices will start or continue to support or feature our product offerings, or that mobile device users will continue to use our product offerings rather than competing products. We are dependent on the interoperability of our platforms with popular mobile operating systems, technologies, networks and standards that we do not control, such as the Android and iOS operating systems, and any changes, bugs, technical or regulatory issues in such systems, our relationships with mobile manufacturers and carriers, or in their terms of service or policies that degrade our offerings’ functionality, reduce or eliminate our ability to distribute our offerings, give preferential treatment to competitive products, limit our ability to deliver high quality offerings, or impose fees or other charges related to delivering our offerings, could adversely affect our product usage and monetization on mobile devices.

Moreover, our products require high-bandwidth data capabilities in order to place time-sensitive bets. If the growth of high-bandwidth capabilities, particularly for mobile devices, is slower than we expect, our user growth, retention, and engagement may be seriously harmed. Additionally, to deliver high-quality content over mobile cellular networks, our product offerings must work well with a range of mobile technologies, systems, networks, regulations, and standards that we do not control. In particular, any future changes to the iOS or Android operating systems may impact the accessibility, speed, functionality, and other performance aspects of our platforms, which issues are likely to occur in the future from time to time. In addition, the adoption of any laws or regulations that adversely affect the growth, popularity, or use of the Internet, including laws governing Internet neutrality, could decrease the demand for our products and increase our cost of doing business. Specifically, any laws that would allow mobile providers in the United States to impede access to content, or otherwise discriminate against content providers like us, such as providing for faster or better access to our competitors, over their data networks, could have a material adverse effect on our business, financial condition, results of operations and prospects.

Furthermore, we may not successfully cultivate relationships with key industry participants or develop product offerings that operate effectively with these technologies, systems, networks, regulations, or standards. If it becomes more difficult for our users to access and use our platform on their mobile devices, if our users choose not to access or use our platform on their mobile devices, or if our users choose to use mobile products that do not offer access to our platform, our user growth, retention, and engagement could be seriously harmed.

In addition, if any of the third-party platforms used for distribution of our product offerings were to limit or disable advertising on their platforms, either because of technological constraints or because the owner of these distribution platforms wished to impair our ability to serve ads on them, our ability to generate revenue could be harmed. Also, technologies may be developed that can block the display of our ads. These changes could materially impact the way we do business, and if we or our advertising partners are unable to quickly and effectively adjust to those changes, there could be an adverse effect on our business, financial condition, results of operations or prospects.

We may require additional capital to support our growth plans, and such capital may not be available on terms acceptable to us, if at all. This could hamper our growth and adversely affect our business.

We intend to make significant investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new offerings and features or enhance our existing platform, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. Our ability to obtain additional capital, if and when required, will depend on our business plans, investor demand, our operating performance, capital markets conditions and other factors. If we raise additional funds by issuing equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our currently issued and outstanding equity or debt, and our existing shareholders may experience dilution. If we are unable to obtain additional capital when required, or on satisfactory terms, our ability to continue to support our business growth or to respond to business opportunities, challenges or unforeseen circumstances could be adversely affected, and our business may be harmed.

We may invest in or acquire other businesses, and our business may suffer if we are unable to successfully integrate acquired businesses into our company or otherwise manage the growth associated with multiple acquisitions.

As part of our business strategy, we have made, and we intend to continue to make, acquisitions as opportunities arise to add new or complementary businesses, products, brands or technologies. In some cases, the costs of such acquisitions may be substantial, including as a result of professional fees and due diligence efforts. There is no assurance that the time and resources expended on pursuing a particular acquisition will result in a completed transaction, or that any completed transaction will ultimately be successful. In addition, we may be unable to identify suitable acquisition or strategic investment opportunities, or may be unable to obtain any required financing or regulatory approvals, and therefore may be unable to complete such acquisitions or strategic investments on favorable terms, if at all. We may decide to pursue acquisitions with which our investors may not agree and we cannot assure investors that any acquisition or investment will be successful or otherwise provide a favorable return on investment. In addition, acquisitions and the integration thereof require significant time and resources and place significant demands on our management, as well as on our operational and financial infrastructure. In addition, if we fail to successfully close transactions or integrate new teams, or integrate the products and technologies associated with these acquisitions into our company, our business could be seriously harmed. Acquisitions may expose us to operational challenges and risks, including:

●	the ability to profitably manage acquired businesses or successfully integrate the acquired businesses’ operations, personnel, financial reporting, accounting and internal controls, technologies and products into our business;

●	increased indebtedness and the expense of integrating acquired businesses, including significant administrative, operational, economic, geographic or cultural challenges in managing and integrating the expanded or combined operations;
●	entry into jurisdictions or acquisition of products or technologies with which we have limited or no prior experience, and the potential of increased competition with new or existing competitors as a result of such acquisitions;
●	diversion of management’s attention and the over-extension of our operating infrastructure and our management systems, information technology systems, and internal controls and procedures, which may be inadequate to support growth;
●	the ability to fund our capital needs and any cash flow shortages that may occur if anticipated revenue is not realized or is delayed, whether by general economic or market conditions, or unforeseen internal difficulties; and
●	the ability to retain or hire qualified personnel required for expanded operations.
●	Our acquisition strategy may not succeed if we are unable to remain attractive to target companies or expeditiously close transactions. Issuing shares of Class A common stock to fund an acquisition would cause economic dilution to existing stockholders. If we develop a reputation for being a difficult acquirer or having an unfavorable work environment, or target companies view our Class A common stock unfavorably, we may be unable to consummate key acquisition transactions essential to our corporate strategy and our business may be seriously harmed.

We may invest or spend the proceeds of the Business Combination in ways with which the investors may not agree or in ways which may not yield a return.

Our management will have considerable discretion in the application of the net proceeds of the Business Combination, and our shareholders will not have the opportunity to approve how the proceeds are being used. If the net proceeds are used for corporate purposes that do not result in an increase to the value of our business, our stock price could decline.

We are party to pending litigation in various jurisdictions and with various plaintiffs and we may be subject to future litigation in the operation of our business. An adverse outcome in one or more proceedings could adversely affect our business.

In the past we have been party to, and we may in the future increasingly face the risk of, claims, lawsuits, and other proceedings involving competition and antitrust, intellectual property, privacy, consumer protection, accessibility claims, securities, tax, labor and employment, commercial disputes, services and other matters. See “Business — Legal Proceedings.” Litigation to defend us against claims by third parties, or to enforce any rights that we may have against third parties, may be necessary, which could result in substantial costs and diversion of our resources, causing a material adverse effect on our business, financial condition, results of operations and prospects.

Any litigation to which we are a party may result in an onerous or unfavorable judgment that may not be reversed upon appeal, or in payments of substantial monetary damages or fines, the posting of bonds requiring significant collateral, letters of credit or similar instruments, or we may decide to settle lawsuits on similarly unfavorable terms. These proceedings could also result in reputational harm, criminal sanctions, consent decrees or orders preventing us from offering certain products or requiring a change in our business practices in costly ways or requiring development of non-infringing or otherwise altered products or technologies. Litigation and other claims and regulatory proceedings against us could result in unexpected disciplinary actions, expenses and liabilities, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our business is subject to a variety of U.S. and foreign laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business. Any change in existing regulations or their interpretation, or the regulatory climate applicable to our products and services, or changes in tax rules and regulations or interpretation thereof related to our products and services, could adversely impact our ability to operate our business as currently conducted or as we seek to operate in the future, which could have a material adverse effect on our financial condition and results of operations.

We are generally subject to laws and regulations relating to fantasy sports, sports betting and iGaming in the jurisdictions in which we conduct our business or in some circumstances, of those jurisdictions in which we offer our services or those are available, as well as the general laws and regulations that apply to all e-commerce businesses, such as those related to privacy and personal information, tax and consumer protection. These laws and regulations vary from one jurisdiction to another and future legislative and regulatory action, court decisions or other governmental action, which may be affected by, among other things, political pressures, attitudes and climates, as well as personal biases, may have a material impact on our operations and financial results. In particular, some jurisdictions have introduced regulations attempting to restrict or prohibit online gaming, while others have taken the position that online gaming should be licensed and regulated and have adopted or are in the process of considering legislation and regulations to enable that to happen. Additionally some jurisdictions in which we may operate could presently be unregulated or partially regulated and therefore more susceptible to the enactment or change of laws and regulations.

We offer our DFS product offering in 22 states that have adopted legislation permitting online fantasy sports. In those states that currently require a license or registration, we have either obtained the appropriate license or registration, have obtained a provisional license, or are operating pursuant to a grandfathering clause that allows operation pending the availability of licensing applications and subsequent grant of a license. We also have three foreign licenses and operates under those licenses in eight countries.

We operate in 21 states and one country, Canada, that do not have fantasy sports-specific laws or regulations. In those jurisdictions, our business may be subject to future legislative and regulatory action, court decisions or other governmental action that could alter or eliminate our ability to operate. On February 6, 2020, a state intermediate appellate court in New York determined in a split decision that a law specifically authorizing paid fantasy sports contests in New York violated the New York constitution. This decision is currently stayed; however, if upheld, it could jeopardize our ability to operate our DFS offering in New York. In addition, in certain states in which DraftKings operates, including Texas and Florida, the applicable office of the Attorney General has issued an adverse legal opinion regarding DFS. In the event that one of those Attorneys General decides to take action on the opinion from their office, we may have to withdraw our operations from such state, which could have a material adverse effect on our business, financial condition and results of operations.

In May 2018, the U.S. Supreme Court struck down as unconstitutional the Professional and Amateur Sports Protection Act of 1992 (“PASPA”). This decision has the effect of lifting federal restrictions on sports betting and thus allows states to determine by themselves the legality of sports betting. Since the repeal of PASPA, several states (including Washington D.C.) have legalized online sports betting. To the extent new real money gaming or sports betting jurisdictions are established or expanded, we cannot guarantee that we will be successful in penetrating such new jurisdictions or expanding our business or user base in line with the growth of existing jurisdictions. If we are unable to effectively develop and operate directly or indirectly within these new jurisdictions or if our competitors are able to successfully penetrate geographic jurisdictions that we cannot access or where we face other restrictions, there could be a material adverse effect on our business, operating results and financial condition. Our failure to obtain or maintain the necessary regulatory approvals in jurisdictions, whether individually or collectively, would have a material adverse effect on our business. See “Business — Government Regulation.” To expand into new jurisdictions, we may need to be licensed and obtain approvals of our product offerings. This is a time-consuming process that can be extremely costly. Any delays in obtaining or difficulty in maintaining regulatory approvals needed for expansion within existing jurisdictions or into new jurisdictions can negatively affect our opportunities for growth, including the growth of our customer base, or delay our ability to recognize revenue from our offerings in any such jurisdictions.

Future legislative and regulatory action, and court decisions or other governmental action, may have a material impact on our operations and financial results. Governmental authorities could view us as having violated local laws, despite our efforts to obtain all applicable licenses or approvals. There is also a risk that civil and criminal proceedings, including class actions brought by or on behalf of prosecutors or public entities or incumbent monopoly providers, or private individuals, could be initiated against us, Internet service providers, credit card and other payment processors, advertisers and others involved in the DFS, sports betting and iGaming industries. Such potential proceedings could involve substantial litigation expense, penalties, fines, seizure of assets, injunctions or other restrictions being imposed upon us or our licensees or other business partners, while diverting the attention of key executives. Such proceedings could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as impact our reputation.

There can be no assurance that legally enforceable legislation will not be proposed and passed in jurisdictions relevant or potentially relevant to our business to prohibit, legislate or regulate various aspects of the DFS, iGaming and sports betting industries (or that existing laws in those jurisdictions will not be interpreted negatively). Compliance with any such legislation may have a material adverse effect on our business, financial condition and results of operations, either as a result of our determination that a jurisdiction should be blocked, or because a local license or approval may be costly for us or our business partners to obtain and/or such licenses or approvals may contain other commercially undesirable conditions.

Our growth prospects depend on the legal status of real-money gaming in various jurisdictions, predominantly within the United States, which is an initial area of focus, and legalization may not occur in as many states as we expect, or may occur at a slower pace than we anticipate. Additionally, even if jurisdictions legalize real money gaming, this may be accompanied by legislative or regulatory restrictions and/or taxes that make it impracticable or less attractive to operate in those jurisdictions, or the process of implementing regulations or securing the necessary licenses to operate in a particular jurisdiction may take longer than we anticipate, which could adversely affect our future results of operations and make it more difficult to meet our expectations for financial performance.

A number of states have legalized, or are currently considering legalizing, real money gaming, and our business, financial condition, results of operations and prospects are significantly dependent upon legalization of real money gaming. Our business plan is partially based upon the legalization of real money gaming for a specific percent of the population on a yearly basis and the legalization may not occur as we have anticipated. Additionally, if a large number of additional states or the federal government enact real money gaming legislation and we are unable to obtain, or are otherwise delayed in obtaining the necessary licenses to operate online sports betting or iGaming websites in U.S. jurisdictions where such games are legalized, our future growth in online sports betting and iGaming could be materially impaired.

As we enter into new jurisdictions, states or the federal government may legalize real money gaming in a manner that is unfavorable to us. As a result, we may encounter legal, regulatory and political challenges that are difficult or impossible to foresee and which could result in an unforeseen adverse impact on planned revenues or costs associated with the new opportunity. For example, certain states require us to have a relationship with a land-based, licensed casino for online Sportsbook access, which tends to increase our costs of revenue. States that have established state-run monopolies may limit opportunities for private sector participants like us. States also impose substantial tax rates on online sports betting and iGaming revenue, in addition to sales taxes in certain jurisdictions and a federal excise tax of 25 basis points on the amount of each wager. As most state product taxes apply to various measures of modified gross profit, tax rates, whether federal- or state-based, that are higher than we expect will make it more costly and less desirable for us to launch in a given jurisdiction, while tax increases in any of our existing jurisdictions may adversely impact our profitability.

Therefore, even in cases in which a jurisdiction purports to license and regulate DFS, sports betting or iGaming, the licensing and regulatory regimes can vary considerably in terms of their business-friendliness and at times may be intended to provide incumbent operators with advantages over new licensees. Therefore, some “liberalized” regulatory regimes are considerably more commercially attractive than others.

Failure to comply with regulatory requirements in a particular jurisdiction, or the failure to successfully obtain a license or permit applied for in a particular jurisdiction, could impact our ability to comply with licensing and regulatory requirements in other jurisdictions, or could cause the rejection of license applications or cancelation of existing licenses in other jurisdictions, or could cause financial institutions, online and mobile platforms, advertisers and distributors to stop providing services to us which we rely upon to receive payments from, or distribute amounts to, our users, or otherwise to deliver and promote our services.

Compliance with the various regulations applicable to fantasy sports and real money gaming is costly and time-consuming. Regulatory authorities at the non-U.S., U.S. federal, state and local levels have broad powers with respect to the regulation and licensing of fantasy sports and real money gaming operations and may revoke, suspend, condition or limit our fantasy sports or real money gaming licenses, impose substantial fines on us and take other actions, any one of which could have a material adverse effect on our business, financial condition, results of operations and prospects. These laws and regulations are dynamic and subject to potentially differing interpretations, and various legislative and regulatory bodies may expand current laws or regulations or enact new laws and regulations regarding these matters. We will strive to comply with all applicable laws and regulations relating to our business. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules. Non-compliance with any such law or regulations could expose us to claims, proceedings, litigation and investigations by private parties and regulatory authorities, as well as substantial fines and negative publicity, each of which may materially and adversely affect our business.

Any fantasy sports or real money gaming license could be revoked, suspended or conditioned at any time. The loss of a license in one jurisdiction could trigger the loss of a license or affect our eligibility for such a license in another jurisdiction, and any of such losses, or potential for such loss, could cause us to cease offering some or all of our offerings in the impacted jurisdictions. We may be unable to obtain or maintain all necessary registrations, licenses, permits or approvals, and could incur fines or experience delays related to the licensing process, which could adversely affect our operations. Our delay or failure to obtain or maintain licenses in any jurisdiction may prevent us from distributing our offerings, increasing our customer base and/or generating revenues. We cannot assure you that we will be able to obtain and maintain the licenses and related approvals necessary to conduct our DFS, Sportsbook and iGaming operations. Any failure to maintain or renew our existing licenses, registrations, permits or approvals could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our growth prospects and market potential will depend on our ability to obtain licenses to operate in a number of jurisdictions and if we fail to obtain such licenses our business, financial condition, results of operations and prospects could be impaired.

Our ability to grow our business will depend on our ability to obtain and maintain licenses to offer our product offerings in a large number of jurisdictions or in heavily populated jurisdictions. If we fail to obtain and maintain licenses in large jurisdictions or in a greater number of mid-market jurisdictions, this may prevent us from expanding the footprint of our product offerings, increasing our user base and/or generating revenues. We cannot be certain that we will be able to obtain and maintain licenses and related approvals necessary to conduct our DFS, Sportsbook and iGaming operations. Any failure to obtain and maintain licenses, registrations, permits or approvals could have a material adverse effect on our business, financial condition, results of operations and prospects.

We have been the subject of governmental investigations and inquiries with respect to the operation of our businesses and we could be subject to future governmental investigations and inquiries, legal proceedings and enforcement actions. Any such investigation, inquiry, proceeding or action, could adversely affect our business.

We have received formal and informal inquiries from time to time, from government authorities and regulators, including tax authorities and gaming regulators, regarding compliance with laws and other matters, and we may receive such inquiries in the future, particularly as we grow and expand our operations. Violation of existing or future regulations, regulatory orders or consent decrees could subject us to substantial monetary fines and other penalties that could negatively affect our financial condition and results of operations. In addition, it is possible that future orders issued by, or inquiries or enforcement actions initiated by, government or regulatory authorities could cause us to incur substantial costs, expose us to unanticipated liability or penalties, or require us to change our business practices in a manner materially adverse to our business.

Participation in the sports betting industry exposes us to trading, liability management and pricing risk. We may experience lower than expected profitability and potentially significant losses as a result of a failure to determine accurately the odds in relation to any particular event and/or any failure of its sports risk management processes.

Our fixed-odds betting products involve betting where winnings are paid on the basis of the stake placed and the odds quoted. Odds are determined with the objective of providing an average return to the bookmaker over a large number of events and therefore, over the long term, our gross win percentage has remained fairly constant. However, there can be significant variation in gross win percentage event-by-event and day-by-day. We have systems and controls that seek to reduce the risk of daily losses occurring on a gross-win basis, but there can be no assurance that these will be effective in reducing our exposure, and consequently our exposure to this risk in the future. As a result, in the short term, there is less certainty of generating a positive gross win, and we may experience (and we have from time to time experienced) significant losses with respect to individual events or betting outcomes, in particular if large individual bets are placed on an event or betting outcome or series of events or betting outcomes. Odds compilers and risk managers are capable of human error, thus even allowing for the fact that a number of betting products are subject to capped pay-outs, significant volatility can occur. In addition, it is possible that there may be such a high volume of trading during any particular period that even automated systems would be unable to address and eradicate all risks. Any significant losses on a gross-win basis could have a material adverse effect on our business, financial condition and results of operations. In addition, if a jurisdiction where we hold or wish to apply for a license imposes a high turnover tax for betting (as opposed to a gross-win tax), this too would impact profitability, particularly with high value/low margin bets, and likewise have a material adverse effect on our business.

Palpable (obvious) errors in Sportsbook odds making occasionally occur in the normal course of business, sometimes for large liabilities. While it is a worldwide standard business practice to void bets associated with palpable errors or to correct the odds, there is no guarantee regulators will approve voiding palpable errors moving forward in every case.

Our Sportsbook offers a huge spectrum of betting markets across dozens of sports, and the odds are set through a combination of algorithmic and manual odds making. Bet acceptance is also a combination of automatic and manual acceptance. In some cases, the odds offered on the website constitute an obvious error. Examples of such errors are inverted lines between teams, or odds that are significantly different from the true odds of the outcome in a way that all reasonable persons would agree is an error. It is commonplace virtually worldwide for operators to void bets associated with such palpable errors, and in most mature jurisdictions these bets can be voided without regulatory approval at operator discretion. In the U.S., it is unclear long term if state-by-state regulators will consistently approve voids or re-setting odds to correct odds on such bets. In some cases, we require regulatory approval to void palpable errors ahead of time. If regulators were to not allow voiding of bets associated with large obvious errors in odds making, we could be subject to covering significant liabilities.

We follow the industry practice of restricting and managing betting limits at the individual customer level based on individual customer profiles and risk level to the enterprise; however there is no guarantee that states will allow operators such as us to limit on the individual customer level.

Similar to a credit card company managing individual risk on the customer level through credit limits, it is customary for sports betting operators to manage customer betting limits at the individual level to manage enterprise risk levels. We believe this practice is beneficial overall, because if it were not possible, the betting options would be restricted globally and limits available to customers would be much lower to insulate overall risk due to the existence of a very small segment of highly sophisticated syndicates and algorithmic bettors, or bettors looking to take advantage of site errors and omissions. We believe virtually all operators balance taking reasonable action from all customers against the risk of individual customers significantly harming the business viability. We cannot assure you that all state legislation and regulators will always allow operators to execute limits at the individual customer level, or at their sole discretion.

Negative events or negative media coverage relating to, or a declining popularity of, daily fantasy sports, sports betting, the underlying sports or athletes, online sports betting or iGaming in particular, or other negative coverage may adversely impact our ability to retain or attract users, which could have an adverse impact on our business.

Public opinion can significantly influence our business. Unfavorable publicity regarding us, for example, our product changes, product quality, litigation, or regulatory activity, or regarding the actions of third parties with whom we have relationships or the underlying sports (including declining popularity of the sports or athletes) could seriously harm our reputation. In addition, a negative shift in the perception of sports betting and iGaming by the public or by politicians, lobbyists or others could affect future legislation of sports betting and iGaming, which could cause jurisdictions to abandon proposals to legalize sports betting and iGaming, thereby limiting the number of jurisdictions in which we can operate. Furthermore, illegal betting activity by athletes could result in negative publicity for our industry and could harm our brand reputation. Negative public perception could also lead to new restrictions on or to the prohibition of iGaming or sports betting in jurisdictions in which we currently operate. Such negative publicity could also adversely affect the size, demographics, engagement, and loyalty of our customer base and result in decreased revenue or slower user growth rates, which could seriously harm our business.

We may have difficulty accessing the service of banks, credit card issuers and payment processing services providers, which may make it difficult to sell our products and services.

Although financial institutions and payment processors are permitted to provide services to us and others in our industry, banks, credit card issuers and payment processing service providers may be hesitant to offer banking and payment processing services to real money gaming and fantasy sports businesses. Consequently, those businesses involved in our industry, including our own, may encounter difficulties in establishing and maintaining banking and payment processing relationships with a full scope of services and generating market rate interest. If we were unable to maintain our bank accounts or our users were unable to use their credit cards, bank accounts or e-wallets to make deposits and withdrawals from our platforms it would make it difficult for us to operate our business, increase our operating costs, and pose additional operational, logistical and security challenges which could result in an inability to implement our business plan.

The requirements of being a public company may strain our resources and divert management’s attention, and the increases in legal, accounting and compliance expenses may be greater than we anticipate.

We became a public company following the Closing of the Business Combination, and as such (and particularly after we are no longer an “emerging growth company”), have incurred, and will continue to incur, significant legal, accounting and other expenses that DraftKings and SBT did not incur as private companies. We are subject to the reporting requirements of the Exchange Act, and are required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the rules and regulations subsequently implemented by the SEC and the listing standards of The Nasdaq Stock Market, including changes in corporate governance practices and the establishment and maintenance of effective disclosure and financial controls. Compliance with these rules and regulations can be burdensome. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our historical legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to attract and retain qualified members of our Board as compared to DraftKings and SBT as private companies. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an “emerging growth company.” We will need to hire additional accounting and financial staff, and engage outside consultants, all with appropriate public company experience and technical accounting knowledge and maintain an internal audit function, which will increase our operating expenses. Moreover, we could incur additional compensation costs in the event that we decide to pay cash compensation closer to that of other public companies, which would increase our general and administrative expenses and could materially and adversely affect our profitability. We are evaluating these rules and regulations, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

As private companies, DraftKings and SBT were not required to document and test their internal controls over financial reporting nor has their management been required to certify the effectiveness of their internal controls and their auditors have not been required to opine on the effectiveness of their internal control over financial reporting. Failure to maintain adequate financial, information technology and management processes and controls could result in material weaknesses which could lead to errors in our financial reporting, which could adversely affect our business.

DraftKings and SBT were not required to document and test their internal controls over financial reporting nor was their management required to certify the effectiveness of their internal controls and their auditors were not required to opine on the effectiveness of their internal control over financial reporting. Similarly, as an “emerging growth company,” DEAC was exempt from the SEC’s internal control reporting requirements. We may lose our emerging growth company status and become subject to the SEC’s internal control over financial reporting management and auditor attestation requirements in the year in which we are deemed to be a large accelerated filer, which would occur once we are subject to Exchange Act reporting requirements for 12 months, have filed at least one SEC annual report and the market value of our common equity held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter. We will be subject to the SEC’s internal control reporting and attestation requirements with respect to our annual report on Form 10-K for the year ending December 31, 2021. Additionally, our independent registered public accounting firm will be required to formally attest to the effectiveness of our internal controls over financial reporting commencing with our second annual report on Form 10-K (i.e. for the year ending December 31, 2021). We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. In addition, our current controls and any new controls that we develop may become inadequate because of poor design and changes in our business, including increased complexity resulting from any international expansion. Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by our independent registered public accounting firm and their attestation reports.

If we are unable to certify the effectiveness of our internal controls, or if our internal controls have a material weakness, we may not detect errors timely, our consolidated financial statements could be misstated, we could be subject to regulatory scrutiny and a loss of confidence by stakeholders, which could harm our business and adversely affect the market price of our common stock.

Continued growth and success will depend on the performance of our current and future employees, including certain key employees. Recruitment and retention of these individuals is vital to growing our business and meeting our business plans. The loss of any of our key executives or other key employees could harm our business.

We depend on a limited number of key personnel to manage and operate our business, including DraftKings’ co-founders, our Chief Financial Officer and our Chief Legal Officer. The leadership of our current executive officers has been a critical element of Old DK’s success, and the departure, death or disability of any one of our executive officers or other extended or permanent loss of any of their services, or any negative market or industry perception with respect to any of them or their loss, could have a material adverse effect on our business. We are the beneficiary of a $2 million key man insurance policy covering our Chief Executive Officer, but we are not protected by key man or similar life insurance covering other executive officers or members of senior management.

In addition, certain of our other employees have made significant contributions to their growth and success. We believe our success and our ability to compete and grow will depend in large part on the efforts and talents of our employees and on our ability to retain highly skilled personnel. The competition for these types of personnel is intense and we compete with other potential employers for the services of our employees. As a result, we may not succeed in retaining the executives and other key employees that we need. Employees, particularly analysts and engineers, are in high demand, and we devote significant resources to identifying, hiring, training, successfully integrating and retaining these employees. We cannot provide assurance that we will be able to attract or retain such highly qualified personnel in the future. In addition, the loss of employees or the inability to hire additional skilled employees as necessary could result in significant disruptions to our business, and the integration of replacement personnel could be time-consuming and expensive and cause additional disruptions to our business.

All Named Executive Officers (as defined below) are employees-at-will. The unexpected loss of services of one or more of these key employees could have a material adverse effect on our business, financial condition, results of operations and prospects.

Additionally, as we grow and develop the infrastructure of a public company, we may find it difficult to maintain our entrepreneurial, innovative and team-based culture. Our retention and recruiting may require significant increases in compensation expense as we transition to a public company, which would adversely affect our results of operation. Moreover, there may also be disparities of wealth between those of our employees who were employees of DraftKings or SBT prior to the Business Combination and those who join us after the Closing, which may harm our culture and relations among employees.

If we do not succeed in attracting, hiring, and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively and our business could be seriously harmed.

In some jurisdictions our key executives, certain employees or other individuals related to the business will be subject to licensing or compliance requirements. Failure by such individuals to obtain the necessary licenses or comply with individual regulatory obligations, could cause the business to be non-compliant with its obligations, or imperil its ability to obtain or maintain licenses necessary for the conduct of the business. In some cases, the remedy to such situation may require the removal of a key executive or employee and the mandatory redemption or transfer of such person’s equity securities.

As part of obtaining real money gaming licenses, the responsible gaming authority will generally determine suitability of certain directors, officers and employees and, in some instances, significant shareholders. The criteria used by gaming authorities to make determinations as to who requires a finding of suitability or the suitability of an applicant to conduct gaming operations varies among jurisdictions, but generally requires extensive and detailed application disclosures followed by a thorough investigation. Gaming authorities typically have broad discretion in determining whether an applicant should be found suitable to conduct operations within a given jurisdiction. If any gaming authority with jurisdiction over our business were to find an applicable officer, director, employee or significant shareholder of ours unsuitable for licensing or unsuitable to continue having a relationship with us, we would be required to sever our relationship with that person. Furthermore, such gaming authorities may require us to terminate the employment of any person who refuses to file required applications. Either result could have a material adverse effect on our business, operations and prospects. See “Business — Government Regulation.”

In addition, the Charter provides that any of our common stock or other equity securities owned or controlled by any stockholder whom the Board determines in good faith (following consultation with reputable outside gaming regulatory counsel), pursuant to a resolution adopted by the unanimous affirmative vote of all of the disinterested members of the Board, is an unsuitable person, will be subject to mandatory sale and transfer to either us or one or more third-party transferees.

Additionally, a gaming regulatory body may refuse to issue or renew a gaming license or restrict or condition the same, based on our present activities or the past activities of DraftKings or SBT, or the past or present activities of their or our current or former directors, officers, employees, shareholders or third parties with whom we have relationships, which could adversely affect our operations or financial condition. If additional gaming regulations are adopted in a jurisdiction in which we operate, such regulations could impose restrictions or costs that could have a significant adverse effect on us. From time to time, various proposals are introduced in the legislatures of some of the jurisdictions in which we have existing or planned operations that, if enacted, could adversely affect our directors, officers, key employees, or other aspects of our operations. To date, we have obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary for our operations. However, we can give no assurance that any additional licenses, permits and approvals that may be required will be given or that existing ones will be renewed or will not be revoked. Renewal is subject to, among other things, continued satisfaction of suitability requirements of our directors, officers, key employees and shareholders. Any failure to renew or maintain our licenses or to receive new licenses when necessary would have a material adverse effect on us.

Due to the nature of our business, we are subject to taxation in a number of jurisdictions and changes in, or new interpretation of, tax laws, tax rulings or their application by tax authorities could result in additional tax liabilities and could materially affect our financial condition and results of operations. SBT’s historic operating structure afforded it a relatively low effective corporate tax rate, and we expect to have a higher effective corporate tax rate.

Our tax obligations will be varied and include U.S. federal, state and international taxes due to the nature of our business. The tax laws that will be applicable to our business are subject to interpretation, and significant judgment will be required in determining our worldwide provision for income taxes. In the course of our business, there will be many transactions and calculations where the ultimate tax determination is uncertain. For example, compliance with the 2017 United States Tax Cuts and Jobs Act (“TCJA”) may require the collection of information not regularly produced within our Company, the use of estimates in our consolidated financial statements, and the exercise of significant judgment in accounting for its provisions. As regulations and guidance evolve with respect to the TCJA, and as we gather more information and perform more analysis, our results may differ from previous estimates and may materially affect our consolidated financial statements.

The gaming industry represents a significant source of tax revenue to the jurisdictions in which we will operate. Gaming companies and business-to-business providers in the gaming industry (directly and/or indirectly by way of their commercial relationships with operators) are currently subject to significant taxes and fees in addition to normal corporate income taxes, and such taxes and fees are subject to increase at any time. From time to time, various legislators and other government officials have proposed and adopted changes in tax laws, or in the administration or interpretation of such laws, affecting the gaming industry. In addition, any worsening of economic conditions and the large number of jurisdictions with significant current or projected budget deficits could intensify the efforts of governments to raise revenues through increases in gaming taxes and/or other taxes. It is not possible to determine with certainty the likelihood of changes in tax laws or in the administration or interpretation or enforcement of such laws. Any material increase, or the adoption of additional taxes or fees, could have a material adverse effect on our business, financial condition, results of operations and prospects.

Additionally, tax authorities may impose indirect taxes on Internet-related commercial activity based on existing statutes and regulations which, in some cases, were established prior to the advent of the Internet. Tax authorities may interpret laws originally enacted for mature industries and apply it to newer industries, such as DraftKings. The application of such laws may be inconsistent from jurisdiction to jurisdiction. Our in-jurisdiction activities may vary from period to period which could result in differences in nexus from period to period. As of December 31, 2019 and 2018, DraftKings’ estimated contingent liability for indirect tax liabilities was $35.9 million and $27.2 million, respectively. DraftKings’ estimated contingent liability for indirect taxes represents its best estimate of tax liability for jurisdictions in which it believes taxation is probable.

We are subject to periodic review and audit by domestic and foreign tax authorities. Tax authorities may disagree with certain positions DraftKings or SBT has taken or that we will take, and any adverse outcome of such a review or audit could have a negative effect on our business, financial condition and results of operations. Although we believe that our tax provisions, positions and estimates are reasonable and appropriate, tax authorities may disagree with certain positions we have taken. In addition, economic and political pressures to increase tax revenue in various jurisdictions may make resolving tax disputes favorably more difficult. We are currently under Internal Revenue Service audit for prior tax years, with the primary unresolved issues relating to excise taxation of fantasy sports contests and informational reporting and withholding. The final resolution of that audit, and other audits or litigation, may differ from the amounts recorded in Old DK’s consolidated financial statements included herein and may materially affect our consolidated financial statements in the period or periods in which that determination is made.

Although SBT’s corporate and tax structure resulted in relatively low effective corporate tax rate for the business, we cannot guarantee the same tax efficiency due to the change in corporate structures, as well as developments in the cross-border taxation of international businesses with particular focus on the digital economy, as contemplated under the Base Erosion and Profit Shifting project and transfer pricing legislation. Further, in light of such structure, we may be exposed to a substantial tax liability if the relevant authorities raise claims with regards to SBT’s tax status in various jurisdictions, including in particular the manner in which it allocated or allocates profit amongst relevant jurisdictions for tax purposes.

Failure to protect or enforce our intellectual property rights or the costs involved in such enforcement could harm our business, financial condition and results of operations.

We rely on trademark, copyright, patent, trade secret, and domain-name-protection laws to protect our proprietary rights. In the United States and internationally, DraftKings and SBT have filed various applications to protect aspects of their intellectual property, and currently hold a number of issued patents in multiple jurisdictions. In the future we may acquire additional patents or patent portfolios, which could require significant cash expenditures. However, third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by us, and pending and future trademark and patent applications may not be approved. In addition, effective intellectual property protection may not be available in every country in which we operate or intend to operate our business. In any of these cases, we may be required to expend significant time and expense to prevent infringement or to enforce our rights. There can be no assurance that others will not offer products or services that are substantially similar to ours and compete with our business.

Circumstances outside our control could pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in the United States or other countries from which our DFS, Sportsbook and iGaming product offerings or platforms are accessible. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights is costly and time-consuming. Any unauthorized disclosure or use of our intellectual property could make it more expensive to do business, thereby harming our operating results. Furthermore, if we are unable to protect our proprietary rights or prevent unauthorized use or appropriation by third parties, the value of our brand and other intangible assets may be diminished, and competitors may be able to more effectively mimic our offerings and service. Any of these events could seriously harm our business.

We will rely on licenses to use the intellectual property rights of third parties which are incorporated into our products and services. Failure to renew or expand existing licenses may require us to modify, limit or discontinue certain offerings, which could materially affect our business, financial condition and results of operations.

We will rely on products, technologies and intellectual property that we license from third parties, for use in our business-to-business and business-to-consumers offerings. Substantially all of our offerings and services use intellectual property licensed from third parties. The future success of our business may depend, in part, on our ability to obtain, retain and/or expand licenses for popular technologies and games in a competitive market. We cannot assure that these third-party licenses, or support for such licensed products and technologies, will continue to be available to us on commercially reasonable terms, if at all. In the event that we cannot renew and/or expand existing licenses, we may be required to discontinue or limit our use of the products that include or incorporate the licensed intellectual property.

Some of our license agreements contain minimum guaranteed royalty payments to the third party. If we are unable to generate sufficient revenue to offset the minimum guaranteed royalty payments, it could have a material adverse effect on our results of operations, cash flows and financial condition. Our license agreements generally allow for assignment in the event of a strategic transaction but contain some limited termination rights post-assignment. Certain of our license agreements grant the licensor rights to audit our use of their intellectual property. Disputes with licensors over uses or terms could result in the payment of additional royalties or penalties by us, cancellation or non-renewal of the underlying license or litigation.

The regulatory review process and licensing requirements also may preclude us from using technologies owned or developed by third parties if those parties are unwilling to subject themselves to regulatory review or do not meet regulatory requirements. Some gaming authorities require gaming manufacturers to obtain approval before engaging in certain transactions, such as acquisitions, mergers, reorganizations, financings, stock offerings and share repurchases. Obtaining such approvals can be costly and time consuming, and we cannot assure that such approvals will be granted or that the approval process will not result in delays or disruptions to our strategic objectives.

Our insurance may not provide adequate levels of coverage against claims.

We maintain insurance that we believe is customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Moreover, any loss incurred could exceed policy limits and policy payments made to us may not be made on a timely basis. Such losses could adversely affect our business prospects, results of operations, cash flows and financial condition.

Risk Factors Relating to the Integration of DraftKings’ and SBTech’s Businesses

While we work to integrate the DraftKings and SBT businesses and operations, management’s focus and resources may be diverted from operational matters and other strategic opportunities.

Successful integration of SBT’s operations, sports betting and gaming technology and personnel into those of DraftKings may place a significant burden on management and other internal resources. The diversion of management’s attention and any difficulties encountered in the transition and integration process could harm our business, financial condition, results of operations and prospects. In addition, uncertainty about the effect of the Business Combination on our systems, employees, customers, partners, and other third parties, including regulators, may have an adverse effect on us. These uncertainties may impair our ability to attract, retain and motivate key personnel for a period of time after the Business Combination.

Furthermore, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, and loss of customers and other relationships. The difficulties of combining the operations of the companies include, among others, difficulties in integrating operations and systems; conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures; assimilating employees, including possible culture conflicts and different opinions on technical decisions and product roadmaps; managing the expanded operations of a larger and more complex company, including coordinating a geographically dispersed organization; and keeping existing customers and obtaining new customers. Many of these factors will be outside our control and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact our business, financial condition and results of operations.

We may incur successor liabilities due to conduct arising prior to the completion of the Business Combination.

We may be subject to certain liabilities of DraftKings and SBT. DraftKings and SBT at times may each become subject to litigation claims in the operation of its business, including, but not limited to, with respect to employee matters and contract matters. From time to time, we may also face intellectual property infringement, misappropriation, or invalidity/non-infringement claims from third parties, and some of these claims may lead to litigation. We may initiate claims to assert or defend their own intellectual property against third parties. Any litigation may be expensive and time-consuming and could divert management’s attention from its business and negatively affect its operating results or financial condition. The outcome of any litigation cannot be guaranteed and adverse outcomes can affect us negatively.

We may also face inquiry and investigation by governmental authorities, which could in turn lead to fines, as the regulatory landscape of sport betting and iGaming changes.

Although we expect that the Business Combination will produce substantial synergies, the integration of the two companies, incorporated in different countries, with geographically dispersed operations, and with different business cultures and compensation structures, presents significant management challenges. There can be no assurance that this integration, and the synergies expected to result from that integration, will be achieved as rapidly or to the extent currently anticipated.

The Business Combination involved the integration of two businesses that previously operated as independent businesses. We are devoting management attention and resources to integrating the businesses. We may encounter potential difficulties in the integration process including the following:

●	the inability to successfully integrate the two businesses, including operations, technologies, products and services, in a manner that permits us to achieve the cost savings and operating synergies anticipated to result from the Business Combination, which could result in the anticipated benefits of the Business Combination not being realized partly or wholly in the time frame currently anticipated or at all;

●	the loss of customers as a result of certain customers of either or both of the two businesses deciding not to continue to do business with us, or deciding to decrease their amount of business in order to reduce their reliance on a single company;

●	the necessity of coordinating geographically separated organizations, systems and facilities;

●	potential unknown liabilities and unforeseen expenses associated with the Business Combination;

●	the integration of personnel with diverse business backgrounds and business cultures, while maintaining focus on providing consistent, high-quality products and services;

●	the consolidation and rationalization of information technology platforms and administrative infrastructures as well as accounting systems and related financial reporting activities;

●	the potential weakening of relationships with regulators; and

●	the challenge of preserving important relationships and resolving potential conflicts that may arise.

Furthermore, it is possible that the integration process could result in the loss of talented employees or skilled workers. The loss of talented employees and skilled workers could adversely affect our ability to successfully conduct our businesses because of such employees’ experience and knowledge of the respective business. In addition, we could be adversely affected by the diversion of management’s attention and any delays or difficulties encountered in connection with the integration of DraftKings and SBT. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the businesses. If we experience difficulties with the integration process, the anticipated benefits of the Business Combination may not be realized fully or at all, or may take longer to realize than expected. These integration matters could have an adverse effect on our business, results of operations, financial condition or prospects during this transition period and for an undetermined period after completion of the Business Combination.

Our business now includes a B2B business model, primarily in international jurisdictions, which business depends on the underlying financial performance of our direct operators and its resellers. As a material part of SBT’s revenue is currently generated through resellers and direct sales to operators, a decline in such resellers’ or direct operators’ financial performance or a termination of some or all of the agreements with such resellers or operators could have a material adverse effect on our business.

SBT historically offered its services directly to operators in Europe and uses a reseller model in Asia. SBT’s historical financial performance depended on the underlying financial performance of its direct operators and its resellers. In particular, SBT relied primarily on one reseller for its Asia revenue. This reseller accounted for approximately 46% of SBT’s revenue in the year ended December 31, 2019. An adverse decline in the underlying financial performance of key SBT operators or resellers, or a termination of some or all of the agreements with such resellers or operators, could have a material adverse effect on our business.

Given the increased number of jurisdictions in which we operate, we may experience delays in the licensing application and approval process, depending on the regulatory requirements in each relevant jurisdiction.

Regulated gaming license applications frequently involve an in-depth suitability review of the applicant’s business and associated individuals including certain officers, directors, key employees and significant shareholders. These applications take substantial time to prepare and submit, often requiring the production of multiple years’ worth of business and personal financial records and disclosures which take considerable time to compile, followed by the regulator’s investigatory process which may take months or even years to complete. Due to the increased number of jurisdictions in which we now operate, as well as additional jurisdictions which may pass laws authorizing and requiring licensure to operate sports betting, iGaming or daily fantasy sports, we may experience delays in the licensing application and approval process due to the volume of application materials we must prepare and submit and the number of jurisdictions for which information is required. Many jurisdictions in which we are already licensed will require additional applications and disclosures as a result of the Business Combination which may also contribute to delays in the licensing application and approval process in additional jurisdictions.

SBT has historically relied on a less formal financial reporting system and only began integrating a group-wide consistent financial reporting system recently, which may affect our ability to report historical financial performance accurately.

In January 2018, SBT implemented a global enterprise resource planning system which produces periodic consolidated financial reports. Prior to January 2018, SBT relied on internally generated financial reporting which consolidated a number of financial booking systems. It is possible that historical financial information was not fully aligned from the less formal system to the new system, which could affect the accuracy of historical financial information.

SBT’s business, which included significant international operations, is likely to expose us to foreign currency transaction and translation risks. As a result, changes in the valuation of the U.S. dollar in relation to other currencies could have positive or negative effects on our profit and financial position.

SBT’s global operations are likely to expose us to foreign currency transaction and translation risks. Currency transaction risk occurs in conjunction with purchases and sales of products and services that are made in currencies other than the local currency of the subsidiary involved, for example if the parent company pays, or transfers U.S. dollars to a subsidiary in order to fund its expenses in local currencies. Currency translation risks occurs when the income statement and balance sheet of a foreign subsidiary is converted into currencies other than the local currency of the company involved, for example when the results of these subsidiaries are consolidated in the results of a parent company with a different reporting currency. As a result, SBT historically was, and we are expected to be, exposed to adverse movements in foreign currency exchange rates, which may adversely impact our financial positions and results of operations.

Our functional currency is the U.S. dollar, and as a result, we will be subject to foreign currency fluctuation due to SBT’s global presence and the fact that a significant majority of its revenues, operating expenses and assets and liabilities were non-U.S. dollar denominated. For example, an increase in the value of non-U.S. dollar currencies against the U.S. dollar could increase costs for delivery of products, services and also increase cost of local operating expenses and procurement of materials or services that we must purchase in foreign currencies by increasing labor and other costs that are denominated in such local currencies. These risks related to exchange rate fluctuations may increase in future periods as our operations outside of the United States expand.

Our foreign currency exposure will reflect SBT’s historical operations, which have been primarily in Euro (reflecting over 90% of its revenue in all reporting periods), which was SBT’s functional and reporting currency, and the British pound (which accounted for 10.2% and 5.0% of SBT’s revenue in the years ended December 31, 2019 and 2018, respectively). See “SBT’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosures about Market Risk — Foreign Currency Exchange Rate Risk.” SBT historically did not hedge its foreign currency transaction or translation exposure, though we may consider doing so in the future. Foreign currency exchange rate volatility, as well as the cost of any hedging arrangements entered into in the future, may negatively affect our financial position and results of operations, and may adversely impact the comparability of results between periods.

We currently depend on the Kambi platform to operate our Sportsbook and we intend to transition these operations to the SBT platform over time. As we plan and implement this transition, we may face a range of issues including the possibility that we may suffer service disruptions or impediments that make it more difficult for our customers to access our product offerings, all which could have a material adverse effect on our business, financial condition and results of operations.

We currently depends on Kambi and their platform to operate our Sportsbook product offering; however, we intend to transition the Sportsbook platform to that of SBT’s over time. Any transition of the Sportsbook platform currently provided by Kambi to that of SBT’s will be difficult to implement and could cause us to incur significant time and expense. We have committed to pay Kambi a percentage of contractual net gaming revenue that tiers depending on volume over the next four years with the ability to terminate early after December 2020. Given this, any significant disruption of, or interference with, our use of Kambi would negatively impact our operations and our business could be seriously harmed. If our users are not able to access Sportsbook or encounter difficulties in doing so, we may lose users, and our business, financial condition and results of operations could be adversely affected.

In addition, Kambi may take actions beyond our control that could seriously harm our business, including discontinuing or limiting our access to their sports betting platform; increasing pricing terms; terminating or seeking to terminate our contractual relationship altogether; establishing more favorable relationships with one or more of our competitors; or modifying or interpreting its terms of service or other policies in a manner that impacts our ability to run our business and operations.

Risk Factors Relating to Our Common Stock

Resales of our securities may cause the market price of our securities to drop significantly, even if our business is doing well.

With certain limited exceptions, (i) no member of the DK Stockholder Group or the SBT Stockholder Group or any other Selling Securityholder is permitted to transfer any shares of Class A common stock or warrants beneficially owned or owned of record by such stockholder for a period of 180 days from the Closing, (ii) no member of the DEAC Stockholder Group is permitted to transfer any shares of Class A common stock or warrants beneficially owned or owned of record by such stockholder until the earliest of (A) one year from the Closing, (B) the last consecutive trading day where the volume weighted average share price equals or exceeds $15.00 per share for at least 20 out of 30 consecutive trading days, commencing not earlier than 180 days after the Closing or (C) at the time DraftKings consummates a transaction after the transactions which results in the stockholders having the right to exchange their shares of common stock for cash, securities or other property; and (iii) Mr. Robins is not permitted to transfer any shares of Class A common stock or warrants beneficially owned or owned of record until two years after the Closing. All other Selling Securityholders are also prohibited from transferring any shares of Class A common stock and warrants beneficially owned or owned of record by such stockholder for a period of 180 days from the Closing.

We also intend to register all shares of Class A common stock that we may issue under the Incentive Plan. Once we register these shares, they can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates.

The shares of Class A common stock offered by the Selling Securityholders represent approximately 75% of our outstanding Class A common stock, not including the shares of Class A common stock underlying the warrants. Additionally, 3,454,002 shares of our Class A common stock will be issuable upon the exercise of our private placement warrants and Old DK Warrants. 3,420,273 shares of Class A common stock underlying our private placement warrants and Old DK Warrants have been registered for resale under the Securities Act on the registration statement of which this prospectus is a part. As restrictions on resale end, the warrants become exercisable and registration statements are available for use, the sale or possibility of sale of shares by the Selling Securityholders could have the effect of increasing the volatility in our share price or the market price of our securities could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

DEAC warrants will become exercisable for DraftKings Class A common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding DEAC warrants to purchase an aggregate approximately 19.7 million shares of our Class A common stock will become exercisable in accordance with the terms of the warrant agreement. These warrants will become exercisable on May 23, 2020. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of our Class A common stock will be issued, which will result in dilution to the holders of our Class A common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Class A common stock.

We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of our Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption provided that on the date we give notice of redemption. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force holders (i) to exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) to sell the warrants at the then-current market price when the holder might otherwise wish to hold onto such warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the warrants. None of the private placement warrants are redeemable by us so long as they are held by their initial purchasers or their permitted transferees.

In addition, we may redeem warrants after they become exercisable for a number of shares of our Class A common stock determined based on the redemption date and the fair market value of our Class A common stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of our common stock had your warrants remained outstanding.

There can be no assurance that the warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the outstanding DEAC warrants is $11.50 per share of Class A common stock. There can be no assurance that the DEAC warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the DEAC warrants may expire worthless.

We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

We may be forced to write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in losses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject. Accordingly, a stockholder could suffer a reduction in the value of their shares.

The trading price of our Class A common stock and warrants may be volatile.

The trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

●	changes in the market’s expectations about our operating results;

●	success of competitors;

●	lack of adjacent competitors;

●	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning DraftKings or the industries in which we operate in general;

●	operating and stock price performance of other companies that investors deem comparable to us;

●	our ability to market new and enhanced products and services on a timely basis;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving us;

●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of shares of our Class A common stock available for public sale;

●	any major change in our board or management;

●	sales of substantial amounts of our Class A common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and The Nasdaq Stock Market, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

The coverage of our business or our securities by securities or industry analysts or the absence thereof could adversely affect our securities and trading volume.

The trading market for our securities will be influenced in part by the research and other reports that industry or securities analysts may publish about us or our business or industry from time to time. We do not control these analysts or the content and opinions included in their reports. As a former shell company, we may be slow to attract equity research coverage, and the analysts who publish information about our securities will have had relatively little experience with our company, which could affect their ability to accurately forecast our results and make it more likely that we fail to meet their estimates. If no or few analysts commence equity research coverage of us, the trading price and volume of our securities would likely be negatively impacted. If analysts do cover us and one or more of them downgrade our securities, or if they issue other unfavorable commentary about us or our industry or inaccurate research, our stock price would likely decline. Furthermore, if one or more of these analysts cease coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets. Any of the foregoing would likely cause our stock price and trading volume to decline.

There can be no assurance that we will be able to comply with the continued listing standards of The Nasdaq Stock Market.

Our Class A common stock and warrants are currently listed on Nasdaq. If Nasdaq delists our Class A common stock from trading on its exchange for any reason, we and our stockholders could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;

●	a determination that our Class A common stock is a “penny stock” which will require brokers trading in our Class A common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our Class A common stock;

●	a limited amount of analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Because we are a “controlled company” under The Nasdaq Stock Market listing standards, our stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.

So long as more than 50% of the voting power for the election of directors of DraftKings is held by an individual, a group or another company, we will qualify as a “controlled company” under The Nasdaq Stock Market listing requirements. Mr. Robins controls a majority of the voting power of our outstanding capital stock. As a result, we are a “controlled company” under The Nasdaq Stock Market listing standards and are not subject to the requirements that would otherwise require us to have: (i) a majority of independent directors; (ii) a nominating committee comprised solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.

Mr. Robins may have his interest in DraftKings diluted due to future equity issuances or his own actions in selling shares of Class A common stock, in each case, which could result in a loss of the “controlled company” exemption under The Nasdaq Stock Market listing rules. We would then be required to comply with those provisions of The Nasdaq Stock Market listing requirements.

Our dual class structure has the effect of concentrating voting power with our Chief Executive Officer and Co-Founder, which limits an investor’s ability to influence the outcome of important transactions, including a change in control.

Shares of our Class B common stock have 10 votes per share, while shares of our Class A common stock have one vote per share. Mr. Robins, one of the founders of DraftKings, holds all of the issued and outstanding shares of our Class B common stock. Accordingly, Mr. Robins holds approximately 90% of the voting power of our capital stock on a fully-diluted basis and will be able to control matters submitted to our stockholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. Mr. Robins may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of DraftKings, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of DraftKings, and might ultimately affect the market price of shares of our Class A common stock. For information about our dual class structure, see the section titled “Description of Securities.”

We cannot predict the impact our dual class structure may have on the stock price of our Class A common stock.

We cannot predict whether our dual class structure will result in a lower or more volatile market price of our Class A common stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. In July 2017, FTSE Russell and S&P Dow Jones announced that they would cease to allow most newly public companies utilizing dual or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under the announced policies, our dual class capital structure would make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our stock. These policies are still fairly new and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Because of our dual class structure, we will likely be excluded from certain of these indexes and we cannot assure you that other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make shares of our Class A common stock less attractive to other investors. As a result, the market price of shares of our Class A common stock could be adversely affected.

Nevada law and provisions our amended and restated articles of incorporation and bylaws could make a takeover proposal more difficult.

Our organizational documents are governed by Nevada law. Certain provisions of Nevada law and of our amended and restated articles of incorporation and bylaws could discourage, delay, defer or prevent a merger, tender offer, proxy contest or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of Class A common stock held by our stockholders. These provisions provide for, among other things:

●	the ability of our Board to issue one or more series of preferred stock;

●	stockholder action by written consent only until the first time when Mr. Robins ceases to beneficially own a majority of the voting power of our capital stock;

●	certain limitations on convening special stockholder meetings;

●	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;

●	amendment of certain provisions of the organizational documents only by the affirmative vote of (i) a majority of the voting power of our capital stock so long as Mr. Robins beneficially owns shares representing a majority of the voting power of our capital stock and (ii) at least two-thirds of the voting power of the capital stock from and after the time that Mr. Robins ceases to beneficially own shares representing a majority of the voting power of our voting stock; and

●	a dual class common stock structure, which provides Mr. Robins with the ability to control the outcome of matters requiring stockholder approval, even though Mr. Robins owns less than a majority of the outstanding shares of our capital stock.

These anti-takeover provisions as well as certain provisions of Nevada law could make it more difficult for a third party to acquire DraftKings, even if the third party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. If prospective takeovers are not consummated for any reason, we may experience negative reactions from the financial markets, including negative impacts on the price of our common stock. These provisions could also discourage proxy contests and make it more difficult for our stockholders to elect directors of their choosing and to cause us to take other corporate actions. See “Description of Securities.”

Our amended and restated articles of incorporation designate the Eighth Judicial District Court of Clark County, Nevada as the exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

Our amended and restated articles of incorporation require that, to the fullest extent permitted by law, and unless we otherwise consent in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada (or if the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction, any other state district court located in the State of Nevada, and if no state district court in the State of Nevada has jurisdiction, any federal court located in the State of Nevada), will be the exclusive forum for each of the following:

●	any action or proceeding brought in the name or right of DraftKings or on its behalf;

●	any action asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of DraftKings to DraftKings or its stockholders;

●	any action asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A, our amended and restated articles of incorporation or our bylaws;

●	any action to interpret, apply, enforce or determine the validity of our amended and restated articles of incorporation or our bylaws; or

●	any action asserting a claim governed by the internal affairs doctrine.

The exclusive forum provision provides federal courts located in the State of Nevada as the forum for suits brought to enforce any duty or liability for which Section 27 of the Exchange Act establishes exclusive jurisdiction with the federal courts, or any other claim for which the federal courts have exclusive jurisdiction. In addition, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought the Securities Act or the rules and regulations thereunder. To the extent the exclusive forum provision restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision will benefit DraftKings by providing increased consistency in the application of Nevada law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

USE OF PROCEEDS

All of the shares of Class A common stock and the warrants (including shares of Class A common stock underlying such warrants) offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective amounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $226,166,532 from the exercise of the DEAC warrants and $5,097 from the exercise of the Old DK Warrants, assuming the exercise in full of all such warrants for cash. We will receive up to an aggregate of approximately $646,037 from the exercise of stock options under the 2017 Equity Incentive Plan and the 2012 Equity Incentive Plan, and $225,748 from the exercise of stock options under the SBTech (Global) Limited 2011 Global Share Option Plan. We will not receive any proceeds from the issuance of the earnout shares. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes, which may include acquisitions and other business opportunities and the repayment of indebtedness. Our management will have broad discretion over the use of proceeds from the exercise of the warrants.

There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus. Unless the context otherwise requires, the “Company” refers to DraftKings Inc. and its subsidiaries after the Closing, and DEAC prior to the Closing.

Introduction

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information presents the pro forma effects of the following transactions (collectively the “Business Combination”):

●	The Reverse Recapitalization between Merger Sub and DraftKings Inc., a Delaware corporation (“Old DK”);

●	The SBTech Acquisition;

●	The Private Placement; and

●	The issuance of Convertible Notes, which converted into shares of DEAC Class A common stock immediately prior to the consummation of the Business Combination.

DEAC was incorporated as a Delaware corporation on March 27, 2019, and completed its initial public offering on May 14, 2019. DEAC is a blank check company whose purpose is to acquire, through a merger, share exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. Upon the closing of the IPO, $400.0 million from the net proceeds thereof was placed in a trust account and invested in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. As of December 31, 2019, DEAC had approximately $404.0 million held in the trust account.

The following describes the two operating entities:

●	Old DK was organized on December 29, 2011, as a Delaware corporation. It was founded with the initial mission of leveraging unique technology, analytics and marketing capabilities to deliver a daily fantasy sports offering. Within a few years, DraftKings became one of the largest and most recognized DFS platforms in the United States.

●	SBTech was incorporated on July 24, 2007, under the laws of Gibraltar. It was originally named Jamtech Limited, subsequently renamed Networkpot Limited and thereafter renamed SBTech (Global) Limited on August 16, 2010.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2019 assumes that the Business Combination occurred on December 31, 2019. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 present the pro forma effect of the Business Combination as if it had been completed on January 1, 2019.

The pro forma combined financial statements do not necessarily reflect what DraftKings’ financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of DEAC was derived from the audited consolidated financial statements of DEAC as of December 31, 2019 and for the period between March 27, 2019 and December 31, 2019, which are incorporated by reference. The historical financial information of Old DK was derived from Old DK’s audited consolidated financial statements for the year ended December 31, 2019, which are incorporated by reference. The historical financial information of SBTech was derived from SBTech’s audited consolidated financial statements for the year ended December 31, 2019, which are incorporated by reference.

This information should be read together with DEAC’s, Old DK’s, and SBTech’s audited financial statements and related notes, as well as “DEAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “SBT’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Proxy, and other financial information, each of which is incorporated by reference.

The Reverse Recapitalization was accounted for as a reverse merger for which DraftKings was determined to be the accounting acquirer based on the following predominate factors:

●	Old DK has the largest voting interest in DraftKings;

●	The board of directors of DraftKings (the “Board”) has 13 members, and DraftKings has nominated ten members of the Board;

●	Old DK’s former management makes up the vast majority of the management of DraftKings;

●	Old DK is the largest entity by revenue and net income/loss;

●	DraftKings Class B common stock issued to one DraftKings stockholder allows for incremental voting rights;

●	The post-combination company assumed Old DK’s name.

Other factors were considered but they would not change the preponderance of factors indicating that Old DK was the accounting acquirer.

The merger between Old DK and Merger Sub was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, DEAC was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of Old DK issuing stock for the net assets of DEAC, accompanied by a recapitalization. The net assets of DEAC are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Reverse Recapitalization are those of Old DK. The SBTech Acquisition was treated as a business combination under Financial Accounting Standards Board’s ASC 805, and was accounted for using the acquisition method of accounting. DraftKings recorded the fair value of assets acquired and liabilities assumed from SBTech.

Description of the Business Combination

Pursuant to the Business Combination Agreement, DEAC acquired all of the issued and outstanding equity interests of Old DK and SBTech in exchange for cash and equity. The initial purchase price was based on a combined pre-money enterprise value of Old DK and SBTech, which consists of $195.9 million of cash being transferred to SBTech shareholders (subject to adjustments as defined in the Business Combination Agreement), and the remaining value was in the form of shares of DraftKings’ Class A common stock, options, restricted stock units and warrants of DraftKings and, in the case of Mr. Robins, shares of Class B common stock of DraftKings.

The following summarizes the consideration issued at closing in the Reverse Recapitalization and SBTech Acquisition at a $17.53 share price (as of April 23, 2020):

Total Consideration (in 000s)	Amounts	Shares
Share consideration - DraftKings(2)	$3,620,939	206,557
Cash consideration - SBTech(1)	195,948	—
Share consideration - SBTech(2)	771,044	43,984
Total Merger Consideration	$4,587,931	250,541

(1)	Amount is subject to adjustment for the Net Debt Amount and Working Capital Amount, as specified in the Business Combination Agreement. Per the Business Combination Agreement, the cash consideration amount is EUR 180.0 million. Amount was converted using the average EUR to USD rate for the seven consecutive business day period ending on the fifth day prior to the Closing as per the terms of the Business Combination Agreement.

(2)	Represents the estimated fair value of DraftKings common stock issued to Old DK/SBTech stockholders pursuant to the Business Combination Agreement. The estimate is based on shares that were outstanding and options and warrants that vested by the Closing. Amount is subject to adjustment based on an earnout clause included in the BCA. Per the terms of the BCA, a total of six million shares are held in escrow, three million of which will be for the benefit of Old DK/SBTech stockholders. The earnout shares will be paid out in thirds upon the share price of the post-combination company reaching $12.50, $14.00 and $16.00.

The equity share capitalization of DraftKings at close is as follows (including shares issuable pursuant to vested options and warrants that rolled over at the Closing):

Total Capitalization (in 000s)	Shares	%
Old DK rollover equity - DraftKings Class A	206,557	61.5
SBTech rollover equity	43,984	13.1
DEAC public shareholders	39,991	11.9
DEAC Founders Shares	3,659	1.1
DEAC shares issued upon conversion of Convertible Notes	11,255	3.3
DEAC shares issued in PIPE Offering	30,471	9.1
Total Class A Shares	335,917	100.0
DraftKings Class B Shares*	393,014

*	DraftKings’ Class B shares were issued to Jason Robins, such shares carry 10 votes per share and allow Jason Robins to have 90% of the voting power of the capital stock of DraftKings on a fully-diluted basis. As these shares have no economic or participating rights, they have been excluded from the calculation of earnings per share.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2019 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 are based on the historical financial statements of DEAC, Old DK, and SBTech. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet
as of December 31, 2019
(Amounts in thousands)

	As of December 31, 2019								December 31, 2019
	DraftKings (Historical)	DEAC (Historical)	SBTech (As Adjusted) (Note 3)	Accounting Policies and Reclassification Adjustments (Note 2)	Pro Forma Adjustments (Note 4 - PF)		Purchase Accounting Adjustments (Note 4 - PPA)		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$76,533	$491	$9,143	$-	$403,961	A	$(212,284)	A	$592,187
					(14,000)	B
					(41,599)	C
					40,042	D
					304,714	E
					(10,000)	L
					(90)	K
					(7,732)	M
					(1,492)	N
					44,500	O
Cash reserved for customers	144,000	-	-	-	-		-		144,000
Receivables reserved for customers	19,828	-	-	-	-		-		19,828
Trade receivables, net	-	-	27,781	-	-		-		27,781
Prepaid expenses	-	319	-	(319)	-		-		-
Prepaid expenses and other current assets	20,787	-	-	4,045	-		-		24,832
Other current assets	-	-	3,726	(3,726)	-		-		-
Total current assets	261,148	810	40,650	-	718,304		(212,284)		808,628
Cash and investments held in Trust Account	-	403,961	-	-	(403,961)	A	-		-
Property and equipment, net	25,945	-	11,148	209	-		-		37,302
Intangible assets, net	33,939	-	29,296	(209)	-		240,152	B	303,178
Goodwill	4,738	-	-	-	-		695,235	A	699,973
Equity method investment	2,521	-	-	-	-		-		2,521
Deposits	2,434	-	-	-	-		-		2,434
Deferred tax assets	-	-	520	(520)	-		-		-
Other non-current assets	-	-	344	520	-		-		864
Total Assets	330,725	404,771	81,958	-	314,343		723,103		1,854,900

	As of December 31, 2019								December 31, 2019
	DraftKings (Historical)	DEAC (Historical)	SBTech (As Adjusted) (Note 3)	Accounting Policies and Reclassification Adjustments (Note 2)	Pro Forma Adjustments (Note 4 - PF)		Purchase Accounting Adjustments (Note 4 - PPA)		Pro Forma Combined
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	-	1,492	-	(1,492)	-		-		-
Accounts payable and accrued expenses	85,295	-	-	22,364	(6,449)	C	-		99,718
					(1,492)	N
Liabilities to customers	163,035	-	-	799	-		-		163,834
Term note, current portion	6,750	-	-	-	44,500	O	-		51,250
Settlement liability, current portion	-	-	-	-	-		-		-
Trade payables	-	-	9,124	(9,124)	-		-		-
Other accounts payable	-	-	12,547	(12,547)	-		-		-
Total current liabilities	255,080	1,492	21,671	-	36,559		-		314,802
Deferred underwriting commissions	-	14,000	-	-	(14,000)	B	-		-
Other long-term liabilities	56,862	-	-	458	(11,000)	P	2,648	C	48,968
Convertible promissory notes	68,363	-	-	-	(68,363)	D	-		-
Accrued severance pay, net	-	-	458	(458)	-		-		-
Total liabilities	380,305	15,492	22,129	-	(56,804)		2,648		363,770
Class A common stock subject to possible redemption	-	384,279	-	-	(384,279)	F	-		-
Series E-1 Redeemable Convertible Preferred Stock	119,752	-	-	-	(119,752)	H	-		-
Series F Redeemable Convertible Preferred Stock	138,619	-	-	-	(138,619)	H	-		-
Stockholders’ Equity:
Class A common stock	-	-	-	-	1	D	4	A	34
					3	E
					4	F
					1	G
					-	M
					21	H
					-	P
					-	K
Class B common stock	-	1	-	-	(1)	G	-		39
					-	H
					39	Q
Common stock	390	-	-	-	(390)	H	-		-
Share capital	-	-	3	-	-		(3)	D	-
Actuarial reserve	-	-	(156)	-	-		156	D	-

	As of December 31, 2019								December 31, 2019
	DraftKings (Historical)	DEAC (Historical)	SBTech (As Adjusted) (Note 3)	Accounting Policies and Reclassification Adjustments (Note 2)	Pro Forma Adjustments (Note 4 - PF)		Purchase Accounting Adjustments (Note 4 - PPA)		Pro Forma Combined
Additional paid-in capital	690,443	2,689	-	-	(6,000)	C	780,280	A	2,544,091
					112,544	D
					304,711	E
					384,275	F
					2,310	I
					258,740	H
					3,010	J
					(90)	K
					(7,732)	M
					11,000	P
					7,911	Q
Retained earnings	-	2,310	58,795	(61,105)	-		-		-
Accumulated deficit	(998,784)	-	-	61,105	(29,150)	C	(58,795)	D	(1,053,034)
					(4,140)	D
					(2,310)	I
					(3,010)	J
					(10,000)	L
					(7,950)	Q
Total parent stockholders’ equity	(307,951)	5,000	58,642	-	1,013,797		721,642		1,491,130
Non-controlling interest	-	-	1,187	-	-		(1,187)	D	-
Total stockholders’ equity	(307,951)	5,000	59,829	-	1,013,797		720,455		1,491,130
Total Liabilities and Stockholders’ Equity	330,725	404,771	81,958	-	314,343		723,103		1,854,900

Unaudited Pro Forma Condensed Combined Statement of Operations
for the year ended December 31, 2019
(Amounts in thousands, except per share data)

	For the Year ended December 31, 2019	March 27, 2019 (inception) to December 31, 2019	For the Year ended December 31, 2019						For the Year ended December 31, 2019
	DraftKings (Historical)	DEAC (Historical)	SBTech (As Adjusted) (Note 3)	Accounting Policies and Reclassification Adjustments (Note 2)	Pro Forma Adjustments (Note 4 - PF)		Purchase Accounting Adjustments (Note 4 - PPA)		Pro Forma Combined
Revenue	$323,410	$-	$108,424	$-	$-		$-		$431,834
Cost of revenue	103,889	-	60,649	-	-		14,692	AA	179,230
Gross Profit	219,521	-	47,775	-	-		(14,692)		252,604
Operating Expenses:
Sales and marketing	185,269	-	7,592	-	48	DD	-		192,909
General and administrative	124,868	1,857	13,230	-	(10,548)	AA	104	BB	131,524
					1,513	DD
					500	EE
Product and technology	55,929	-	-	20,408	82	DD	-		76,419
Research and development expenses			20,408	(20,408)
Total Operating Expenses	366,066	1,857	41,230	-	(8,405)		104		400,852
(Loss) / Income from Operations	(146,545)	(1,857)	6,545	-	8,405		(14,796)		(148,248)
Interest income (expense)	1,348	-	-	(164)	-		-		1,184
Other income - interest on Trust Account	-	5,111	-	-	(5,111)	BB	-		-
Gain on initial equity method investment	3,000	-	-	-	-		-		3,000
Financial Income	-	-	26	(26)	-		-		-
Financial Expenses	-	-	(190)	190	-		-		-
(Loss)/Income before Income Tax Expense	(142,197)	3,254	6,381	-	3,294		(14,796)		(144,064)
Income Tax Expense/(Benefit)	58	944	796	-	(2,002)	CC	(4,084)	CC	(4,288)
Loss from equity method investment	479	-	-	-	-		-		479
Net (Loss)/Income	(142,734)	2,310	5,585	-	5,296		(10,712)		(140,255)
Earnings per Share
Weighted average Class A shares outstanding									335,917,094
Loss per share (Basic and Diluted) attributable to Class A
common stockholders									$(0.42)

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Basis of Presentation

The merger between a subsidiary of DEAC and Old DK was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, DEAC was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of Old DK issuing stock for the net assets of DEAC, accompanied by a recapitalization. The net assets of DEAC are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Reverse Recapitalization are those of Old DK.

As Old DK was determined to be the accounting acquirer in the SBTech Acquisition, the acquisition is considered a business combination under ASC 805, and was accounted for using the acquisition method of accounting. DraftKings recorded the fair value of assets acquired and liabilities assumed from SBTech.

The unaudited pro forma condensed combined balance sheet as of December 31, 2019 assumes that the Business Combination occurred on December 31, 2019. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 present pro forma effect to the Business Combination as if it had been completed on January 1, 2019. These periods are presented on the basis of Old DK being the accounting acquirer.

The unaudited pro forma condensed combined balance sheet as of December 31, 2019 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 have been prepared using, and should be read in conjunction with, the following:

●	DEAC’s audited consolidated balance sheet as of December 31, 2019 and the related notes for the period ended December 31, 2019, which is incorporated by reference;

●	DraftKings’ audited consolidated balance sheet as of December 31, 2019 and the related notes for the period ended December 31, 2019, which is incorporated by reference; and

●	SBTech’s audited consolidated balance sheet as of December 31, 2019 and the related notes for the period ended December 31, 2019, which is incorporated by reference.*

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been prepared using, and should be read in conjunction with, the following:

●	DEAC’s unaudited statement of operations for the period between March 27, 2019 and December 31 2019 and the related notes, which is incorporated by reference;

●	DraftKings’ audited statement of operations for the twelve months ended December 31, 2019 and the related notes, which is incorporated by reference; and

●	SBTech’s audited statement of operations for the twelve months ended December 31, 2019 and the related notes, which is incorporated by reference.*

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the completion of the Business Combination are based on certain currently available information and certain assumptions and methodologies that DraftKings believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated.

*	The historical financial information for SBTech was prepared under IFRS as issued by the IASB. Refer to Footnote 3 for additional details regarding impact of conversion to U.S. GAAP for unaudited pro forma financial information.

Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. DraftKings believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of DEAC, Old DK, and SBTech.

2.	Accounting Policies and Reclassifications

As part of the preparation of these unaudited pro forma condensed combined financial statements, certain reclassifications were made to align DEAC’s, Old DK’s and SBTech’s financial statement presentation. Management will perform a comprehensive review of DEAC’s, Old DK’s, and SBTech’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the three entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, DEAC had identified differences that would have an impact on the unaudited pro forma condensed combined financial information and recorded the necessary adjustments.

3.	Adjustments to Historical SBTech Financial Information

The historical financial information of SBTech was prepared in accordance with IFRS and presented in Euros. The historical financial information was translated from Euros to U.S. dollars using the following historical exchange rates:

$ / €
Period end exchange rate as of December 31, 2019	1.12
Average exchange rate for twelve months ended December 31, 2019	1.12

In addition, adjustments were made to convert SBTech’s financial information from IFRS to U.S. GAAP, to align SBTech’s accounting policies to those applied by Old DK. Refer to tables below for impacted line items and adjustment amounts in the pro forma condensed combined balance sheet and statements of operations.

Impact on pro forma balance sheet as of December 31, 2019:

	As of December 31, 2019			As of December 31, 2019	As of December 31, 2019
	IFRS SBTech (in EUR)	Total Adjustments (in EUR)		US GAAP SBTech (in EUR)	US GAAP SBTech (in USD)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	€8,144	€-		€8,144	$9,143
Trade receivables, net	24,745	-		24,745	27,781
Other current assets	3,258	61	A	3,319	3,726
Total current assets	36,147	61		36,208	40,650
NON-CURRENT ASSETS:
Intangible assets, net	26,094	-		26,094	29,296
Right-of-use assets	25,779	(25,779)	B	-	-
Property, plant and equipment, net	9,930	-		9,930	11,148
Deferred tax assets	597	(134)	A	463	520
Other non-current assets	306	-	B	306	344
Total assets	98,853	(25,852)		73,001	81,958
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Trade payables	8,127	-		8,127	9,124
Lease liabilities	3,516	(3,516)	B	-	-
Other accounts payable	11,176	-		11,176	12,547
Total current liabilities	22,819	(3,516)		19,303	21,671
NON-CURRENT LIABILITIES
Lease liabilities	22,749	(22,749)	B	-	-
Accrued severance pay, net	408	-		408	458
Total non-current liabilities	23,157	(22,749)		408	458
SHARHOLDERS’ EQUITY
Share capital	3	-		3	3
Actuarial reserve	(139)	-		(139)	(156)
Retained earnings	51,956	413	B	52,369	58,795
Equity attributable to owners of the parent	51,820	413		52,233	58,642
Non-controlling interest	1,057	-		1,057	1,187
Total equity	52,877	413		53,290	59,829
TOTAL LIABILITIES AND EQUITY	98,853	(25,852)		73,001	81,958

Impact on pro forma income statement for the year ended December 31, 2019:

	For the Year ended December 31, 2019			For the Year ended December 31, 2019	For the Year ended December 31, 2019
	IFRS SBTech (in EUR)	Total Adjustments (in EUR)		US GAAP SBTech (in EUR)	US GAAP SBTech (in USD)
Revenue	€96,857	€-		€96,857	$108,424
Cost of revenue	54,173	6		54,179	60,649
Gross Profit	42,684	(6)		42,678	47,775
Operating Expenses:
Selling and marketing expenses	6,772	10		6,782	7,592
General and administrative expenses	11,772	47	B	11,819	13,230
Research and development expenses	18,103	128		18,231	20,408
Total operating costs and expenses	36,647	185		36,832	41,230
Operating income	6,037	(191)		5,846	6,545
Financial Income	23	-		23	26
Financial Expenses	846	(676)	B	170	190
Profit before tax	5,214	485		5,699	6,381
Tax expenses	638	73		711	796
Net Profit	4,576	412		4,988	5,585

A.	Reflects the reclassification of deferred taxes associated with current assets or liabilities to other current assets related to IFRS to U.S. GAAP differences on the classification of deferred taxes. In the historical SBTech consolidated balance sheet, all deferred tax assets were classified as non-current.

B.	Reflects the reversal of the impact of the adoption and ongoing effects of the accounting treatment of IFRS 16, Leases, recognized by SBTech in their financial statements as of and for the nine months ended December 31, 2019, as Old DK, the accounting acquirer, has not yet adopted the similar U.S. GAAP standard under ASC 842, Leases, and operates under ASC 840, Leases, as of and for the year ended December 31, 2019.

4.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Business Combination, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the results of DraftKings.

There were no intercompany balances or transactions between DEAC, Old DK and SBTech as of the dates and for the periods of these unaudited pro forma combined financial statements.

The pro forma combined consolidated provision for income taxes does not necessarily reflect the amounts that would have resulted had the Companies filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined consolidated statements of operations are based upon the number of DEAC’s shares outstanding, assuming the Business Combination occurred on January 1, 2019.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2019 are as follows:

Pro Forma Adjustments (PF)

A.	Reflects the reclassification of $403.9 million of cash and cash equivalents held in the DEAC trust account that became available for transaction consideration, transaction expenses, redemption of public shares and the operating activities of DraftKings following the Business Combination. At Business Combination close, total amount in trust available for transaction consideration, net of cash used for redemptions, was $404.9.

B.	Reflects the settlement of $14.0 million of deferred underwriters’ fees.

C.	Represents transaction costs in consummating the Business Combination (excluding approximately $3.3 million in transaction-related costs, including a tail liability insurance for SBTech’s current directors and officers, incurred by SBTech and to be borne by DraftKings under the Business Combination Agreement, which was allocated to purchase price). Of the total amount shown, approximately $6.4 million was previously incurred and accrued for on the balance sheet as of December 31, 2019.

D.	Represents proceeds of $109.2 million received from the issuance of the Convertible Notes, of which $69.1 million was already received and reflected in DraftKings’ historical consolidated balance sheet as of December 31, 2019. Upon the Closing, the mandatory conversion feature upon a business combination was triggered, causing a conversion of the outstanding principal amount of these Notes and any unpaid accrued interest into equity securities at a specified price. The Convertible Notes were outstanding from December 2019 through April 2020. For purposes of this pro forma presentation, interest of $3.4 million was accrued and converted in addition to the principal balance. The remaining adjustment reflects the net income statement impact captured in retained earnings that is associated with the conversion of the notes.

E.	Represents proceeds of $304.7 million from the issuance of 30.5 million shares in the Private Placement.

F.	Reflects the reclassification of approximately $384.3 million of DEAC Class A common stock subject to possible redemption to permanent equity.

G.	Reflects the conversion of DEAC Class B common stock to DEAC Class A common stock. In connection with the Closing, all shares of DEAC Class B common stock converted into shares of DEAC Class A common stock.

H.	Represents recapitalization of Old DK equity and issuance of 206.6 million of DraftKings Class A common stock to Old DK Equity holders as consideration for the Reverse Recapitalization.

I.	Reflects the reclassification of DEAC’s historical retained earnings.

J.	Reflects the amount of compensation cost related to the acceleration of the vesting for certain existing stock options granted.

K.	Reflects redemptions of 8,928 DEAC public shares for $0.1 million at a redemption price of $10.10 per share based on a pro forma redemption date of December 31, 2019. As of the actual redemption date, the redemption price was $10.12 per share.

L.	Reflects the payment of $10.0 million in bonuses to management of Old DK upon closing of the transaction as redemptions were less than 10% of DEAC public shares.

M.	Reflects the cash amount paid to Old DK Stockholders that were deemed to be non-accredited by Old DK, in lieu of common stock.

N.	Reflects the settlement of $1.5 million of DEAC’s historical liabilities at transaction close.

O.	Reflects additional cash of $44.5 million obtained by Old DK from drawing on its revolving credit facility subsequent to the balance sheet date. The draw is expected to be short-term in nature and as such has only been reflected on the pro forma balance sheet.

P.	Reflects the cancellation of $11.0 million of promissory notes in exchange for Series F preferred shares in lieu of cash which occurred subsequent to the balance sheet date. The Series F shares converted to Class A shares upon close of the business combination and have been reflected herein as such.

Q.	Reflects the issuance of 393.0 million shares of DraftKings Class B common stock to Jason Robins valued at $8.0 million. In connection with issuance of the Class B shares, DraftKings agreed to indemnify Mr. Robins for any personal tax liabilities that may arise, which would result in DraftKings incurring an additional liability and an incremental compensation charge. The Class B shares were valued using a market trading comparables approach.

Purchase Price Allocation Adjustments (PPA)

A.	The estimated consideration is as follows:

Estimated Consideration
Cash consideration(1)	$208,956
Share consideration(2)	780,284
Other consideration(3)	3,328
Total estimated consideration	992,568

(1)	Includes the cash consideration, as adjusted for estimated excess Net Debt Amount and Working Capital Amount of $13.0 million as of December 31, 2019. At the Closing, the Net Debt Amount and Working Capital Amount represented a decrease in total consideration of $11.0 million, resulting in cash consideration of $184.9.

(2)	Includes the share consideration and the estimated contingent consideration of the earnout clause as specified in the Business Combination Agreement. The additional consideration related to the earnout clause was estimated assuming a 100%, 100%, and 75% probability of reaching the specified share price targets of $12.50, $14.00, and $16.00, respectively. The possible range for the value of the contingent consideration related to the earnout clause is $0 to $10.2 million.

(3)	Includes transaction costs incurred by SBTech to be borne by Old DK and the six year liability insurance for SBTech’s current directors and officers, as specified in the Business Combination Agreement.

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of SBTech are recorded at the acquisition date fair values. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the SBTech Acquisition.

For all assets acquired and liabilities assumed other than identified intangible assets and goodwill, the carrying value was assumed to equal fair value. The final determination of the fair value of certain assets and liabilities will be completed within the one-year measurement period as required by ASC 805. The size and breadth of the SBTech Acquisition may necessitate the use of this measurement period to adequately analyze and assess a number of the factors used in establishing the asset and liability fair values as of the acquisition date, including the significant contractual and operational factors underlying the developed technology and user relationship intangible assets and the assumptions underpinning the related tax impacts of any changes made. Any potential adjustments made could be material in relation to the preliminary values presented.

Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the estimated consideration for the SBTech Acquisition to the identifiable tangible and intangible assets acquired and liabilities assumed based on SBTech’s December 31, 2019 balance sheet, with the excess recorded as goodwill:

Estimated Goodwill
Cash and cash equivalents	$9,143
Trade receivables, net	27,781
Other current assets	3,726
Property and equipment, net	11,357
Intangible assets, net	269,239
Deferred tax assets	520
Other non-current assets	344
Total Assets	322,110
Trade payables	9,124
Other accounts payable	12,547
Other long-term liabilities	2,648
Accrued severance pay, net	458
Total liabilities	24,777
Net assets acquired (a)	297,333
Estimated purchase consideration (b)	992,568
Estimated goodwill (b) - (a)	695,235

In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event management determines that the value of goodwill has become impaired, an accounting charge for the amount of impairment during the quarter in which the determination is made may be recognized. Goodwill recognized is not expected to be deductible for tax purposes.

B.	The table below indicates the estimated fair value of each of the identifiable intangible assets:

	Preliminary Estimated Asset Fair Value	Weighted Average Useful Life (Years)
	(in thousands, except for useful life)
Developed technology	134,515	10
Customer Relationships	103,850	15
Trademarks and Trade Names	30,874	15
Total	269,239
Less: Net intangible assets reported on SBTech’s historical financial statements	(29,087)
Pro forma adjustment	240,152

The fair values of the developed technology intangible assets were determined by using an “income approach,” specifically the relief-from-royalty approach, which is a commonly accepted valuation approach. This approach is based on the assumption that in lieu of ownership, a firm would be willing to pay a royalty in order to exploit the related benefits of this asset. Therefore, a portion of SBTech’s earnings, equal to the after-tax royalty that would have been paid for the use of the asset, can be attributed to the firm’s ownership. The fair values of the trademark and tradename intangible assets were also determined by the relief-from-royalty approach. The fair values of the user relationship intangible assets were determined by using an “income approach,” specifically a multi-period excess earnings approach, which is a commonly accepted valuation approach. Under this approach, the net earnings attributable to the asset or liability being measured are isolated using the discounted projected net cash flows. These projected cash flows are isolated from the projected cash flows of the combined asset group over the remaining economic life of the intangible asset or liability being measured. Both the amount and the duration of the cash flows are considered from a market participant perspective. Where appropriate, the net cash flows were adjusted to reflect the potential attrition of existing customers in the future, as existing customers are a “wasting” asset and are expected to decline over time.

C.	Represents the deferred tax impact associated with the incremental differences in book and tax basis created from the preliminary purchase price allocation resulting from the step up in fair value of intangible assets. Deferred taxes were established based on SBTech’s blended statutory tax rate of 2.55%, based on jurisdictions where income has historically been generated. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon SBTech’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

D.	Represents the elimination of SBTech’s historical equity.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma condensed statement of operations for the year ended December 31, 2019 are as follows:

Pro Forma Adjustments (PF)

AA.	Reflects elimination of transaction-related costs incurred and recorded by DEAC and Old DK.

BB.	Reflects the elimination of interest income on the trust account.

CC.	Reflects adjustments to income tax expense as a result of the tax impact on the pro forma adjustments at the estimated statutory tax rate of 27.6%.

DD.	Reflects the incremental stock-based compensation expense related to certain equity awards expected to continue vesting subsequent to the closing.

EE.	Reflects additional compensation expense recorded as a result of the execution of employment agreements with certain members of the management team.

Purchase Price Allocation Adjustments (PPA)

AA.	Reflects the incremental amortization expense recorded as a result of the fair value adjustment for intangible assets acquired in the SBTech Acquisition.

BB.	Reflects the adjustment to stock-based compensation expense for the post-combination portion of the SBT rolled-over options. The new stock-based compensation expense is amortized on a straight-line basis over the remaining vesting periods.

CC.	Reflects adjustments to income tax expense as a result of the tax impact on the purchase accounting adjustments at the estimated statutory tax rate of 27.6%.

5.	Loss per Share

Represents the net earnings per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2019. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. For shares redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.

For the Year ended December 31, 2019
(in thousands except share and per share data)
Pro forma net loss	(140,255)
Weighted average shares outstanding of Class A common stock	335,917,094
Net loss per share (Basic and Diluted) attributable to Class A common stockholders (1)	$(0.42)

(1)       For the purposes of applying the if converted method for calculating diluted earnings per share, it was assumed that all outstanding warrants sold in the IPO and the private placement are exchanged to Class A common stock. However, since this results in anti-dilution, the effect of such exchange was not included in calculation of diluted loss per share. Additionally, DraftKings’ Class B shares were issued to Jason Robins, such shares carry 10 votes per share and allow Jason Robins to have 90% of the voting power of the capital stock of DraftKings on a fully-diluted basis. As these shares have no economic or participating rights, they have been excluded from the calculation of earnings per share.

BUSINESS

The following discussion reflects the business of DraftKings. “We,” “us” and “our” generally refer to DraftKings Inc., a Nevada corporation (together with its subsidiaries, “DraftKings”), in the present tense or Old DK on a historical basis, unless the context otherwise refers to SBTech (Global) Limited (together with its subsidiaries, “SBTech”).

Overview

At DraftKings, our mission is to make life more exciting by responsibly creating the world’s favorite real-money games and betting experiences. We accomplish this by creating an environment where our users can find enjoyment and fulfillment through daily fantasy sports contests, sports betting and iGaming.

We seek to innovate and to constantly improve our games and product offerings. Our focus is on creating unique and exciting experiences for our users. We are also highly focused on our responsibility as stewards of this new era in real-money gaming. Our ethics guide every decision we make, both in our respect for the tradition of sports and in our investment in regulatory compliance and consumer protection that have guided our company.

These values anchor our business. Our desire to innovate, improve and do the right thing drives our people and defines DraftKings, as we pursue our vision to transform the way people experience sports entertainment and gaming.

Our Story

We aspire to deliver a product that is developed with our users in mind and to be as trustworthy as we are innovative in everything we bring to market. This comes in the form of what we believe to be leading-edge, proprietary technology that powers real-money games and betting experiences designed for the “skin-in-the-game” sports fan — the fan who seeks a deeper connection to the sporting events that he or she already loves. Our vision for DraftKings has been shaped by this user, both in who he or she is today and who we anticipate he or she will become as the entertainment and gaming industries evolve. At our core, we are a digital sports entertainment and gaming company with roots in technology and analytics that fosters dynamic and personalized experiences for the sports fan.

This vision underpins our position as a leader in today’s fast-growing global entertainment and gaming industries. DraftKings has hosted over 4.3 million unique paid users. That number encompasses a user base that continues to steadily grow:

●	During the year ended December 31, 2019, we had 684,103 average monthly unique payers (“MUPs”) and revenue of $323 million, resulting in an average revenue per MUP (“ARPMUP”) of $39. By comparison, during the same time period in 2018, we had 600,886 average MUPs and revenue of $226 million, resulting in an ARPMUP of $31. See “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our growth is driven both by acquiring new users, engaging our existing users and re-engaging our past users. Research tells us that our typical user craves a more immersive and curated fan experience. This was the user we sought with the launch of daily fantasy sports (“DFS”), our first product offering following our founding in 2011, which has served as the foundation for our growth. Unlike traditional, season-long fantasy sports offerings, DFS challenges users to create a lineup of players within a predefined fantasy “budget” and to make decisions tied to a single day’s sporting events, requiring an elevated level of skill and providing a heightened degree of real-time gratification. This format has fundamentally changed the landscape of sports consumption, driving millions of users to download the DraftKings app and visit our website to make DFS a staple of how they engage with teams, athletes and sports statistics on an everyday basis.

As the popularity of our offerings grew, so did our brand equity, which has been critical to our success over the past eight years. DraftKings became a recognized name among gaming and sports enthusiasts because it represented an entirely new way of interacting with sports. We have remained a recognized name due to the strong and lasting relationships we have formed with our users over time. We have placed our users at the center of our operating model. Built at the intersection of agile technology, data-driven decision-making and dynamic product development, our product offerings and platform are grounded in an absolute focus on our users — who they are and what experiences they want. By leveraging research and analytics to inform our roadmaps, we have built a mobile-first ecosystem that offers experiences tailored to the interests and behaviors of our users, resulting in a truly distinctive and personalized experience for the “skin-in-the-game” sports fan.

Powering our product offerings is a highly scalable platform that allows us to prioritize speed to market without sacrificing the integrity of our products’ performance. Over the past 18 months, we have leveraged the DraftKings’ platform to expand our operations from DFS into two new product offerings: Sportsbook and iGaming. In August 2018, less than three months after the U.S. Supreme Court struck down the Professional and Amateur Sports Protection Act of 1992, we launched our online Sportsbook offering in New Jersey. The relative speed with which we moved into this nascent space was no accident: it reflected nearly a decade’s work in agile software development and regulatory know-how that allowed us to navigate this environment. Our implementation of critical responsible-gaming staples like user protection and data security would have been virtually impossible to deliver quickly into an online Sportsbook offering without the strength of our existing infrastructure. Since launching in 2018, we have deepened our understanding of who our sports betting users are and what they value. As of May 1, 2020, our Sportsbook app and website are available in Colorado, Indiana, Iowa, New Hampshire, New Jersey, Pennsylvania and West Virginia. As a result of the highly personalized and engaging user experience we offer, we have quickly emerged as one of the most recognized brands in unaided brand association among current online sports bettors and the top website used among sports bettors in the United States, according to a June 2019 survey issued by Ipsos and the Fantasy Sports & Gaming Association.

That model defines our brand in the eyes of both our users and our employees: move rapidly and deliver the experiences that our users love. Our entry into the iGaming space has been no different. Shortly after the launch of our online Sportsbook offering in New Jersey, we turned to iGaming as a clear strategic adjacency for a growing, mobile-centric user base seeking entertainment in real time. We entered an industry with a significant number of incumbent land-based licensed operators with mobile offerings and, in less than a year, surged to one of the top operators in the iGaming space in New Jersey based on revenue, according to Eilers & Krejcik Gaming, LLC’s (“Eilers”) U.S. Online Casino Tracker for December 2019. We offer hundreds of games on our iGaming platform across traditional offerings like blackjack, roulette and slot machines, many of which have been designed by our in-house games studio (and which are our most popular in-app offerings). The continued evolution of this platform will serve as a distinct differentiator in our ability to achieve rapid growth in the iGaming space over time.

The intersection between the continued evolution of the distinct experiences we offer and our user-centric DNA is what sets DraftKings apart.

We plan to expand our offerings to begin serving other operators within our industry. We will begin by migrating DraftKings’ own consumer offering onto SBTech’s proprietary sports betting platform over time, allowing us to become a fully vertically integrated sports betting operator. We will also leverage our shared infrastructure to service adjacent branded operators in both the United States and internationally at greater scale. This could include online sportsbooks, retail sportsbooks, iGaming operators, as well as governments or lotteries seeking to manage their own sportsbook or iGaming offerings. SBTech offers one of the industry’s most robust platform solutions to satisfy its customers’ sports betting technology needs, ranging from trading and risk management to platform services to support reporting, customer management and regulatory reporting requirements. SBTech competes with a variety of other sports betting technology providers and differentiates itself through this full suite platform offering. In addition, SBTech offers a leading iGaming solution via its proprietary platform with integrations to third-party iGaming suppliers.

These capabilities provide the foundation for what we believe to be a best-in-class enterprise offering whose reach will continue to expand. Ultimately, we believe we are uniquely positioned to continue delivering optimal experiences for sports fans who engage deeply with our offerings and to service other companies who seek to offer those experiences themselves.

Our Timeline

DraftKings was organized on December 29, 2011, as a Delaware corporation. DraftKings was founded by Matt Kalish, Paul Liberman and Jason Robins with the initial mission of leveraging unique technology, analytics and marketing capabilities to deliver a daily fantasy sports offering. Within a few years, DraftKings became one of the largest and most recognized DFS platforms in the United States.

SBTech was incorporated on July 24, 2007, under the laws of Gibraltar. It was originally named Jamtech Limited, subsequently renamed Networkpot Limited and thereafter renamed SBTech (Global) Limited on August 16, 2010.

The following is a timeline of key operational and business milestones for our businesses:

	DraftKings		SBTech
2007			●	SBTech was founded and officially began its operations.

2012	●	DraftKings began its operations and offered its first DFS contest to the public for the Major League Baseball (“MLB”) season.	●	SBTech’s operator base had grown to six.

2013	●	MLB became the first major sports organization to invest in, and establish a relationship, with DraftKings.	●	SBTech’s operator base had grown to eight and just over 200 employees.

	●	We launched the first mobile app in the DFS industry.

2014	●	We acquired DraftStreet, a DFS operator, increasing our user base by more than 50%, and acquired Starstreet, another DFS operator.	●	SBTech’s operator base had grown to 11 and just over 400 employees.

	●	We signed a two-year deal to become the official DFS provider of the National Hockey League.

2015	●	We were named the official DFS game of NASCAR, Ultimate Fighting Championship and Major League Soccer, and announced partnership deals with major sports teams including the New England Patriots, New York Knicks and Chicago Cubs.	●	SBTech obtained a license from the United Kingdom Gambling Commission to provide facilities for real event betting and to manufacture gambling software.

	●	21st Century Fox America, Inc. (“FOX”) became the first major media company to invest in us.

	●	We obtained a license from the United Kingdom Gambling Commission to provide facilities to offer daily fantasy sports contests and other forms of pool betting, and to manufacture gambling software.

2016	●	We acquired a leading provider of DFS Mixed Martial Arts contests, Kountermove, to bolster our user base in the burgeoning space of combat sports.	●	SBTech re-domiciled SBTech in the Isle of Man, and acquired a Maltese B2B license from the Malta Gaming Authority for hosting and management of remote gaming operators.

	●	We explored a possible combination with a DFS competitor, but did not receive Federal Trade Commission approval.	●	SBTech acquired two Romanian licenses from the National Gambling Office of Romania for the production of gambling software and the hosting of a gambling platform.

			●	SBTech launched our Sportsbook into the newly regulated Romanian and Portuguese jurisdictions, opened an office in London and accepted our first retail sports bet in Mexico.

2017	●	We were granted a skill gaming license in Malta, allowing for further expansion in the European Union.	●	SBTech launched a sportsbook for the Czech Republic National Lottery, marking SBTech’s first major lottery partner.

			●	SBTech’s sportsbook launched in the Spanish regulated market.

2018	●	PASPA was struck down by the U.S. Supreme Court, opening the potential for state-by-state authorization of sports betting.	●	SBTech entered the Danish sports betting and iGaming industry by partnering with the Danish National Lottery, Danske Spil, under the brand YOUBET

	●	We launched the first online sportsbook in New Jersey.	●	SBTech was awarded a B2B remote gambling license in Gibraltar, where we opened an office.

	●	We opened our first retail sportsbooks in Atlantic City, New Jersey (Resorts Casino and Hotel) and D’Iberville, Mississippi (Scarlet Pearl Casino Resort).	●

SBTech became one of the first sportsbook providers to be licensed in the state of Mississippi as a manufacturer and distributor by the Mississippi Gaming Commission, and we debuted our retail sportsbook at the Golden Nugget’s Biloxi Casino as well as two Churchill Downs properties.

			●	SBTech was awarded a Casino Service Industry Enterprise transactional waiver by the New Jersey Gaming Board and debuted a retail sportsbook at the Golden Nugget Atlantic City.

2019	●	We officially launched iGaming in New Jersey with blackjack, roulette, video poker and slots.	●	SBTech launched our online sportsbook and iGaming offerings with Churchill Downs, and our online sportsbook with the Golden Nugget in New Jersey.

	●	We announced a landmark partnership with the National Football League (“NFL”) which made us the Official Daily Fantasy Partner of the NFL.	●	SBTech obtained conditional manufacturer and operator licenses from the Pennsylvania Gaming Commission, a manufacturer and Distributer license from the Arkansas Racing Commission and a temporary supplier’s license from the Indiana Gaming Commission, allowing us to launch our retail sportsbook in Pennsylvania, Indiana and Arkansas with Churchill Downs properties.

	●	We were named the Official Daily Fantasy Game of the PGA Tour.

	●	Our online sportsbook launched in Indiana, New Hampshire, Pennsylvania and West Virginia.

	●	We launched retail sportsbooks in Iowa (Wild Rose) and New York (del Lago).	●	SBT Malta Limited signed a five-year agreement with the Oregon State Lottery to provide online and retail sportsbook offering, and successfully launched the first online sportsbook offering in the State of Oregon in October 2019. The retail sportsbook offering is expected to be rolled out mid-2020.

	●	We were selected by the state of New Hampshire as its exclusive sportsbook partner.

	●	DraftKings mobile/online Sportsbook launches in New Hampshire.	●	SBTech launched an online sportsbook for the State Lottery and Monopoly of Azerbaijan, and signed agreements to provide its online and retail sportsbook solution with the Finnish state lottery, Veikkaus, and the Swedish state lottery, Svenska Spel, in 2020.

2020	●	DraftKings and the XFL announced a new partnership that makes DraftKings an Official Daily Fantasy Sports Partner and an Authorized Gaming Operator of the league.

	●	DraftKings launched mobile/online Sportsbook in Iowa and Colorado and iGaming in Pennsylvania.

	●	DraftKings completed its business combination with DEAC and SBTech and began trading on Nasdaq

Our People

From the outset, our founders have embodied and instilled in DraftKings a set of values and entrepreneurial spirit that has set the tone for the company and its employees.

We believe that our people are the reason for our success and that we should be structured to maximize their productivity and performance. We actively work to maintain an exceptional bar for talent to enable our mission, vision and business strategy. We identify, promote and reward talent that is inspired by our purpose and shares our core values: analytical, authentic, bias for action, collaboration, commitment and user focus.

As a technology company at our core, we believe that the best innovation comes from diverse perspectives, thoughts, beliefs, ideas and experiences. We challenge the conventional to ensure our culture and product offerings reflect the expectations of our employees and the users we serve. We work to foster a culture of inclusion, equity and belonging that makes our employees feel safe, empowered, engaged, championed and inspired to be their very best.

Like DraftKings, SBTech was built by founders with an exceptional entrepreneurial spirit, with a focus on driving results, attracting and nurturing great people and teamwork. As a technology supplier, SBTech understands its greatest resource is its human capital and is relentless in creating and fostering a culture where employees feel empowered and inspired to continuously develop and deliver.

As of December 31, 2019, DraftKings had 869 employees and SBTech had 1,266 employees. None of our employees are represented by a labor organization or are a party to any collective bargaining arrangement.

Our Core Operating Principles

DraftKings has been built on the foundation of four core principles:

Put our users first. Every decision we make stems from our fundamental desire to keep our users engaged and excited to interact with our product offerings. We have spent eight years refining our understanding of how our users engage and play and what they want most in terms of digital sports entertainment and gaming offerings. The satisfaction of our users remains the single-most critical lens through which we measure our own success moving forward.

Make data-driven decisions. At our core, DraftKings takes a data-driven approach to decision-making; no doubt a product of the shared analytical background that our three founders possess. This holds true across everything we do — from minute tweaks to our marketing programs to our product evaluation processes and our business development strategy — we ask our teams to justify their decisions using the kind of thoughtful analysis that grounds our approach in objectivity. Analytics are deeply embedded in our day-to-day operations.

Be an employer of choice. We can only achieve our goals by acquiring, retaining and developing the best talent available. We have invested heavily in building a team of specialized employees to ensure that our team is uniquely skilled to take on the diverse challenges that our industry presents. Those employees are supported by an organizational structure designed to maximize efficiency without trading off velocity. DraftKings currently operates 12 departments with 52 divisions across five locations, ranging across core disciplines including front- and back-end technology, acquisition and retention marketing, product management and operations, user experience and design, and a range of functions spanning analytics, data science and data engineering. We will continue to make strategic, thoughtful decisions around how to hire the best people for the roles. We achieve the employer of choice status not simply by attracting top talent, but also by fostering a culture that recognizes the contribution and commitment of that talent to our operations, creating continuous opportunities for the growth and development of our team.

Act responsibly. We are committed to industry-leading responsible gaming practices and seek to provide our users with the resources and services they need to play responsibly. We have invested in processes that identify and protect vulnerable users. Specifically, we created an internal, independent “Game Integrity and Ethics Team” that actively monitors for any indication of activities that may violate current regulations governing us, our own terms of use or our “Community Guidelines.” This team oversees a framework for our user community to follow in determining when a user may need assistance. With our focus on fair and responsible gaming along with user protection and data security, users have come to know and trust our gaming platform.

What Makes Us Different

In order to build the best real-money games and product offerings, we have invested in core disciplines across technology, analytics and marketing, which have become our operational bedrock and have allowed us to rapidly bring innovative new experiences to market while gaining a unique understanding of our users. The result was clear market leadership in the DFS industry, fueled by a brand reputation and a depth of user trust that has set us apart from our competitors.

Our DFS investments positioned us to successfully compete in online sports betting and iGaming, in addition to DFS. The core strengths that were born out of our DFS experience have been critically important in the first 18 months of our entry into Sportsbook and iGaming, from the resonance of our brand to the scalability of our technology. Similarly important were the regulatory experience and technical infrastructure we built in adapting to the responsible gaming requirements of DFS, which have served as the foundation of our speed to market in online sports betting and iGaming.

These are the strengths that not only set us apart as a DFS operator, but also will continue to differentiate us as a digital sports entertainment and gaming company:

Mobile-First Product Innovation. From DraftKings’ inception, we have prided ourselves on our ability to deliver new and exciting product offerings to our users. We were the first company to launch a mobile daily fantasy sports app in 2013, anticipating the impending behavioral shift of a user base that had historically relied on a desktop-only experience. The rapid adoption of this product pushed us to extend native mobile experiences across all of our offerings on both iOS and Android, the result of which has been industry-leading app reviews within the sports and games categories. We have extended this investment to build in-house capabilities in order to deliver proprietary mobile games, ranging from DFS offerings across every major professional sport to the native development of our own casino games. These offerings are unified by a consistent experience that reinforces retention within our apps. Additionally, as a result of user-driven feedback around our in-app experience and our product innovation, we have created programs with DraftKings-built social features, including our private DFS leagues for friends, as well as loyalty programs like our daily virtual rewards program. We continue to reinforce this investment in product innovation by recruiting top-tier engineers, with a particular emphasis on experience in consumer-facing mobile app development.

Scalable Platform and Infrastructure. The consumer experiences described above sit on a shared technology platform that has allowed for maximum flexibility in our product development strategy. We have established a “one-platform” model by launching features like single sign-on, an integrated wallet and universal user profile, while simultaneously leveraging our technological investments in DFS around responsible gaming, compliance and data security to establish similar infrastructure within Sportsbook and iGaming. The net result is an integrated experience that allows a user to move seamlessly between a DFS contest, a sports bet and a hand of blackjack, all while earning money into one wallet and earning rewards into one profile.

It is with these layers of shared technological infrastructure that we bring to market a personalized, interconnected suite of experiences whose back-end meets the standards of a highly regulated environment. As a result, we are now capable of quickly bringing to market new offerings like our Sportsbook app without having to create an entirely new back-end infrastructure. This holds true across multiple enterprise-level disciplines that we are now able to leverage in the world of mobile gaming:

●	Configurable back-end software and services that are flexible to new jurisdictional requirements.

●	Analytics framework that cuts across all of our user-facing offerings.

●	Technical infrastructure across data security, user privacy and compliance that can be leveraged to support various custom responsible gaming requirements.

●	A single, integrated sign-in and wallet platform across all of our product offerings.

●	A shared marketing technology stack with which we can create hyper-targeted cross-product offers and promotions for every type of user.

●	A data science engine driven by eight years’ worth of user data that allows us to personalize many aspects of our products.

Consistent with our competitive advantage in our infrastructure, SBTech believes that its recent growth and success has largely been driven by investing significantly in its core products and infrastructure. This investment, together with product features, ensures that SBTech continues to grow its client base and increase its existing clients’ ability to compete more effectively.

Highly Dependable Source of Users. In addition to building innovative, scalable product offerings, we also have the ability to effectively acquire users to engage with those offerings. The trusted base of DFS users that we have built over time has provided us recognition among a highly dependable source of users that are willing to engage with our new product offerings. This allows us to establish a foothold for Sportsbook in new jurisdictions from the moment sports betting is legalized in such jurisdiction. Our foothold begins with the strength of our brand, which is honed to create a voice and a message that resonates positively with the American sports fan. We have invested in optimizing the new user experience, both from the perspective of product innovation — such as our seamless registration flow and a first-time user experience that educates our users without intimidating them — and in proprietary growth marketing technology that optimizes user acquisition at scale. We layer marketing on top of this foundation in various forms, from targeted campaigns to our “Refer-a-Friend” program that rewards friend-to-friend invitations. We have invested deeply in marketing technology to create promotional capabilities that match users dynamically to programs and offers we know they will enjoy. We have spent years honing our model with this type of marketing across TV, digital and offline channels, relying entirely on in-house analytics to reduce our cost of acquisition by algorithmically matching the right user to the right offer on the right channel.

User Retention and Monetization. Tied to the strengths we have built in amassing an existing user base are the capabilities we have harnessed with our existing users. We function from the perspective that no user is more important than our existing ones — these are the users around whom our business has been built, and for whom we continue to operate. To that end, we have made major investments in building a research-and-feedback loop that connects our users directly to our product and marketing teams, ensuring that we are constantly listening and making decisions based on their needs. This informs the way in which we think about retention. For example, we have implemented various creative reinvestment programs tied to mechanisms like giveaways, missions, achievements and rewards, all of which were designed based entirely on input from our users. These programs sit on top of a data-driven customer relationship management operation that leverages user insights and a suite of models to optimize our retention channels, which we have supplemented with technology that creates automated triggers connecting users to customized offers. All of this technology is underpinned by a data science framework which allows us to build user personae that cut across all of our consumer product offerings, enabling us to intelligently cross sell across all of our product offerings.

Market Access and Compliance Platform. We have developed technology, product offerings and partnerships to create a sustainable advantage in the gaming and DFS industries. Strategic multi-year arrangements with lotteries, governments and casinos enable us to offer our products to end users. We have entered into the following arrangements where legislation or regulations require us to enter the market through a relationship with a land-based casino:

●	In 2018, we entered into multi-year arrangements with Resorts Casino and Hotel (“Resorts”, providing us access to the New Jersey market), with del Lago Resort and Casino (“del Lago”, providing us access to the New York market) and with Scarlet Pearl Casino Resort (“Scarlet Pearl”, providing us access to the Mississippi market).

●	In 2019, we entered into multi-year arrangements with Penn National Gaming Inc. (“Penn National”, providing us access to the Florida, Indiana, Missouri, Ohio, Pennsylvania, Texas and West Virginia markets) and with Wild Rose Casino and Resort (“Wild Rose”, providing us with access to the Iowa market).

●	In 2020, we entered into an arrangement with Twin River Worldwide Holdings, Inc. (“Twin River”), for retail and online sportsbook services providing us access to the Colorado market. On May 1, 2020, we launched our online Sportsbook in Colorado.

Our Resorts, del Lago, Wild Rose, Twin River and Scarlet Pearl market access agreements are multi-year (5-10 years) business partnerships established with land-based licensed casinos in each of their respective states. Under applicable state gaming law, DraftKings is required to partner with a land-based casino in order to offer sports betting services, both statewide mobile and in-person retail wagering, in that state, should they be authorized by law. In exchange for a fee based on a percentage of net gaming revenue generated by gaming activities in that state, the casino licenses DraftKings the right to offer either online or retail sports betting (or both) pending DraftKings also receiving the necessary licensures and approvals. Under the terms of these agreements, DraftKings has agreed to operate exclusively through the casino in such state for either retail or online or both.

Our Penn National agreement is a 10-year “national” market access agreement that provides us with market access (using a similar payment and services model as the previously noted casinos) in several states where Penn National has properties. For the majority of states covered by this agreement, DraftKings is eligible to use the first mobile license to operate that Penn National receives or has received through its property(ies) in that state. For other states, DraftKings is eligible to use the second or third mobile license to operate that Penn National receives or has received through its property(ies) in that state. As a result, when states covered by this agreement that have not yet passed mobile sports betting bills do so in the future, and if the state’s sports betting law requires that mobile operators partner with an in-state property of the type that Penn National owns in that state in order to have access to the statewide mobile sports betting market, we will have that access (depending on the number of mobile licenses available and the licensing order to which we are entitled under this agreement). Under the terms of the agreement, DraftKings has agreed to operate exclusively through Penn National in such states.

In addition to our casino arrangements, DraftKings and SBTech have entered into the following arrangements with lotteries;

●	In 2016, SBTech entered into an agreement with the Czech Republic National Lottery — its first major lottery partner. The SBTech — Sazka agreement is a multi-year (3 years which was extended to an additional 3 years term) license agreement entered with Sazka for their use of SBTech’s seamless sports betting solution. The license is granted in exchange for a percentage of net gaming revenues generated by Sazka through the use of the sports betting solution as well as an additional charge for the use of sports data feeds. Under the terms of the agreement, Sazka has agreed to exclusively use SBTech’s sports betting solution.

●	In 2018, SBTech entered the Danish sports betting and iGaming industry by contracting with the Danish National Lottery, Danske Spil, under the brand YOUBET. The SBTech — Danske Spil (“DS”) agreement is a multi-year (3 years) license agreement entered with DS for the use of SBTech’s platform solution (which includes, player management and integration with third-party casino providers). The license is granted in exchange for a percentage of net gaming revenues (sports betting and third party casino content) generated by DS through the use of the platform solution as well as an additional charge for the use of sports data feeds. Under the terms of the agreement, DS has agreed to exclusively use SBTech’s sports betting solution.

●	In 2019, SBTech entered into an exclusive five-year arrangement with the Oregon Lottery to be the sole provider of sports betting in the state of Oregon. The SBTech — Oregon State Lottery (“OSL”) agreement is a multi-year (5 years) license agreement entered with OSL for the use of SBTech’s platform solution and managed services. The license in respect of the platform solution is in exchange for a percentage of net gaming revenues generated by OSL through the use of the platform solution as well as an additional charge for the use of sports data feeds. The managed services are provided by SBTech in exchange of a percentage of net gaming revenues generated by OSL.

●	Additionally in 2019, SBTech signed agreements to provide its online and retail sportsbook solution with the Finnish state lottery, Veikkaus, and the Swedish state lottery, Svenska Spel. The SBTech — Veikkaus agreement is a multi-year (4 years) license agreement entered into with Veikkaus for the use of SBTech’s platform solution. The license in respect of the platform solution is in exchange for a percentage of net gaming revenues generated by Veikkaus through the use of the platform solution. Veikkaus are expected to launch with SBTech’s solution during 2020. The SBTech — Svenska Spel agreement is a multi-year (4 years) license agreement entered into with Svenska Spel for the use of SBTech’s platform solution. The license in respect of the platform solution is in exchange for a percentage of net gaming revenues generated by Svenska Spel through the use of the platform solution. Svenska Spel are expected to launch with SBTech’s solution during 2020.

●	In November 2019, DraftKings entered into an exclusive multi-year arrangement with the NH Lottery to be the sole operator for online and retail sports betting in the state of New Hampshire. DraftKings’ relationship with the New Hampshire Lottery is as an agent/contractor for the state of New Hampshire. DraftKings applied for, and received, the exclusive right to offer online and retail sports betting services on behalf of the NH Lottery. As part of the arrangement, DraftKings receives a portion of every wager that it processes on behalf of the state of New Hampshire.

Lastly, we have obtained licenses in nine states, where it is required, in the United States, and internationally in the United Kingdom, Australia and Malta, to operate our DFS platform. We are also a registered DFS operator in four additional U.S. states where registration versus licensing is required to operate.

SBTech has obtained licenses (and approval, as applicable) in six states in the United States and in the United Kingdom, Gibraltar, Malta and Romania. Additionally, SBTech has certified its software in Denmark, Italy, Nigeria, Portugal and Spain, and its platform and sportsbook are available in Azerbaijan, Belgium, Cyprus, Czech Republic, Greece, Mexico, Poland and Sweden under local licenses held by operators using SBTech’s platform in these jurisdictions.

Underpinning our regulatory access is our DraftKings platform that allows us to efficiently and safely scale our product offerings into multiple jurisdictions. We have developed our DraftKings platform from the ground up to meet the needs of the unique regulatory environment that the United States offers, while maintaining ease of use for our users. We provide a single experience for login, verification and wallet.

SBTech’s platform has been built from the ground up to meet the needs of differing regulatory regimes, including configurable regulatory and responsible gaming controls such as responsible gaming tests, operator alerts on user behavior, deposit limits, betting limits, loss limits, timeout facilities, session limits, reality checks, balance thresholds and intended gaming amounts. These features allow the operators’ customers full control of their gaming to allow them to play responsibly.

Our Priorities

As we continue to invest in our core competitive advantages, we believe we will remain positioned to build a leadership position within the burgeoning global entertainment and gaming industries. We have established several major areas of strategic focus that will guide the way we think about our future growth:

Continue to invest in our products and platform. We have established a set of competencies that position us at the forefront of the evolving digital sports entertainment and gaming industries. In the immediate term, our focus will be on reinforcing our competitive strengths and our core competencies, in order to continue iterating on our core user experiences while we reinforce the analytical, marketing and technological infrastructure that allows us to scale our offerings. We plan to continue to invest in our users and in our product offerings as we remain dually driven to keep our existing users engaged while we expand the capabilities of the platform that will enable us to rapidly reach new geographies and attract new audiences.

Launch our product offerings in new geographies. With our experience in regulated gaming jurisdictions in the United States, we are prepared to enter new states as regulations on sports betting and iGaming open up these jurisdictions to us. Whether the appropriate route for a geography is to operate as a mobile consumer operator, a mobile consumer operator with a retail presence, a technology solution provider to a government entity, or any permutation of the foregoing, our goal is to be ready to enter jurisdictions that provide for daily fantasy sports, sports betting and iGaming. SBTech is also well prepared to continue growing its customer base outside of the United States given the flexible and robust nature of the SBTech platform.

Effectively integrate with SBTech to form a vertically integrated operation. We expect to realize synergies with SBTech by transitioning to its risk and trading sports betting platform over time instead of relying on a third-party platform in order to offer Sportsbook. This will provide us with the opportunity to reduce costs and differentiate our offering in North America from other gaming operators in order to establish ourselves as an end-to-end operation across all of our offerings. We expect the transition to SBTech’s risk and trading platform will deliver efficiencies over time as we consolidate redundant capabilities. Additionally, we expect that we will be able to serve other branded consumer operators in the United States and internationally — such as online sportsbooks, retail sportsbooks and iGaming operators — with our proprietary sports betting and player-management technology. SBTech will allow us to access jurisdictions and opportunities within the footprint of SBTech that would otherwise not be available to us.

Create replicable and predictable state-level unit economics in sports betting and iGaming. We believe that creating the best state-level unit economics in our industry will be necessary for achieving and maintaining long-term significant market share in the U.S. Using as a baseline the economic framework we have refined over our first 18 months operating in New Jersey, we believe we can create a replicable model that balances the right levels of investment and efficiency within each new jurisdiction that we enter. This will be aided by our integration of the SBTech platform in order to reduce our platform fees and ultimately remove our reliance on third-party platforms to operate our Sportsbook offering. We plan to leverage our national scale to improve our user acquisition costs, reduce our variable operational costs by investing in technology and data science to increase automation, and leverage our combined product, technology and existing user database to create strong strategic partnerships with casinos, lotteries and governments.

Expand our consumer offerings. In addition to rapidly expanding into new jurisdictions, the strength of our platform is that it allows us to seamlessly integrate new product offerings into the DraftKings ecosystem. This comes in the form of extensions of our existing offerings such as the addition of daily fantasy sports for sporting events like the Olympics, or a deeper investment in our proprietary live-betting mobile experience, as well as in potential expansion into adjacent industries. We are capable of quickly bringing offerings like these to market via our existing technology platform, and to immediately cross-market them to users according to our data analytics.

Our Products and Economic Model

Our Revenue-Generating Product Offerings

Our revenues are predominantly generated through our business-to- consumer (“B2C”) offerings and business-to-business (“B2B”) offerings. We have three main B2C product offerings — Daily Fantasy Sports, Sportsbook and iGaming. We consider these three offerings to be of a similar class of product, and together they accounted for 95%, 97% and 99% of DraftKings’ revenues for the fiscal years ended December 31, 2019, 2018 and 2017, respectively. DFS, which was our sole product offering until late 2018, historically drove our revenue results and accounts for a majority of our users; however, since we launched Sportsbook and iGaming in 2018, states with Sportsbook and iGaming together have accounted for a rapidly growing proportion of our users, which drives our revenue.

Our business experiences seasonality based on the relative popularity of certain sports. Although exciting sporting events occur throughout the year, our users are most active in the fourth quarter due to the overlapping calendars of the NFL and NBA seasons, which are our most popular sports.

Below is a breakdown of how each of DraftKings’ and SBTech’s offerings function, and their respective economic model:

Daily Fantasy Sports

Daily Fantasy Sports is a peer-to-peer platform in which our users compete against one another for prizes. Users pay an entry fee (ranging from $0 to $10,000 per user) to join a contest and compete against each other in short-duration contests for cash prizes, where the prize money is distributed to the highest performing competitors in the contest as defined by the prize table.

Every paid daily fantasy sports contest consists of an entry fee and prizes paid out to certain contestants based on the finishing position of the contestants. Certain finishing positions in each contest will be paid out in accordance with a prize payout table established at the beginning of the contest. To enter a contest, a user pays an entry fee and builds a fantasy sports team to compete against other users. The users are then ranked based on the number of fantasy points accrued by each user’s fantasy sports team. If a user finishes in a position that is within the prize payout table, the user wins the corresponding prize. Our DFS revenue is generated from contest entry fees from our paid users, net of amounts paid out as prizes and customer incentives. This amount is typically in the range of 8-15% of all entry fees depending on the contest. We offer two basic payout structures for our fantasy sports contests: contests that pay out the entire prize payout table regardless of how many entrants join the contest (“guaranteed contests”) and contests that will only pay out prizes if a minimum number of entrants have joined the contest (“non-guaranteed contests”). Non-guaranteed contests that do not meet the minimum number of entrants are canceled, any entry fees paid by users are returned, and no prizes are awarded.

Illustrative DFS guaranteed contest

Given the nature of the peer-to-peer platform, and the popularity of large guaranteed prize contests, liquidity (the total volume of users and the total amount of money held with an operator) is critical to the success of the game. The more users and money held on the platform, the larger the amount of prizes an operator can offer. This in turn, creates a compelling offering (such as our $1 Million Top Prize contests), which ultimately drives more users.

In contrast to other types of house-banked gaming, such as slots, blackjack or sports betting, where individuals play against the operator, DFS operators are generally not exposed to the risks of game play or the outcome of the game — only to whether or not the operator will fill the guaranteed prize contests. Non-guaranteed contests, such as certain head-to-head contests (one user against another user), only run if filled completely and therefore always result in the targeted revenue expected for each game when run.

Sportsbook

Sports betting involves a user placing a bet by wagering money on an event at some fixed odds (“proposition”) determined by DraftKings. In the event the user wins, DraftKings pays out the bet. Unlike DFS, DraftKings takes some risk on the bet. Our revenue is generated by setting odds such that there is a built-in theoretical margin in each proposition offered to our users. While different outcomes of the events may cause volatility in our revenue, we believe we can deliver a stable betting win margin over the long term.

Illustrative sports bet

Revenue is realized by taking the settled handle for betting markets that have been resolved, and subtracting the payouts for these betting markets such that the difference is the gross revenue, or “hold.” In addition to our online Sportsbook, we also maintain a limited retail distribution in four states, in which our retail revenue is subject to individual agreements with a land-based casino partner (a “skin”) that provide for a revenue share. Retail distribution leverages the foot traffic for existing casino properties to convert their customers to bet in our Sportsbook while on premise.

iGaming

iGaming, or online casino, offerings typically include the full suite of games available in land-based casinos, such as blackjack, roulette and slot machines. For these offerings, we function similarly to land-based casinos, generating revenue through hold, or gross winnings, as users play against the house. In iGaming, we believe there is typically lower volatility versus land-based casinos, as there is generally a larger number of bets placed at smaller denominations and since the average return to player for specific games is easier to predict in advance based on game rules and statistics.

Our iGaming offering consists of a combination of games that we have built natively in-house and licensed content from suppliers such as International Gaming Technology, iForium, Scientific Games, Spin and Evolution for Live Dealer services. The latter are subject to standard revenue-sharing agreements specific to each supplier, whereby the supplier receives a percentage of the net gaming revenue generated from the casino games played on our platform dependent on DraftKings’ overall gross gaming revenue for iGaming. In exchange, DraftKings receives a limited license to offer the games on its platform to users in jurisdictions where use is approved by the regulatory authorities. Revenue generated through our self-developed major casino games such as blackjack results in decreased revenue share payments as a percent of revenue.

B2B Revenue for Sportsbook and iGaming

We now supply B2B sports betting and iGaming services globally for various DFS and gaming operators and government-run lotteries. Currently our SBTech business generates revenue from operators by providing sports betting and iGaming content directly to operators in exchange for a share of operators’ revenues, as well as through fixed fee contracts with resellers. Contracts with business customers are typically awarded through a sales process or request for proposal.

In addition to providing for a share of gaming revenue, SBTech’s direct customer contracts are typically non-exclusive and run for a term of 3-5 years (with automatic renewal terms). SBTech’s agreements with resellers typically provide for a base fee plus a fixed monthly fee determined by the number of operators with which the reseller contracts to access SBTech’s software and typically run for a term of 3 years (with automatic renewal terms).

Advertising and Sponsorship

We offer advertising and sponsorship packages to targeted advertisers across our DFS product offering, free games and content. In the future, we expect to offer advertising and sponsorships within our Sportsbook and iGaming product offerings.

Our advertising packages range from standard ad placements and background ad placements to more high-touch integrations, such as sponsored DFS contest series or custom site takeovers. These are typically served and tracked by a range of advertising products that have been built directly into our DFS platform — featuring partnerships with brand categories ranging from entertainment to food to automotive — and that only show for contests with no-paying or low-paying users.

Each advertising package is bespoke, and we offer each client a custom “menu” of advertising options, which include online media (such as display, video and audio advertisements and page and “skin” sponsorship takeovers), custom content, including branded video content, live events such as sponsored watch parties and sponsored free or paid games, including Daily Fantasy, Pick’em and Bracket Games.

Each advertising package has a different pricing model, with a variety of factors affecting the pricing of a particular package including, but not limited to, (i) the sport to which the package relates and (ii) the demand for, and supply of, the individual package components.

Sponsorships and custom-built games and content typically have fixed fee pricing. Other packages, such as custom-branded video content or online advertisements, are sold with a guaranteed number of impressions, which are priced per a certain number of guaranteed impressions. Each time a consumer sees an advertisement while playing, watching, reading or listening to a piece of content or playing a game, an impression is counted.

Promotional Expense for DraftKings Daily Fantasy Sports, Sportsbook and iGaming

Offsetting our revenues is the portion of gross revenue that we allocate to new and existing user incentives and promotions, which are awarded as a result of game play or at our discretion, through loyalty programs, free plays, deposit bonuses, discounts, rebates or other rewards and incentives. Offsets are generally used to acquire new users, reactivate prior users and increase monetization from active users. We leverage our return on investment models that are based on lifetime value and expected reactivation rates to determine appropriate promotional levels.

Cost of Revenue

We have four main elements of cost of revenue: payment processing fees and chargebacks, product taxes, platform costs and revenue share/market access arrangements. We incur payment processing costs on user deposits and occasionally chargebacks as a result of user complaints (chargebacks have not been material to date). Our primary product taxes are state taxes, which are determined on a state-by-state basis, and range from 6.8% to 20% of gross revenue minus applicable deductions, which excludes Pennsylvania at 36%. Importantly, each state defines “gross revenue” differently based on the deductibility of promotion expenses. In addition to state taxes, we pay a federal excise tax of 0.25% of handle. Our platform fees are primarily driven by hosting, third-party vendors that provide certain elements of our platform technology (such as geolocation, risk management and data). We also amortize certain capitalized development costs into our platform expenses. Finally, our revenue share fees are primarily driven by arrangements with land-based casinos in states where online operators are required to have a relationship with a land-based casino. These revenue share fees are driven mainly by levels of paid user activity via our platform, particularly engagement with our Sportsbook and iGaming offerings, in a given period.

Case Study: New Jersey Sportsbook

To better appreciate the mechanics of how DraftKings’ business scales with the opening of new jurisdictions, it is helpful to track our expansion into New Jersey over the past 18 months. Our results in New Jersey are subject to a number of variables, including the accessibility of the state and our competitive position, and as such, we cannot assure you that our results in New Jersey will continue on the same trajectory as our historical results, nor can we assure you that our results in New Jersey will be indicative of our performance in other states. See “Risk Factors — Risk Factors Relating to Our Business and Industry — Our projections will be subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding future legislation and changes in regulations, both inside and outside of the United States. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations.”

After the U.S. Supreme Court struck down PASPA in 2018, New Jersey was the first state to legalize sports betting, and provide an accessible jurisdiction, in August 2018. Eilers estimates New Jersey’s sports betting market at maturity to be greater than $500 million in gross gaming revenue (“GGR”) per year of which more than 75% is expected to be online. DraftKings also launched iGaming in December 2018 and estimates the market size at maturity to be $564 million in GGR per year, as described under “DraftKings’ Industry — Our Industry and Opportunity — North American Gaming Market.” In the year ended December 31, 2019, we generated approximately $86 million in U.S. GAAP revenue from all of our B2C product offerings in New Jersey.

Despite our recent entry into the competitive sports betting and iGaming industries, we have succeeded in beating out dozens of established brick-and-mortar land-based casino operators and European-based companies. We maintain greater than 30% in online sport betting market share as of November 30, 2019, and have emerged as one of the top operators in iGaming despite recent entrance in a five-year-old market, according to Eilers’ U.S. Online Casino Tracker for December 2019.

We believe our success in New Jersey can be attributed primarily to our strong brand presence generated by our DFS offering, along with our existing DFS user base. We have relied on cross-selling to DFS users as a core element of strategic differentiation in New Jersey, with approximately 30% of our DFS user base crossing into our Sportsbook offering as of December 31, 2019. Our results for iGaming are similar; approximately 50% of Sportsbook users cross into our iGaming offering. We have also been increasingly successful at optimizing the highly dependable source of DFS users, and we continue to acquire a growing number of New Jersey users.

Sportsbook and iGaming in New Jersey had a pronounced impact on our business:

●	For the period from August 2018 through July 2019 (our first twelve months of Sportsbook and first seven months of iGaming operations), our revenues from New Jersey grew 8.5x year-over-year and made up approximately 30% of our total revenue. This was almost equally driven by an increase in MUP and ARPMUP year-over-year.

●	By the end of 2019, we have recouped approximately 90% of our first 12 month marketing spend.

Following fast on the heels of our entry into New Jersey, we launched online Sportsbook in Indiana, New Hampshire, Pennsylvania and West Virginia during the second half of 2019 and in Colorado and Iowa in the first half of 2020, and recently launched iGaming in Pennsylvania.

Marketing

User Acquisition and Retention

Our ability to effectively market is paramount to our operational success. With a blend of analytics and data science as our foundation, we leverage our marketing to acquire, retain and reactivate users while building a trusted consumer-facing brand. We use a variety of free and paid marketing channels, in combination with compelling offers and exciting games, to achieve our objectives. Furthermore, we optimize our marketing spend using data collected since the beginning of our operations, as well as additional data that we collect from vendors, partners and data providers. Our marketing spend is based on a return-on-investment model that considers a variety of factors, including the performance of different marketing channels, predicted lifetime value and behavior of users across various product offerings, the location of our users and our estimate of when enabling legislation and regulations for sports betting and iGaming may come to fruition.

Where paid marketing is concerned, we leverage a broad array of advertising channels, including television, radio, social media platforms such as Facebook, Instagram, Twitter and Snap, affiliates and paid and organic search, and other digital channels such as mobile display. These efforts are concentrated within the specific jurisdictions that have passed enabling legislation and regulations, and in which we operate or intend to operate (which vary on a per-offering basis). Our marketing expenditures tend to be highly seasonal, with most spend correlating with the start of a sports season and during its playoffs and championships.

In addition to traditional paid advertising channels, we cross-promote our product offerings to our existing user base through internal channels such as mobile push notifications, email and text messages, and external channels such as Facebook, Twitter, Instagram and Snapchat. Through those channels, we use a combination of content, contests and promotions to engage existing users. Additionally, we incentivize our users to refer new users through our “Refer-a-Friend” program, offering incentives such as free entries into tournaments or free bets if the referred user ultimately subscribes to our product offerings.

 Strategic Relationships

We engage in strategic relationships with sports leagues to improve our brand and awareness, acquire users, improve user retention and create differentiated experiences for our users. In September 2019, we entered into a multi-year relationship with the NFL in which our companies agreed to collaborate on a variety of content and product offerings on the DraftKings DFS app, as well as integrations across NFL media properties. The NFL relationship does not include any promotional rights for sports betting. In July 2019, we entered into a multi-year relationship with the PGA Tour. As part of the new relationship, DraftKings’ daily fantasy golf users will have the ability to receive real-time video highlights for players in their respective lineups. Other elements of this relationship will create expanded DFS-specific content offerings and brand integration into both the PGA Tour and DraftKings’ platforms. Lastly, the PGA Tour and DraftKings will collaborate on a variety of real-time product enhancements via the PGA Tour’s proprietary data feed.

We engage in similar multi-year relationships with professional sports teams, which serve to bolster our brand affiliation and create unique collaborative integrations for our users.

We also engage in strategic relationship deals with media companies to create content and integrated marketing experiences. In July 2015, we entered into a multi-year relationship with FOX, which provided DraftKings with committed media and integrations across FOX’s national, local and digital properties. With this relationship, FOX also made a strategic investment in the preferred stock of DraftKings. See “Certain Relationship and Related Party Transactions.” More recently, we have established major partnerships with media entities like Vox and Bleacher Report as we seek to grow our audience of U.S. sports fans.

B2B Business Marketing

SBTech’s core B2B marketing strategy is centered around attending and exhibiting at major trade shows around the world, which accounted for 75% of all of SBTech’s 2018 marketing costs. SBTech’s trade show marketing is supplemented with digital and offline marketing campaigns in leading industry publications, websites, regular media pieces and participation on industry panels. Similar to the DraftKings business, SBTech’s reputation and customer testimonials also assist in its marketing and business efforts.

Distribution

We distribute our product offerings through various channels, including traditional websites, direct app downloads and global direct-to-consumer digital platforms such as the Apple App Store and the Google Play store. The latter two digital platforms are the main distribution channels for our product offerings. Our DFS product offering is delivered as a free application through both the Apple App Store and Google Play Store and is also accessible via mobile and traditional websites. Our Sportsbook and iGaming product offerings are primarily distributed through the Apple App Store and a traditional website. We allow our Android Sportsbook and iGaming users to install our Sportsbook and iGaming product offerings through our website. We derive nearly all of our revenue through products distributed via the Apple App Store, Google Play Store and via traditional websites. For all of our offerings, neither Apple nor Google take any revenue share for distributing our product.

On the SBTech side, the sportsbook and iGaming products and services are distributed online via the Apple App Store, Google Play Store and traditional websites by operators that have licensed such products and services directly from SBTech, while the retail products and services are distributed primarily via self-service betting terminals and standalone computer terminals. Similarly, Apple and Google do not take any revenue share for distributing those products and services. SBTech also licenses its products and services to resellers (through a fixed-fee model) who sublicense to operators, and in those situations, the reseller is responsible for the maintenance of the products and services.

Our Technology and Product Development

At a high level, DraftKings’ technology consists of three product offerings: DFS, Sportsbook and iGaming. The individual product offerings are comprised of varying levels of proprietary and third-party software. These product offerings are bound together with a common account management and regulatory compliance platform. Each of the product offerings can be accessed with the same account and wallet. Across our product offerings we have made an effort to own the technology in-house for any critical component, and to utilize a combination of new technologies, including data science and machine learning, to optimize conversion and efficiency.

With respect to our DFS offering, we have developed an in-house proprietary platform, which uses open source and third-party sources. The DFS platform has been designed to run DFS contests at a national scale, and features offerings from 15 different sports/leagues. It has supported contests with more than 1.4 million entries and has processed in excess of 20,000 entries in a minute. To orchestrate the contests, we integrate with a wide range of data providers to retrieve up-to-the-minute information about the status of sporting events. The platform supports the layering of redundant data providers to minimize the risk of disruption.

Our Sportsbook offering relies on a mix of proprietary and third-party software. The proprietary DraftKings’ technology includes our user experience, unique promotional and merchandising capabilities and cross-product account management and compliance. We have invested in developing fully native mobile apps, which are custom iOS and Android applications that offer a consistent user experience and increase our ability to conform to application store guidelines where applicable. Integrated into our Sportsbook platform is a third-party risk and trading platform from Kambi. This platform provides betting markets, odds and risk management. Following the consummation of the Business Combination and as the integration of our operations with SBTech progresses, we intend to utilize the risk and trading capabilities of SBTech over time. This will provide us with the opportunity to deliver efficiencies, reduce costs and enable further innovation within our Sportsbook offering.

In addition to traditional fixed-odds betting, we have invested in other proprietary sports betting products. For example, we were the first operator in New Jersey to offer paid-entry pari-mutuel sports pools and brackets.

Similar to our Sportsbook offering, our iGaming offering relies on a mix of proprietary and third-party technology. The proprietary technology includes a growing library of casino and card games, an in-house loyalty program and merchandising capabilities. Additionally, we supplement our own gaming catalog with those of third parties, although over the past year we have built and deployed proprietary blackjack and roulette offerings, which are among the most popular games on our iGaming Platform, and continue to invest in casino games and architecture. The DraftKings-owned gaming products now account for the majority of our iGaming handle on a run rate basis, substantially reducing our third-party content fees. For the two week period ended December 31, 2019, iGaming handle for our proprietary games accounted for approximately 54% of total iGaming handle, and this trend has continued through January 2020 with such proprietary games accounting for more than 50% of iGaming handle.

DraftKings’ core product offerings are built on top of an integrated, proprietary account management platform, which we generally refer to as, our “platform.” The platform provides our users with access to their account history across all product offerings and a uniform identity verification system, which is critical in enabling seamless navigation from our national DFS audience to Sportsbook and iGaming products, as existing DFS users need not manage a separate set of account credentials and payment methods for each product offering. Platform users also enjoy a highly functional wallet which, in many cases, permits user funds to flow freely from product to product. The platform is certified to safely store user payment information, which reduces our dependency on any particular payment processor, provides redundancy and gives us the flexibility to route our payment volume to a processor of our choosing. In addition, our platform is built to be customizable to the specific regulations of individual jurisdictions. SBTech also maintains an account management platform that is used by its operators, so we expect to realize synergies from the Business Combination.

Across our product offerings, we actively use data science and machine learning to help optimize conversion and monetization. Within the DFS offering, data science algorithms are used to customize a user’s contest home screen based upon his or her past play history. We build recommendations by identifying the type of contests that a user is most likely to play, along with the entry fee and prize structure that he or she will find most appealing. In addition, contest-pacing algorithms identify contests that might present a financial exposure and increase the contests’ visibility within the product appropriately. Similarly, within the Sportsbook offering, recommendation engines are used to present betting markets to users based upon their past play history and location. These services are also critical to our back-end infrastructure, as they drive key elements of our fraud and compliance program. Machine-learning models are used to detect proxy play, money laundering, collusion and problematic gaming activity.

The health of our full suite of offerings is dependent on our ability to scale with increased demand on our infrastructure, which naturally grows in real time with live sporting events. We have invested in a hybrid cloud infrastructure comprised of physical data centers and cloud computing that can scale to meet the demand generated by marquee sporting events. We have built substantial technology to facilitate the management of server infrastructure in an automated and efficient way. By taking advantage of a hybrid elastic computing model, we reduce our costs during low demand. In addition to automated scaling and deploying, operational monitoring and responsiveness is critical in our time-sensitive industry. DraftKings has honed its operational support strategy over the course of eight years of operating our DFS platform. Our software is highly instrumented, allowing us to detect and respond to the most common type of irregularities quickly. Our on-call team both actively monitors key site health metrics and responds to automated alerts in real time. In the past 18 months, we have had 99.98% uptime for all of our offerings combined. Our product and engineering workforce consists of approximately 1,100 people.

Through a combination of cash expenses and capitalized expenditures, DraftKings invested $61.0 million in products and technology, and SBTech invested €31.1 million in research and development, for the year ended December 31, 2019.

Intellectual Property

Our business relies substantially on the creation, acquisition, use and protection of intellectual property. Some of this intellectual property is in the form of software code, patented technology and trade secrets that we use to develop and properly run our DFS, Sportsbook and iGaming offerings and related services. Other intellectual property we create includes proprietary daily fantasy sports, sports betting and iGaming-related technology and content as well as proprietary data acquired from the use of our daily fantasy sports, sports betting and iGaming product offerings.

While most of the intellectual property we use is created by us, we have obtained rights to use intellectual property of third parties through licenses and service agreements with those third parties. Although we believe these licenses are sufficient for the operation of the company, these licenses typically limit our use of the third parties’ intellectual property to specific uses and for specific time periods.

We protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We control access to our proprietary technology by entering into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with third parties. We also engage in monitoring the activities of third parties with respect to potential infringing uses of our intellectual property by third parties.

We actively seek patent protection covering inventions originating from us and, from time to time, review opportunities to acquire patents to the extent we believe such patents may be useful or relevant to our business.

In addition to these contractual arrangements, we also rely on a combination of trade secret, copyright, trademark, trade dress, domain name and patents to protect our daily fantasy sports, sports betting and iGaming product offerings and other intellectual property. We typically own the copyright to the software code to our content, as well as trademarks under which our daily fantasy sports, sports betting and iGaming product offerings and related services are marketed. We pursue the registration of our domain names, trademarks, and service marks in the United States and in locations outside the United States. Our registered trademarks in the United States include “DraftKings,” and the names of our services and applications, among others.

Companies in the fantasy sports, sports betting, gaming, casino, technology and other industries may own large numbers of patents, copyrights and trademarks and may frequently request license agreements, threaten litigation or file suit against us based on allegations of infringement or other violations of intellectual property rights. From time to time, we have faced, and we expect to face in the future, allegations by third parties, including our competitors and non-practicing entities, that we have infringed their trademarks, copyrights, patents and other intellectual property rights. As our business grows, we will likely face more claims of infringement.

Property

Our corporate headquarters are located in Boston, Massachusetts, where we occupy facilities totaling approximately 105,000 rentable square feet under a lease that expires in 2029, subject to our option to extend the term for two successive terms of five years each, or our early termination right. We use these facilities primarily for our management, technology, product design, sales and marketing, finance, legal, human resources, general administrative and information technology teams. Our lease and our rights under the lease are subordinated under a lien of mortgage.

We also lease office space in several cities in the United States and in Dublin, Ireland, as of December 31, 2019. We intend to procure additional space as we add employees and expand geographically. We believe that our facilities are adequate to meet our needs for the immediate future and that suitable additional space will be available to accommodate any expansion of our operations as needed.

SBTech has its corporate headquarters located on the Isle of Man, while its major technology, product design and trading teams are based in Bulgaria and Ukraine. General administration is located in Israel and commercial support is located in London. SBTech also has offices in Gibraltar, Malta and the United States.

Legal Proceedings

We are involved in a number of legal proceedings (including those described below) concerning matters arising in connection with the conduct of our business activities. These proceedings are at varying stages, and many of these proceedings seek an indeterminate amount of damages. We regularly evaluate the status of the legal proceedings in which we are involved to assess whether a loss is probable or there is a reasonable possibility that a loss or an additional loss may have been incurred and to determine if accruals are appropriate. If accruals are not appropriate, we further evaluate each legal proceeding to assess whether an estimate of the possible loss or range of possible loss can be made.

For certain cases described on the following pages, management is unable to provide a meaningful estimate of the possible loss or range of possible loss because, among other reasons, (i) the proceedings are in various stages; (ii) damages have not been sought; (iii) damages are unsupported and/or exaggerated; (iv) there is uncertainty as to the outcome of pending appeals or motions; (v) there are significant factual issues to be resolved; and/or (vi) there are novel legal issues or unsettled legal theories to be presented or a large number of parties. For these cases, however, management does not believe, based on currently available information, that the outcomes of these proceedings will have a material adverse effect on our financial condition, though the outcomes could be material to our operating results for any particular period, depending, in part, upon the operating results for such period.

In Re: Daily Fantasy Sports Litigation (Multi-District Litigation)

Between late 2015 and early 2016, certain individuals who allegedly registered and competed in daily sports fantasy contests on our and FanDuel’s websites, and their family members, filed numerous actions against us, FanDuel, and other related parties (the “DFS defendants”) in courts across the country. In February 2016, these actions were consolidated in a multidistrict litigation in the U.S. District Court for the District of Massachusetts. On September 2, 2016, the consolidated group of plaintiffs filed their First Amended Master Class Action Complaint, superseding their individual complaints.

The plaintiffs assert 27 claims arising under both state and federal law against the DFS defendants. The plaintiffs’ claims against us generally fall into four categories: (1) our online daily fantasy sports contests constitute illegal gambling; (2) we promulgated false or misleading advertisements that emphasized the ease of play and likelihood of winning; (3) we induced consumers to lose money through a deceptive bonus program and (4) we allowed our employees to participate in competitors’ fantasy sports contests using non-public information, which gave such employees an unfair advantage over other contestants. The plaintiffs seek money damages, equitable relief, and disgorgement of gains against us.

On November 27, 2019, the Court granted in part and denied in part the DFS defendants’ motions to compel arbitration. The Court granted the DFS defendants’ motions to compel arbitration with respect to the (named) player plaintiffs and the (named) cross-over plaintiffs. The Court denied the DFS defendants’ motions to compel arbitration with respect to a small set of plaintiffs who are family members of individuals who have DraftKings or FanDuel accounts (the “Family Member Plaintiffs”) and who assert claims under various state laws regarding gambling. On March 9, 2019, the DFS defendants moved to dismiss the Family Member Plaintiffs’ claims and the claims brought by the one (additional) remaining plaintiff who asserts claims against the DFS defendants as a concerned citizen of the State of Florida (the “concerned citizen claim”). On April 7, 2020, an opposition to the motion to dismiss the concerned citizen claim was filed. On April 20, 2020, the Family Member Plaintiffs filed their opposition to the DFS defendants’ motion to dismiss, and on April 29, 2020, the Family Member Plaintiffs filed a motion for leave to amend the first amended class action complaint.

We intend to vigorously defend this case. If the plaintiffs were to obtain a judgment in their favor in this lawsuit, we could be subject to substantial damages and we may have to withdraw our DFS operations in certain states. We cannot predict with any degree of certainty the outcome of this lawsuit.

 We are unable to estimate the possible loss or a range of possible losses in connection with the In Re: Daily Fantasy Sports Litigation (Multi-District Litigation) matter because, among other reasons, (i) the proceeding is in a preliminary stage, (ii) there are significant factual issues to be resolved and (iii) there are novel legal issues to be resolved. Despite the potential for “significant damages”, we do not believe, based on currently available information, that the outcome of this proceeding will have a material adverse effect on the combined company’s financial condition, although the outcome could be material to the combined company’s operating results for any particular period, depending, in part, upon the operating results for such period.

1,000 Mass Arbitration Demands Filed by One Law Firm

On October 21, 2019, a law firm filed 1,000 “mass arbitrations” against us on behalf of purported DraftKings users that assert claims similar to the multidistrict litigation described above. The 1,000 arbitration demands are virtually identical. The law firm that filed the arbitrations has expressed an intention to file a total of more than 20,000 such “mass arbitrations” against us. If these “mass arbitrations” were to proceed, they could result in significant costs to us, which could include a minimum range of $3,200 to $4,700 in fees per arbitration, the legal costs incurred by us in connection with defending such arbitrations and any adverse judgments issued in any arbitration, could be a significant cost to us.

We dispute the law firm’s ability to file “mass arbitrations” against us, among other reasons, because they violate our terms of use that require claims be brought on an individual basis and not be consolidated or joined in any other arbitration or proceeding involving a claim of any other party.

After the law firm filed the 1,000 “mass arbitrations,” the AAA informed us in writing that it would close their files on, and decline to administer, the 1,000 “mass arbitrations” unless we waived two provisions in our terms of use and that the parties would then be free to bring their claims in court. We elected not to waive the subject terms of use provisions.

If necessary, we intend to vigorously defend all claims. If the claimants were to obtain a judgment in their favor in these arbitrations, we could be subject to substantial damages and we could be restricted from offering DFS contests in certain states. We cannot predict with any degree of certainty the outcome of these arbitrations.

Attorney General of Texas

On January 19, 2016, the Texas Attorney General issued an opinion letter that “odds are favorable that a court would conclude that participation in paid daily fantasy sports leagues constitutes illegal gambling” under Texas law. In response to the opinion letter, we sued the Texas Attorney General on March 4, 2016 in Dallas County, Texas.

The lawsuit makes five claims: (1) a claim for a declaratory judgment that daily fantasy sports contests do not violate Texas law; (2) a claim of denial of due process under the Fifth and Fourteenth Amendments to the U.S. Constitution; (3) a claim of denial of due course of law under Article I of the Texas Constitution; (4) a claim of denial of equal protection under the Fourteenth Amendment to the U.S. Constitution; and (5) a claim of denial of equal rights under Article I of the Texas Constitution. We are also seeking reimbursement of costs and attorneys’ fees.

On May 2, 2016, the Texas Attorney General filed a motion to transfer venue to Travis County, Texas. On April 16, 2018, the parties filed a notice of agreed non-suit without prejudice, and we re-filed our lawsuit against the Texas Attorney General in Travis County. On April 17, 2018, the Dallas County court granted the parties’ agreed non-suit without prejudice, thereby dismissing the Dallas County lawsuit without prejudice.

On May 24, 2018, the Texas Attorney General answered the complaint filed in Travis County, Texas.

FanDuel filed a petition in intervention on August 24, 2018, seeking essentially the same relief as DraftKings seeks. On April 13, 2020, the parties filed an agreed motion to extend the scheduling order, setting the case for a non-jury trial on April 20, 2021.

We intend to vigorously pursue our claims. In the event a court ultimately determines that daily fantasy sports contests violate Texas law, that determination could cause financial harm to us and loss of business in Texas.

CG Technology Development, LLC; Interactive Games Limited; and Interactive Games LLC

On April 7, 2016, CG Technology Development, LLC, Interactive Games Limited, and Interactive Games LLC (collectively, “CG”), filed suit against us in the U.S. District Court for the District of Nevada. After filing an Amended Complaint, CG alleges that our Daily Fantasy Sports product offering infringes 10 patents: (1) U.S. Patent No. 6,884,166 (the “166 patent”), which is entitled “System and method for establishing a wager for a gaming application”; (2) U.S. Patent No. 6,899,628 (the “628 patent”), which is entitled “System and method for providing game event management to a user of a gaming application”; (3) U.S. Patent No. 7,029,394 (the “394 patent”), which is entitled “System and method for generating statistics for a user of a gaming application”; (4) U.S. Patent No. 7,534,169 (the “169 patent”), which is entitled “System and method for wireless gaming system with user profiles”; (5) U.S. Patent No. 8,342,924 (the “924 patent”), which is entitled “System and method for providing enhanced services to a user of a gaming application”; (6) U.S. Patent No. 8,641,511 (the “511 patent”), which is entitled “Real-time interactive wagering on event outcomes”; (7) U.S. Patent No. 9,111,417 (the “417 patent”), which is entitled “System and method for providing enhanced services to a user of a gaming application”; (8) U.S. Patent No. 9,306,952 (the “952 Patent”), which is entitled “System and method for wireless gaming with location determination”; (9) U.S. Patent No. 9,355,518 (the “518 patent”), which is entitled “Gaming system with location determination”; and (10) U.S. Patent No. RE39,818 (the “818 patent”), which is entitled “Personalized wireless video game system.”

We filed a Motion to Dismiss the Amended Complaint and, on December 12, 2016, Judge Robert Jones dismissed the allegations for seven (the 924, 628, 394, 417, 169, 511 and 166 Patents) out of the 10 patents under 35 U.S.C. section 101 because those seven patents are directed to non-patentable subject matter.

Between March and June of 2017, we filed petitions with the Patent Trial and Appeal Board (“PTAB”) of the U.S. Patent and Trademark Office challenging the validity of select claims of each of the three remaining asserted patents — the 818, 952 and 518 patents. All challenged claims of these three patents were found to be unpatentable by the PTAB. CG appealed the PTAB decisions to the U.S. Court of Appeals for the Federal Circuit with respect to all three patents. On May 14, 2019, CG voluntarily dismissed its appeal of the PTAB’s unpatentability decision for the 952 Patent. The remaining appeals were fully briefed. On December 17, 2019, the Federal Circuit upheld the unpatentability of the 818 Patent and on February 18, 2020, CG filed a petition for en banc rehearing of that decision. On March 20, 2020, the court denied CG’s petition for en banc rehearing for the appeal related to the ’818 Patent. On February 6, 2020, the Federal Circuit upheld the unpatentability of the 518 patent.

On July 27, 2017, Judge Jones in the U.S. District Court for the District of Nevada issued an order transferring the case against us to the U.S. District Court for the District of Delaware. The case is now before Judge Richard Andrews. On December 20, 2017, the parties entered into a stipulated stay pending the resolution of the petitions filed with the PTAB.

We intend to vigorously defend this case. In the event that a court ultimately determines that we infringe the asserted patents, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to modify certain features that we currently offer to consumers. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.

Interactive Games LLC

On June 14, 2019, Interactive Games LLC (“IG”) filed suit against us in the U.S. District Court for the District of Delaware. In the Complaint, IG alleges that our Daily Fantasy Sports product offering infringes two patents: U.S. Patent No. 8,956,231 (the “231 patent”), which is entitled “Multi-process communication regarding gaming information” and U.S. Patent No. 8,974,302 (the “302 patent”), which is entitled “Multi-process communication regarding gaming information.” That same Complaint alleges that our Sportsbook product offering infringes two additional patents: U.S. Patent No. 8,616,967 (the “967 patent”), which is entitled “System and method for convenience gaming” and U.S. Patent No. 9,430,901 (the “901 patent”), which is entitled “System and method for wireless gaming with location determination.”

In response to the Complaint, we filed a Motion to Dismiss the Complaint under 35 U.S.C. section 101 because the asserted patents are directed to non-patentable subject matter. The Court has not yet ruled on this Motion.

We intend to continue to vigorously defend this case. In the event that a court ultimately determines that we infringe the asserted patents, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to modify certain features that we currently offer to consumers. We cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.

Other

In addition to the above actions, we are subject to various other legal proceedings and claims that arise in the ordinary course of business. In our opinion, the amount of ultimate liability with respect to any of these actions is unlikely to materially affect our financial condition, results of operations or liquidity, though the outcomes could be material to our operating results for any particular period, depending, in part, upon the operating results for such period.

Government Regulation

DraftKings is subject to various U.S. and foreign laws and regulations that affect our ability to operate in the DFS, sports betting and iGaming industries. These industries are generally subject to extensive and evolving regulations that could change based on political and social norms and that could be interpreted in ways that could negatively impact our business.

The gaming industry (inclusive of our iGaming and sports betting product offerings) is highly regulated and we must maintain licenses and pay gaming taxes or a percentage of revenue in each jurisdiction from which we operate in order to continue our operations. Our business is subject to extensive regulation under the laws, rules and regulations of the jurisdictions from which we operate. These laws, rules and regulations generally concern the responsibility, financial stability, integrity and character of the owners, managers and persons with material financial interests in the gaming operations along with the integrity and security of the iGaming and sports betting product offering. Violations of laws or regulations in one jurisdiction could result in disciplinary action in that and other jurisdictions.

Gaming laws are generally based upon declarations of public policy designed to protect gaming consumers and the viability and integrity of the gaming industry. Gaming laws also may be designed to protect and maximize state and local tax revenues, as well as to enhance economic development and tourism. To accomplish these public policy goals, gaming laws establish stringent procedures to ensure that participants in the gaming industry meet certain standards of character and responsibility. Among other things, gaming laws require gaming industry participants to:

●	ensure that unsuitable individuals and organizations have no role in gaming operations;

●	establish procedures designed to prevent cheating and fraudulent practices;

●	establish and maintain anti-money laundering practices and procedures;

●	establish and maintain responsible accounting practices and procedures;

●	maintain effective controls over their financial practices, including establishing minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

●	maintain systems for reliable record keeping;

●	file periodic reports with gaming regulators;

●	establish programs to promote responsible gaming; and

●	enforce minimum age requirements.

Typically, a state regulatory environment is established by statute and underlying regulations and is administered by one or more regulatory agencies (typically a gaming commission or state lottery) who regulate the affairs of owners, managers and persons with financial interests in gaming operations. Among other things, gaming authorities in the various jurisdictions in which we conduct our business:

●	adopt rules and regulations under the implementing statutes;

●	interpret and enforce gaming laws and regulations;

●	impose fines and penalties for violations;

●	review the character and fitness of participants in gaming operations and make determinations regarding their suitability or qualification for licensure;

●	grant licenses for participation in gaming operations;

●	collect and review reports and information submitted by participants in gaming operations;

●	review and approve certain transactions, which may include acquisitions or change-of-control transactions of gaming industry participants and securities offerings and debt transactions engaged in by such participants; and

●	establish and collect fees and taxes in jurisdictions where applicable.

While we believe that we are in compliance in all material respects with all applicable DFS, sports betting and iGaming laws, licenses and regulatory requirements, we cannot assure that our activities or the activities of our users will not become the subject of any regulatory or law enforcement, investigation, proceeding or other governmental action or that any such proceeding or action, as the case may be, would not have a material adverse impact on us or our business, financial condition or results of operations.

Licensing and Suitability Determinations

In order to operate in certain jurisdictions, we must obtain either a temporary or permanent license or determination of suitability from the responsible authorities. We seek to ensure that we obtain all necessary licenses to develop and put forth our offerings in the jurisdictions in which we operate and where our users are located.

Gaming laws require us, and each of our subsidiaries engaged in gaming operations, certain of our directors, officers and employees, and in some cases, certain of our shareholders, to obtain licenses from gaming authorities. Licenses typically require a determination that the applicant qualifies or is suitable to hold the license. Where not mandated by statute, rule or regulation, gaming authorities typically have broad discretion in determining who must apply for a license or finding of suitability and whether an applicant qualifies for licensing or should be deemed suitable to conduct operations within a given jurisdiction. When determining to grant a license to an applicant, gaming authorities generally consider: (i) the financial stability, integrity and responsibility of the applicant (including verification of the applicant’s sources of funding); (ii) the quality and security of the applicant’s online real-money gaming platform, hardware and related software, including the platform’s ability to operate in compliance with local regulation, as applicable; (iii) the applicant’s history; (iv) the applicant’s ability to operate its gaming business in a socially responsible manner; and (v) in certain circumstances, the effect on competition.

Gaming authorities may, subject to certain administrative procedural requirements, (i) deny an application, or limit, condition, revoke or suspend any license issued by them; (ii) impose fines, either on a mandatory basis or as a consensual settlement of regulatory action; (iii) demand that named individuals or shareholders be disassociated from a gaming business; and (iv) in serious cases, liaise with local prosecutors to pursue legal action, which may result in civil or criminal penalties.

Events that may trigger revocation of a gaming license or another form of sanction vary by jurisdiction. However, typical events include, among others: (i) conviction in any jurisdiction of certain persons with an interest in, or key personnel of, the licensee of an offense that is punishable by imprisonment or may otherwise cast doubt on such person’s integrity; (ii) failure without reasonable cause to comply with any material term or condition of the gaming license; (iii) declaration of, or otherwise engaging in, certain bankruptcy, insolvency, winding-up or discontinuance activities, or an order or application with respect to the same; (iv) obtaining the gaming license by a materially false or misleading representation or in some other improper way; (v) violation of applicable anti-money laundering or terrorist financing laws or regulations; (vi) failure to meet commitments to users, including social responsibility commitments; (vii) failure to pay in a timely manner all gaming or betting taxes or fees due; or (viii) determination by the gaming authority that there is another material and sufficient reason to revoke or impose another form of sanction upon the licensee.

As noted above, in addition to us and our direct and indirect subsidiaries engaged in gaming operations, gaming authorities generally also have the right to investigate individuals or entities having a material relationship to, or material involvement with, us or any of our subsidiaries, to determine whether such individual or entity is suitable as a business associate. Specifically, as part of our obtaining Sportsbook and iGaming licenses, certain of our officers, directors, and employees and in some cases, certain of our shareholders (typically, beneficial owners of more than 5% of a company’s outstanding equity, with most jurisdictions providing that “institutional investors” (as defined by a particular jurisdiction) can seek a waiver of these requirements) must file applications with the gaming authorities and may be required to be licensed or to qualify or be found suitable in many jurisdictions. Qualification and suitability determinations generally require the submission of extensive and detailed personal and financial disclosures followed by a thorough investigation. The applicant must pay all the costs of the investigation. Changes with respect to the individuals who occupy licensed positions must be reported to gaming authorities and in addition to the authority to deny an application for licensure, qualification, or a finding of suitability, gaming authorities have jurisdiction to disapprove a change in a corporate position. If any director, officer, employee or significant shareholder is found unsuitable (including due to the failure to submit required documentation) by a gaming authority, we may deem it necessary, or be required, to sever our relationship with such person. Furthermore, the Charter provides that any of our capital stock owned or controlled by an unsuitable person or its affiliates will be transferred to either DraftKings or one or more third-party transferees, in such number and class(es)/series as determined by the Board in good faith, following consultation with reputable outside gaming regulatory counsel, pursuant to a resolution adopted by the unanimous affirmative vote of all of the disinterested members of the Board.

Generally, any person who fails or refuses to apply for a finding of suitability or a license within the prescribed period after being advised that it is required by gaming authorities may be denied a license or found unsuitable, as applicable. Furthermore, we may be subject to disciplinary action or our licenses may be in peril if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us or any of our subsidiaries, we: (i) pay that person any dividend or interest upon our voting securities; (ii) allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person; (iii) pay remuneration in any form to that person for services rendered or otherwise; or (iv) fail to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities.

Product-Specific Licensing

Daily Fantasy Sports

DraftKings’ DFS is available in 43 U.S. states, the District of Columbia, and eight international jurisdictions. In the United States, 21 states and Puerto Rico have adopted legislation permitting online fantasy sports. In those states that currently require a license or registration, DraftKings has either obtained from the relevant regulatory authority, the appropriate license or registration, has obtained a provisional license, or is operating pursuant to a grandfathering clause that allows operation pending the availability of licensing applications and subsequent grant of a license. DraftKings also has three foreign licenses and operates under those licenses in eight countries. Various state laws and regulations govern our licenses, but generally such state laws and regulations define paid fantasy sports, establish the rules concerning the application and licensure procedures for gaming operators in the fantasy sports business and regulate practices for paid fantasy sports deemed to be detrimental to the public interest. As part of the licensing process, we must submit, in some jurisdictions, extensive materials on our operations, including our technology and data security, age verification of users, segregation of account funds and responsible gaming initiatives.

In the United States, our licenses are generally granted for a predetermined period of time (typically ranging from one to four years) or require documents to be supplied on a regular basis in order to maintain our licenses.

We also maintain licenses in Great Britain, Malta and Australia.

In Great Britain, online gaming and sports betting is subject to the Gambling Act 2005 (the “GA2005”), as amended by the Gambling (Licensing and Advertising) Act 2014, and the regulations promulgated thereunder. Under the GA2005, entities wishing to offer online sports betting (which for purposes of GA2005 is defined to include DFS) and/or online casino services to persons located in Great Britain must first obtain a remote gambling operating license from the Gambling Commission. We hold a remote-pool-betting operating license authorizing us to offer our DFS product to residents of Great Britain. That license may be varied to add further product categories permitting, for example, fixed-odds-sports betting and online casinos. We also hold a gambling software operating license issued by the Gambling Commission, which authorizes us to develop the DFS software we use. Our British licenses are not limited by a term, but are subject to the payment of annual fees.

In Malta, online gaming and sports betting is subject to the Gaming Act 2018 and the regulations promulgated thereunder. Fantasy sports (including DFS) are considered a controlled skill game for the purposes of the Gaming Authorizations Regulations. Our subsidiary, Crown DFS Malta Limited, holds a gaming services license, issued by the Malta Gaming Authority, which authorizes the holder to conduct controlled skill games. Our Malta license was originally issued in 2017. Under the Gaming Act 2018, it has a duration of 10 years.

Malta is a Member State of the European Union, and that has made it an increasingly popular hub for online betting and gaming businesses. We rely upon our Malta license to conduct DFS operations not only in Malta, but also in certain other EU Member States, including Germany, Austria, the Republic of Ireland and the Netherlands.

In Australia, online gaming and sports betting is regulated at both the federal and state/territory levels. A sports betting operator that holds a license in one state or territory may offer services across all other states (subject to certain specific statutory restrictions that may apply). Our subsidiary, DraftKings Australia Pty Ltd, is the holder of a sports bookmaking license issued by the Northern Territory Racing Commission, which enables DraftKings Australia Pty Ltd to conduct DFS contests. The Northern Territory license was issued in November 2017 for a duration of five years, subject to the payment of annual fees and compliance with license conditions.

Sportsbook

We currently operate our online sports betting product via the DraftKings Sportsbook app in Colorado, Indiana, Iowa, New Hampshire, New Jersey, Pennsylvania and West Virginia pursuant to our temporary licenses or executed vendor agreements granted by the gaming or lottery commission of such states, specifically, the Colorado Limited Gaming Control Commission, the Indiana Gaming Commission, the Iowa Racing and Gaming Commission, the New Hampshire Lottery Commission, the New Jersey Division of Gaming Enforcement, the Pennsylvania Gaming Control Board and the West Virginia Lottery. We also operate retail sportsbooks in Iowa, Mississippi, New Jersey and New York pursuant to state licensing regimes.

On May 14, 2018, the U.S. Supreme Court issued an opinion determining that PASPA was unconstitutional. PASPA prohibited a state from “authorizing by law” any form of sports betting. In striking down PASPA, the Supreme Court opened the potential for state-by-state authorization of sports betting. Several states and territories, including Arkansas, Colorado, Delaware, Illinois, Indiana, Iowa, Michigan, Mississippi, Montana, Nevada, New Hampshire, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Puerto Rico, Rhode Island, Tennessee, Washington, D.C. and West Virginia already have laws authorizing and regulating some form of sports betting online or in brick-and-mortar establishments. Sports betting in the United States is subject to additional laws, rules and regulations at the state level. See “Risk Factors — Risk Factors Relating to our Business and Industry — Our business will be subject to a variety of U.S. and foreign laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business. Any change in existing regulations or their interpretation, or the regulatory climate applicable to our products and services, or changes in tax rules and regulations or interpretation thereof related to our products and services, could adversely impact our ability to operate our business as currently conducted or as we seek to operate in the future, which could have a material adverse effect on our financial condition and results of operations.”

iGaming

We currently operate our iGaming platform in New Jersey, pursuant to a transactional waiver granted by the New Jersey Division of Gaming Enforcement, and in Pennsylvania, pursuant to a license granted by the Pennsylvania Gaming Control Board. We are pursuing a license in West Virginia.

Generally, online gambling in the United States is only lawful when specifically permitted under applicable state law. At the federal level, several laws provide federal law enforcement with the authority to enforce and prosecute gambling operations conducted in violation of underlying state gambling laws. These enforcement laws include the Unlawful Internet Gambling Enforcement Act (the “UIGEA”), the Illegal Gambling Business Act and the Travel Act. No violation of the UIGEA, the Illegal Gambling Business Act or the Travel Act can be found absent a violation of an underlying state law or other federal law. In addition, the Wire Act of 1961 (the “Wire Act”) provides that anyone engaged in the business of betting or wagering knowingly uses a wire communication facility for the transmission in interstate or foreign commerce of bets or wagers or information assisting in the placing of bets or wagers on any sporting event or contest, or for the transmission of a wire communication which entitles the recipient to receive money or credit as a result of bets or wagers, or for information assisting in the placing of bets or wagers, will be fined or imprisoned, or both. However, the Wire Act notes that it shall not be construed to prevent the transmission in interstate or foreign commerce of information for use in news reporting of sporting events or contests, or for the transmission of information assisting in the placing of bets or wagers on a sporting event or contest from a State or foreign country where betting on that sporting event or contest is legal into a State or foreign country in which such betting is legal. There is ongoing legal action as to whether the Wire Act applies beyond sports betting. A federal court of first instance has ruled that it does not.

SBTech

SBTech has obtained licenses (and approvals, as applicable) in six states in the United States and in the United Kingdom, Gibraltar, Malta and Romania. Additionally, SBTech has certified its software in Denmark, Italy, Nigeria, Portugal and Spain, and its platform and sportsbook are available in Azerbaijan, Belgium, Cyprus, Czech Republic, Greece, Mexico, Poland and Sweden under local licenses held by operators using SBTech’s platform in these jurisdictions.

SBTech currently supplies its platform, sportsbook and iGaming services online in New Jersey and its platform and sportsbook online in Oregon. It also supplies its retail sportsbook services in Arkansas, Indiana, Mississippi, New Jersey and Pennsylvania pursuant to state licensing regimes. In addition, SBTech supplies its platform, sportsbook and iGaming services to customers in additional jurisdictions.

In addition to our licensing regime for our offerings, we also take significant measures to protect users’ privacy and data. Our programs consist of the following:

Data Protection and Privacy

Because we handle, collect, store, receive, transmit and otherwise process certain personal information of our users and employees, we are also subject to federal, state and foreign laws related to the privacy and protection of such data. Regulations such as the General Data Protection Regulation of the European Union and the California Consumer Privacy Act, expected to take effect in California on January 1, 2020, are new, untested laws that could affect our business, and the potential impact is unknown.

Compliance

We have developed and implemented a rigorous internal compliance program to help ensure that we comply with legal and regulatory requirements imposed on us in connection with our DFS, Sportsbook and iGaming activities. Our compliance and risk program focuses, among other things, on reducing and managing problematic gaming and providing tools to assist users in making educated choices related to gaming activities.

Additionally, we employ various methods and tools across our operations such as geolocation blocking, which restricts access based upon the user’s geographical location determined through a series of data points such as mobile devices and Wi-Fi networks; age verification to ensure our users are old enough to participate; routine monitoring of user activity; and risk-based user due diligence to ensure the funds used by our users are legitimately derived. We have a zero-tolerance approach to money laundering, terrorist financing, fraud and collusion. While we are firmly committed to full compliance with all applicable laws and have developed appropriate policies and procedures in order to comply with the requirements of the evolving regulatory regimes, we cannot assure that our compliance program will prevent the violation of one or more laws or regulations, or that a violation by us or an employee will not result in the imposition of a monetary fine or suspension or revocation of one or more of our licenses.

SBTech’s platform has been built from the ground up to meet the needs of differing regulatory regimes, including configurable regulatory and responsible gaming controls such as responsible gaming tests, operator alerts on player behavior, deposit limits, betting limits, loss limits, timeout facilities, session limits, reality checks, balance thresholds and intended gaming amounts. These features allow the operators’ customers full control of their gaming to allow them to play responsibly.

Responsible and Safer Gaming

We view the safety and welfare of our users as critical to our business and have made appropriate investments in our processes and systems. We are committed to industry-leading responsible gaming practices and seek to provide our users with the resources and services they need to play responsibly. These practices, resources and services include deposit limits, voluntary restrictions on access and use of certain offerings, temporary self-exclusion and cooling-off periods, voluntary permanent exclusion from our offerings and applications and data science technology, which is able to flag any suspicious or abnormal betting activity. We also participate in national self-exclusion registers where they are in operation. We prominently promote our responsible gaming tools, resources and initiatives on our website and mobile applications. We also maintain a self-excluded user list, which prohibits self-identified users from participating in DFS contests or placing bets or participating in real-money gaming and have embedded the software to limit or restrict the amount individual users spend. We also train our frontline personnel to identify signs of problematic gaming, ensuring that we are not only utilizing data and technology but also our human resources.

In December 2019, we joined the National Council on Problem Gambling (“NCPG”) as a Platinum Member. The NCPG is the leading national organization for people and their families who are affected by problem gambling and gambling addiction. Our NCPG membership supports wide-ranging problem gambling prevention, treatment, education, and research programs, as well as innovative responsible gambling policies, provided by the NCPG. Our membership helps build upon NCPG efforts, including the Safer Sports Betting Initiative and Internet Responsible Gambling Standards, which assist gambling operators by providing best practice responsible gambling policies and procedures for all online gambling activities, including sports betting.

We are also members of the Sports Wagering Integrity Monitoring Association and the American Gaming Association.

DRAFTKINGS’ INDUSTRY

Overview

We are a leader in digital sports entertainment and gaming in the United States, with over 4.3 million cumulative unique paid users. Old DK’s total revenue grew from $192 million in 2017 to $323.4 million for the year ended December 31, 2019. Our growth has been driven substantially by the legalization of sports betting and iGaming in several U.S. jurisdictions, including New Jersey, where we launched our DraftKings Sportsbook in the third quarter of 2018 and iGaming in the fourth quarter of 2018.

Our Industry and Opportunity

We operate within the global entertainment and gaming industries, which are comprised of diverse products and offerings that compete for consumers’ time and disposable income, such as movies, television, music, sporting events, video games, gambling and more. Industry revenue, according to the International Trade Administration and H2 Gambling Capital (“H2”), is estimated to be greater than $2.5 trillion, of which approximately one-third is derived from the United States.

We have focused our business to benefit from the growth opportunities at the intersection of digital sports entertainment and gaming. We believe sports entertainment and sports betting should fuel each other’s growth for the foreseeable future. According to Deloitte’s TMT Predictions 2019, 43% of North American men aged 25-34 who watch sports also regularly bet on sports, with regularly being defined as betting at least once per week. Deloitte estimates that this figure could grow to be as large as 60% going forward. As more jurisdictions legalize online gaming, we expect it to see outsized gains versus retail alternatives. For example, in New Jersey, the N.J. Division of Gaming Enforcement notes that over 80% of sports betting gross gaming revenue came from online betting in 2019.

As momentum for regulated sports betting and iGaming continues, we believe we are uniquely positioned to be a leader in both B2C and B2B capacities.

Global Gaming Industry

The global gaming industry includes a wide array of products, from lotteries to bingo, slot machines, casino games and sports betting, across land-based and online platforms. In 2019, the global gaming industry was estimated to generate approximately $456 billion in gross gaming revenue according to H2. The industry has various operators and stakeholders across the private and public sectors, including traditional brick-and-mortar casinos, state-run lottery operators, Native American Tribes, legacy online gaming operators, racetracks/racinos and gaming technology companies.

Recently, online gaming has seen outsized growth and increased penetration. Per H2, online gaming grew at an annual rate of 10% from 2014 to 2018, relative to global gaming’s growth of 2% per annum during that same period. H2 expects this trend to continue over the next five years. Online gaming’s share of total global gaming revenue is projected to nearly double from 2014 to 2024E (from 8% to 15% of the total global gaming industry). The following trends are potential drivers of growth in this space:

●	We believe various jurisdictions globally, including the United States, are embracing regulated sports betting and iGaming in an effort to create a safer gaming environment for consumers and to generate additional tax revenue (which is otherwise lost to illegal bookmakers and operators).

●	We believe that in jurisdictions with regulated sports betting and iGaming, consumers have shown a strong preference for online products as opposed to retail products when the option of online versus retail is available to them.

In the past decade, there has been significant regulatory momentum with respect to online gaming across the globe. This momentum has been particularly relevant in developed nations whose citizens have disposable income to spend on entertainment and gaming. For example, Denmark, France, Ireland, Italy, Poland, Spain, Sweden, Switzerland and various states in the United States have legalized and regulated online sports betting or iGaming. All of the aforementioned countries are classified in the “High Income” income group according to the World Bank. We expect this trend to continue moving forward, most notably in the United States. For further details on the U.S. regulatory landscape, see “— Our Industry and Opportunity — North American Gaming Industry — U.S. Sports Betting” and “— Our Industry and Opportunity — North American Gaming Industry — U.S. iGaming” below.

 North American Gaming Industry

Our short- to medium- term focus is on the North American online gaming industry, particularly the opportunity in online sports betting and iGaming. According to H2, the total North American gaming industry was estimated to generate approximately $134 billion in annual gross gaming revenue in 2019, only 5% of which was derived from online gaming. We believe this low percentage of mobile gaming penetration in North America relative to the rest of the world is predominantly due to the slower pace of adoption in the United States where online gaming is regulated on a state-by-state basis. As U.S. jurisdictions become regulated and mature, online gaming penetration may approach that of other developed nations. For example, H2 estimates that more than 45% of the U.K.’s gross gaming revenue comes from online betting compared to approximately 3% in the United States.

The online gaming industry can be broadly segmented into two sub-sectors: (1) sports betting and (2) iGaming. Our primary geographic focus is in the United States.

U.S. Sports Betting

On May 14, 2018, the U.S. Supreme Court struck down PASPA. This ruling effectively allows for each state to legislate and regulate sports betting as it sees fit. After PASPA was struck down, 21 states and the District of Columbia, as of the date of this prospectus, representing approximately 39% of the U.S. population per the Census Bureau, have legalized sports betting in some form. The following table summarizes the current status of legalized sports betting in the United States.

U.S. Regulatory Overview

State	% of U.S. Population	Legalized(1)	Online(2)	Online Live or Pending Launch(3)
Arkansas	0.9%	✓	x	-
Colorado	1.7%	✓	✓	✓
Delaware	0.3%	✓	x	-
Illinois	3.9%	✓	✓	✓
Indiana	2.0%	✓	✓	✓
Iowa	1.0%	✓	✓	✓
Michigan	3.1%	✓	✓	✓
Mississippi	0.9%	✓	x	-
Montana	0.3%	✓	x	-
Nevada	0.9%	✓	✓	✓
New Hampshire	0.4%	✓	✓	✓
New Jersey	2.7%	✓	✓	✓
New Mexico(4)	0.6%	✓	x	-
New York	6.0%	✓	x	-
North Carolina	3.2%	✓	x	-
Oregon	1.3%	✓	✓	✓
Pennsylvania	3.9%	✓	✓	✓
Rhode Island	0.3%	✓	✓	✓
Tennessee(5)	2.1%	✓	✓	✓
Washington(4)	2.3%	✓	x	-
Washington, DC	0.2%	✓	✓	✓
West Virginia	0.6%	✓	✓	✓
% of U.S. Population		39%	24%	15%

Source: “U.S. sports betting tracker” from Gambling Compliance; “Where is sports betting legal in the U.S.?” from Legal Sports Report, U.S. Census Data as of July 2018.

(1)	Indicates states that have legalized sports betting in some form.

(2)	Indicates states with online sportsbooks.

(3)	Green check indicates states with operational online sports betting, while yellow check indicates states that are still pending launch.

(4)	In New Mexico and Washington, sports betting is limited to provision by Native American tribes.

(5)	Tennessee is the only state without retail sportsbooks.

According to Legal Sports Report, the regulated sports betting industry in the United States generated greater than $900 million in gross gaming revenue in 2019, with approximately $625 million (nearly 70%) coming from Nevada and New Jersey — states with more established gaming industries. While the overall industry is still nascent, growth has been strong. For example, fourth quarter sportsbook gross gaming revenue in New Jersey, the first state to regulate sports betting after PASPA was struck down, grew 102% year-over-year to $108.7 million this past quarter.

We believe the sports betting industry is going to grow significantly over the next five years as more states legalize sports betting and currently operational states progress toward maturity.

In addition to regulatory momentum, we believe that industry growth will be spurred by multiple parties having economic interests in the industry’s development (such as media providers, professional sports leagues, sportsbook operators and governments, among others). For example, legalized sports betting should contribute to more engaged television viewers, generating revenue for both professional sports leagues and media providers. According to Deloitte’s TMT Predictions 2019, 68% percent of North American male sports watchers aged 25-34 are more likely to watch a game on TV if they have bet on the game.

U.S. Online Sports Betting: Estimating the Total Addressable Industry Size

There are several different ways to triangulate potential industry size in the United States, some of which we have detailed below. For example, one can extrapolate from other industries globally. These include the United Kingdom and Australia, both of which have mature and regulated sports betting industries. As such, each country presents a data point to help gauge the potential of the U.S. sports betting market. Another way is to extrapolate based on the results in New Jersey, even though New Jersey will only represent a relatively small portion of the mature U.S. industry and the result in New Jersey may not be indicative of results in other jurisdictions.

Estimated U.S. Online Sports Betting GGR at Maturity

Source: New Jersey Division of Gaming Enforcement; H2 Gambling Capital Global All Product Summary Report, June 2019; U.S. Census Bureau; U.K. Office for National Statistics.

(1)	Implies industry size based on New Jersey’s percentage of the U.S. population. 2023E NJ GGR assumes H1’19 annualized GGR of $180 million grows at five-year historical iGaming CAGR of 28% per year until 2023 at which point the industry reaches a mature state.

(2)	Implies industry size based on 2023E U.K. GGR per adult of $88 and a U.S. adult population of 254 million people. 2023E U.K. GGR applies five-year historical OSB CAGR of 13% in the U.K. to 2018 GGR of $2.4 billion.

(3)	Implies industry size based on 2023E Australia GGR per adult of $92 and a U.S. adult population of 254 million people. 2023E Australia GGR per H2 Gambling Capital Global.

As presented in the chart above, the implied U.S. sports betting industry could range from approximately $18 billion (based on the New Jersey extrapolation) to $23 billion (based on the Australia extrapolation). We believe this industry presents an opportunity for our B2C and B2B businesses.

U.S. iGaming

Of the ten states with live online sports betting, four states (Nevada, New Jersey, Pennsylvania and West Virginia) have also legalized iGaming in some form. Specifically, iGaming is legal in New Jersey, Pennsylvania and West Virginia, while only online poker is legal in Nevada. Additionally, Delaware has legalized iGaming, although the state has not yet legalized online sports betting.

At the moment, iGaming has less regulatory momentum than sports betting; however, New Jersey presents a data point for iGaming’s industry potential in the United States. As illustrated below, based on an extrapolation of New Jersey results, the implied total U.S. industry size could be greater than $20 billion if every state legalizes iGaming.

For further details on the New Jersey iGaming industry, refer to the New Jersey case study in “Business — Our Products and Economic Model — Case Study: New Jersey Sportsbook.”

Estimated U.S. iGaming GGR Implied by New Jersey

(1)	GGR for nine months ended September 30, 2019 is annualized then grown one year forward at the historical CAGR of 25% (‘14-’18A).

Daily Fantasy Sports

While predominately a U.S. business at present, DFS is beginning to emerge in Europe and Australia. The U.S. DFS industry is currently occupied by DraftKings, our primary competitor, FanDuel, and other smaller players (such as Yahoo Sports). According to Eilers, DraftKings and FanDuel account for approximately 95% market share, with DraftKings controlling approximately 60% of that share.

Competition

Given that we operate in the global entertainment and gaming industry, we consider any type of discretionary leisure and entertainment provider to be a competitor with respect to our consumers’ time and disposable income. In the sports betting space, our competitors are established European players, such as Bet365, Flutter Entertainment / The Stars Group (through their FanDuel and FoxBet brands), William Hill and Roar Digital (through its BetMGM brand and partnership with GVC). Additionally, we expect competition from new entrants, such as Pointsbet, and U.S. casinos. We expect to have similar competitors in the iGaming space; however, our competitors may operate under different brand names for the purposes of iGaming. With regard to DFS, our primary competitor is FanDuel, which is majority owned by Flutter Entertainment.

We principally compete on a number of factors across our B2C offerings. These include, but are not limited to, our front-end online product, our back-end infrastructure, our ability to retain and monetize existing users, re-engage prior users and acquire new users and our regulatory access and compliance experience.

In the B2B space, our competitors for sports betting and iGaming include Bet.Works, Gaming Innovation Group (GiG), GVC Holdings, International Gaming Technology (IGT), Kambi, Playtech and Scientific Games. We compete on the quality and breadth of our technology solutions and support services.

DRAFTKINGS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of DraftKings Inc. should be read together with our audited consolidated financial statements as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017, in each case together with related notes thereto, included elsewhere in this prospectus. The discussion and analysis should also be read together with the section entitled “Business” and our pro forma financial information as of and for the year ended December 31, 2019. See “Unaudited Pro Forma Condensed Combined Financial Information.” The following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” Certain amounts may not foot due to rounding. For the purposes of this section, “we,” “us,” “our” and “DraftKings” refers to DraftKings Inc., a Delaware corporation, prior to the Closing and DraftKings Inc., a Nevada corporation, following the Closing.

Our Business

Our vision is to transform the way in which people experience sports. Our mission is to make life more exciting by responsibly creating the world’s favorite real-money games and betting experiences.

In 2012, we launched our peer-to-peer daily fantasy sports product offering for short-duration contests for cash prizes and continue to pioneer innovations aligned with our mission. Today, we believe DraftKings is the largest daily fantasy sports operator in the United States. Starting in 2018, we expanded into Sportsbook and iGaming and established ourselves as a top operator.

Our goal is to revolutionize digital sports entertainment at the intersection of technology and entertainment. We have established a following among “skin-in-the-game” sports fans brought together by our robust daily fantasy sports technology platform that powers millions of contest entries in peer-to-peer competitions every week. We leverage our technology platform, the scale and density of our user base and insights from over four million cumulative unique paid users to continuously improve our analytics, marketing and technology to (a) continue to invest in our products and platform, (b) launch our product offerings in new geographies, (c) effectively integrate SBTech to form a vertically integrated operation, (d) create replicable and predictable state-level unit economics in sports betting and iGaming and (e) expand our consumer offerings. For example, in 2013 we launched the first mobile app in daily fantasy sports, anticipating the behavioral shift of a user base that had historically relied on a desktop-only experience. And five years later, in August 2018, we launched the first mobile sportsbook in New Jersey.

Over the past eight years, we have achieved sustained paid user growth and several key milestones, as indicated in the chart below. See “Business.”

Today, our offerings include expanded means to experience sports and gaming, including our recently added iGaming offering that provides users with a robust suite of gaming options. We anticipate the demand for our offerings will continue to grow as additional states legalize and regulate sports betting and iGaming, and more people discover the convenience of our platform and excitement of the “skin-in-the-game” experience.

The following table sets forth a summary of our financial results for the periods indicated:

	Year ended December 31,
	2019	2018	2017
	(in thousands)
Revenue	$323,410	$226,227	$191,844
Net Loss	(142,734)	(76,220)	(75,556)
Adjusted EBITDA (1)	$(98,640)	$(58,850)	$(48,884)

(1)	Adjusted EBITDA is a non-GAAP financial measure. See “— Non-GAAP Information” below for our definition of, and additional information about, Adjusted EBITDA, and for a reconciliation to net loss, the most directly comparable U.S. GAAP financial measure.

The accelerated revenue growth in 2019 over 2018 was due to a full year of New Jersey Sportsbook and iGaming operations following launches in August and December of 2018, respectively. The higher net loss year-over-year is due primarily to continued platform development and launches in three new states. Our business is also seasonal in nature, and our revenue and user volume between quarters, as well as between year-over-year comparative reporting periods, are impacted by the relative popularity of certain sports and the scheduling of professional sports seasons and sporting events. See “— Quarterly Performance Trend and Seasonality.”

We make deliberate and substantial investments in support of our mission and long-term growth. For example, we have invested in our products and technology in order to continually launch new product innovations on our platform, improve marketing, merchandising, and operational efficiency through data science, and deliver a great user experience. We also make significant investments in sales and marketing and incentives to grow and retain our paid user base, including personalized cross-product offers and promotions, and promote brand awareness to attract the “skin-in-the-game” sports fan. Together, these investments have enabled us to create a leading product offering built on a scalable platform, while attracting a user base that resulted in the rapid growth of our business. DraftKings is the leader in daily fantasy sports, with approximately 60% revenue market share in the United States in the fourth quarter of 2019, according to Eilers’ Daily Fantasy Sports Tracker from Q4 2019. We are also among the leading Sportsbook and iGaming operators in New Jersey, with market shares of greater than 30% according to the NJ Division of Gaming Enforcement’s Sports Wagering Revenue Reports from January 2020 and greater than 10% according to Eilers’ U.S. Online Casino Tracker from December 2019. We have since launched our online Sportsbook in Colorado, Indiana, Iowa, New Hampshire, Pennsylvania and West Virginia, and iGaming in Pennsylvania.

We are continuing to invest in our future through product innovation and scaling our operations to prepare for the launch of our product offerings in new jurisdictions. When we launch Sportsbook and iGaming offerings in a new jurisdiction, we invest in user acquisition, retention and cross-selling, until the new jurisdiction provides a critical mass of users engaged across our product offerings. We expect each new jurisdiction to achieve a positive contribution profit (which we define as revenue, minus cost of revenue and direct advertising costs) in approximately 12 to 36 months following launch, depending on the characteristics of the new market.

Our path to profitability is based on the acceleration of positive contribution profit growth driven by marketing efficiencies as we transition from local to regional to national advertising, and scale benefits on the platform development component of our cost of revenue. On a consolidated Adjusted EBITDA basis, we expect to achieve profitability when total contribution profit exceeds the fixed costs of our business, which depends, in part, on the percentage of the U.S. adult population that has access to our product offerings and the other factors summarized in “Cautionary Statement Regarding Forward-Looking Statements”.

Our current technology is highly scalable with relatively minimal incremental spend required to launch our product offerings into new states. We will continue to manage our fixed-cost base in conjunction with our market entry plans and focus our variable spend on marketing, user experience and support and regulatory compliance to become the platform of choice for users and the partner of choice for regulators. We expect to further improve our profitability (excluding the impact of amortization of acquired intangibles) through cost synergies and new opportunities driven by vertical integration of SBTech’s technology and know-how.

Impact of COVID-19

The novel coronavirus is having a significant impact on most businesses, including ours. The direct impact on the business of DraftKings disruptions in normal business operations in several of our offices is primarily through the suspension, postponement and cancellation of major sports seasons and sporting events. Typically during the March and April time periods, we would have significant user interest and activity in our DFS and Sportsbook product offerings for sporting events such as the NCAA college basketball tournament, the Masters golf tournament, as well as late season games and early playoff series of the National Basketball Association and the National Hockey League. While a number of sporting events have been cancelled or postponed, including the NCAA college basketball tournament which was canceled, the ultimate status of other sporting events is unknown, including whether the NBA season will be completed either in part or in its entirety on a delayed schedule.

The ultimate impact of COVID-19 on our financial and operating results is unknown and will depend on the length of time that these disruptions exist and whether the sports seasons and sporting events will ultimately be suspended, postponed, or cancelled; however, COVID-19 has had a significant impact and may continue to have a significant impact, the full extent of which is unknown, but which could be material. In particular, these changes have reduced customers’ use of, and spending on, our product offerings, and have caused us to issue refunds for canceled events, and retail casinos where we have a branded Sportsbook have closed. Our revenues vary based on major sports seasons and sporting events, which will not generate as much revenue as they would have without the cancellation or postponements in the wake of COVID-19. However, with respect to product offerings that do not rely on major sports seasons and sporting events, such as iGaming, we expect to continue to generate revenue. DraftKings is also innovating to generate more content that does not rely on major sports seasons and sporting events, for example products that allow people to wager on events such as political events and eSports such as simulated eNASCAR and League of Legends. During this period, we are managing the variable portion of our cost structure to better align with revenue, including cost of goods sold, which depend on gross revenue generation, as well as external marketing spend, which will be significantly reduced during this period of disruption. Because of the highly variable cost structures of the businesses, our liquidity outlook has not materially changed. Furthermore, as detailed below in “Liquidity and Capital Resources,” in March 2020, DraftKings drew down substantially all of its revolving credit facility in order to provide financial flexibility at a moment when there were many uncertainties from the impact of COVID-19, including potential limits on its access to financial and capital markets. While the COVID-19 crisis continues, DraftKings does not have an immediate need for this capital and as such, does not have any material concerns with its ability to service its debt.

Assuming sports return this year (even without audiences), we do not expect a long-term financial impact on our financial condition and results of operation. However, as noted in “Risk Factors — Risk Factors Relating to Our Business and Industry — Reductions in discretionary consumer spending could have an adverse effect on our business, financial condition, results of operations and prospects,” any significant or prolonged decrease in consumer spending on entertainment or leisure activities could adversely affect the demand for our offerings, reducing our cash flows and revenues, and thereby materially harming our business, financial condition and results of operations.

Finally, we have business continuity programs in place to ensure that employees are safe and that the businesses continue to function while employees are working remotely. The businesses have been closely monitoring the impact of the population working from home and the potential strain on internet connectivity but have not seen any adverse impact on the ability of the businesses to continue to function and we have not seen any network connectivity issues that would have an adverse impact on our users ability to access our product offerings.

Our Business Model

Across all of our offerings, we provide users with a single integrated platform that provides one account, one wallet, a centralized payment system and responsible gaming controls, compliant with regulations across all jurisdictions in which we operate (we refer to this as our “platform”). This platform enables us to develop a seamless and personalized experience across our product offerings. Our product offerings, consisting of daily fantasy sports, Sportsbook and iGaming, available through both web and mobile applications, generate substantially all of our revenue. Our business model relies on our ability to leverage this multijurisdictional platform and create innovative product offerings that will both attract new users and retain our growing base of users.

Our business model is based on the following key factors and strategies:

Monetizing our Platform

We monetize our platform through the following principal offerings:

●	Daily Fantasy Sports (DFS). Since launching our platform, we have monetized our DFS offering by facilitating peer-to-peer play, whereby users compete against each other for prize money. We provide users with a technology platform that establishes daily fantasy sports contests, scores the contest, distributes the prize money and performs other administrative activities to enable the “skin-in-the-game” sports fan experience. Our revenue is the difference between the entry fees collected and the amounts paid out to users as prizes and customer incentives in a period.

●	Sportsbook. To further enhance the “skin-in-the-game” sports fan experience, shortly after the U.S. Supreme Court struck down PASPA, we enabled our platform to offer online sports betting. In Sportsbook, we generate revenue from “hold” as users play against the house (us).

●	iGaming. iGaming includes the full suite of games available in land-based casinos, such as blackjack, roulette and slot machines, all integrated with our other offerings through our platform. For these offerings, we function similarly to land-based casinos, generating revenue through “hold” as users play against the house (us).

Across all of our principal offerings, as more users place more bets or enter more contests, we earn more revenue. We also generate revenue from offering advertising and sponsorship packages to targeted advertisers across our entertainment and gaming offerings.

Growing our User Base

Monthly Unique Payers (“MUPs”). The number of unique paid users (“payers”) that use our product offerings on a monthly basis is a key metric of our user growth. The chart below presents our MUPs for the years ended December 31, 2017, 2018 and 2019, respectively:

MUPs is a key indicator of the scale of our user base and awareness of our brand. We believe that the growth of our MUPs base is also indicative of our long-term revenue growth potential. We expect the number of MUPs to grow as we attract, retain and re-engage users in new and existing jurisdictions and expand our offerings to appeal to a wider audience.

We define MUPs as the number of unique paid users (“payers”) per month who had a paid engagement (i.e., participated in a real-money DFS contest, sports bet or casino game) across one or more of our product offerings via our platform. For reported periods longer than one month, we average the MUPs for the months in the reported period.

A “unique paid user” or “unique payer” is any person who had one or more paid engagements via our platform during the period (i.e., a user that participates in a paid engagement across each of our product offerings counts as a single unique payer for the period). This measure does not include users who have not played with funds deposited in their wallet on our platform. We exclude users who have made a deposit but have not yet had a paid engagement. Unique payers or unique paid users include users who have participated in a paid engagement with promotional incentives, which are fungible with other funds deposited in their wallets on our platform, the number of these users included in MUPs has not been material to date and a substantial majority of such users are repeat users who have had paid engagements both prior to and after receiving incentives.

Average Revenue per MUP (“ARPMUP”). The average revenue per MUP represents our ability to drive usage and monetization of our product offerings. The chart below presents our ARPMUP for the years ended December 31, 2017, 2018 and 2019, respectively:

We use ARPMUP to analyze comparative revenue growth and measure customer monetization and engagement trends.

We define and calculate ARPMUP as the average monthly revenue for a reporting period, divided by MUPs (i.e., the average number of unique payers) for the same period.

The Business Combination

Under the terms of the BCA, Merger Sub merged with and into Old DK (the “DK Merger”), and Old DK survived the DK Merger as a wholly-owned subsidiary of DraftKings. Concurrently with the DK Merger, DraftKings acquired all of the issued and outstanding share capital of SBTech (the “SBTech Acquisition”). Immediately prior to the DK Merger and the SBTech Acquisition, DEAC merged with and into DEAC NV Merger Corp., a Nevada corporation, and changed its name to DraftKings Inc. In consideration for the DK Merger and the SBTech Acquisition, stockholders of Old DK received shares of common stock of DraftKings, and SBTech’s shareholders received a combination of cash and shares of common stock of DraftKings.

The Business Combination  was consummated on April 23, 2020. As the accounting acquirer of SBTech, we have preliminarily allocated the estimated purchase price of approximately $993 million (reflecting certain estimated purchase price adjustments and seller costs to be borne by DraftKings pursuant to the BCA) to SBTech’s assets and liabilities in the pro forma balance sheet included elsewhere in this prospectus. This results in, among other adjustments, pro forma increases of approximately $11 million in property, plant and equipment, $269 million in amortizable intangible assets and $695 million in goodwill, compared to Old DK’s balance sheet as of December 31, 2019. The fair value measurement period for the SBTech Acquisition remains open for up to 12 months after the consummation of the Business Combination while we await further information and analyses to determine the acquisition date fair values of certain acquired assets and assumed liabilities. We plan to integrate SBTech’s platform, services, assets and know-how with our operations over time, which we expect to result in integration-related costs as well as substantial synergies and provide us with important competitive advantages. Expected synergies include implementation of SBTech’s proprietary sportsbook technology (transitioning from an external provider), integration of corporate management and shared service functions and processes and the ability to attract skilled IT engineering professionals in lower-cost regions. Consequently, the future results we report may not be comparable to Old DK’s or SBTech’s historical financial statements or the pro forma financial information included elsewhere in this prospectus.

DraftKings is the predecessor of the combined business, and, as the parent company of the combined business, has continued as the SEC registrant, meaning that DraftKings’ financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The DK Merger was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. SBTech was treated as an acquired company for financial statement reporting purposes. The Business Combination is expected to have several significant impacts on our future reported financial position and results, as a consequence of reverse capitalization treatment (with respect to DEAC) and acquisition accounting (with respect to SBTech). These include an estimated increase in cash (as compared to Old DK’s balance sheet at December 31, 2019) of $516 million. This pro forma cash amounts is net of  (x) approximately $212 million in cash consideration payable to SBTech shareholders (including estimated purchase price adjustments pursuant to the BCA and certain seller transaction costs to be paid by DraftKings), (y) total non-recurring transaction costs estimated at approximately $55.6 million, in addition to $3.8 million paid in the fourth quarter of 2019 (including acquisition-related advisory fees in connection with the Business Combination and deferred underwriting commissions in connection with DEAC’s initial public offering, but excluding certain seller costs to be paid by DraftKings) and (z) other transaction-related costs (including bonuses, the payment of certain transaction-related and other payables of DEAC). A portion of the transaction costs have been treated as a reduction of equity (i.e., the deferred underwriting commissions and costs pertaining to the reverse recapitalization) and a portion will be expensed in the second quarter of 2020 (i.e., merger-related costs). The pro forma cash amounts include cash from (i) DEAC’s trust account, (ii) $40.0 million in gross proceeds from our issuance of Convertible Notes (as defined in “— Liquidity and Capital Resources”) in early 2020, (iii) the proceeds from the Private Placement of approximately $304.7 million that we expect to receive upon the consummation of the Business Combination and (iv) $44.5 million in proceeds from the borrowing on our revolving credit facility incurred in March 2020. See “Unaudited Pro Forma Condensed Combined Financial Information.”

As a consequence of the Business Combination, DraftKings became the successor to an SEC-registered and Nasdaq-listed company. DraftKings will need to hire additional staff and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources and fees. DraftKings estimates that these incremental costs will range between approximately $20 million and $30 million per year.

Non-GAAP Information

This prospectus includes Adjusted EBITDA, which is a non-GAAP performance measure that we use to supplement our results presented in accordance with U.S. GAAP. We believe Adjusted EBITDA is useful in evaluating our operating performance, as it is similar to measures reported by our public competitors and is regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA is not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

We define and calculate Adjusted EBITDA as net loss before the impact of interest income or expense, income tax expense and depreciation and amortization, and further adjusted for the following items: stock-based compensation, transaction-related costs, litigation, settlement and related costs and certain other non-recurring, non-cash and non-core items, as described in the reconciliation below.

We include this non-GAAP financial measure because it is used by management to evaluate DraftKings’ core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. Adjusted EBITDA excludes certain expenses that are required in accordance with U.S. GAAP because they are non-recurring (for example, in the case of transaction-related costs), non-cash (for example, in the case of depreciation and amortization, stock-based compensation) or are not related to our underlying business performance (for example, in the case of interest income and expense and legal settlement costs).

The table below presents our Adjusted EBITDA reconciled to our net loss, the closest U.S. GAAP measure, for the periods indicated:

	Year ended December 31,
	2019	2018	2017
	(in thousands)
Net loss	$(142,734)	$(76,220)	$(75,556)
Adjusted for:
Depreciation and amortization	13,636	7,499	6,301
Interest (income) expense, net	(1,348)	(666)	1,541
Income tax expense	58	105	210
Stock-based compensation	17,613	7,210	4,500
Transaction-related costs (1)	10,472	—	10,697
Litigation, settlement and related costs (2)	3,695	3,222	1,754
Other non-recurring and special project costs (3)	2,489	—	1,062
Non-operating costs (4)	(2,521)	—	607
Adjusted EBITDA	$(98,640)	$(58,850)	$(48,884)

(1)	Mainly includes advisory, consulting, accounting and legal expenses in connection with mergers and acquisitions activities, including related evaluation, negotiation and integration costs, and capital-raising activities. This includes costs related to the Business Combination in 2019. The 2017 amount relates mainly to an attempted significant transaction.

(2)	Includes primarily litigation settlement costs, and related external legal costs, mainly in connection with regulatory investigations and settlements.

(3)	Includes primarily consulting, advisory and other costs relating to non-recurring items and special projects, including, in 2019, the costs of our move to our new Boston headquarters, implementation of internal controls over financial reporting, executive search costs and a signing bonus for a newly hired senior executive and, in 2017, lease exit costs related to the office space in New York.

(4)	Includes, in 2019, a gain recorded upon a contribution of assets to an equity method investee, net of our equity method share of the investee’s losses and, in 2017, adjustments to the fair value of contingent consideration and other non-cash effects included in the “other non-operating costs” line-item of our income statements.

Key Factors Affecting Our Results

Our financial position and results of operations depend to a significant extent on the following factors:

Industry Opportunity and Competitive Landscape

We operate within the global entertainment and gaming industry, which is comprised of diverse products and offerings that compete for consumers’ time and disposable income. Our short-to-medium term focus is on the North American regulated gaming industry, particularly the opportunity in online sports betting and iGaming. See “DraftKings’ Industry.” We believe our industry-leading product offerings, strong technology platform, eight years of U.S. online and mobile gaming experience, established brand and our vertically integrated solutions make us a partner of choice for state regulators, professional sports leagues and teams, gaming companies, retail and online sportsbooks and other sports entertainment and related businesses.

As we prepare to enter new jurisdictions, we expect to face fierce competition from other established industry players, some of which may have more experience in sports betting and iGaming and have access to more resources. We believe our analytics, the technology that powers our platform, and the lessons learned from our DFS operations and New Jersey experience will enable us to capture significant market share in newly available jurisdictions. For example, we achieved and maintain as of January 2020 a digital sportsbook New Jersey market share of over 30% and we are among the top iGaming operators in the state, despite extensive competition. We recently launched our online Sportsbook in Colorado, Indiana, Iowa, New Hampshire, Pennsylvania and West Virginia, and believe we are the market leader in Indiana and West Virginia as of January 2020.

Legalization, Regulation and Taxation

We are the national leader in daily fantasy sports and a top mobile-gaming operator in New Jersey according to Eilers’ U.S. Sports Betting Market Monitor Report from December 2019. Our financial prospects depend on legalization of online sports betting and iGaming across more of the United States, a trend that we believe is in its infancy after the U.S. Supreme Court struck down PASPA in May 2018. Our strategy is to expand our Sportsbook and iGaming offerings in new jurisdictions as they are legalized and become accessible. As of the date of this prospectus, 21 U.S. states and the District of Columbia, which collectively represent 38.7% of the U.S population, have legalized sports betting in some form. Of these 22 legal jurisdictions, 14 have legalized online sports betting, and make up 24.1% of the U.S. population. Ten of these 14 jurisdictions are live and four are pending launch. DraftKings operates in eight of these ten jurisdictions. Mobile sports wagering bills are currently being considered in 18 states.

The process of securing the necessary licenses or partnerships to operate in a given jurisdiction may take longer than we anticipate. In addition, legislative or regulatory restrictions and product taxes may make it less attractive or more difficult for us to do business in a particular jurisdiction. For example, certain jurisdictions require us to have a relationship with a land-based licensed casino for online sportsbook access, which tends to increase our costs of revenue. States that have established state-run monopolies may limit opportunities for private sector participants like us. We nonetheless believe our acquisition of SBTech allows us to become a partner of choice to power state-run sportsbooks, as exemplified by SBTech’s recent agreement with the Oregon State Lottery.

States impose tax rates on regulated offerings, which may vary substantially between states and product offerings. Sales taxes may also apply in certain jurisdictions. We are also subject to a federal excise tax of 25 basis points on the amount of each sportsbook bet. See “Risk Factors — Risk Factors Relating to Our Business and Industry — Our growth prospects may suffer if we are unable to develop successful offerings or if we fail to pursue additional offerings. In addition, if we fail to make the right investment decisions in our offerings and technology platform, we may not attract and retain key users and our revenue and results of operations may decline.”

Ability to Acquire, Retain and Monetize Users

We grow our business by attracting new paid users to our platform and increasing their level of engagement with our product offerings over time. To effectively attract and retain paid users and to re-engage former paid users, we invest in a variety of marketing channels in combination with personalized customer promotions, most of which can be used across all of our product offerings (such as free contest entries or bets or matching deposits). These investments and personalized promotions are intended to increase consumer awareness and drive engagement. While we are continuing to assess the efficiency of our marketing and promotion activities, our limited operating history and the relative novelty of the U.S. online sports betting and iGaming industries makes it difficult for us to predict when we will achieve our longer-term profitability objectives.

Managing Betting Risk

Sports betting and iGaming are characterized by an element of chance. Our revenue is impacted by variations in the hold percentage (the ratio of net win to total amount wagered) on bets placed on, or the actual outcome of, games or events on which users bet. Although our product offerings generally perform within a defined statistical range of outcomes, actual outcomes may vary for any given period, and a single large bet can have a sizeable impact on our short-term financial performance. Our hold is also affected by the spread of limits and factors that are beyond our control, such as a user’s skill, experience and behavior, the mix of games played, the financial resources of users and the volume of bets placed. As a result of the variability in these factors, the actual hold rates on our products may differ from the theoretical win rates we have estimated and could result in the winnings of our gaming users exceeding those anticipated. We seek to mitigate these risks through data science and analytics and rules built into our platform, as well as active management of our amounts at risk at a point in time, but may not always be able to do so successfully, particularly over short periods, which can result in financial losses as well as revenue volatility.

Key Components of Revenue and Expenses

Revenue

We generate revenue primarily through our three main product offerings. DFS, which was our sole product offering until late 2018, historically drove our revenue results and accounts for a majority of our users; however, since we launched Sportsbook and iGaming in 2018, states with Sportsbook and iGaming together have accounted for a rapidly growing proportion of our users, which drives our revenue. We expect this user growth trend to continue and to further accelerate as our Sportsbook and iGaming offerings are permitted in more U.S. states. Over time, we expect Sportsbook and iGaming users will surpass DFS users, and thus revenue.

We record substantially all our revenue from our consumer product offerings on our platform. DFS revenue is generated to the extent that contest entry fees from customers (i.e., our paid users), in the aggregate, exceed the aggregate prizes awarded and paid user incentives in a period. Sportsbook and iGaming revenue is generated from bets received from paid users (referred to as “handle”), less winnings paid to such users and paid user incentives. While we seek to set the odds of winning to provide us with a revenue margin on the amounts at risk, our liability for the winning bets may result in net reductions to revenue if the amount of user bets won exceeds our hold. We also generate revenue from the sale of advertising across our product offerings, and expect this to grow in dollar terms (though not as a proportion of revenue) as we expand our platform across more of the United States.

We offer a variety of incentives to attract users to our product offerings, including free or matching bets, enhanced odds and betting insurance. In addition, our paid users are eligible for a loyalty program and can earn points for engaging with our offerings and redeem them for various rewards, including contest tickets, apparel, events, sports merchandise and other prizes. We record the cost of these incentives as reductions to revenue, i.e., we report revenue net of these costs. We expect the amount of these incentives, and the mix between incentives and advertising and marketing costs, to be volatile for the foreseeable future. These incentives are also seasonal in nature and will be affected by the timing of sporting events and our entry into new jurisdictions. While we plan to stabilize our incentive rates as a percentage of gross revenue over time, we may incur higher or lower incentive costs in a given period, depending on a number of factors, including the tax treatment of incentives and trend changes in legalization and our advertising spend.

Our revenue is currently concentrated in the United States. See Note 17 to DraftKings’ audited consolidated financial statements, included elsewhere in this prospectus.

Costs and Expenses

Cost of revenue. Our cost of revenue consists primarily of variable costs. These include mainly (i) payment processing fees and chargebacks, (ii) product taxes, (iii) platform costs and (iv) revenue share / market access arrangements.

We incur payment processing costs on user deposits and occasionally chargebacks as a result of user complaints (chargebacks have not been material to date).

Product taxes are imposed by different jurisdictions, typically as a percentage of our gross gaming revenue, and also include, to a lesser extent, federal excise and local sales taxes on certain product offerings. Product taxation of online sports betting and iGaming can vary substantially across jurisdictions, and we expect this to become an increasingly significant driver of our cost of revenue as we enter new jurisdictions. Product taxes may also reflect state promotional tax credits, which are recorded as an offset to the cost of revenue.

Platform costs relate mainly to third-party integrated platform services, such as Kambi’s sportsbook platform, data fees for information feeds and geolocation services, web hosting, amortization of capitalized software development costs and developer salaries. These platform costs can vary substantially depending on the mix of product offerings. For example, our iGaming offerings consist of a combination of games we have built ourselves, with no license fees payable to content suppliers, and licensed content from third-party suppliers subject to various arrangements based on revenue sharing or levels of activity. The games in our iGaming offering that we developed in-house, such as blackjack, result in higher margins than games subject to licenses.

Revenue share arrangements are mainly agreements with land-based casinos in states that require these agreements in order to provide real-money online sports betting and iGaming offerings (“market access”). These market access fees are driven mainly by the levels of paid user activity via our platform, particularly engagement with our Sportsbook and iGaming offerings, in a given period.

Sales and Marketing. Sales and marketing expenses consist primarily of direct advertising costs, expenses associated with strategic league and team relationships, brand and creative services and related personnel costs. Sales and marketing also includes, to a lesser extent, costs related to promotional contests funded entirely by us and allocations of rent, maintenance and utilities costs according to headcount.

We consider our sales and marketing spend and promotional offers (which is contra revenue and is described under “— Key Components of Revenue and Expenses — Revenue” above) to be similar in character. Our total spend and allocation of spend between sales and marketing versus promotional spend offers on product launches varies based on local market conditions, regional synergies and competition, among other factors. For example, in New Jersey, we increased our sales and marketing spend upon launching our Sportsbook offering in the second half of 2018, in order to attract a critical mass of new paid users before returning to a normalized level in that market, while also providing promotional offers to our existing DFS users in that state to encourage use of our Sportsbook and iGaming offerings. We expect our advertising spend, like our promotional offers, to be a key component of our geographic expansion. Over the longer term, assuming the trend of mobile sports betting and iGaming legalization continues, we expect our sales and marketing spend to decline as a percentage of revenue, both as a result of higher return on each acquired paid user in multi-offering states (relative to states where only DFS is available) and improved purchasing scale.

Product and Technology. Product and technology expenses consist of software development costs, comprised mainly of product and platform development, support personnel costs, including stock compensation expense and related professional services. Product and technology also includes, to a lesser extent, allocation of rent, maintenance and utilities costs according to headcount.

Our product and technology costs reflect the ongoing maintenance of existing products, fulfilling user and government commitments including local market regulatory customizations, continuously improving user-facing features and functionality, and innovating. We expect these costs to increase in the near term, and to stabilize once we achieve sufficient organizational scale to support our product offerings on a national scale. We believe these costs are highly scalable.

General and Administrative. General and administrative expenses (“G&A”) consist primarily of administrative personnel costs, including executive salaries, related stock compensation expense and benefits, professional services (including legal, regulatory, audit and licensing-related), legal settlements and contingencies, insurance and allocation of rent, maintenance and utilities costs according to headcount. Excluding the impact of SBTech integration costs and public company costs (discussed under “— The Business Combination” above), we expect our G&A spend to further stabilize in the near term.

Income Tax Expense. We account for income taxes using the asset and liability method whereby deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities. The provision for income taxes reflects income earned and taxed mainly in the various U.S. federal and state jurisdictions. Jurisdictional tax law changes, increases or decreases in permanent differences between book and tax items, accruals or adjustments of accruals for tax contingencies or valuation allowances, and the change in the mix of earnings from these taxing jurisdictions all affect our overall effective tax rate. Our tax expense has been immaterial throughout the periods presented in this prospectus, reflecting our losses. Our historical losses have given rise to a substantial tax asset mainly comprised of net operating loss carryforwards, which we may be able to apply to future tax liabilities. See Note 11 to DraftKings’ audited consolidated financial statements included elsewhere in this prospectus and “— Critical Accounting Policies — Income Taxes.”

Results of Operations

Comparison of the Years Ended December 31, 2019, 2018 and 2017

The following table sets forth a summary of our consolidated results of operations for the years indicated, and the changes between periods.

	Year ended December 31,			2018 to 2019%	2017 to 2018%
	2019	2018	2017	Change	Change
	(in thousands)
Revenue	$323,410	$226,277	$191,844	42.9%	17.9%
Cost of revenue	103,889	48,689	31,750	113.4%	53.4%
Sales and marketing	185,269	145,580	156,632	27.3%	-7.1%
Product and technology	55,929	32,885	20,212	70.1%	62.7%
General and administrative	124,868	75,904	56,448	64.5%	34.5%
Loss from operations	(146,545)	(76,781)	(73,198)	90.9%	4.9%
Interest income (expense), net	1,348	666	(1,541)	102.4%	n.m.
Gain on initial equity method investment	3,000	—	—	n.m.	n.m.
Other income (expense), net	—	—	(607)	n.m.	n.m.
Loss before income taxes expense	(142,197)	(76,115)	(75,346)	86.8%	1.0%
Income tax expense	58	105	210	-44.8%	-50.0%
Loss from equity method investment	479	—	—	n.m.	n.m.
Net loss	$(142,734)	$(76,220)	$(75,556)	87.3%	0.9%

n.m. = not meaningful.

2019 Compared to 2018

Revenue. Revenue increased by $97.1 million, or 42.9%, to $323.4 million in 2019 from $226.3 million in 2018. The increase was attributable primarily to a full year of revenue from our new product offerings in New Jersey. The revenue trend reflected the growth in MUPs, which increased 13.8% period-on-period, and ARPMUP, which increased 25.6% period-on-period.

Cost of Revenue. Cost of revenue increased by $55.2 million, or 113.4%, to $103.9 million in 2019 from $48.7 million in 2018, reflecting our product expansion described above. Product taxes, platform costs and payment processing fees and chargebacks contributed $20.6 million, $16.8 million and $9.3 million, respectively, to the increase, and revenue share arrangements, reflecting the higher market access costs relating to our Sportsbook and iGaming product offerings, accounted for the remainder. Cost of revenue as a percentage of revenue increased by 10.6 percentage points to 32.1% in 2019 from 21.5% in 2018, reflecting the changed revenue mix of product offering revenue and related costs. In general, we expect our Sportsbook and iGaming product offerings to produce substantially higher revenue dollars but at a higher cost per revenue dollar relative to our DFS offering.

Sales and Marketing. Sales and marketing expense increased by $39.7 million, or 27.3%, to $185.3 million in 2019 from $145.6 million in 2018. The increase was due mainly to increased advertising and marketing spend to increase awareness and user acquisition for our Sportsbook and iGaming offerings, particularly in newly launched states. Sales and marketing expense accounted for 57.3% of our revenue in 2019 compared to 64.3% in 2018, a decrease of 7.0 percentage points.

Product and Technology. Product and technology expense increased by $23.0 million, or 70.1%, to $55.9 million in 2019 from $32.9 million in 2018. The increase was driven mainly by product operations and engineering headcount, which increased steadily to 390 as of December 31, 2019 from 295 as of December 31, 2018, and increased technology consulting costs. Product and technology expense accounted for 17.3% of our revenue in 2019 compared to 14.5% in 2018, an increase of 2.8 percentage points.

General and Administrative. General and administrative expense increased by $49.0 million, or 64.5%, to $124.9 million in 2019 from $75.9 million in 2018. The increase was due primarily to higher personnel costs, reflecting headcount growth and a $10.4 million increase in stock-based compensation, and $10.5 million in costs related to the Business Combination recorded in the fourth quarter of 2019, as well as additions to our indirect tax loss contingency reserves and higher rent and facilities costs following our headquarters move. General and administrative expenses accounted for 38.6% of our revenue in 2019 compared to 33.5% in 2018, an increase of 5.1 percentage points.

Net Loss. Net loss increased by $66.5 million to $142.7 million in 2019 from $76.2 million in 2018, for the reasons discussed above.

2018 Compared to 2017

Revenue. Revenue increased by $34.4 million, or 17.9%, to $226.3 million in 2018 from $191.8 million in 2017. The increase was attributable primarily to the New Jersey launch of our Sportsbook and iGaming product offerings in the third and fourth quarters of 2018, respectively, and continued growth of our DFS product offering. The increase in revenue was driven by increases in unique payers and revenue per unique payer, reflected in the 4.7% increase in MUPs and 12.6% increase in ARPMUP, reflecting the impact of our Sportsbook product launch. We directed a growing portion of paid user incentives and promotions at our users, to help establish the new product.

Cost of Revenue. Cost of revenue increased by $16.9 million, or 53.4%, to $48.7 million in 2018 from $31.8 million in 2017, reflecting the costs of the aforementioned Sportsbook launch, and particularly the related increase in product taxes. Product taxes and platform costs accounted for $7.0 million and $5.6 million, respectively, of the increase, and processing fees and chargebacks and revenue share arrangements accounted for the remainder. Cost of revenue as a percentage of revenue increased by 4.9 percentage points to 21.5% in 2018 from 16.6% in 2017, reflecting the launch of our Sportsbook and iGaming product offerings in the second half of 2018, particularly proportionally higher product taxes and revenue-sharing costs related to our Sportsbook product offering compared to DFS.

Sales and Marketing. Sales and marketing expense decreased by $11.1 million, or 7.1%, to $145.6 million in 2018 from $156.6 million in 2017, mainly due to a reduction in team sponsorships. Team sponsorships continue to be an important marketing channel, but we have become more targeted in our approach, and shifted spend towards our digital and offline channels. Sales and marketing expense accounted for 64.3% of our revenue in 2018 compared to 81.6% in 2017, a decrease of 17.3 percentage points.

Product and Technology. Product and technology expense increased by $12.7 million, or 62.7%, to $32.9 million in 2018 from $20.2 million in 2017. The increase was driven mainly by product operations and engineering headcount, which increased steadily to 295 as of December 31, 2018 from 172 as of December 31, 2017, and increased technology consulting costs. Product and technology expense accounted for 14.5% of our revenue in 2018 compared to 10.5% in 2017, an increase of 4.0 percentage points.

General and Administrative. General and administrative expense increased by $19.5 million, or 34.5%, to $75.9 million in 2018 from $56.4 million in 2017. The increase was due primarily to higher personnel costs, reflecting headcount growth and a $2.7 million increase in stock-based compensation, as well as additions to our indirect tax loss contingency reserves and third-party professional fees and increased rent and facilities costs. General and administrative expenses accounted for 33.5% of our revenue in 2018 compared to 29.4% in 2017, an increase of 4.1 percentage points, reflecting the increases in headcount, stock-based compensation, consulting and other costs.

Net Loss. Net loss increased by $0.7 million to $76.2 million in 2018 from $75.6 million in 2017, for the reasons discussed above.

Quarterly Performance Trend and Seasonality

Our user engagement and financial performance is seasonal in nature, as indicated in the following chart, which presents our MUPs and ARPMUP for the last eight fiscal quarters, and the explanations that follow.

Our business experiences seasonality based on the relative popularity of certain sports. Although our platform supports contests and betting on sporting events throughout the year, the fourth quarter is when our users tend to be most engaged, given the overlapping time frame of the NFL and NBA seasons. As a result, we have historically generated higher revenues in our fourth fiscal quarter compared to our other fiscal quarters. We anticipate that this trend will continue, though our mix of revenues in a given quarter will also be impacted by the timing of new jurisdiction launches, the introduction of new product offerings and our integration of SBTech.

In addition, our revenue and key performance indicators for a given quarter or fiscal year may differ substantially due to professional sports season scheduling, including the frequency of play. For example, during the NFL season, our user engagement and revenue is generally highest on Sundays. The number of Sundays in a fiscal reporting period may differ from quarter to quarter and year to year, resulting in revenue volatility between comparative periods. For example, our fiscal years 2017, 2018 and 2019 included revenue related to 18, 17 and 17 Sundays of regular season NFL play, respectively. In contrast, the MLB season, which traditionally falls in our second and part of our third fiscal quarters, is characterized by numerous, daily games throughout the season, which tends to result in higher DFS user engagement and more Sportsbook bets per paid user relative to the NFL season. MLB play also tends to attract a more dedicated but smaller fan base to our product offerings. The timing of the MLB season in combination with these factors has tended to result in lower MUPs in our second fiscal quarter, but a higher ARPMUP.

The suspension, postponement and cancellation of major sports seasons and sporting events may materially impact our results of operations for the current quarter and, potentially, future quarters. See “—Impact of COVID-19.”

Liquidity and Capital Resources

We measure liquidity in terms of our ability to fund the cash requirements of our business operations, including working capital and capital expenditure needs, contractual obligations and other commitments, with cash flows from operations and other sources of funding. Our current working capital needs relate mainly to launching our iGaming and Sportsbook product offerings in new geographies, as well as compensation and benefits of our employees. Our ability to expand and grow our business will depend on many factors, including our working capital needs and the evolution of our operating cash flows.

We had $76.5 million in cash and cash equivalents as of December 31, 2019 (excluding player cash, which we segregate from our operating cash balances on behalf of our paid users). On a pro forma basis, assuming the Business Combination closed on that date, our cash and cash equivalents would have amounted to approximately $592 million at December 31, 2019. We believe our operating cash flows, together with our cash on hand (including the proceeds of the Convertible Notes, as defined below) and the cash we obtained as a result of the Business Combination (including the proceeds of the Private Placement), will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of this prospectus. We may, however, need additional cash resources due to changed business conditions or other developments, including unanticipated regulatory developments, significant acquisitions and competitive pressures. We expect our capital expenditures and working capital requirements to continue to increase in the immediate future, as we seek to expand our product offerings across more of the United States. To the extent that our current resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing. If the needed financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to decrease our level of investment in new product launches and related marketing initiatives or to scale back our existing operations, which could have an adverse impact on our business and financial prospects. See Note 2 to DraftKings’ audited consolidated financial statements included elsewhere in this prospectus.

Debt

We had $87.1 million in debt outstanding as of December 31, 2019, comprised of convertible and Arrowmark promissory notes (excluding capitalized issuance costs and discounts) and amounts drawn under our revolving credit facility. We have since incurred additional convertible note debt and drawn down substantially the full amount available under our revolving credit facility, as discussed below.

Credit Facility. We have a revolving credit facility with Pacific Western Bank with a current limit of $50.0 million. The facility requires us to hold a minimum cash balance of $5.0 million at all times (the “minimum cash balance guarantee”). The facility is scheduled to mature on September 15, 2020. Borrowings under the facility bear interest at a variable annual rate equal to the greater of (i) 1.00% above the prime rate then in effect and (ii) 6.50%, payable monthly. In addition, we are required to pay quarterly in arrears a fee equal to 0.25% per annum of the unused portion of the revolving line of credit. As of December 31, 2019, we had $6.8 million outstanding under the facility and another $4.5 million was applied to the issuance of letters of credit in connection with our office leases. We paid down the outstanding amount under our facility in February 2020; however, as noted below, in March 2020 we drew down $44.5 million under the revolving credit facility and repaid the outstanding amount in April 2020.

Our obligations under the related loan and security agreement are secured by substantially all of our assets. Pursuant to the agreement, we are required to maintain substantially all depository, operating and investment accounts, excluding any proceeds from our gaming business, with Pacific Western Bank. We are also subject to certain affirmative and negative covenants until maturity, including limitations on our ability to incur additional debt or make capital expenditures and to pay dividends. As of December 31, 2019, we did not meet all covenant obligations under the credit facility, but have subsequently obtained waivers from Pacific Western Bank. In March 2020 we drew down $44.5 million under the revolving credit facility in order to provide financial flexibility at a moment when there were many uncertainties from the impact of COVID-19, including potential limits on our access to financial and capital markets. We repaid the drawn amount in full in April 2020 and $45.5 million was available under our revolving credit facility at the date of this prospectus.

In connection with entering into the loan and security agreement, we issued a warrant to Pacific Western Bank to purchase 173,913 shares of our common stock at an exercise price of $0.23 per share. Following our Business Combination, Pacific Western delivered a notice of exercise and we delivered 59,433 shares of our Class A common stock.

ArrowMark Notes. On September 26, 2019, we entered into share redemption agreements with certain funds managed by ArrowMark Partners (the “ArrowMark Funds”), pursuant to which we repurchased and redeemed shares of our preferred stock and common stock held by the ArrowMark Funds (the “ArrowMark Redemption”). A portion of the consideration paid by us in connection with the ArrowMark Redemption, equaling approximately $11.0 million, was paid by the issuance of promissory notes to certain of the ArrowMark Funds (the “ArrowMark Notes”). The ArrowMark Notes were canceled and exchanged into shares of our preferred stock, which in turn converted into new shares of our Class A common stock upon the consummation of the Business Combination.

Convertible Promissory Notes. On and after December 16, 2019, we issued subordinated convertible promissory notes to certain investors. The aggregate principal amount outstanding under the Convertible Notes was $109.2 million as of the date of this prospectus, of which $69.1 million was issued prior to December 31, 2019, and the remainder was issued in early 2020. Interest accrued on the outstanding amount of the Convertible Notes at a rate of 10% per annum on a capitalized, pay-in-kind basis and is added to the outstanding principal amount of each Convertible Note on each anniversary of the date of its issuance or the earlier date of maturity or conversion. The Convertible Notes may only be prepaid with the consent of the holders of a majority of the then-outstanding principal amount.

The Convertible Notes automatically converted into shares of DEAC Class A common stock at a price per share equal to the price per share paid by the PIPE Investors in the Private Placement, and subsequently converted into shares of our Class A common stock on a one-for-one basis.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Year ended December 31,
	2019	2018	2017
	(in thousands)
Net cash used by operating activities	$(78,880)	$(45,579)	$(88,437)
Net cash used in investing activities	(42,271)	(26,672)	(7,715)
Net cash provided by financing activities	79,776	140,892	118,531
Net increase (decrease) in cash	(41,375)	68,641	22,379
Cash at beginning of period	117,908	49,267	26,888
Cash at end of period	$76,533	$117,908	$49,267

Operating Activities. Our cash used in operating activities includes the impact of changes in cash reserved for users, user cash receivables and liabilities to users. Cash reserved for users is comprised of deposits by our users. We treat this cash as the property of our users and segregate it from our operating cash balances. When we receive a user deposit, we record it as cash reserved for users on our balance sheet. In certain cases, a payment processor may delay the remittance of deposits to us for risk management or other reasons, in which case we grant our user access to those funds and record the deposits as a receivable reserved for users. The sum of the changes in cash reserved for users, and changes in receivables reserved for users approximately agree to the change in liabilities owed to users for any given period. While on deposit with us, cash reserved for users earns interest, which is recorded as interest income on our income statement and is included in our operating cash flows. This interest income has not been material to date.

Net cash used in operating activities in 2019 increased by $33.3 million, or 73.1%, to $78.9 million from $45.6 million in 2018, reflecting our higher net loss, for the reasons discussed above, net of non-cash cost items (which increased by $15.6 million between periods), partially offset by an improvement in operating working capital. The operating working capital improvement was driven mainly by an increase in accounts payable and accrued expenses of $22.2 million between periods primarily related to increased advertising and marketing spend, as discussed above.

Net cash used in operating activities in 2018 decreased by $42.9 million, or 48.5%, to $45.6 million, from $88.4 million in 2017, mostly relating to the change in our accounts payable and accrued expenses between December 31, 2016 and December 31, 2017 compared to the change in our accounts payable and accrued expenses between December 31, 2017 and December 31, 2018. During these periods, our accounts payable and accrued expense balances fluctuated significantly due to the timing of our financing. At December 31, 2016, these balances totaled $80 million. By December 31, 2017 these balances decreased by $29.8 million to $50.4 million. This decrease was funded, in part, by the 2017 equity issuances discussed below. By December 31, 2018, these balances had increased by $5.7 million to $56.1 million, and this increase is generally aligned with growth in our cost base that year and generally not related to the timing of financing. The difference between the $29.8 million use of cash to pay down balances in 2017 and the $5.7 million source of cash in 2018 when we permitted these balances to rise is $35.5 million. Of the remaining $7.1 million decrease in cash used in operating activities in 2018, $3.9 million resulted from the annual increase in depreciation, amortization and stock-based expenses.

Investing Activities. Net cash used in investing activities in 2019 increased by $15.6 million, or 58.5%, to $42.3 million from $26.7 million in 2018. The increase reflected mainly higher state licensing fees, an increase in purchases of property and equipment (mainly attributable to leasehold improvements related to our new Boston headquarters, computer equipment and software purchases and office furniture) and higher capitalization of internal-use software costs.

Net cash used in investing activities in 2018 increased by $19.0 million to $26.7 million in 2018 from $7.7 million in 2017, reflecting increases in purchases of property and equipment and higher capitalization of internal-use software costs.

Financing Activities. Net cash provided by financing activities in 2019 decreased by $61.1 million, or 43.4%, to $79.8 million from $140.9 million in 2018. The 2019 amount mainly included net proceeds of $68.1 million from the issuance of Convertible Notes, as discussed above.

Net cash provided by financing activities in 2018 increased by $22.4 million, or 18.9%, to $140.9 million, from $118.5 million in 2017. We obtained net equity proceeds of $141.6 million from the issuance of series F redeemable convertible preferred stock in 2018, compared to $118.6 million received from the issuance of series E-1 redeemable convertible preferred stock in 2017.

Contractual Obligations, Commitments and Contingencies

The following table and the information that follows summarizes our contractual obligations as of December 31, 2019.

	Total	Less than 1 year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Operating lease obligations(1)	$66,028	$10,067	$16,674	$15,602	$23,685
Vendors and licenses(2)	185,739	74,390	88,610	18,639	4,100
Debt obligations(3)	86,873	6,750	80,123	-	-
Total	$338,640	$91,207	$185,407	$34,241	$27,785

(1)	Includes operating leases of corporate office facilities, including our headquarters in Boston, Massachusetts, the lease for which expires in 2029.

(2)	Includes obligations under non-cancelable contracts with vendors, licensors and others requiring us to make future cash payments, including a commitment for advertising purchases with an affiliate of one of our shareholders, which we expect to fulfil in the year ending December 31, 2020. See “Certain Relationships and Related Party Transactions.” In connection with and upon the closing of the Business Combination, we were required to pay a total of approximately $13.9 million in success fees to certain vendors. These success fees are classified as current obligations.

(3)	Includes the ArrowMark Notes, Convertible Notes and amounts outstanding under our revolving credit facility. See “— Liquidity and Capital Resources — Debt” above for applicable interest rates and other relevant terms. We may repay the debt under our revolving credit facility at any time without penalty. Upon the closing of the Business Combination, the Convertible Notes converted into shares of DEAC Class A common stock (and then into Class A common stock of DraftKings). As discussed above, the ArrowMark Notes were canceled and exchanged into shares of our preferred stock in March 2020 and our Convertible Notes were converted into shares of our Class A common stock upon the consummation of the Business Combination, and these transactions are not included in the table.

As of December 31, 2019, we had contingencies for various indirect operating taxes amounting to $35.9 million. See Note 6 to DraftKings’ audited consolidated financial statements included elsewhere in this prospectus. We do not have any material obligations for the payment of cash under contractual arrangements, other than as described above under “— Liquidity and Capital Resources — Debt” or in DraftKings’ audited consolidated financial statements, included elsewhere in this prospectus.

Off-Balance Sheet Commitments and Arrangements

We are responsible for reimbursement obligations on letters of credit in the aggregate face amount of $4.5 million as of December 31, 2019 issued under our revolving credit facility to support our office leases. As of December 31, 2019, we hold a variable interest in a nonconsolidated entity accounted for under the equity method of accounting. We are not the primary beneficiary of the entity and therefore are not required to consolidate the entity. We do not guarantee any of the entity’s obligations and have no further funding commitments. We do not have any off-balance sheet commitments of the type required to be disclosed pursuant to SEC rules.

Critical Accounting Policies

Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP Preparation of the financial statements requires our management to make judgments, estimates and assumptions that impact the reported amount of revenue and expenses, assets and liabilities and the disclosure of contingent assets and liabilities. We consider an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on our consolidated financial statements. Our significant accounting policies are described in Note 2 to DraftKings’ audited consolidated financial statements included elsewhere in this prospectus. Our critical accounting policies are described below.

Revenue Recognition

Revenue across all three product offerings on our platform is generated in a similar manner. We offer a variety of incentives to attract users to our platform and product offerings, including free or matching bets, enhanced odds, betting insurance and a loyalty program. These customer incentives, most of which can be used across all of our product offerings, are recorded as reductions to revenue. For DFS, revenue is generated to the extent that contest entry fees from paid users exceed prizes awarded and customer incentives in a period. Sportsbook and iGaming revenue is generated from bets received from paid users (referred to as “handle”), less winnings paid and customer incentives. See “— Key Components of Revenue and Expenses” above.

Internally Developed Software Costs

We account for the cost of software that is developed or obtained for internal use pursuant to Accounting Standards Codification (“ASC”) Topic 350-40, Intangibles, Goodwill and Other  —  Internal-Use Software. Qualifying costs incurred to develop internal-use software are capitalized when (i) the preliminary project stage is completed, (ii) management has authorized further funding for the completion of the project and (iii) it is probable that the project will be completed and performed as intended. These capitalized costs include salaries for employees who devote time directly to developing internal-use software and external direct costs of services consumed in developing the software. Capitalization of these costs ceases once the project is substantially complete and the software is ready for its intended purpose. We amortize capitalized internally developed software costs over an estimated useful life of three years using the straight-line method. These amortization expenses are classified as costs of revenue in the statements of operations. We capitalized $14.8 million and $12.7 million in internally developed software costs for the years ended December 31, 2019 and 2018, respectively.

Loss Contingencies

Our loss contingencies, which are included within the “other long-term liabilities” caption on our consolidated balance sheets, are uncertain by nature and their estimation requires significant management judgment as to the probability of loss and estimation of the amount of loss. These contingencies include, but may not be limited to, litigation, regulatory investigations and proceedings and management’s evaluation of complex laws and regulations, including those relating to indirect taxes, and the extent to which they may apply to our business and industry. See Note 6 to DraftKings’ audited consolidated financial statements for more information.

We regularly review our contingencies to determine whether the likelihood of loss is probable and to assess whether a reasonable estimate of the loss can be made. Determination of whether a loss estimate can be made is a complex undertaking that considers the judgement of management, third-party research, the prospect of negotiation and interpretations by regulators and courts, among other information. When losses can be reasonably estimated, an estimated contingent liability is recorded. We continually reevaluate our indirect tax and other positions for appropriateness.

Business Combinations

We account for business acquisitions in accordance with ASC Topic 805, Business Combinations. We measure the cost of an acquisition as the aggregate of the acquisition date fair values of the assets transferred and liabilities assumed and equity instruments issued. Transaction costs directly attributable to the acquisition are expensed as incurred. We record goodwill for the excess of  (i) the total costs of acquisition, fair value of any non-controlling interests and acquisition date fair value of any previously held equity interest in the acquired business over (ii) the fair value of the identifiable net assets of the acquired business.

The acquisition method of accounting requires us to exercise judgment and make estimates and assumptions based on available information regarding the fair values of the elements of a business combination as of the date of acquisition, including the fair values of identifiable intangible assets, deferred tax asset valuation allowances, liabilities related to uncertain tax positions and contingencies. We must also refine these estimates over a one-year measurement period, to reflect any new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date. If we are required to retroactively adjust provisional amounts that we have recorded for the fair value of assets and liabilities in connection with an acquisition, these adjustments could materially impact our results of operations and financial position. Estimates and assumptions that we must make in estimating the fair value of future acquired technology, user lists and other identifiable intangible assets include future cash flows that we expect to generate from the acquired assets. If the subsequent actual results and updated projections of the underlying business activity change compared with the assumptions and projections used to develop these values, we could record impairment charges. In addition, we have estimated the economic lives of certain acquired assets and these lives are used to calculate depreciation and amortization expense. If our estimates of the economic lives change, depreciation or amortization expenses could be accelerated or slowed, which could materially impact our results of operations.

Income Taxes

We account for income taxes using the asset and liability method whereby deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities. We are subject to income tax in the United States, including at the federal level and in various U.S. states and in other countries. As of December 31, 2019, we have a net deferred tax liability of $217 thousand. Our federal net operating loss (“NOL”) carryforward totaled $810.4 million (net of $34.5 million that will expire unutilized), of which $676.0 million will expire at various dates through 2039 and $134.4 million that has an indefinite carryforward (they are, however, subject to an 80% taxable income limitation in the year of utilization). $658.2 million of our total NOL carryforwards are subject to annual limitations through 2037 under IRC Section 382. Additionally, we have state and foreign NOL carryforwards of $759.0 million and $271 thousand, respectively. The NOL carryforwards may be available to offset future income tax liabilities.

We record a deferred tax asset for NOL carryforwards by applying a weighted effective statutory tax rate to our total net operating loss carryforwards. As of December 31, 2019, we have net deferred tax assets related to NOL carryforwards of $217.8 million. Based on management’s assessment that the realization of any future benefit from our deferred tax assets cannot be sufficiently assured, we recorded a full valuation allowance against these NOL deferred tax assets. Management’s estimates of future profitability and future changes in ownership may materially impact our valuation allowance and our net deferred tax position.

Stock-based Compensation

Our historical and outstanding stock-based compensation awards, including the issuances of options under our equity compensation plans, are described in Note 10 to DraftKings’ audited consolidated financial statements, included elsewhere in this prospectus. Stock-based compensation expense is measured based on the grant-date fair value of the stock-based awards, and is recognized over the requisite service period of the awards, which is generally the vesting period. For awards with only service-based vesting conditions, we recognize compensation cost using the straight-line method.

We use the Black-Scholes option pricing model to estimate the grant-date fair value of option grants, while the grant-date fair value of the underlying common stock is measured using a number of objective and subjective factors. The Black-Scholes model requires management to make a number of key assumptions, including the fair value of common stock, expected volatility, expected term, risk-free interest rate and expected dividends. As our shares have not previously been publicly traded, and have not regularly traded privately, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares over the relevant vesting or estimated liquidity period. The expected term represents the period of time that the options are expected to be outstanding and is estimated using the midpoint between the requisite service period and the contractual term of the option. The risk-free interest rate is estimated using the rate of return on U.S. treasury notes with a life that approximates the expected term.

Our management and board of directors considered various objective and subjective factors to determine the fair value of DraftKings’ common stock as of each grant date, including the value determined by a third-party valuation firm. The factors considered by the third-party valuation firm and our board of directors included the following:

●	our financial performance, capital structure and stage of development;

●	our management team and business strategy;

●	external market conditions affecting our industry, including competition and regulatory landscape;

●	our financial position and forecasted operating results;

●	the lack of an active public or private market for our common stock;

●	the likelihood of achieving a liquidity event, such as a sale of DraftKings or an initial public offering of our common stock; and

●	market performance analyses, including with respect to stock price valuation, of similar companies in our industry.

The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and our management uses significantly different assumptions or estimates, our stock-based compensation expense could be materially different. Following the Business Combination, the fair value of our Class A common stock is now determined based on the quoted market price on Nasdaq.

Recently Adopted and Issued Accounting Pronouncements

Recently issued and adopted accounting pronouncements are described in Note 2 to DraftKings’ audited consolidated financial statements included elsewhere in this prospectus.

On January 1, 2019, we adopted Accounting Standards Codification (ASC) Topic 606 (Revenue from Contracts with Customers) using the modified retrospective method, and due to the immaterial difference, there was no adjustment to the opening balance of accumulated deficit at January 1, 2019. The adoption of the New Revenue Standard did not have a material impact on our consolidated financial position, results of operations, or cash flows. We expect the impact of the adoption of the New Revenue Standard will be immaterial to net loss on an ongoing basis.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. DEAC is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of this extended transition period. We expect to remain an emerging growth company at least through the end of the 2020 fiscal year and we expect to continue to take advantage of the benefits of the extended transition period. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions for emerging growth companies because of the potential differences in accounting standards used.

Quantitative and Qualitative Disclosures About Market Risk

We have in the past and may in the future be exposed to certain market risks, including interest rate, foreign currency exchange and financial instrument risks, in the ordinary course of our business. Currently, these risks are not material to our financial condition or results of operations, but they may be in the future. In particular, upon the consummation of the Business Combination, we expect our exposure to foreign currency translation and transaction risk to increase. See the section of this prospectus entitled “SBT’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosures About Market Risk.”

SBT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of SBTech (Global) Limited should be read together with SBTech’s audited consolidated financial statements as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017, together with the related notes thereto, included elsewhere in this prospectus. The discussion and analysis should also be read together with the section entitled “Business”, the pro forma financial information as of and for the year ended December 31, 2019 (see “Unaudited Pro Forma Condensed Combined Financial Information”) and the section entitled “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The following discussion contains forward-looking statements. SBTech’s actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements.” Certain amounts in tables and narrative may not foot due to rounding. For the purposes of this section, “we,” “us,” “our” and “SBTech” refer SBTech (Global) Limited prior to the Closing.

Overview

SBTech’s principal business activities involve the design and development of sports betting and casino gaming platform software. SBTech’s platform software is delivered using a SaaS model, along with complementary managed services. SBTech is a turnkey supplier of an end-to-end suite of services, such as a fully- and semi-managed Internet-based (e.g., mobile) sportsbook with industry-leading risk management tools and an in-house multi-channel technology platform configured with all major payment gateways and adaptable to regulatory requirements, casino providers and customer relationship management tools. In addition, SBTech offers a leading mobile casino gaming solution via its proprietary platform with integrations to all leading third-party mobile gaming suppliers. SBTech’s proprietary platform allows leading mobile sportsbook and casino gaming operators to deliver products under their own brands, powered by SBTech’s leading industry platform engine.

As a result of the Business Combination, DraftKings will be able to provide a vertically integrated Sportsbook offering and can leverage SBTech’s proprietary technology to serve other branded online and retail sports betting operators in the U.S. and internationally, including U.S. state monopoly providers for whom DraftKings’ vertical integration could provide a significant advantage. See “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations— The Business Combination.”

The following table sets forth a summary of SBTech’s financial results for the periods indicated:

	Year ended December 31,
	2019	2018	2017
	(€ in thousands)
Revenue	€96,857	€94,147	€66,087
Gross profit	42,684	49,060	34,243
Net profit after tax	€4,576	€26,779	€16,290

The comparability of SBTech’s revenue and gross profit was impacted between periods by SBTech’s strategic decision to end a relationship with a certain customer as of September 1, 2018, as discussed below. Excluding the impact of dot.com (as defined below), which contributed €24.5 million and €27.7 million in revenue in 2018 and 2017, respectively, SBTech’s footprint and revenue have expanded substantially since January 1, 2017, driven mainly by growth in the number of customers using SBTech’s platform, a trend management expects will accelerate following SBTech’s entry into the United States.

Impact of COVID-19

The novel coronavirus is having a significant impact on most businesses, including ours. The direct impact on our business beyond disruptions in normal business operations in several of our offices is primarily through the suspension, postponement and cancellation of major sports seasons and sporting events. Typically during the March and April time periods, we would have significant user interest and activity in our Sportsbook product offerings for sporting events across the major European Soccer competitions, NBA, NCAA college basketball tournament, the Masters golf tournament and the Grand National Horse Race in the UK. The status of most of these sporting events is that they are postponed or unknown as to when they will restart, including whether the NBA season will be completed either in part or in its entirety on a delayed schedule.

The ultimate impact of COVID-19 on our financial and operating results is unknown and will depend on the length of time that these disruptions exist and whether the sports seasons and sporting events will ultimately be suspended, postponed, or cancelled; however, COVID-19 has had a significant impact and may continue to have a significant impact, the full extent of which is unknown, but which could be material.

SBTech revenues vary based on major sports seasons and sporting events, which will not generate as much revenue as they would have without the cancellation or postponements in the wake of COVID-19. To date, the impact of COVID-19 on SBTech’s revenues from its Asia reseller business has been limited due to the primarily fixed fee arrangements with its Asian resellers.

During this period, we are managing the variable portion of our cost structures to better align with revenue, including cost of goods sold, which depend on gross revenue generation, as well as external marketing spend, which will be reduced during this period of disruption.

Assuming sports return this year (even without audiences), we do not expect a long-term financial impact on their financial condition and results of operation.

Finally, we have business continuity programs in place to ensure that employees are safe and that the businesses continue to function while employees are working remotely. We have been closely monitoring the new working environment for our employees and have not experienced any adverse impact on its ability to continue to operate its business. We have established training and are continually monitoring its remote working practices to increase productivity.

Presentation of Financial Information

In 2018, SBTech decided to end a relationship with a certain customer, “dot.com”. The decision was effective on September 1, 2018, and SBTech continued to support the customer’s operations with transitional support for a limited period. SBTech no longer operates, supports or derives any revenue from dot.com.

SBTech’s financial statements included elsewhere in this prospectus were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). SBTech’s historical financial statements were prepared using the historical cost convention method. To facilitate comparability, the pro forma financial information included elsewhere in this prospectus has been prepared by, among other things, converting SBTech’s historical financial information into U.S. GAAP, eliminating the impact of dot.com, conforming to DraftKings’ accounting policies and applying preliminary purchase accounting adjustments based on DraftKings’ management’s preliminary allocation of the purchase price to SBTech’s assets and liabilities. See “Unaudited Pro Forma Condensed Combined Financial Information.” Consequently, SBTech’s results of operations and consolidated statements of financial positions discussed herein are not comparable to the pro forma financial information and will not be comparable to DraftKings’ financial reporting for future periods, which will be calculated in accordance with U.S. GAAP and will reflect the accounting acquirer’s accounting policies and a new basis of accounting for SBTech’s assets and liabilities.

SBTech adopted IFRS 16 (Leases), which established a new standard for the recognition, measurement, presentation and disclosure of leases, as of January 1, 2019. As a result, at that date SBTech recognized a lease liability and corresponding right-of-use asset of  €20.8 million, and has accrued, in 2019, related interest expense on the lease liability of  €0.7 million and depreciation expense on the right-of-use asset of  €3.3 million. As a result, SBTech’s audited consolidated financial statements as of and for the years ended December 31, 2018 and 2017 are not directly comparable to its audited consolidated financial statements as of and for the year ended December 31, 2019. See Note 2 to SBTech’s audited consolidated financial statements included elsewhere in this prospectus.

SBTech’s functional currency is the Euro, and its results of operations reported herein are presented in Euro. SBTech has historically been exposed to foreign currency exchange risk. See “— Quantitative and Qualitative Disclosures About Market Risk — Foreign Currency Exchange Rate Risk.” Going forward, SBTech’s results will be reported as part of DraftKings, and the combined company’s results of operations and financial condition will be reported in U.S. dollars, will be subject to foreign currency transaction and translation risk and will be impacted by various factors, including those discussed in the sections of this prospectus entitled “Risk Factors” and “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Factors Affecting Our Results.”

Key Components of Revenue and Expenses

Revenue

SBTech generates revenue by offering its services and software to customers throughout Europe, Asia and the United States. SBTech’s services are delivered through its proprietary platform for sports betting and casino gaming, as well as for certain customers trading and risk management and complementary services to support reporting, customer management and regulatory reporting requirements. SBTech’s direct customer contracts entitle it to earn a percentage of a customer’s monthly net gaming revenue as defined under customer contracts, generated on SBTech’s platform. In contrast, SBTech’s reseller arrangements typically provide for a base fixed fee plus a fixed monthly fee determined based on the number of operators with which the reseller contracts to access SBTech’s software.

SBTech records revenue net of value added tax and discounts. SBTech’s key revenue drivers include the number of customers that it serves, amount of revenue generated by direct customers and geographic expansion (particularly into U.S. jurisdictions). In 2019, SBTech generated approximately 46% of its revenue under contracts with direct customers. In 2019, approximately 37% and 63% of SBTech’s revenue was derived from customers in Europe and other regions (primarily Asia). In comparison, the revenue split for the respective regions was approximately 34% and 66% in fiscal year 2018 and 48% and 52% in fiscal year 2017. Following the dot.com exit decision and entry into the United States, SBTech’s management expects U.S.- and European-source revenue to continue growing relative to other regions.

Costs and Expenses

Cost of revenue. SBTech’s cost of revenue is largely variable and consists mainly of salaries, benefits and incidental costs for personnel dedicated primarily to revenue-generating activities, licenses to non-proprietary online casino games marketed through SBTech’s platform and feed providers of live sporting and racing results, information technology infrastructure and hosting costs, amortization of capitalized software costs, depreciation of related assets and allocation of related overhead costs.

Research and Development. Research and development expenses include mainly salaries, benefits and incidental costs for personnel dedicated primarily to research and development activities and related third-party consulting costs, depreciation of related assets and allocation of related overhead costs. Research and development costs that lead to new or substantially improved internally generated software are capitalized. The determination of whether to capitalize or expense these costs is based on analyses of time and materials dedicated to each project and evaluation of how far the project has progressed. Capitalized costs are amortized through cost of revenue once the asset is determined to be marketable.

Selling and Marketing. Selling and marketing expenses consist of costs incurred to acquire new customers, mainly salaries and benefits of sales and marketing personnel, advertising and marketing costs and promotional trade conferences and events. In order to reach a larger audience of B2B customers, SBTech typically ramps up its sales and marketing activities upon entering a new market or expansion in an existing market.

General and Administrative. General and administrative expenses consist primarily of administrative personnel costs, including executive salaries and bonuses, professional costs related to legal, regulatory, audit and consulting services, transaction costs, allocation of overhead costs, insurance, travel and depreciation of related assets.

Income Taxes. SBTech accounts for income taxes using the asset and liability method whereby deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities. The provision for income taxes reflects income earned and taxed in the various, to date mostly non-U.S., jurisdictions. SBTech is headquartered in the Isle of Man, where it has historically reported a significant majority of its profits. SBTech’s applicable subsidiaries are subject to income tax in their respective jurisdictions. See Note 13 to SBTech’s audited consolidated financial statements included elsewhere in this prospectus. Jurisdictional tax law changes, increases or decreases in permanent differences between book and tax items, accruals or adjustments of accruals for tax contingencies or valuation allowances, and the change in the mix of earnings from these taxing jurisdictions all affect the overall effective tax rate. SBTech’s effective tax rates were approximately 6%, 3% and 2% in the years ended December 31, 2019, 2018 and 2017, respectively. The differences between periods were attributable mainly to the change in mix of taxing jurisdictions.

Results of Operations

Comparison of the Years Ended December 31, 2019, 2018 and 2017

The following table sets forth a summary of SBTech’s consolidated results of operations for the years indicated, and the changes between periods.

	Year ended December 31,			2018 - 2019	2017 - 2018
	2019	2018	2017	% Change	% Change
	(€ in thousands)
Revenue	€96,857	€94,147	€66,087	2.9%	42.5%
Cost of revenue	54,173	45,087	31,844	20.2%	41.6%
Gross profit	42,684	49,060	34,243	-13.0%	43.3%
Operating expenses:
Research and development expenses	18,103	10,115	8,693	79.0%	16.4%
Selling and marketing expenses	6,772	3,722	2,964	81.9%	25.6%
General and administrative expenses	11,772	7,636	5,892	54.2%	29.6%
Profit from operations	6,037	27,587	16,694	-78.1%	65.3%
Financial income	23	97	37	-76.3%	162.2%
Financial expense	846	340	177	148.8%	92.1%
Profit before tax	5,214	27,344	16,554	-80.9%	65.2%
Tax expenses	638	565	264	12.9%	114.0%
Net profit	€4,576	€26,779	€16,290	-82.9%	64.4%

2019 Compared to 2018

Revenue. Revenue increased by €2.7 million, or 2.9%, to €96.9 million in the year ended December 31, 2019 from €94.1 million in the year ended December 31, 2018, driven by SBTech’s growth in Europe and Asia and entry into U.S. jurisdictions after PASPA was struck down, offset by dot.com, which contributed €24.5 million in revenue in 2018. Excluding the impact of dot.com, 2018 revenue would have been €69.6 million, implying an organic revenue growth of  €27.3 million, or 39.2%, in 2019. Organic revenue growth reflected mainly additions of new customers in Asia, as well as growth in Europe and the United States.

Cost of Revenue and Gross Profit. Cost of revenue increased by €9.1 million, or 20.2%, to €54.2 million in the year ended December 31, 2019 from €45.1 million in the year ended December 31, 2018, reflecting the expansion in gaming activity on SBTech’s platform, requiring additional information technology infrastructure and personnel to support adequate product delivery and facilitate processing of bets. The increase also reflected an increase in depreciation and amortization costs associated with additions of internally developed software costs and recognition of right-of-use assets from the adoption of IFRS 16. dot.com, which historically generated higher margins, accounted for €3.2 million in cost of revenue (mostly fees paid to feed and third-party casino game providers) in 2018, reflecting an organic cost of revenue growth rate of 29.3% between periods.

Gross profit decreased by €6.4 million, or 13.0%, to €42.7 million in the year ended December 31, 2019 compared to €49.1 million in the year ended December 31, 2018. Gross margin (gross profit as a percentage of revenue) decreased by 8.0 percentage points to 44.1% in 2019 from 52.1% in 2018, reflecting mainly the lower margins of SBTech’s operations excluding the impact of dot.com. Excluding the impact of dot.com, gross profit in 2018 would have been €27.8 million, implying an organic gross profit growth rate of 53.6% between periods.

Research and Development. Research and development expenses increased by €8.0 million, or 79.0%, to €18.1 million in the year ended December 31, 2019 from €10.1 million in the year ended December 31, 2018. The increase was due primarily to headcount additions, driven by platform adaptation to compliance standards and customer requirements in various jurisdictions, including the United States. Research and development expenses accounted for 18.7% of SBTech’s revenue in 2019 compared to 10.7% in 2018, an increase of 8.0 percentage points.

Selling and Marketing. Selling and marketing expenses increased by €3.1 million, or 81.9%, to €6.8 million in the year ended December 31, 2019 from €3.7 million in the year ended December 31, 2018. The increase was driven by additional headcount related to sales and marketing and an expanding footprint at trade conferences.

General and Administrative. General and administrative expenses increased by €4.1 million, or 54.20%, to €11.8 million in the year ended December 31, 2019 from €7.6 million in the year ended December 31, 2018. The increase was driven by transaction costs and higher third-party professional fees, related mainly to U.S. licensing and compliance, as well as additional headcount in the United States and other jurisdictions to provide management support for the platform’s growing footprint.

Net Profit. Net profit decreased by €22.2 million, or 82.9%, to €4.6 million in the year ended December 31, 2019 from €26.8 million in the year ended December 31, 2018, due to dot.com, as well as the other reasons discussed above.

2018 Compared to 2017

Revenue. Revenue increased by €28.0 million, or 42.5%, to €94.1 million in the year ended December 31, 2018 from €66.1 million in the year ended December 31, 2017, driven by organic customer growth in Europe as well as the addition of new customers in Asia. dot.com contributed €24.5 million in revenue in 2018 and €27.7 million in 2017.

Cost of Revenue and Gross Profit. Cost of revenue increased by €13.2 million, or 41.6%, to €45.1 million in the year ended December 31, 2018 from €31.9 million in the year ended December 31, 2017, reflecting mainly SBTech’s growth in Europe and in Asia, as well as costs in connection with SBTech’s entry into the United States, partially offset by the impact of dot.com.

Gross profit increased by €14.8 million, or 43.3%, to €49.0 million in the year ended December 31, 2018 compared to €34.2 million in the year ended December 31, 2017. Gross margin percentage (gross profit as a percentage of revenue) increased by 0.3 percentage points to 52.1% in the year ended December 31, 2018 from 51.8% in the year ended December 31, 2017.

Research and development. Research and development expenses increased by €1.4 million, or 16.4%, to €10.1 million in the year ended December 31, 2018 from €8.7 million in the year ended December 31, 2017. The increase was due primarily to an increase in headcount relating to our investment in platform improvements and addition of new features and modules, as well as salary increases. However, research and development expenses accounted for 10.7% of SBTech’s revenue in 2018 compared to 13.2% in 2017, a decrease of 2.5 percentage points.

Selling and Marketing. Selling and marketing expenses increased by €0.7 million, or 25.6%, to €3.7 million in the year ended December 31, 2018 from €3.0 million in the year ended December 31, 2017. The increase was due mainly to an increase in spend on trade conference participation. Sales and marketing expenses accounted for 4.0% of SBTech’s revenue in 2018 compared to 4.5% in 2017, a decrease of 0.5 percentage points.

General and Administrative. General and administrative expenses increased by €1.7 million, or 29.6%, to €7.6 million in the year ended December 31, 2018 from €5.9 million in the year ended December 31, 2017. The increase was due mainly to higher spend on third-party professional services, mainly related to SBTech’s entry into the United States.

Net Profit. Net profit increased by €10.5 million, or 64.4%, to €26.8 million in the year ended December 31, 2018 compared to €16.3 million in the year ended December 31, 2017, for the reasons discussed above.

Liquidity and Capital Resources

SBTech measures liquidity in terms of its ability to fund the cash requirements of its business operations, including working capital needs, capital expenditures, contractual obligations and other commitments with cash flows from operations and other sources of funding. SBTech’s current liquidity needs relate mainly to working capital, platform development and market expansion of its offerings. SBTech has historically generated sufficient cash flows from operations to meet these cash requirements, including investments in platform development throughout SBTech’s current growth phase. SBTech had €8.1 million in cash and cash equivalents as of December 31, 2019, no debt for borrowed money and €26.3 million in lease liabilities. The liquidity needs of the combined company will be determined based on the needs and strategy of the combined business, as discussed in the sections of this prospectus entitled “Business” and “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Cash Flows

The following table summarizes SBTech’s cash flows for the periods indicated:

	Year ended December 31,
	2019	2018	2017
	(€ in thousands)
Net cash provided by operating activities	€19,525	€30,949	€18,260
Net cash used in investing activities	(18,399)	(17,384)	(14,307)
Net cash provided by (used in) financing activities	(13,537)	(1,184)	190
Effects of exchange rate changes	(176)	(104)	(6)
Net increase (decrease) in cash and cash equivalents	(12,587)	12,277	4,137
Cash, cash equivalents at beginning of period	20,731	8,454	4,317
Cash, cash equivalents at end of period	€8,144	€20,731	€8,454

Operating Activities. Net cash provided by operating activities in 2019 decreased by €11.4 million, or 36.9%, to €19.5 million from €30.9 million in 2018, reflecting SBTech’s €21.6 million decrease in operating profit, driven primarily by the impact of dot.com and costs related to expansion, as discussed above, partially offset by higher non-cash costs, particularly depreciation and amortization as well as an increase in other accounts payable and accrued expenses.

Net cash provided by operating activities in 2018 increased by €12.6 million, or 69.4%, to €30.9 million from €18.3 million in 2017, due to SBTech’s higher operating profit, driven by organic customer growth in Europe as well as the addition of new customers in Asia, as discussed above, net of non-cash costs.

Investing Activities. Investing activities in all periods included mainly capitalization of internally developed intangibles and purchases of property and equipment, mainly computers and leasehold improvements. Net cash used in investing activities in 2019 increased by €1.0 million, or 5.7%, to €18.4 million from €17.4 million in 2018. The increase was attributable mainly to higher capitalized development costs. In addition, the repayment of a related party loan in 2018 contributed $1.2 million in cash from investing activities in 2018.

Net cash used in investing activities in 2018 increased by €3.1 million, or 21.5%, to €17.4 million from €14.3 million in 2017, primarily due to a €2.6 million increase in purchases of property and equipment, as well as a modest increase in capitalization of internally developed intangibles.

Financing Activities. Net cash used in financing activities increased by €12.3 million in 2019, to €13.5 million, from €1.2 million in 2018. The increase in financing cash flows was due primarily to the distribution of a €10.0 million dividend to shareholders and the €3.5 million payment of the principal on lease liabilities.

Net cash used in financing activities in 2018 was €1.2 million, compared to net cash flow provided by financing activities of  €0.2 million in 2017. The change was due primarily to a €0.7 million dividend payment and €0.5 million loan repayment.

As a result of SBTech’s adoption of IFRS 16 as of January 1, 2019, payments of rent expense are reflected on SBTech’s cash flow statements in depreciation of the right-of-use assets and implied interest on lease liabilities, both within cash flows provided by operating activities, and payment of principal on lease liabilities within cash flows used in financing activities. Prior to SBTech’s adoption of IFRS 16, rent was an operating expense reflected fully within operating cash flows. As a result of SBTech’s adoption of IFRS 16, the cash flow statement captions are not comparable between periods because cash flow provided by operating activities reflects a €4.0 million positive impact, reflecting the depreciation of the right-of-use assets and implied interest on the lease liabilities, and cash flow used in financing reflects €3.5 million negative impact, reflecting the payment of principal on lease liabilities.

Contractual Obligations

The following table and the information that follows summarizes SBTech’s contractual obligations as of December 31, 2019:

	Total	Less than 1 year	1 - 3 Years	3 - 5 Years	More than 5 Years
	(€ in thousands)
Lease obligations(1)	€26,265	€3,516	€7,103	€5,813	€9,833

(1)	This includes the total amount of lease liabilities recorded under IFRS 16.

In connection with the anticipated Business Combination, SBTech entered into an agreement with a financial advisor to pay success fees equal to (i) $2.5 million (€2.2 million), in the event the sale includes participation by a special purpose acquisition company (“SPAC”), or (ii) $2 million (€1.8 million), in the event that the sale does not include participation by a SPAC. In addition, SBTech entered into an agreement with a legal advisor by which SBTech agreed to pay for fees based on time involved in the engagement and internal time charges.

In the ordinary course of its business, SBTech enters into short-term software licenses and cloud managed services with certain vendors, which are not included in the table above. SBTech does not have any material obligations for the payment of cash under contractual arrangements other than disclosed above.

Off-Balance Sheet Commitments and Arrangements

SBTech does not have any relationships with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities that were established for the purpose of facilitating off-balance sheet arrangements or contingent commitments of the type required to be reported under SEC rules.

Critical Accounting Policies

SBTech’s consolidated financial statements have been prepared in accordance with IFRS. Preparation of the financial statements requires SBTech’s management to make judgments, estimates and assumptions that impact the reported amount of revenue and expenses, assets and liabilities and the disclosure of contingent assets and liabilities. SBTech considers an accounting judgment, estimate or assumption to be critical when (l) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on SBTech’s consolidated financial statements. SBTech’s significant accounting policies are described in Note 2 to SBTech’s annual consolidated financial statements included elsewhere in this prospectus. SBTech’s critical accounting policies are described below.

Capitalization and Amortization of Development Costs

Expenditures incurred for software development activities are capitalized only where the expenditures will lead to new or substantially improved products, the products are technically and commercially feasible and SBTech has sufficient resources to complete the development and reach the stage in which the product is ready for use, which requires significant management judgment. Development costs that lead to new or substantially improved internally generated intangibles are capitalized based on management’s analysis of time and materials dedicated to each project and evaluation of how far the project has progressed. Capitalized development costs are amortized on a straight-line basis over their estimated useful lives once the development is completed and the assets are in use. The carrying value of capitalized development costs are reviewed for impairment whenever there is an indicator that the assets may be impaired.

Useful lives are based on management’s estimates of the period during which the assets will generate revenue, which are periodically reviewed for continued appropriateness. Changes to estimates can result in significant variations in the amounts recorded on SBTech’s consolidated statement of financial position and statement of comprehensive income for a given period. In 2019, SBTech capitalized €13.0 million of development costs as intangible assets and expensed €18.1 million in research and development costs.

Quantitative and Qualitative Disclosures About Market Risk

SBTech has in the past, and DraftKings may in the future, be exposed to certain market risks, including interest rate, foreign currency exchange and financial instrument risks, in the ordinary course of business. SBTech’s exposure to interest rate and financial instruments risk is not material as of December 31, 2019. In addition, SBTech may also face customer collection risk in the ordinary course of business. See Note 2 to SBTech’s audited consolidated financial statements included elsewhere in this prospectus.

Foreign Currency Exchange Rate Risk

SBTech has been exposed to foreign currency exchange risk related to its transactions in currencies other than the Euro, which is SBTech’s reporting currency. SBTech does not currently hedge its foreign exchange exposure. SBTech’s foreign currency exposure is primarily with respect to the British pound (which accounted for 10.2% and 5.0% of SBTech’s revenue in 2019 and 2018, respectively) and the U.S. dollar (which accounted for 4.2% and 1.4% of SBTech’s revenue in 2019 and 2018, respectively). A 10% increase or decrease in the value of these currencies to the Euro would have caused SBTech’s reported revenue to increase or decrease by approximately €1.3 million in 2019.

MANAGEMENT

Board of Directors and Management

Board of Directors

Our business and affairs are managed by or under the direction of our Board. The Stockholders Agreement provides for the initial director designation rights of DEAC, DraftKings and SBT. See “— Stockholders Agreement” for more information.

The table below lists the persons who currently serve on our Board, along with each director’s age as of the Closing of the Business Combination, and any other position that such director holds with DraftKings.

Name	Position	Age
Jason D. Robins	Chief Executive Officer and Chairman of the Board	39
Harry Evans Sloan	Vice Chairman of the Board	70
Michael Gavin Isaacs	Director	55
Matthew Kalish	President, DraftKings North America, Director	38
Woodrow H. Levin	Director	41
Paul Liberman	President, Global Technology and Product, Director	36
Shalom Meckenzie	Director	43
Ryan R. Moore	Director	46
Steven J. Murray	Director	51
Hany M. Nada	Director	51
Richard Rosenblatt	Director	51
John S. Salter	Director	42
Marni M. Walden	Director	53

The following is a brief biography of each non-executive director of our Board.

Michael Gavin (Gavin) Isaacs is a member of the board of directors of Galaxy Gaming, Inc. (“Galaxy Gaming”; OTCMKTS: GLXZ) (since June 2019), a public company which develops and distributes casino table games and enhanced systems. During his tenure at SBT as the non-executive Chairman of the board of directors, he assisted in SBTech’s successful entry into the U.S. gaming market to become the exclusive statewide provider for the Oregon State Lottery. Since December 2018, Mr. Isaacs has worked as an independent consultant, advising companies, including Galaxy Gaming, on strategy, market development and execution-oriented deliverables. Previously, Mr. Isaacs served as Vice Chairman of the board of directors of Scientific Games Corporation (“Scientific Games”) between August 2016 and December 2018, and prior to that was President and Chief Executive Officer of Scientific Games from June 2014 until August 2016. Prior to 2014, Mr. Isaacs served as Chief Executive Officer of SHFL Entertainment, Inc. and served as Executive Vice President and Chief Operating Officer of Bally from 2006 through 2011. Mr. Isaacs is currently Counsellor of the International Association of Gaming Advisors, having previously served as the President of the association. In addition, he previously served as Vice Chairman of the board of directors of the American Gaming Association. Mr. Isaacs received his LL.M. from the University of Sydney and his LL.B. and BCommerce in Accounting and Financial Systems from the University of New South Wales.

We believe Mr. Isaacs is qualified to serve on our Board due, among other things, to his more than 20 years’ experience in the gaming and technology industries, including in executive and leadership positions. Mr. Isaacs also brings public company board experience.

Woodrow H. Levin is the founder and has served as Chief Executive Officer of Extend, Inc. (“Extend”), which offers an API-first solution for merchants to offer extended warranties and protection plans, and 3.0 Capital GP, LLC, which is a multi-strategy crypto asset hedge fund. Prior to founding Extend in November 2018 and 3.0 Capital GP, LLC in December 2017, Mr. Levin served as Vice President of growth at DocuSign, Inc., which allows organizations to digitally prepare, sign, act on, and manage agreements. In addition, Mr. Levin served as the founder and Chief Executive Officer of Estate Assist, Inc., from February 2014 to September 2015 (at which time it was acquired), which offers digital estate planning assistance and BringIt, Inc., from June 2009 to September 2012 (at which time it was acquired), which provides a virtual currency casino and arcade. Mr. Levin served as Director Emerging Business - Office of the CTO at International Game Technology, Inc., which manufactured and distributed slot machines and other gaming technology. Mr. Levin served as a member of the board of directors of Old DK (since December 2013) and currently serves as a member of the board of directors of Extend (since November 2018). He received his J.D. from Chicago-Kent College of Law, Illinois Institute of Technology, and his B.A. from the University of Wisconsin.

We believe Mr. Levin is qualified to serve on our Board due, among other things, to his extensive experience and knowledge as an executive for technology companies, and his service as a member of Old DK’s board.

Shalom Meckenzie is an entrepreneur who founded SBTech in July 2007 and served as a director until May 2014. He currently serves as a member of the board of directors of A.L. Skyshield Ltd (since May 2014) which is a holding company for real estate property. Mr. Meckenzie also served as a member of the board of directors of Gaming Tech Ltd., from June 2003 until January 2018, which is a subsidiary of SBTech that provides general and administration, marketing support and research and development services.

We believe Mr. Meckenzie is qualified to serve on our Board due, among other things, to his experience and background in managing large-scale international corporations, including over a decade of experience in the online sports betting and online gaming industries, as well as his service as a member of the board of directors of numerous companies.

Ryan R. Moore is a co-founder of Accomplice Management, LLC, a venture capital firm he co-founded in January 2015, and a founding investor in several technology companies. He served as a member of the board of directors for Old DK since February of 2012. He currently sits on the board of several privately held companies. Mr. Moore began his career at SoftBank Capital Partners LP, a venture capital firm. Later, he was investment team member of GrandBanks Capital, which invested primarily in early stage technology companies. He joined Atlas Advisors, Inc., the predecessor to Accomplice, which focuses its investments on early-stage companies, where he was a Partner from August 2011 to December of 2014. Mr. Moore received his A.B. in Economics from Princeton University.

We believe Mr. Moore is qualified to serve on our Board due, among other things, to his extensive investment experience and background, including experience in the eSports industry, as well as his service as a member of the board of directors of Old DK and numerous other companies.

Steven J. Murray is the Operating Manager of the ultimate general partner of Revolution Growth III, LP (together with its affiliates, “Revolution”), a venture capital firm, where he has worked since January 2016. Prior to joining Revolution, Mr. Murray worked for SoftBank Capital Partners LP (“Softbank”), a venture capital firm, from April 1996 to January 2016, where he most recently served as a Partner. Prior to joining Softbank, he worked for Deloitte & Touche LLP, where he specialized in high-growth technology based businesses. Mr. Murray currently serves as a member of the board of directors of Fitbit, Inc. (NYSE: FIT) (since June 2013), which offers wireless-enabled wearable technology devices and activity trackers, and of a number of private Revolution portfolio companies, including: BigCommerce, Inc. (since June 2018), which is the world’s leading open SaaS ecommerce platform for fast-growing and established brands; Convene Holding Company LLC (since June 2018), which offers full-service, technology-enabled meeting, event and flexible workspaces; Glowforge Inc. (since August 2019), which manufactures 3D laser printers; Interactions Corporation (since June 2013), which uses artificial intelligence to create virtual assistant customer service products for companies; and InVenture Capital Corporation d/b/a Tala (since March 2018), which provides financial products and services to underbanked individuals in developing nations; and previously served as a member of the board of directors of Old DK (since August 2016). Mr. Murray received his B.S. in Accounting from Boston College in 1990.

We believe Mr. Murray is qualified to serve on our Board due, among other things, to his experience as a member of the board of directors of both public and private companies, including Old DK, and expertise in fundraising, management of high-growth companies and all levels of corporate governance.

Hany M. Nada co-founded ACME Capital, a venture capital firm, in January 2019 and serves as one of the firm’s partners. Prior to co-founding ACME Capital, Mr. Nada co-founded GGV Capital LLC (formerly Granite Global Ventures, “GGV”), a venture capital firm, in 2000, and served as a Managing Director at the firm from 2000 until October 2016 and as a Venture Partner from November 2016 until October 2018. Prior to co-founding GGV, Mr. Nada served as Managing Director and Senior Research Analyst at Piper Sandler & Co. f/k/a Piper Jaffray & Co, an investment banking firm, specializing in Internet software and e-infrastructure. Mr. Nada currently serves as a member of the board of directors of several companies, including Glu Mobile (Nasdaq: GLUU) (since April 2005), in which he sits on the audit committee, compensation committee and strategy committee; ArchByte (since December 2019); and previously served as a member of the board of directors of Old DK (since December 2013), and Vocera Communications, Inc. and Tudou, both publicly traded companies. In addition, Mr. Nada is an observer on the board of directors of Houzz, Inc, IonQ and Uhnder. Mr. Nada received his B.S. in Economics and his B.A. in Political Science from the University of Minnesota.

We believe Mr. Nada is qualified to serve on our Board due, among other things, to his experience in the venture capital industry, with a focus on software, wireless applications, and multimedia, his expertise and insights in technology companies that he gained during his tenure as Managing Director and Senior Research Analyst at Piper Jaffray & Co., his experience as a director of technology companies and his service as a member of the Old DK’s board.

Richard Rosenblatt is a serial entrepreneur who has built, operated and sold several high-profile Internet media companies, including Demand Media Inc. (“Demand Media”), iCrossing, Inc., Intermix Media, Inc. (“Intermix”), Myspace LLC and iMall. He co-founded Whip Media Group (“Whip Media”) in 2014 and currently serves as its Chairman and CEO. Whip’s companies, including Mediamorph, TV Time and TheTVDB, which offer a data-driven integrated cloud solution that empowers the world’s leading entertainment companies to efficiently acquire, distribute and monetize their content. Prior to co-founding Whip Media, Mr. Rosenblatt co-founded Demand Media, and served as Chairman and Chief Executive Officer. During his tenure, Demand Media went public in January 2011, with a valuation greater than $2 billion. Prior Demand Media, Mr. Rosenblatt served as the Chief Executive Officer of Intermix and Chairman of Myspace. In addition, he serves as a senior advisor to The Raine Group LLC (since November 2013), an integrated merchant bank focused on technology, media and telecommunications, as a member of the board of directors of Imagine Films Entertainment LLC (since April 2016), a film and television production company, and previously served as a member of the board of directors of Old DK (since January 2018). Mr. Rosenblatt received his J.D. from the University of Southern California Gould School of Law and his B.A., Phi Beta Kappa, from the University of California, Los Angeles.

We believe Mr. Rosenblatt is qualified to serve on our Board due, among other things, to his extensive experience as an executive in the media and entertainment industries and experience guiding companies through transformational events, as well as his service as a member of the Old DK’s board.

John S. Salter is a co-founder and partner of The Raine Group LLC (“Raine”), an integrated merchant bank advising and investing in high growth sectors of technology, media and telecommunications, where he is responsible for Raine’s digital media and gaming practice. Prior to co-founding Raine in May 2009, he was the Global Head of Digital Media at UBS Investment Bank in the Technology, Media and Telecommunications Group. Prior to joining UBS Investment Bank, Mr. Salter worked for Volpe, Brown, Whelan & Co., a boutique investment bank focused on technology and health care companies. In addition, he serves as a member of the board of directors of the following portfolio companies of Raine’s investment management arm: Zumba Fitness (since February 2012), which is a global leader in dance fitness; Huuuge Games (since September 2017), which develops casual video games played on mobile devices and PCs; Beachbody (since December 2018), a creator of premium at-home fitness programs and nutritional products; and Play Games 24x7 (since October 2019), one of India’s largest gaming companies. He also served as a member of the board of directors of Old DK (since August 2014). Mr. Salter received his B.A. from Stanford University.

We believe Mr. Salter is qualified to serve on our Board due, among other things, to his extensive background and experience in leading transactions in the media and technology industries and his service as a member of the board of directors of numerous companies, including Old DK and others in the gaming industry.

Harry Evans Sloan is a media investor, entrepreneur and studio executive. Mr. Sloan co-founded Flying Eagle (Nasdaq: FEAC), a special purpose acquisition vehicle, in 2020, and serves as its Chief Executive Officer and Chairman. Additionally, Mr. Sloan co-founded Global Eagle Acquisition Corp., a special purpose acquisition vehicle, in 2011, serving as its Chairman and Chief Executive Officer through its business combination with Row 44, Inc. and Advanced Inflight Alliance AG in January 2013, and remains a director of the combined company, Global Eagle Entertainment Inc. (Nasdaq: ENT). He was also a founding investor in a number of other special purpose acquisition vehicles, including Silver Eagle Acquisition Corporation, in which he served as Chairman and Chief Executive Officer from April 2013 through its business combination with Videocon d2h Limited (Nasdaq: VDTH) in March 2015, Double Eagle Acquisition Corporation, Platinum Eagle Acquisition Corporation and DEAC. Mr. Sloan served on the board of directors of Videocon from May 2016 to April 2018. From October 2005 to August 2009, Mr. Sloan served as Chairman and Chief Executive Officer of Metro-Goldwyn-Mayer, Inc., a motion picture, television, home entertainment, and theatrical production and distribution company, and thereafter continued as non-executive chairman until December 2010. Throughout his entrepreneurial career, Mr. Sloan was responsible for the creation or sponsorship of three successful public companies in the media and entertainment industries: Lions Gate Entertainment Corp., an independent motion picture and television production company, New World Entertainment Ltd., an independent motion picture and television production company, and SBS Broadcasting, S.A., a European broadcasting group, operating commercial television, premium pay channels, radio stations and related print businesses in Western and Central and Eastern Europe, which he founded in 1990. Mr. Sloan began his career as an entertainment lawyer with Sloan, Kuppin and Ament, a law firm he founded. He currently serves on the University of California, Los Angeles Anderson School of Management Board of Visitors, the Executive Board of UCLA Theatre, Film and Television and the Harry and Florence Sloan Family Foundation. Mr. Sloan received his J.D. from Loyola Law School and his B.A. from the University of California, Los Angeles.

We believe Mr. Sloan is qualified to serve on our Board due, among other things, to his extensive experience as an international media investor, entrepreneur and studio executive and his ability to identify key investment opportunities with significant returns for his partners.

Marni M. Walden retired from Verizon Communications Inc. (“Verizon”), which provides wireless phone services, Internet access and digital television services, in February 2018, where she most recently served as a Strategic Advisor from January 2018 to February 2018, and prior to that, served as President and Executive Vice President of Global Media and Telematics from March 2016 to January 2018, in which she built new revenue streams for Verizon and guided strategy for Verizon Media and the Connected Vehicle business, and as President and Executive Vice President of Product Innovation from May 2014 to March 2016, in which she led global strategy, venture and technology teams across all lines of business for Verizon. During her tenure at Verizon, as the company’s top-ranking female executive, Ms. Walden teamed up with the Chief Executive Officer of AOL to create Oath Inc., which encompasses all of Verizon’s media and advertising businesses. Additionally, Ms. Walden played a key role in Verizon’s acquisition of Yahoo and Verizon’s merger with AOL. Ms. Walden’s prior experiences include working for other wireless service providers including AT&T Inc., McCaw Communications, LLC and General Cellular Corporation. In addition, she served as Chief Operating Officer, from January 2011 to May 2014, and separately as Chief Marketing Officer, from October 2010 to January 2011, of Verizon Wireless, Inc. (f/k/a Cellco Partnership), a wireless telecommunications carrier. Ms. Walden currently serves as a member of the board of directors of Globetouch Inc. d/b/a Airlinq Inc. (since February 2017), which develops & deploys large scale connected applications around smart mobility and ecosystem monetization; Persado Inc. (since June 2018), which uses artificial intelligence to generate language for digital marketing; 4C Insights, Inc. (since April 2018),which provides a self-service intelligence platform for marketers; and Loon LLC (since January 2019), which partners with mobile network operators globally to expand the reach of their LTE service. She also serves as an advisor to various private companies, including Opensignal Limited, Spkr. Inc, and Life Impact Solutions, Inc. d/b/a Mobilize Solutions. Ms. Walden also served as a member of the board of directors of Old DK (since October 2018). Ms. Walden attended California State University, Chico, where she majored in English and minored in Communications.

We believe Ms. Walden is qualified to serve on our Board due, among other things, to her over 20 years’ experience in telecommunications, technology and media, including her leadership roles at Verizon, where she gained extensive experience managing multi-billion dollar lines of business and leading transformative M&A activities and digital transformations, as well as her service as a member of the board of directors of Old DK and numerous other public and private companies.

Management

The following persons serve as our executive officers:

Name	Position	Age
Jason D. Robins	Chief Executive Officer and Chairman of the Board	39
Matthew Kalish	President, DraftKings North America, Director	38
Paul Liberman	President, Global Technology and Product, Director	36
R. Stanton Dodge	Chief Legal Officer and Secretary	52
Jason K. Park	Chief Financial Officer	43

The following is a brief biography of each of our executive officers.

Jason D. Robins is our Chief Executive Officer and Chairman of the Board. Mr. Robins co-founded DraftKings in December 2011 and has been DraftKings’ Chief Executive Officer since inception. Mr. Robins oversees the company’s strategy and operations, while also driving funding and partnerships. He has built a reputation for expanding DraftKings’ reach across numerous platforms through wide-ranging, forward-thinking partnerships. Under his leadership, DraftKings became the first DFS company to partner with Major League Baseball in 2013. Mr. Robins has led efforts at DraftKings to work with policy makers and regulators to pass fantasy sports, sports betting and iGaming legislation. Mr. Robins attended Duke University, where he received his B.S. in Economics and Computer Science.

We believe Mr. Robins is qualified to serve on our Board due, among other things, to the perspective and experience he brings as our Chief Executive Officer and as a co-founder.

Matthew Kalish is our President, DraftKings North America, and a director. Mr. Kalish co-founded DraftKings and served as its Chief Revenue Officer from 2014 until December 2019. In December 2019, Mr. Kalish was appointed President, DraftKings North America. Mr. Kalish’s purview has grown consistently to now oversee the performance of DraftKings’ DFS, Sportsbook and iGaming offerings, and he leads DraftKings’ operations, marketing, analytics and customer experience departments. Mr. Kalish focuses on developing and managing high-performing offerings and promotions that users love, and bringing those offerings to market in order to drive user base growth and loyalty. The innovation under Mr. Kalish’s guidance has helped DraftKings grow its customer base significantly. Under Mr. Kalish’s oversight, DraftKings has grown to offer a broad variety of sports and game variants in DFS as well as highly competitive Sportsbook and iGaming offerings, which have resulted in DraftKings achieving a market leadership position in the rapidly expanding U.S. real-money gaming landscape. Mr. Kalish’s passion for sports, analytics and game design has been instrumental in growing DraftKings from a small Boston start-up to a digital sports entertainment enterprise. Mr. Kalish received his MBA from Boston College and his B.A. in Computer Science and Economics from Columbia University.

We believe Mr. Kalish is qualified to serve on our Board due, among other things, to the perspective and experience he brings as our President, DraftKings North America and as a co-founder.

Paul Liberman is our President, Global Technology and Product, and a director. Mr. Liberman co-founded DraftKings in December 2011 and served as its Chief Operations Officer (“COO”) from 2015 to December 2019. In December 2019, Mr. Liberman was appointed President, Global Technology and Product. He oversees our product development while leading efforts in maintaining the company’s current product set. He acted as DraftKings’ Chief Technology Officer from 2011 to 2013 and subsequently acted as its Chief Marketing Officer before becoming COO. Mr. Liberman’s data-driven mindset has been instrumental in growing DraftKings from a small Boston start-up to a digital sports entertainment enterprise. Under his leadership, Mr. Liberman’s team has developed award-winning, stand-alone apps and product offerings including DraftKings’ DK Live and Leagues, DraftKings Daily Fantasy Sports app and, most recently, the DraftKings Sportsbook platform. Mr. Liberman attended Worcester Polytechnic Institute where he received a B.S. in Electrical Engineering and minor in Computer Science.

We believe Mr. Liberman is qualified to serve on our Board due, among other things, to the perspective and experience he brings as our President, Global Technology and Product and as a co-founder.

R. Stanton Dodge is our Chief Legal Officer and Secretary. Mr. Dodge joined DraftKings in that capacity in November 2017, and is responsible for all legal and government affairs and oversees Corporate Communications for DraftKings. Prior to joining DraftKings, Mr. Dodge served as Executive Vice President, General Counsel and Secretary of DISH Network Corporation (Nasdaq: DISH) from June 2007 to October 2017, where he was responsible for all legal and government affairs and oversaw corporate communications. Mr. Dodge serves on the board of directors of EchoStar Corporation (Nasdaq: SATS). In addition, Mr. Dodge was appointed to the State of Colorado, Supreme Court Nominating Commission on January 1, 2018 to serve a six-year term on the commission tasked with recommending nominees to fill vacancies on the Colorado Supreme Court and the Colorado Court of Appeals. Mr. Dodge received his J.D., magna cum laude, from Suffolk University Law School and his B.S. in Accounting from the University of Vermont.

Jason K. Park is our Chief Financial Officer. Mr. Park joined DraftKings in that capacity in June 2019, and is responsible for the accounting, tax, treasury, financial planning and analysis and investor relations departments. Prior to joining DraftKings, from January 2009 to June 2019, Mr. Park worked at Bain Capital Private Equity where he was an Operating Partner and focused on technology investments. For more than 10 years, Mr. Park worked collaboratively with chief executive officers, chief financial officers and management teams to develop and achieve value creation plans. Before Bain Capital, Mr. Park was an Associate Partner at McKinsey & Company. Mr. Park has previously served as a director of Central Square Technologies. Mr. Park received his MBA from the Wharton School at the University of Pennsylvania and a MAcc (Master of Accountancy) and a B.B.A. from the University of Michigan.

Stockholders Agreement – Corporate Governance

On the Closing Date, in connection with consummation of the Business Combination, DraftKings entered into a Stockholders Agreement (the “Stockholders Agreement”) with certain initial shareholders and independent directors of DEAC (the “DEAC Stockholder Group”), certain stockholders of Old DK (the “DK Stockholder Group”) and the SBT Sellers (the “SBT Stockholder Group” and, together with the DEAC Stockholder Group and the DK Stockholder Group, the “Stockholder Parties”), pursuant to which, among other things, that, our Board will initially be as set forth below:

●	DraftKings Directors. Ten directors nominated by the DK Stockholder Group, which are expected to be the current DraftKings directors, including the Chief Executive Officer of DraftKings and at least five directors who qualify as “independent” directors under The Nasdaq Stock Market listing rules.

●	SBT Directors. Two directors nominated by Mr. Meckenzie, including at least one director who qualifies as an “independent” director under The Nasdaq Stock Market listing rules.

●	DEAC Director. One director nominated by the DEAC Stockholder Group, who will qualify as “independent” under The Nasdaq Stock Market listing rules subject to approval by DraftKings (such approval not to be unreasonably withheld).

●	From the first annual meeting of stockholders following the Closing Date, Mr. Meckenzie will have the right to nominate one director (and any replacement of such director) to serve on the DraftKings board of directors (subject to the Board’s approval not to be unreasonably withheld) so long as Mr. Meckenzie continues to hold at least 9% of the issued and outstanding shares of DraftKings Class A common stock.

●	Subject to applicable law, Mr. Robins agrees to vote in favor of Mr. Meckenzie’s nominee at each annual meeting of stockholders so long as Mr. Meckenzie has such nomination right described above.

Additionally, as of immediately following the Company’s 2021 annual meeting of stockholders (the “2021 Annual Meeting”), the total number of directors constituting the Board will be reduced to eleven. The nominating and corporate governance committee of the board of directors will recommend to the Company’s board of directors eleven candidates for election to the Company’s board of directors at the 2021 Annual Meeting, of which no more than eight will be any of the ten directors initially nominated to serve on the board of directors by the DK Stockholder Group. See “Certain Relationships and Related Party Transactions — DraftKings — Stockholders Agreement” for additional information.

Board Composition

Committees of our Board of Directors

Our Board has the following board committees:

●	audit committee;

●	compensation committee;

●	nominating and corporate governance committee; and

●	compliance committee.

Audit Committee

The audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

●	appoints our independent registered public accounting firm;

●	evaluates the independent registered public accounting firm’s qualifications, independence and performance;

●	determines the engagement of the independent registered public accounting firm;

●	reviews and approves the scope of the annual audit and the audit fee;

●	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

●	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

●	monitors the rotation of partners of the independent registered public accounting firm on our engagement team in accordance with requirements established by the SEC;

●	is responsible for reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

●	review our critical accounting policies and estimates; and

●	review the audit committee charter and the committee’s performance at least annually.

Our audit committee consists of Messrs. Moore, Murray and Nada, with Mr. Murray serving as the chair of the committee. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our board of directors has determined that all of the members of the audit committee are independent directors as defined under the applicable rules and regulations of the SEC and The Nasdaq Stock Market with respect to audit committee membership. The Board has also determined that Mr. Murray qualifies as our “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Board has adopted a written charter for the audit committee, which is available on our corporate website at www.draftkings.com. The information on our website is not part of this prospectus.

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. Among other matters, the compensation committee:

●	reviews and recommends corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers;

●	determines the compensation of our chief executive officer and recommends the compensation of the other executive officers to the Board;

●	recommends to our board of directors the issuance of stock options and other awards under our stock plans; and

●	reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter.

The compensation committee consists of Messrs. Levin, Moore, Nada and Rosenblatt, with Mr. Nada serving as the chair of the committee. Pursuant to The Nasdaq Stock Market listing standards, as a controlled company, we are not required to have a compensation committee composed entirely of independent directors; however, we have elected to comply with this requirement and each of the members of our compensation committee is independent as defined in The Nasdaq Stock Market listing standards, and each is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Code (“Section 162(m)”). Our Board has adopted a written charter for the compensation committee, which is available on our corporate website at www.draftkings.com. The information on our website is not part of this prospectus.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our Board concerning governance matters.

The nominating and corporate governance committee consists of Messrs. Levin, Murray, Salter and Sloan and Ms. Walden, with Mr. Sloan serving as the chair of the committee. Pursuant to The Nasdaq Stock Market listing standards, as a controlled company, we are not required to have a nominating and corporate governance committee composed entirely of independent directors; however, we have elected to comply with this requirement and each of the members of the nominating and corporate governance committee is an independent director as defined in The Nasdaq Stock Market listing standards. Our Board has adopted a written charter for the nominating and corporate governance committee, which is available on our corporate website at www.draftkings.com. The information on our website is not part of this prospectus.

Compliance Committee

The compliance committee oversees our non-financial compliance matters. Among other matters, the compliance committee:

●	identifies, reviews and analyzes laws and regulations applicable to us;

●	recommends to the Board, and monitors the implementation of, compliance programs, policies and procedures that comply with local, state and federal laws, regulations and guidelines;

●	reviews significant compliance risk areas identified by management;

●	discusses periodically with management the adequacy and effectiveness of policies and procedures to assess, monitor, and manage non-financial compliance business risk and compliance programs;

●	monitors compliance with, authorize waivers of, investigate alleged breaches of and enforce our non-financial compliance programs; and

●	reviews our procedures for the receipt, retention and treatment of complaints received regarding non-financial compliance matters.

The compliance committee consists of Messrs. Isaacs, Liberman and Salter and Ms. Walden, with Mr. Salter serving as the chair of the committee. Our Board has adopted a written charter for the compliance committee, which is available on our corporate website at www.draftkings.com. The information on our website is not part of this prospectus.

Director Independence; Controlled Company Exemption

Mr. Robins is the beneficial owner of all the outstanding shares of our Class B common stock and controls the voting power of our outstanding capital stock, as a result of which Mr. Robins has the power to elect a majority of our directors. Pursuant to The Nasdaq Stock Market listing standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company qualifies as a “controlled company.” Therefore, we are not subject to The Nasdaq Stock Market listing standards that would otherwise require us to have: (i) a board of directors comprised of a majority of independent directors; (ii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; (iii) a compensation committee charter which, among other things, provides the compensation committee with the authority and funding to retain compensation consultants and other advisors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.

Pursuant to The Nasdaq Stock Market listing standards, as a controlled company, we are not required to have a board of directors composed of a majority of independent directors. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Our Board consists of 13 directors, of whom Messrs. Isaacs, Levin, Moore, Murray, Nada, Rosenblatt, Salter and Sloan and Ms. Walden are “independent directors,” as defined in The Nasdaq Stock Market listing standards and applicable SEC rules.

Compensation Committee Interlocks and Insider Participation

The compensation committee consists of Messrs. Levin, Moore, Nada and Rosenblatt. None of the members of the compensation committee has at any time been an officer or employee of DraftKings. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers on our compensation committee or board of directors.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at www.draftkings.com. To the extent required by law, we expect to disclose any amendments to the code, or any waivers of its requirements, on our website.

Limitation on Liability and Indemnification Matters

Our amended and restated articles of incorporation contain provisions that limit the liability of our directors for damages to the fullest extent permitted by Nevada law. Consequently, none of our directors will be personally liable to us or our stockholders for damages as a result of an act or failure to act in his or her capacity as a director, unless:

●	the presumption that directors are acting in good faith, on an informed basis, and with a view to the interests of the corporation has been rebutted; and

●	it is proven that the director’s act or failure to act constituted a breach of his or her fiduciary duties as a director and such breach involved intentional misconduct, fraud or a knowing violation of law.

We have entered into indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides for indemnification and advancements by DraftKings of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to DraftKings or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

Introduction

This section provides an overview of DraftKings’ executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

For the year ended December 31, 2019, DraftKings’ named executive officers (“Named Executive Officers” or “NEOs”) were:

●	Jason Robins, Chief Executive Officer & Co-Founder

●	Jason Park, Chief Financial Officer

●	Paul Liberman, President, Global Technology and Product & Co-Founder

The objective of DraftKings’ compensation program is to provide a total compensation package to each Named Executive Officer that will enable DraftKings to attract, motivate and retain outstanding individuals, align the interests of our executive team with those of our equity holders, encourage individual and collective contributions to the successful execution of our short- and long-term business strategies and reward Named Executive Officers for performance. The board of directors of DraftKings has historically determined the compensation for DraftKings’ Named Executive Officers.

In June 2019, DraftKings appointed Mr. Park its Chief Financial Officer. Mr. Park’s compensation was determined by the board of directors of DraftKings in connection with his appointment to create a compelling offer commensurate with Mr. Park’s expectations, experience, competitive compensation levels for the same role at similar companies, and in consideration of internal equity.

For 2019, the compensation program for DraftKings’ NEOs consisted of base salary and incentive compensation delivered in the form of an annual cash bonus and time- and performance-based stock option awards, and a sign-on cash bonus (in the case of Mr. Park), each as described below:

Base Salary - Base salary is paid to attract and retain qualified talent and is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. For each of Messrs. Robins and Liberman, base salary for 2019 remained unchanged compared to the prior year.

Annual Cash Bonus - Annual cash bonus is paid to incentivize the Named Executive Officers to achieve annual financial and operating performance metrics (for 2019, gross revenue and EBITDA (defined as earnings before interest, taxes, depreciation and amortization) targets) and is paid at the discretion of the board of directors. For 2019, Messrs. Robins and Liberman’s target annual bonuses remained unchanged compared to the prior year.

Sign-on Cash Bonus - As a recruitment incentive, and to offset compensation that Mr. Park may have otherwise earned had he not joined DraftKings, Mr. Park was paid a sign-on cash bonus of $250,000 following his start of employment at DraftKings. If Mr. Park’s employment is terminated for cause or without good reason (as those terms are defined in the employment agreement between Mr. Park and DraftKings) before June 24, 2020, then Mr. Park is required to repay the sign-on bonus.

Stock Option Awards - Stock options are granted to our Named Executive Officers under three programs within our 2017 Equity Incentive Plan:

●	Short-Term Performance Share Plan (PSP) - The PSP is a program designed to deliver stock option awards that incentivize our Named Executive Officers to achieve key short-term financial metrics. In June 2019, DraftKings’ board of directors granted stock options to Messrs. Robins and Liberman under the PSP (“PSP Options”) that were subject to performance-based vesting conditions tied to achievement of gross gaming revenue and EBITDA targets, as well as a service-based vesting component which conditioned vesting on the Named Executive Officer’s continued employment with DraftKings through the date on which the board of directors certified applicable performance results. The level of achievement, and corresponding vesting, under the 2019 PSP awards have not been determined as of the date of this prospectus.

●	Time-Vested Stock Options - Time-vested stock options (“Time-vested Options”) were a component of 2019 incentive compensation and granted to further align the interests of our Named Executive Officers with those of our shareholders, incentivize long-term value creation, and retain executives over the long term. Time-vested Options were granted to our Named Executive Officers in June 2019 and vest in equal quarterly installments over four years following grant, subject to the Named Executive Officer’s continued employment with DraftKings through each such date. Mr. Park received a supplemental grant of Time-vested Options in August 2019 to make him whole for stock price fluctuation between the date on which Mr. Park accepted his offer of employment and the grant of his initial award.

●	Long-Term Performance Incentive Plan (LTIP) - The LTIP is a program designed to incentivize the Named Executive Officers to maximize the long-term growth and value of the business. In June 2019, DraftKings’ board of directors granted stock options under the LTIP (“LTIP Performance Options”) that become eligible to vest upon achievement of any one of five specified performance targets tied to DraftKings’ annual consolidated gross gaming revenue with respect to any fiscal year, DraftKings’ annual EBITDA with respect to any fiscal year and the fair market value of a share of DraftKings common stock upon the occurrence of a “liquidity event,” subject, in the case of the gross gaming revenue and/or EBITDA performance targets, to a threshold vesting condition relating to DraftKings’ actual achievement of at least 80% of both the gross gaming revenue and EBITDA metrics specified in the operating plan for such fiscal year. For purposes of the LTIP Performance Options, a liquidity event includes (i) a change in control of DraftKings (generally, a merger, consolidation or similar transaction following which the stockholders of DraftKings immediately prior to such transaction represent less than 50% of the combined voting power of the surviving entity in such transaction), (ii) a sale of shares of DraftKings common stock to the public in an underwritten public offering and (iii) a “majority transaction” resulting in any person or affiliated persons having beneficial ownership of shares of DraftKings stock representing more than 50% of the outstanding voting power of the company (or surviving or resulting entity in such transaction). If the employment of a Named Executive Officer terminates for any reason, he will not be eligible to vest with respect to any then remaining unvested LTIP Performance Options, provided that upon a termination by the company without cause (and not due to death or disability, as each such term is defined in the 2017 Equity Incentive Plan), then such NEO will remain eligible to vest in any LTIP Performance Options that become vested pursuant to their terms within 12 months following the date of such termination. In addition, Mr. Park received a supplemental grant of LTIP Options in August 2019 to make him whole for stock price fluctuation between the date on which he accepted his offer and the grant of his initial award.

Summary Compensation Table

Name and Position	Fiscal Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Jason Robins Chief Executive Officer	2019	$400,000	$-	$3,239,689	$800,000	$-	$4,439,689
	2018	$400,000	$-	$12,847,259	$500,000	$9,250	$13,756,509
Jason Park Chief Financial Officer	2019	$201,923	$250,000	$2,326,845	$325,260	$14,279	$3,118,307
Paul Liberman President, Global	2019	$300,000	$-	$1,350,348	$480,000	$9,600	$2,139,948
Technology & Product	2018	$300,000	$-	$2,817,791	$300,000	$10,588	$3,428,379

(1)	The amount in this column represents the sign-on cash bonus paid to Mr. Park in connection with the commencement of his employment with DraftKings. The terms of the sign-on cash bonus are described under “Sign-on Cash Bonus” above.

(2)	The amounts in this column represent the aggregate grant-date fair value of option awards granted to each Named Executive Officer, computed in accordance with FASB ASC Topic 718. See Note 10 to DraftKings’ audited consolidated financial statements included elsewhere in this prospectus for a discussion of all assumptions made by us in determining the grant-date fair value of our equity awards. For each of the NEOs, the amounts disclosed in this column include the following grant-date fair value of Time-Vested Options, PSP Options and LTIP Performance Options granted in 2019:

Name	Time-Vested Options ($)	PSP Options ($)	LTIP Performance Options ($)
Jason Robins	$2,242,186	$997,503	$-
Jason Park	$1,163,753	$-	$1,163,092
Paul Liberman	$601,848	$535,500	$213,000

(3)	Reflects payments to the Named Executive Officers in accordance with our annual bonus plan.

(4)	For Mr. Park, represents the payment of legal fees incurred by Mr. Park in connection with the negotiation of his employment agreement of $7,500 and 401(k) plan employer contributions in the amount of $6,779. For Mr. Liberman for 2019, represents healthcare spending accounting employer contributions of $1,200 and 401(k) plan employer contributions in the amount of $8,400.

Benefits and Perquisites

DraftKings’ Named Executive Officers participate in employee benefits programs available to its employees generally, including the DraftKings 401(k) Plan, a tax-qualified 401(k) plan. Under this plan, DraftKings matches 50% of each dollar contributed by a participant, up to the first 6% of eligible compensation, subject to tax limits. DraftKings did not maintain any executive-specific benefit or perquisite programs.

Outstanding Equity Awards at 2019 Year End

The following table presents information regarding outstanding equity awards held by DraftKings’ Named Executive Officers as of December 31, 2019.

Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Jason Robins	7/12/2013	(1)	2,000,000	―	―	$0.09	7/12/2023
	9/22/2014	(1)	400,000	―	―	$0.22	9/22/2024
	2/18/2015	(1)	1,671,032	―	―	$0.22	2/18/2025
	8/27/2015	(1)	835,358	―	―	$0.22	8/27/2025
	3/24/2016	(1)	4,446,707	296,448	―	$0.22	3/24/2026
	5/3/2017	(1)	1,734,554	788,435	―	$1.35	5/3/2027
	4/18/2018	(2)	963,713	1,606,189	―	$1.16	4/18/2028
	4/18/2018	(3)	1,307,645	―	―	$1.16	4/18/2028
	5/3/2018	(4)	―	―	21,376,180	$1.16	5/3/2028
	6/4/2019	(2)	395,834	2,770,841	―	$1.66	6/4/2029
	6/4/2019	(3)	―	―	1,583,338	$1.66	6/4/2029
Jason Park	6/4/2019	(1)	―	1,500,000	―	$1.66	6/4/2029
	6/4/2019	(4)	―	―	1,500,000	$1.66	6/4/2029
	8/15/2019	(1)	―	138,158	―	$1.67	8/15/2029
	8/15/2019	(4)	―	―	138,518	$1.67	8/15/2029
Paul Liberman	7/12/2013	(1)	2,415,000	―	―	$0.09	7/12/2023
	9/22/2014	(1)	302,160	―	―	$0.22	9/22/2024
	2/18/2015	(1)	835,516	―	―	$0.22	2/18/2025
	8/27/2015	(1)	578,077	―	―	$0.22	8/27/2025
	3/24/2016	(1)	2,223,353	148,224	―	$0.22	3/24/2026
	5/3/2017	(1)	722,730	328,515	―	$1.35	5/3/2027
	4/18/2018	(2)	392,294	653,822	―	$1.16	4/18/2028
	4/18/2018	(3)	256,298	―	―	$1.16	4/18/2028
	5/3/2018	(4)	―	―	4,275,236	$1.16	5/3/2028
	6/4/2019	(4)	―	―	300,000	$1.66	6/4/2029
	6/4/2019	(3)	―	―	850,000	$1.66	6/4/2029
	6/4/2019	(2)	106,250	743,750	―	$1.66	6/4/2029

(1)	These options vest as to 25% on the first anniversary of grant and in equal quarterly increments thereafter over the following three years, subject to the Named Executive Officer’s continued employment with DraftKings through each such date.

(2)	Represent Time-Vested Options as described in the narrative disclosure above.

(3)	Represent PSP Options as described in the narrative disclosure above.

(4)	Represent LTIP Performance Options as described in the narrative disclosure above.

Potential Payments Upon Termination or Change of Control

Prior to September 2017, all stock options granted by DraftKings (including to the NEOs) were granted under the 2012 Stock Option & Restricted Stock Incentive Plan (the “2012 Equity Incentive Plan”). The 2012 Equity Incentive Plan provides that upon an “acquisition” of DraftKings, 50% of the unvested portion of any stock options outstanding thereunder would immediately vest and become exercisable. As defined in the 2012 Equity Incentive Plan, an “acquisition” means (i) any merger, business combination or similar consolidation after which the voting securities of DraftKings outstanding immediately prior thereto represent less than 50% of the combined voting power of the voting securities of DraftKings (or the surviving or acquiring entity outstanding immediately after such event), (ii) any sale of all or substantially all of the capital stock or assets of DraftKings or (iii) any other form of business combination or acquisition in which DraftKings is the target, as determined by the board of directors.

In September 2017, DraftKings adopted the 2017 Equity Incentive Plan and subsequent to its adoption, all awards of stock options granted by DraftKings (including to the NEOs) have been granted under the 2017 Equity Incentive Plan. The 2017 Equity Incentive Plan does not provide for any default “single-trigger” vesting upon a change in control. Under the 2017 Equity Incentive Plan, upon a change in control, the board of directors may, in its sole discretion, provide that outstanding stock option awards are assumed or substituted by the surviving or acquiring corporation, accelerate vesting conditions, in whole or in part, or cancel awards at the effective time of the change in control in exchange for consideration (or no consideration), among other actions enumerated in the 2017 Equity Incentive Plan. For purposes of the 2018 and 2019 LTIP Performance Options granted to the Named Executive Officers under the 2017 Equity Incentive Plan, a change in control of DraftKings constitutes a “liquidity event” upon which achievement of pre-determined stock price targets would be evaluated in light of the consideration payable in respect of one share of DraftKings common stock in connection with such transaction to determine whether, and to what extent, the applicable vesting conditions are achieved.

Each of the 2012 Equity Incentive Plan and the 2017 Equity Incentive Plan provide that, upon a termination other than for “cause” (as defined in the applicable plan document), each Named Executive Officer would forfeit any outstanding stock options to the extent unvested at the time of such termination, and would have a period of three months following his termination date (or, if earlier, until the expiration of the applicable term) in which he could exercise his vested stock options.

Employment Agreements and Transaction Awards

In connection with the Business Combination, DraftKings entered into an employment agreement with Jason Robins and Paul Liberman. The employment agreement with Mr. Robins provides a base salary of $650,000, subject to annual review and increase from time to time, and an annual target bonus opportunity of 150% of base salary. The employment agreement with Mr. Liberman provides for a base salary of $425,000, subject to annual review and increase from time to time, and an annual target bonus of 125%. The executives will be eligible to participate in benefits programs offered to employees and executives generally subject to satisfying eligibility requirements.

Each of Messrs. Robins and Liberman is entitled to an annual equity incentive award, which will be granted within the first three months of each fiscal year (or the first seven months for fiscal year 2020), with a minimum annual target value of $6,500,000 for Mr. Robins and $3,500,000 for Mr. Liberman. Half of the equity incentive award granted each year will consist of time-based restricted stock units, with vesting not less favorable than quarterly vesting over four years, and half will consist of performance-based restricted stock units, with a minimum vesting period of two years and a maximum opportunity equal to at least 300% of target. Upon a termination of employment without “cause” or for “good reason” (as those terms are defined in the employment agreements) within 18 months after, or three months before, a “change in control” (as defined in the employment agreements), each executive will receive cash severance equal to two times the sum of his salary and target bonus, payable 60 days after termination, and continued benefits for 24 months. Additionally, equity awards will vest, with performance-based awards vesting at the target level.

Upon a termination of employment without cause or for good reason that is not within 18 months after, and not three months before, a change in control, each executive will receive cash severance equal to two times his salary, payable 60 days after termination, a pro rata bonus for the year of termination based on actual performance and continued benefits for 24 months. Additionally, equity awards will vest pro rata, based on actual performance for performance-based awards. Upon termination due to death or disability, equity awards will vest, based on actual performance for performance-based awards, and options will be exercisable for 12 months. Severance and termination benefits payable pursuant to the employment agreements generally are subject to the executive’s execution of a release of claims and compliance with post-closing covenants including non-competition and non-solicitation covenants that continue for 12 months following a termination of employment other than, in the case of the noncompetition covenant, a termination without cause or layoff as set forth in the Massachusetts Noncompetition Agreement Act.

The foregoing description of the employment agreements with each of Messrs. Robins and Liberman does not purport to be complete and is qualified in its entirety by the terms and conditions of the employment agreements, which are attached to the registration statement of which this prospectus is a part.

Mr. Park entered into an employment agreement with DraftKings in connection with his appointment as Chief Financial Officer. The employment agreement with Mr. Park provides for an annual base salary of $350,000, subject to increase from time to time as determined by the board of directors of DraftKings, and an annual target bonus opportunity of $350,000 (prorated for 2019). Mr. Park was also entitled to the sign-on bonus and option awards described Under “Sign-on Cash Bonus” and “Stock Option Awards” above, respectively. The employment agreement provides that Mr. Park’s Time-vested Options will vest in connection with a change in control in which those awards are not assumed or substituted for similar awards, or, if the Time-vested Options granted to Mr. Park are assumed or substituted, upon the termination of Mr. Park’s employment without cause or for good reason within three months prior to, or 12 months following, the change in control. Mr. Park is entitled to participate in any executive benefit plan adopted by DraftKings from time to time. In the event of Mr. Park’s termination without cause or for good reason, and subject to Mr. Park’s execution of a release of claims, Mr. Park is entitled to 12 months’ base salary and continued benefits for 12 months. Mr. Park is subject to a non-competition covenant that continues for 12 months after termination of employment for any reason, other than a termination without cause, and a covenant to refrain from soliciting customers, clients, vendors, employees and contractors that continues for 12 months after termination of employment for any reason.

In connection with the Business Combination, DraftKings awarded transaction bonus opportunities to each of the Named Executive Officers, which are payable in cash shortly following the completion of the Business Combination subject to continued employment. The amount of each transaction bonus was determined based on the level of redemptions, with maximum bonus opportunities earned if redemptions were no greater than 10%. The maximum bonus opportunity was achieved and as a result Mr. Robins is entitled to $3,000,000, Mr. Liberman is entitled to $1,500,000, and Mr. Park is entitled to $1,000,000.

DraftKings also has awarded the Named Executive Officers a grant of restricted stock units (“RSUs”) that contain vesting terms generally consistent with those described with respect to the LTIP Performance Options under “Stock Option Awards — Long-Term Performance Incentive Plan (LTIP)” above. The RSUs become eligible to vest upon achievement of any one of five specified performance targets tied to DraftKings’ annual consolidated gross gaming revenue with respect to any fiscal year, DraftKings’ annual adjusted EBITDA with respect to any fiscal year and the fair market value of a share of DraftKings common stock upon (or, in the event of a public offering, for 30 trading days following) the occurrence of a “liquidity event” (defined consistent with the LTIP). Any RSUs that do not vest within ten years of grant will be forfeited. Messrs. Robins, Park and Liberman were granted 14,764,728, 1,120,762 and 7,382,364 RSUs, respectively, each of which represents the right to receive one share of DraftKings common stock after vesting. At the completion of the Business Combination, the RSUs were converted into restricted stock units settled in shares of DraftKings Class A common stock subject to vesting.

Shares of Class B common stock were issued to Mr. Robins in connection with the Business Combination, which carry 10 votes per share and allow Mr. Robins to have approximately 90% of the voting power of the capital stock of DraftKings on a fully-diluted basis. The terms of the shares of Class B common Stock are described in more detail under “Description of Securities —Common Stock — Class B Common Stock”.

Former Director Compensation Program

The board of directors of Old DK set non-employee director compensation which were designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of DraftKings stock to further align their interests with those of our stockholders. Each non-employee director of Old DK was eligible to receive the following compensation:

●	A stock option award with a value of $400,000 (based on Old DK fair-market value on the date of grant), upon such director’s election to office, subject to vesting as to 25% of the award on the 6-month anniversary of grant and the remaining 75% in equal monthly installments over the following 18 months;

●	An annual stock option award with a value of $200,000 (based on Old DK fair-market value on the date of grant), for service on the board of directors subject to vesting as to 25% of the award on the 6-month anniversary of grant and the remaining 75% in equal monthly installments over the following 18 months; and

●	An annual stock option award with a value of $5,000 (based on Old DK fair-market value on the date of grant), for service on any committee of the board of directors subject to vesting as to 25% of the award on the 6-month anniversary of grant and the remaining 75% in equal monthly installments over the following 18 months.

DraftKings also pays reasonable travel and accommodation expenses of the non-employee directors in connection with their participation in meetings of the board of directors.

Director Compensation Table

The following table provides information concerning the compensation of each non-employee director who served on DraftKings’ board of directors in 2019. DraftKings employees did not receive compensation for serving as directors. Accordingly, Messrs. Robins and Liberman did not receive any compensation for their service as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Woodrow Levin	$0	$0	$92,404	$0	$92,404
Ryan Moore(2)	$0	$0	$0	$0	$0
Steven Murray	$0	$0	$0	$0	$0
Hany Nada	$0	$0	$0	$0	$0
Richard Rosenblatt	$0	$0	$90,205	$0	$90,205
Marni Walden	$0	$0	$80,589	$0	$80,589
John Salter(2)	$0	$0	$0	$0	$0

(1)	The amounts in this column represent the aggregate grant-date fair value of option awards granted to each non-employee director, computed in accordance with FASB ASC Topic 718. See Note 10 to DraftKings’ audited consolidated financial statements included elsewhere in this prospectus for a discussion of all assumptions made by us in determining the grant-date fair value of our equity awards. The aggregate number of options held by each non-employee director as of December 31, 2019 were: Mr. Levin: 319,192; Mr. Rosenblatt: 676,454; and Ms. Walden: 436,535.

(2)	Ryan Moore is an affiliate of Accomplice Fund I, L.P. and Accomplice Management Holdings, LLC; and Mr. Salter is affiliated with RPII DK LLC. RPII DK LLC held more than 5% of DraftKings capital stock as of the date of this prospectus. None of these individuals received compensation from DraftKings for their service as a director in 2019.

Director Compensation Program

In connection with the Business Combination, DraftKings adopted a new board of directors compensation program which is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of DraftKings stock to further align their interests with those of our stockholders. The new program provides the following compensation for non-employee directors going forward:

●	An annual cash retainer of $45,000;

●	An annual cash retainer of $20,000 for the chair of the audit committee, $17,500 for the chair of the compensation committee and $10,000 for the chair of each of the nominating and corporate governance committee and the compliance committee;

●	An annual cash retainer of $10,000 for members of the audit committee, $7,500 for members of the compensation committee, $5,000 for members of the nominating and corporate governance committee and $5,000 for members of the compliance committee;

●	An equity retainer with a value of $200,000 payable in the form of stock options or restricted stock units, granted upon initial election to the Board and then each year at the annual shareholders meeting that vests at the sooner of the following annual shareholders meeting or the one-year anniversary of the grant; and

●	An additional annual cash retainer of $75,000 for serving as our non-executive chair and $20,000 for serving as our lead director, in each case, if applicable.

All cash retainers will be payable quarterly in arrears; provided that the retainers will be delivered in equity until DraftKings is profitable.

Incentive Award Plan

In connection with the Business Combination, the Board approved and adopted the DraftKings Inc. 2020 Incentive Award Plan (the “Incentive Plan”), under which we are authorized to grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. A copy of the Incentive Plan is filed as an exhibit to the registration statement of which this prospectus is a part.

Material Terms of the Incentive Plan

The material terms of the Incentive Plan are summarized below.

Administration. The compensation committee of our board of directors administers the Incentive Plan. The compensation committee generally has the authority to designate participants, determine the type or types of awards to be granted to a participant, determine the terms and conditions of any agreements evidencing any awards granted under the Incentive Plan and to adopt, alter and repeal rules, guidelines and practices relating to the Incentive Plan. The compensation committee has full discretion to administer and interpret the Incentive Plan and to make any other determination and take any other action that it deems necessary or desirable for the administration of the Incentive Plan.

Eligibility. Employees, directors, officers, advisors or consultants and prospective employees, directors, officers, advisors or consultants of DraftKings or its affiliates are eligible to participate in the Incentive Plan. Approximately 2,200 employees, consultants and service providers and all of our eight non-executive officer directors are eligible to participate in the Incentive Plan.

Number of Shares Authorized. The Incentive Plan provides for an aggregate of 52,870,000 shares of Class A common stock to be delivered; provided that the total number of shares that will be reserved, and that may be issued, under the Incentive Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2021, by a number of shares equal to five percent (5%) of the total outstanding shares of Class A common stock on the last day of the prior calendar year (subject to a maximum annual increase of 33,000,000 Common Shares). Notwithstanding the foregoing, the Board may act prior to January 1st of a given year to provide that there will be no such increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares than would otherwise occur pursuant to the preceding sentence. The maximum aggregate grant-date fair value of awards granted and cash fees paid to any non-employee director pursuant to the Incentive Plan during any fiscal year may not exceed a total value of $750,000, provided that the non-employee directors who are considered independent (under the rules of The Nasdaq Stock Market or other securities exchange on which the Common Shares are traded) may make exceptions to this limit for a non-executive chair of the Board, if any, in which case the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation. Shares of Class A common stock underlying awards under the Incentive Plan that are forfeited, canceled, expire unexercised or are settled in cash will be available again for new awards under the Incentive Plan. The Incentive Plan also permits the compensation committee to deliver an aggregate of 52,870,000 shares of Class B common stock to employees, directors, consultants or advisors who are eligible to hold Class B common stock under the Charter; provided, that the total number of shares of Class B common stock that will be reserved, and that may be issued, under the Incentive Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2021, by a number of shares of Class B common stock equal to five percent (5%) of the total outstanding shares of Class B common stock on the last day of the prior calendar year (subject to a maximum annual increase of 33,000,000 shares of Class B common stock). Notwithstanding the foregoing, the Board may act prior to January 1st of a given year to provide that there will be no such increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares than would otherwise occur pursuant to the preceding sentence. If there is any change in our corporate capitalization, the compensation committee in its sole discretion may make substitutions or adjustments to the number of shares of Class A common stock and Class B common stock reserved for issuance under the Incentive Plan, the number of shares of Class A common stock and Class B common stock covered by awards then outstanding under the Incentive Plan, the limitations on awards under the Incentive Plan, the exercise price of outstanding options and such other equitable substitutions or adjustments as it may determine appropriate.

The Incentive Plan has a term of 10 years from April 23, 2020, and no further awards may be granted under the Incentive Plan after that date.

Awards Available for Grant. The compensation committee may grant awards of nonqualified stock options, ISOs, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, stock bonus awards, performance compensation awards (including cash bonus awards) or any combination of the foregoing.

Options. The compensation committee is authorized to grant options to purchase shares of Class A common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code, for ISOs, or “nonqualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under the Incentive Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the compensation committee and specified in the applicable award agreement. The maximum aggregate number of Common Shares that may be issued through the exercise of Incentive Stock Options granted under the Incentive Plan is 52,870,000 Common Shares. In general, the exercise price per share of Class A common stock for each option granted under the Incentive Plan will not be less than the fair market value of such share at the time of grant. The maximum term of an option granted under the Incentive Plan will be 10 years from the date of grant (or five years in the case of ISOs granted to a 10% shareholder). However, if the option would expire at a time when the exercise of the option by means of a cashless exercise or net exercise method (to the extent such method is otherwise then permitted by the compensation committee for purposes of payment of the exercise price and/or applicable withholding taxes) would violate applicable securities laws or any securities trading policy adopted by us, the expiration date applicable to the option will be automatically extended to a date that is 30 calendar days following the date such cashless exercise or net exercise would no longer violate applicable securities laws or applicable securities trading policy (so long as such extension does not violate Section 409A of the Code), but not later than the expiration of the original exercise period. Payment in respect of the exercise of an option may be made in cash or by check, by surrender of unrestricted shares (at their fair market value on the date of exercise) that have been held by the participant for any period deemed necessary by our accountants to avoid an additional compensation charge or have been purchased on the open market, or the compensation committee may, in its discretion and to the extent permitted by law, allow such payment to be made through a broker-assisted cashless exercise mechanism, a net exercise method, or by such other method as the compensation committee may determine to be appropriate.

Stock Appreciation Rights. The compensation committee is authorized to award SARs under the Incentive Plan. SARs will be subject to the terms and conditions established by the compensation committee. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares of Class A common stock or any combination of cash and shares of Class A common stock, the appreciation, if any, in the value of a common share over a certain period of time. An option granted under the Incentive Plan may include SARs and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option will be subject to terms similar to the option corresponding to such SARs. SARs will be subject to terms established by the compensation committee and reflected in the award agreement.

Restricted Stock. The compensation committee is authorized to award restricted stock under the Incentive Plan. Each award of restricted stock will be subject to the terms and conditions established by the compensation committee, including any dividend or voting rights. Restricted stock awards are shares of Class A common stock that generally are non-transferable and subject to other restrictions determined by the compensation committee for a specified period. Unless the compensation committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested restricted stock is forfeited. Dividends, if any, that may have been withheld by the compensation committee will be distributed to the participant in cash or, at the sole discretion of the compensation committee, in shares of Class A common stock having a fair market value equal to the amount of such dividends, upon the release of any applicable restrictions, and if the applicable share is forfeited, the participant will have no right to such dividends (except as otherwise provided in the applicable award agreement).

Restricted Stock Unit Awards. The compensation committee is authorized to award restricted stock unit awards under the Incentive Plan. The compensation committee will determine the terms of such restricted stock units, including any dividend rights. Unless the compensation committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited. At the election of the compensation committee, the participant will receive a number of shares of Class A common stock equal to the number of units earned or an amount in cash equal to the fair market value of that number of shares of Class A common stock at the expiration of the period over which the units are to be earned or at a later date selected by the compensation committee. Dividends, if any, that may have been withheld by the compensation committee will be distributed to the participant in cash or, at the sole discretion of the compensation committee, in shares of Class A common stock having a fair market value equal to the amount of such dividends, upon the release of any applicable restrictions, and if the applicable share is forfeited, the participant will have no right to such dividends (except as otherwise provided in the applicable award agreement).

Stock Bonus Awards. The compensation committee is authorized to grant awards of unrestricted shares of Class A common stock, shares of Class B common stock or other awards denominated in shares of Class A common stock or Class B common stock, either alone or in tandem with other awards, under the Incentive Plan, on such terms and conditions as the compensation committee may determine.

Performance Compensation Awards. The compensation committee is authorized to grant any award, including in the form of cash, under the Incentive Plan in the form of a performance compensation award by conditioning the vesting of the award on the satisfaction of certain performance goals, measured on an absolute or relative basis, for a particular performance period. The compensation committee may establish performance criteria that will be used to establish these performance goals with reference to one or more of the following, without limitation:

●	Net earnings or net income (before or after taxes);

●	basic or diluted earnings per share (before or after taxes);

●	revenue or revenue growth (measured on a net or gross basis);

●	gross profit or gross profit growth;

●	operating profit (before or after taxes);

●	return measures (including, but not limited to, return on assets, capital, invested capital, equity or sales);

●	cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital);

●	financing and other capital-raising transactions (including, but not limited to, sales of equity or debt securities);

●	earnings before or after taxes, interest, depreciation, and/or amortization;

●	gross or operating margins;

●	productivity ratios;

●	share price (including, but not limited to, growth measures and total shareholder return);

●	expense targets;

●	margins;

●	productivity and operating efficiencies;

●	measures of customer satisfaction;

●	customer growth;

●	working capital targets;

●	measures of economic value added;

●	inventory control;

●	enterprise value;

●	sales;

●	debt levels and net debt;

●	combined ratio;

●	timely launch of new facilities;

●	client retention;

●	employee retention;

●	timely completion of new product rollouts;

●	cost targets;

●	reductions and savings;

●	productivity and efficiencies;

●	strategic partnerships or transactions;

●	measures of personal targets, goals or completion of projects; or

●	any combination of the foregoing.

The compensation committee is authorized to adjust or modify the calculation of a performance goal for a performance period based on and in order to appropriately reflect certain circumstances or events that occur during such performance period.

Transferability. Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution. The compensation committee, however, may permit awards (other than ISOs) to be transferred to family members, a trust for the benefit of such family members, a partnership or limited liability company whose partners or stockholders are the participant and his or her family members or anyone else approved by it.

Amendment and Termination. In general, our Board may amend, suspend or terminate the Incentive Plan at any time. However, shareholder approval to amend the Incentive Plan may be necessary if the law or the Incentive Plan so requires (e.g., repricing, performance goals, approval is necessary to comply with any tax or regulatory requirement, etc.). No amendment, suspension or termination will impair the rights of any participant or recipient of any award without the consent of the participant or recipient.

Change in Control. In the event of a “Change in Control” (as defined in the Incentive Plan), the compensation committee may adjust the number of shares of Class A common stock or other securities of (or number and kind of other securities or other property) subject to an award, the exercise or strike price of an award, or any applicable performance measure, and may provide for the substitution or assumption of outstanding awards in a manner that substantially preserves the terms of such awards, the acceleration of the exercisability or lapse of restrictions applicable to outstanding awards and the cancellation of outstanding awards in exchange for the consideration received by our shareholders in connection with such Change in Control transaction.

Israeli Sub-Plan

DraftKings has adopted an Israeli Sub-Plan to the Incentive Plan in order to enable the grant of awards to employees and directors of DraftKings’ Israeli subsidiaries and affiliates that are intended to qualify, subject to compliance with certain terms and conditions, for beneficial treatment for Israeli tax purposes. DraftKings currently intends to grant Awards pursuant to Section 102 of the Israeli Income Tax Ordinance [New Version] - 1961 (the “Israeli Ordinance”) pursuant to the trustee capital gains route that will be held in trust for the benefit of eligible Israeli participants (the “Trustee 102 Awards”).

Effectiveness. Prior to granting Trustee 102 Awards, DraftKings will make the appropriate filings with the Israeli Tax Authority. The grant of Trustee 102 Awards will not become effective prior to the lapse of 30 days from the date on which the Incentive Plan, the Israeli Sub-Plan and the relevant forms have been submitted for approval by, and will be conditioned upon the approval of, the Israeli Tax Authority.

Trust. One of the primary requirements for beneficial Israeli tax treatment is the engagement of a trustee. Trustee 102 Awards granted under the Sub-Plan and any share of Class A common stock allocated or issued in connection therewith will be issued to a trustee or will be under the supervision of the trustee, for the benefit of the applicable Israeli participants in accordance with the provisions of Section 102 of the Israeli Ordinance. The trustee will hold the awards and shares at least until the end of the statutory holding period, but the Israeli participants may sell shares before that date and pay higher taxes (including social security and health tax). The trustee may not release or sell any shares unless DraftKings, its Israeli subsidiary or affiliate and the trustee are satisfied that the full amounts of tax due have been paid or will be paid. The main role of the trustee is ensuring compliance with tax withholding obligations. Upon receipt of any Trustee 102 Award, the Israeli participant will consent to the grant of such award under the specific tax route elected by DraftKings as required under the Israeli Ordinance.

Assignability and Transferability. Awards or any right with respect awards will not be assignable, transferable or given as collateral, and, during the lifetime of the Israeli participant, the Israeli participant’s rights with respect to an award will belong only to the Israeli participant. As long as awards or shares issued or purchased under the Israeli Sub-Plan are held or supervised, as the case may be, by the trustee on behalf of an Israeli participant, all rights of the Israeli participant over the shares may not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. The full text of our Charter and amended and restated bylaws are included as exhibits to the registration statement of which this prospectus is a part. You are encouraged to read the applicable provisions of Nevada law, our Charter and amended and restated bylaws in their entirety for a complete description of the rights and preferences of our securities. See “Where You Can Find More Information.”

Authorized and Outstanding Capital Stock

The Charter authorizes the issuance of 2,100,000,000 shares, of which 900,000,000 shares are shares of Class A common stock, par value $0.0001 per share, 900,000,000 shares are shares of Class B common stock, par value $0.0001 per share, and 300,000,000 shares are shares of preferred stock, par value $0.0001 per share.

As of May 4, 2020, our issued and outstanding share capital consisted of: (i) 312,504,813 shares of Class A common stock, held of record by approximately 382 holders, (ii) no shares of preferred stock and (iii) 19,846,758 warrants, consisting of 13,333,323 public warrants, 3,333,332 private placement warrants, 3,000,000 PIPE Warrants and 180,103 Old DK Warrants, held of record by approximately 380 warrant holders. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Common Stock

Class A Common Stock

Voting Rights

Holders of Class A common stock are entitled to cast one vote per share of Class A common stock. Generally, holders of all classes of common stock vote together as a single class, and an action is approved by stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of Class A common stock will not be entitled to cumulate their votes in the election of directors.

Dividend Rights

Holders of Class A common stock will share ratably (based on the number of shares of Class A common stock held) if and when any dividend is declared by the Board out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the Class A common stock with respect to the payment of dividends.

Liquidation, Dissolution and Winding Up

On the liquidation, dissolution, distribution of assets or winding up of DraftKings, each holder of Class A common stock will be entitled, pro rata on a per share basis, to all assets of DraftKings of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of DraftKings then outstanding.

Other Matters

No shares of Class A common stock will be subject to redemption (except as described below under “Redemption Rights and Transfer Restrictions with Respect to Capital Stock held by Unsuitable Persons and Their Affiliates”) or have preemptive rights to purchase additional shares of Class A common stock. Holders of shares of Class A common stock do not have subscription, redemption or conversion rights. All the outstanding shares of Class A common stock are validly issued, fully paid and non-assessable.

Class B Common Stock

Issuance of Class B common stock with Common Units

Shares of Class B common stock may be issued only to, and registered in the name of, Mr. Robins and any entities wholly owned by Mr. Robins (including all subsequent successors, assigns and permitted transferees) (collectively, “Permitted Class B Owners”).

Voting Rights

Holders of Class B common stock are entitled to cast 10 votes per share of Class B common stock. Generally, holders of all classes of common stock vote together as a single class, and an action is approved by stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of Class B common stock will not be entitled to cumulate their votes in the election of directors.

Dividend Rights

Holders of Class B common stock will not participate in any dividend declared by the Board.

Liquidation Rights

On the liquidation, dissolution, distribution of assets or winding up of DraftKings, holders of Class B common stock will not be entitled to receive any distribution of DraftKings assets of whatever kind available until distribution has first been made to all holders of Class A common stock. Notwithstanding this, due to the liquidation rights of holders of Class A common stock described above in which all assets of DraftKings of whatever kind available will be distributed to holders of Class A common stock, no assets of DraftKings will be available for liquidating distributions in respect of Class B common stock.

Transfers

Pursuant to the Charter, holders of Class B common stock are generally restricted from transferring such shares, other than to a Permitted Class B Owner or in connection with a divorce or domestic relations order or decree.

Mandatory Cancellation

Each share of Class B common stock will be (1) automatically canceled for no consideration in the event that shares of Class A common stock that are then held by Permitted Class B Owners (including without limitation all shares of Class A common stock that are the subject of unvested stock options or other equity awards held by Mr. Robins) represent less than 33% of Base Class A Shares (as defined in the Charter) and (2) subject to cancelation by DraftKings (without consideration) one year after the date that both of the following conditions apply (the “Founder Termination Anniversary Date”): (a) the earliest to occur of (i) Mr. Robins’ employment as Chief Executive Officer of DraftKings being terminated due to termination of employment for cause or due to death or permanent disability and (ii) Mr. Robins resigns (other than for good reason) as the Chief Executive Officer of DraftKings and (b) either (i) Mr. Robins no longer serves as a member of the board of directors of DraftKings or (ii) Mr. Robins’ service to DraftKings is not his primary business occupation. In the event that Mr. Robins is reinstated as the Chief Executive Officer of DraftKings or is reelected or reappointed to serve as a member of the board of directors of DraftKings prior to the Founder Termination Anniversary Date (each, a “Reset Event”), then the shares of Class B common stock will not be canceled pursuant to clause (2) unless and until the one-year anniversary of the date that both of the foregoing conditions are subsequently met; provided that in the event of a subsequent Reset Event, the next Founder Termination Anniversary Date will extend until the one-year anniversary of the date that both of the foregoing conditions are subsequently met without a Reset Event occurring prior to such anniversary.

Other Matters

No shares of Class B common stock are subject to redemption (except as described below under “Redemption Rights and Transfer Restrictions with Respect to Capital Stock Held by Unsuitable Persons and Their Affiliates”) or have preemptive rights to purchase additional shares of Class B common stock. Holders of shares of Class B common stock do not have subscription, redemption or conversion rights. All outstanding shares of Class B common stock are validly issued, fully paid and non-assessable.

Preferred Stock

Our amended and restated articles of incorporation provide that the Board has the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of our assets, which rights may be greater than the rights of the holders of the common stock. There are no shares of preferred stock outstanding.

The purpose of authorizing the Board to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the dividend or liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of Class A common stock.

Unvested Stock Options

As of the Closing, Old DK had unvested outstanding options and restricted stock units which converted to (i) 32,648,113 options to purchase shares of Class A Common Stock and (ii) the right to receive earnout shares.

As of the Closing, SBTech had unvested outstanding options which converted to 173,739 options to purchase shares of Class A Common Stock.

Warrants

Public Stockholders’ Warrants

There are currently outstanding an aggregate of 19,666,655 DEAC warrants, which entitle the holder to acquire Class A common stock. Each whole warrant will entitle the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, beginning 30 days after the Closing (which for the avoidance of doubt is May 23, 2020). A holder may exercise its warrants only for a whole number of shares of Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you hold at least three units, you will not be able to receive or trade a whole warrant. The warrants will expire on April 23, 2025, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Redemption of Warrants for Cash

Once the warrants become exercisable, we may call the warrants for redemption for cash:

●	in whole and not in part; at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

●	if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by DraftKings for cash, we may exercise our redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The last of the redemption criterion discussed above prevents a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of warrants for shares of Class A common stock

Commencing 90 days after the warrants become exercisable, we may redeem the outstanding DEAC warrants for shares of Class A common stock:

●	in whole and not in part (including public warrants, private placement warrants and PIPE Warrants);

●	at a price equal to a number of shares of the Class A common stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of the Class A common stock, except as otherwise described below;

●	upon a minimum of 30 days’ prior written notice of redemption;

●	if, and only if, the last reported sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders;

●	if, and only if, the private placement warrants and PIPE Warrants are also concurrently exchanged at the same price (equal to a number of shares of the Class A common stock) as the outstanding public warrants, as described above; and

●	if, and only if, there is an effective registration statement covering the shares of the Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day redemption period after written notice of redemption is given.

The numbers in the table below represent the “redemption prices,” or the number of shares of the Class A common stock that a warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of the Class A common stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

	Fair Market Value of Class A Common Stock
Redemption Date (period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	-	-	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The “fair market value” of Class A common stock means the average last reported sale price of Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the average last reported sale price of Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at that time there are 57 months until the expiration of the warrants, we may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.277 shares of Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, we may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.298 shares of Class A common stock for each whole warrant. Finally, as reflected in the table above, we can redeem the warrants for no consideration in the event that the warrants are “out of the money” (i.e., the trading price of Class A common stock is below the exercise price of the warrants) and about to expire.

Any public warrants held by our officers or directors will be subject to this redemption feature, except that such officers and directors will only receive “fair market value” for such public warrants so redeemed (“fair market value” for such public warrants held by our officers or directors being defined as the last reported sale price of the public warrants on such redemption date).

We can redeem the warrants when the shares of Class A common stock are trading at a price starting at $10.00, which is below the exercise price of  $11.50. As a result, if we choose to redeem the warrants when the shares of Class A common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A common stock than they would have received if they had chosen to wait to exercise their warrants for shares of Class A common stock if and when such shares of Class A common stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A common stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder.

Redemption Procedures and Cashless Exercise

If we call the DEAC warrants for redemption as described above, management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” To exercise warrants on a cashless basis, the holders of exercised warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of the shares of Class A common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of Class A common stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to the holders of warrants or the warrant agent, as applicable. The notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If our management calls the warrants for redemption and does not require the holders to exercise their warrants on a cashless basis, the holders of the private placement warrants and PIPE Warrants and their permitted transferees would be entitled to exercise their private placement warrants or PIPE Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a DEAC warrant may notify DraftKings in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A common stock is increased by a share capitalization payable in shares of Class A common stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase Class A common stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Class A common stock equal to the product of  (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (ii) the quotient of  (x) the price per share of Class A common stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the DEAC warrants are outstanding and unexpired, pay a dividend or makes a distribution in cash, securities or other assets to the holders of Class A common stock on account of such Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends or (c) to satisfy the redemption rights of the holders of Class A common stock in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each DEAC warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the DEAC warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A common stock (other than those described above or that solely affects the par value of such Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which DraftKings is the continuing corporation and that does not result in any reclassification or reorganization of outstanding Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which DraftKings is dissolved, the holders of the DEAC warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised its warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The DEAC warrants are issued in registered form under a warrant agreement between Continental, as warrant agent, and DEAC, which was assigned pursuant to the Assignment and Assumption Agreement, dated April 23, 2020, by and among DraftKings Inc., DEAC, Continental Stock Transfer & Trust Company, Computershare Trust Company, N.A. and Computershare Inc. The warrant agreement provides that the terms of the DEAC warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then outstanding private placement warrants. You should review a copy of the warrant agreement, which is filed as an exhibit to this registration statement of which the prospectus is a part, for a complete description of the terms and conditions applicable to the DEAC warrants.

Exercise of DEAC Warrants

The DEAC warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive Class A common stock. After the issuance of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by holders of Class A common stock.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until thirty (30) days after the Closing, which, for the avoidance of doubt is May 23, 2020, except in limited circumstances, and they will not be redeemable by DraftKings for cash so long as they are held by our initial stockholders or their permitted transferees. The initial purchasers of the private placement warrants, or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described in this section, the private placement warrants have terms and provisions that are identical to the public warrants, including that they may be redeemed for shares of Class A common stock. If the private placement warrants are held by holders other than the initial purchasers thereof or their permitted transferees, the private placement warrants will be redeemable by DraftKings and exercisable by the holders on the same basis as the warrants included in the units being sold in our initial public offering.

The private placement warrants will be required to be exercised on a cashless basis in the event of a redemption of such warrants pursuant to the warrant agreement governing the warrants in which our Board has elected to require all holders of the warrants who exercise their warrants to do so on a cashless basis. In such event, such holders of exercised warrants would pay the exercise price by surrendering their warrants for that number of shares of our Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of our Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of the shares of our Class A common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of our Class A common stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to the holders of warrants or the warrant agent, as applicable. The notice of redemption will contain the information necessary to calculate the number of shares of our Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case.

Exclusive Forum

The Charter provides that, to the fullest extent permitted by law, unless we otherwise consent in writing, the Eighth Judicial District Court of Clark County, Nevada (or if the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction, any other state district court located in the State of Nevada, and if no state district court in the State of Nevada has jurisdiction, any federal court located in the State of Nevada) will be the exclusive forum for any action or proceeding brought in the name or right of DraftKings or on its behalf, any action asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of DraftKings to DraftKings or its stockholders, any action asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A, our amended and restated articles of incorporation or the bylaws, any action to interpret, apply, enforce or determine the validity of our amended and restated articles of incorporation or bylaws or any action asserting a claim governed by the internal affairs doctrine. The exclusive forum provision will provide federal courts located in the State of Nevada as the forum for suits brought to enforce any duty or liability for which Section 27 of the Exchange Act establishes exclusive jurisdiction with the federal courts or any other claim for which the federal courts have exclusive jurisdiction.

Anti-Takeover Effects of Provisions of the Amended and Restated Articles of Incorporation, the Amended and Restated Bylaws and Applicable Law

Certain provisions of our amended and restated articles of incorporation, amended and restated bylaws and laws of the State of Nevada, where DraftKings is incorporated, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for our common stock. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure DraftKings and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Authorized but Unissued Shares

The authorized but unissued shares of Class A common stock, Class B common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of The Nasdaq Stock Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of DraftKings by means of a proxy contest, tender offer, merger or otherwise.

Dual Class Stock

As described above in “— DraftKings Common Stock — Class A Common Stock — Voting Rights” and “— DraftKings Common Stock — Class B Common Stock — Voting Rights,” our amended and restated articles of incorporation provide for a dual class common stock structure, which provides Mr. Robins with the ability to control the outcome of matters requiring stockholder approval, even though he owns significantly less than a majority of the shares of outstanding Class A common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of DraftKings or its assets.

Number of Directors

Our amended and restated articles of incorporation and amended and restated bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors may be fixed from time to time pursuant to a resolution adopted by the Board or, from and after the time that Mr. Robins beneficially owns less than a majority of the voting power of our outstanding capital stock, may be modified by the affirmative vote of at least two-thirds of the voting power of our outstanding capital stock. The number of directors is currently fixed at 13.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order for any matter to be “properly brought” before a meeting, a stockholder has to comply with advance notice requirements and provide DraftKings with certain information. Generally, to be timely, a stockholder’s notice must be received at DraftKings’ principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. The bylaws also specify requirements as to the form and content of a stockholder’s notice. The bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

Limitations on Stockholder Action by Written Consent

Nevada law permits stockholder action by written consent unless the corporation’s articles of incorporation or bylaws provide otherwise. Pursuant to Section 78.320 of the NRS, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, if a written consent to such action is signed by the holders of outstanding stock having at least a majority of the voting power of all classes entitled to vote, or such different proportion that would be required for such an action at a meeting of the stockholders. Our amended and restated articles of incorporation provide that stockholder action by written consent will be permitted so long as Mr. Robins beneficially owns a majority of the voting power of the then-outstanding shares of our capital stock. Once Mr. Robins no longer beneficially owns a majority of the voting power of the then-outstanding shares of our capital stock, all stockholder actions must be taken at a meeting of our stockholders.

Amendment of Amended and Restated Articles of Incorporation or Bylaws

Nevada law provides generally that a resolution of the board of directors is required to propose an amendment to a corporation’s articles of incorporation and that the amendment must be approved by the affirmative vote of a majority of the voting power of all classes entitled to vote, as well as a majority of any class adversely affected. Nevada law also provides that the corporation’s bylaws, including any bylaws adopted by its stockholders, may be amended by the board of directors and that the power to adopt, amend or repeal the bylaws may be granted exclusively to the directors in the corporation’s articles of incorporation. Our amended and restated articles of incorporation provide that, except as otherwise provided by applicable law, amendments to the Charter must be approved by (1) a majority of the combined voting power of all shares of our capital stock entitled to vote, voting together as a single class, so long as shares representing a majority of the voting power of all of the then-outstanding shares of our capital stock entitled to vote is beneficially owned by Mr. Robins or (2) two-thirds of the combined voting power of all shares entitled to vote, voting together as a single class, thereafter. Our amended and restated articles of incorporation and bylaws provide that the amended and restated bylaws may be amended or repealed by either the affirmative vote of a majority of the Board or by the affirmative vote of stockholders representing a majority of the voting power of all of the then-outstanding shares of our capital stock entitled to vote, while Mr. Robins beneficially owns shares representing at least a majority of the voting power of our capital stock, or, thereafter, by the affirmative vote of stockholders representing at least two-thirds or more of the voting power of our capital stock.

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the NRS generally prohibit a publicly traded Nevada corporation with at least 200 stockholders of record from engaging in various “combination” transactions with any interested stockholder for a period of up to four years after the date of the transaction in which the person became an interested stockholder, unless the combination or transaction was approved by the board of directors before such person became an interested stockholder or the combination is approved by the board of directors, if within two years after the date in which the person became an interested stockholder, and is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% (for a combination within two years after becoming an interested stockholder) or a majority (for combinations between two and four years thereafter) of the outstanding voting power held by disinterested stockholders. Alternatively, a corporation may engage in a combination with an interested stockholder more than two years after such person becomes an interested stockholder if:

●	the consideration to be paid to the holders of the corporation’s stock, other than the interested stockholder, is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or the transaction in which it became an interested stockholder, whichever is higher, plus interest compounded annually, (b) the market value per share of common stock on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, less certain dividends paid or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher; and

●	the interested stockholder has not become the owner of any additional voting shares since the date of becoming an interested stockholder except by certain permitted transactions.

A “combination” is generally defined to include (i) mergers or consolidations with the “interested stockholder” or an affiliate or associate of the interested stockholder, (ii) any sale, lease exchange, mortgage, pledge, transfer or other disposition of assets of the corporation, in one transaction or a series of transactions, to or with the interested stockholder or an affiliate or associate of the interested stockholder: (a) having an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation or (c) representing more than 10% of the earning power or net income (determined on a consolidated basis) of the corporation, (iii) any issuance or transfer of securities to the interested stockholder or an affiliate or associate of the interested stockholder, in one transaction or a series of transactions, having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding voting shares of the corporation (other than under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution made pro rata to all stockholders of the corporation), (iv) adoption of a plan or proposal for liquidation or dissolution of the corporation with the interested stockholder or an affiliate or associate of the interested stockholder and (v) certain other transactions having the effect of increasing the proportionate share of voting securities beneficially owned by the interested stockholder or an affiliate or associate of the interested stockholder.

In general, an “interested stockholder” means any person who (i) beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding voting shares of a corporation, or (ii) is an affiliate or associate of the corporation that beneficially owned, within two years prior to the date in question, 10% or more of the voting power of the then-outstanding shares of the corporation.

We have opted out of these provisions in our amended and restated articles of incorporation until Mr. Robins ceases to beneficially own shares of our common stock representing at least 15% of our outstanding voting stock.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations doing business, directly or through an affiliate, in Nevada, and having at least 200 stockholders of record, including at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation. The control share statute prohibits an acquirer, under certain circumstances, from voting its “control shares” of an issuing corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the issuing corporation’s disinterested stockholders or unless the issuing corporation amends its articles of incorporation or bylaws within 10 days of the acquisition. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power of a corporation. Generally, once an acquirer crosses one of the foregoing thresholds, those shares acquired in an acquisition or offer to acquire in an acquisition and acquired within 90 days immediately preceding the date that the acquirer crosses one of the thresholds become “control shares,” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. In addition, the corporation, if provided in its articles of incorporation or bylaws in effect on the tenth (10th) day following the acquisition of a controlling interest, may cause the redemption of all of the control shares at the average price paid for such shares if the stockholders do not accord the control shares full voting rights. If control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who did not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

We have opted out of these provisions in our amended and restated articles of incorporation until Mr. Robins ceases to beneficially own shares of our common stock representing at least 15% of our outstanding voting stock. After such time, we may opt out of the “control share” statute by amending our articles of incorporation or bylaws within 10 days of the acquisition as provided by Nevada law.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated articles of incorporation eliminate the liability of our officers and directors to the fullest extent permitted by Nevada law. Nevada law provides that our directors and officers will not be individually liable to us, our stockholders or our creditors for any damages for any act or failure to act in the capacity of a director or officer other than in circumstances where both (i) the presumption that the director or officer acted in good faith, on an informed basis and with a view to the interests of the corporation has been rebutted, and (ii) the act or failure to act of the director or officer is proven to have been a breach of his or her fiduciary duties as a director or officer and such breach is proven to have involved intentional misconduct, fraud or a knowing violation of law.

Our amended and restated articles of incorporation and bylaws also provide for indemnification for our directors and officers to the fullest extent permitted by Nevada law. We have entered into indemnification agreements with each of our directors that are, in some cases, broader than the specific indemnification provisions contained under Nevada law. The effect of these provisions is to restrict our rights and the rights of our stockholders in derivative suits to recover any damages against a director for breach of fiduciary duties as a director, because a director will not be individually liable for acts or omissions, except where the act or failure to act constituted a breach of fiduciary duty and such breach involved intentional misconduct, fraud or a knowing violation of law, and the presumption that the director or officer acted in good faith, on an informed basis, and with a view to the interests of the corporation, has been rebutted.

These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.

We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents against certain liabilities.

The limitation of liability and indemnification provisions under Nevada law and in our amended and restated articles of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit DraftKings and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

The foregoing provisions of our amended and restated articles of incorporation and amended and restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce DraftKings’ vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of Class A common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

Corporate Opportunities

In anticipation that Mr. Robins may engage in activities or lines of business similar to those in which we engage, our amended and restated articles of incorporation provide for, to the fullest extent permitted under Nevada law, the renouncement by DraftKings of all interest and expectancy that DraftKings otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to any director, stockholder, officer or agent of DraftKings (or any affiliate thereof), other than an employee of DraftKings or any of its subsidiaries. Specifically, no holder of shares of common stock, nor any non-employee director, of DraftKings has any duty to refrain from engaging in the same or similar business activities or lines of business that DraftKings does or otherwise competing with DraftKings. In the event that any holder of shares of common stock of DraftKings or any director that is not an employee of DraftKings or its subsidiaries acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and DraftKings, that person will not have any duty to communicate or offer such corporate opportunity to DraftKings and may pursue or acquire such corporate opportunity for itself or direct such opportunity to another person.

To the fullest extent permitted by Nevada law, no potential transaction or business opportunity may be deemed to be a potential corporate opportunity of DraftKings or its subsidiaries unless (a) DraftKings and its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with the DraftKings amended and restated articles of incorporation, (b) DraftKings and its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity and (c) such transaction or opportunity would be in the same or similar line of business in which DraftKings and its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

Redemption Rights and Transfer Restrictions with Respect to Capital Stock Held by Unsuitable Persons and Their Affiliates

The Charter provides that any common stock or any other equity securities of DraftKings, or securities exchangeable or exercisable for, or convertible into, such other equity securities of DraftKings owned or controlled by a person whom the board determines in good faith (following consultation with reputable outside gaming regulatory counsel) pursuant to a resolution adopted by the unanimous affirmative vote of all of the disinterested members of the DraftKings board of directors (i) fails or refuses to file an application (or fails or refuses, as an alternative, to otherwise formally request from the relevant Gaming Authority a waiver or similar relief from filing such application) within 30 days (or such shorter period imposed by any gaming authority, including any extensions of that period granted by the relevant gaming authority, but in no event more than such original thirty (30) days) after having been requested in writing and in good faith to file an application by DraftKings (based on consultation with reputable outside gaming regulatory counsel), or has withdrawn or requested the withdrawal of a pending application (other than for technical reasons with the intent to promptly file an amended application following such withdrawal), to be found suitable by any gaming authority or for any gaming license when such finding of suitability or gaming license is required by gaming laws or gaming authorities for the purpose of obtaining a material gaming license for, or compliance with material gaming laws by DraftKings “or any affiliated company”, (ii) is denied or disqualified from eligibility for any material gaming license by any gaming authority, (iii) is determined by a gaming authority in any material gaming jurisdiction to be unsuitable to own or control any equity interests, or be affiliated, associated or involved with a person engaged in gaming activities, (iv) is determined by a gaming authority to have caused, in whole or in part, any material gaming license of DraftKings or any affiliated company to be lost, rejected, rescinded, suspended, revoked or not renewed by any gaming authority, or to have cause, in whole or in part, DraftKings or any affiliated company to be threatened by any gaming authority with the loss, rejection, rescission, suspension, revocation or non-renewal of any material gaming license (in each of  (ii) through (iv) above, only if such denial, disqualification or determination by a gaming authority is final and non-appealable), or (v) is reasonably likely to (1) preclude or materially delay, impede, impair, threaten or jeopardize any material gaming license held or desired in good faith to be held by DraftKings or any affiliated company or DraftKings’ or any affiliated company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any material gaming license held or desired in good faith to be held by DraftKings or any affiliated company, or (2) cause or otherwise be reasonably likely to result in the imposition of any materially burdensome terms or conditions on any material gaming license held or desired to be held by DraftKings or any affiliated company (each of such persons, an “Unsuitable Person”) or its affiliates will be subject to mandatory sale and transfer on the terms and conditions set forth in the Charter to either DraftKings or one or more third-party transferees (as described in the Charter) and in such number and class(es)/series as determined by the Board.

Any such sale or transfer will not occur until the later to occur of: (i) delivery to the Unsuitable Person of a copy of a resolution duly adopted by the unanimous affirmative vote of all of the disinterested members of the DraftKings board of directors at a meeting thereof called and held for the purpose (after providing reasonable notice to such person and a reasonable opportunity for such person, together with their counsel, to be heard and to provide documents and written arguments), finding that the DraftKings board of directors has determined in good faith (following consultation with reputable outside gaming regulatory counsel) that (A) such person is an Unsuitable Person and (B) it is necessary for such person or an affiliate of such person (as applicable) to sell and transfer such number and class(es)/series of equity interests in order for DraftKings or an affiliated company to: (1) obtain, renew, maintain or prevent the loss, rejection, rescission, suspension, revocation or non-renewal of a material gaming license; (2) comply in any material respect with a material gaming law; (3) ensure that any material gaming license held or desired in good faith to be held by DraftKings or any affiliated company, or DraftKings’ or any affiliated company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any material gaming license held or desired in good faith to be held by DraftKings or any affiliated company, is not precluded, delayed, impeded, impaired, threatened or jeopardized in any material respect; or (4) prevent the imposition of any materially burdensome terms or conditions on any material gaming license held or desired in good faith to be held by DraftKings or any affiliated company, and specifying the reasoning for such determinations in reasonable detail, and (ii) conclusion of any arbitration process brought in accordance with the provisions of the Charter.

Following (x) the determination of unsuitability by the Board and (y) if applicable, an arbitrator determining that such determinations were made in good faith by the Board, DraftKings will deliver a transfer notice to the Unsuitable Person or its affiliate(s) and will purchase and/or cause one or more third-party transferees to purchase such number and class(es)/series of equity interests determined in good faith by the Board for the purchase price set forth in the transfer notice, which will be determined in accordance with the Charter; provided that an Unsuitable Person or its affiliate(s) will be permitted, during the 45-day period commencing on the date of the transfer notice (or before a transfer notice is formally delivered), to effect and close a disposition of the number and class(es)/series of equity interests specified in the transfer notice (or a portion of them) to a person that the Board determines in good faith (following consultation with reputable outside gaming regulatory counsel) is not an Unsuitable Person, on terms agreed between the Unsuitable Person and such person (an “Alternate Private Transaction”).

At the closing of a sale and transfer other than an Alternate Private Transaction, (i) DraftKings or the third-party transferee(s) (as applicable), will deliver the aggregate applicable purchase price for the equity interests being purchased by each of the foregoing by wire transfer of immediately available funds to the account specified in writing by the Unsuitable Person or an affiliate of such Unsuitable Person (as applicable) in the case of third-party transferees, by unsecured promissory note in the case of DraftKings, or a combination of both in the case of DraftKings in such proportion as it may determine in its sole and absolute discretion and (ii) the Unsuitable Person or affiliate thereof will deliver to DraftKings or each such third-party transferee, such stock powers, assignment instruments and other agreements as are necessary or appropriate to fully convey all right, title and interest in and to the equity interests being purchased by each of the foregoing, free and clear of all liens and other encumbrances and to evidence the subordination of any promissory note if and only to the extent required by any debt obligations of DraftKings (and to the minimum extent required pursuant to such subordination arrangement).

The Charter provides that, in the case of a sale and transfer to DraftKings, from and after the transfer date and subject only to the right to receive the purchase price for such equity interests, the equity interests will be deemed no longer outstanding and the Unsuitable Person or any affiliate thereof will cease to be a stockholder, and all rights of such Unsuitable Person or any affiliate thereof, other than the right to receive the purchase price, will cease. In the case of an Alternate Private Transaction or a transfer to one or more third-party transferees, from and after the earlier to occur of: (i) the transfer date, in the case of a transfer to one or more such third-party transferees, or (ii) consummation of an Alternate Private Transaction, subject only to the right to receive the purchase price for such Unsuitable Person’s equity securities, all rights and entitlements of the Unsuitable Person or any affiliates thereof will be terminated, including, without limitation, any such person will from such date no longer be entitled to: (i) receive any dividend, payment, distribution or interest with regard to the applicable equity interests which has been declared following such date or of which the due payment date according to the applicable declaration is following such date, other than the right to receive the purchase price or (ii) to exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right (including, without limitation, observer and information rights) conferred by the underlying equity interests.

Further, to the extent that a sale and transfer to one or more third-party transferees is determined to be invalid or unenforceable for any reason, DraftKings will be permitted to redeem or repurchase the equity interests owned or controlled by an Unsuitable Person or an affiliate thereof for the price and under the terms contemplated by the Charter promptly following any such determination.

Stockholders’ Derivative Actions

Under Nevada law, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action was a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law and such suit is brought in a Nevada court. See “Exclusive Forum” above.

Transfer Agent and Registrar

The transfer agent for our capital stock and warrants is Computershare Trust Company, N.A.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our common stock or our warrants for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been an affiliate of us at the time of, or at any time during the three months preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or our warrants for at least six months but who are affiliates of us at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our common stock then outstanding; or

•	the average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is generally not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of May 4, 2020, we had 312,504,813 shares of Class A common stock outstanding. Of these shares, 40,000,000 shares sold in our initial public offering and 41,725,831 shares registered for resale by the PIPE Investors and former holders of the Convertible Notes, are freely tradable without restriction or further registration under the Securities Act. All of the 3,659,241 shares of Class A common stock owned by the DEAC Stockholder Group are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. All of the 227,069,236 shares of Class A common stock we issued to stockholders of Old DK and the SBT Stockholder Group as part of the merger consideration pursuant to the BCA are also restricted securities for purposes of Rule 144. The registration statement of which this prospectus is a part registers for resale the Stock Consideration Shares and shares held by the DEAC Stockholder Group for the identified Selling Securityholders, and we are obligated to maintain the effectiveness of such registration statement in accordance with the terms and conditions of the Stockholders Agreement.

As of the date of this registration statement, there are approximately 19,846,758 warrants outstanding, consisting of (i) 13,333,323 public warrants originally sold as part of the units issued in DEAC’s initial public offering, (ii) 3,333,332 private placement warrants that were sold by DEAC to the Sponsor in a private sale prior to the initial public offering, (iii) 3,000,000 PIPE Warrants and (iv) 180,103 Old DK Warrants. Each DEAC warrant is exercisable for one share of our Class A common stock, in accordance with the terms of the warrant agreement governing the DEAC warrants. Each Old DK Warrant represents the rights to acquire shares of our Class A common stock that the holder would have received in the DK Merger if such warrantholder had exercised it rights immediately prior to the DK Merger. The public warrants and the PIPE Warrants are freely tradable. In addition, we have filed the registration statement of which this prospectus is a part under the Securities Act covering the 3,420,273 shares of our Class A common stock that may be issued upon exercise of the private placement warrants and Old DK Warrants and resales by the Selling Securityholders of the private placement warrants and the Old DK Warrants, and we are obligated to maintain the effectiveness of such registration statement in accordance with the terms and conditions of the Stockholders Agreement.

While we were formed as a shell company, since the completion of the Business Combination we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Lock-up Agreements

With certain limited exceptions, (i) no member of the DK Stockholder Group or the SBT Stockholder Group or any other Selling Securityholder is permitted to transfer any shares of common stock beneficially owned or owned of record by such stockholder for a period of 180 days from the Closing; (ii) no member of the DEAC Stockholder Group is permitted to transfer any shares of common stock beneficially owned or owned of record by such stockholder until the earliest of (A) one year from the Closing, (B) the last consecutive trading day where the volume weighted average share price equals or exceeds $15.00 per share for at least 20 out of 30 consecutive trading days, commencing not earlier than 180 days after the Closing or (C) at the time DraftKings consummates a transaction after the transactions which results in the stockholders having the right to exchange their shares of common stock for cash, securities or other property; and (iii) Mr. Robins is not permitted to transfer any shares of common stock beneficially owned or owned of record until two years after the Closing.

Pursuant to the BCA, to secure his indemnification obligations, 3,496,056 of Mr. Meckenzie’s shares of Class A common stock (“Lockup Shares”) and 1,553,803 of Mr. Meckenzie’s shares of Class A common stock (“Supplemental Lockup Shares”) may not, without our consent, be directly or indirectly offered, sold, hedged, pledged or otherwise transferred or disposed of, or included in any swap or other transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Lockup Shares or Supplemental Lockup Shares, subject to certain exceptions as set forth in the BCA, until the date that is five years following the Closing Date for the Lockup Shares or two years following the Closing Date for the Supplemental Lockup Shares, unless such shares are earlier released in accordance with the provisions of the BCA.

Form S-8 Registration Statement

We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Class A common stock issued or issuable under our Incentive Plan and our ESPP. Any such Form S-8 registration statement will become effective automatically upon filing. We expect that the initial registration statement on Form S-8 will cover shares of Class A common stock underlying the ESPP and the Incentive Plan. Once these shares are registered, they can be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates and vesting restrictions.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding the beneficial ownership of Company common stock as of the Closing Date by:

●	each person known to the Company to be the beneficial owner of more than 5% of outstanding Company common stock;

●	each of the Company’s executive officers and directors; and

●	all executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Company stock issuable upon exercise of options and warrants currently exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of total voting power of the beneficial owner thereof.

The beneficial ownership of Company common stock is based on 312,445,380 shares of Class A common stock and 393,013,951 shares of Class B common stock issued and outstanding as of the Closing and does not include the 6,000,000 earnout shares.

Unless otherwise indicated, the Company believes that each person named in the table below has sole voting and investment power with respect to all shares of Company common stock beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares of Class A Common Stock	%	Number of Shares of Class B Common Stock	%	% of Total Voting Power
Current Directors and Executive Officers
Jason Robins (1)(2)(3)	8,453,094	2.6%	393,013,951	100%	92.7%
Matthew Kalish (1)(3)(4)	4,017,566	1.3%	—	—	*
Paul Liberman (1)(3)(5)	4,661,765	1.5%	—	—	*
M. Gavin Isaacs (6)(7)	479,285	*	—	—	*
Woodrow Levin (1)(3)(8)	415,374	*	—	—	*
Shalom Meckenzie (6)	34,628,397	11.1%	—	—	*
Ryan R. Moore (1)(3)(9)	10,825,097	3.5%	—	—	*
Steven J. Murray (1)(3)(10)	7,767,580	2.5%	—	—	*
Hany M. Nada (1)(3)(11)	7,211,006	2.3%	—	—	*
Richard Rosenblatt (1)(12)	224,428	*	—	—	*
John S. Salter (1)(3)(13)	24,983,757	8.0%	—	—	*
Harry E. Sloan (14)	2,718,717	*	—	—	*
Marni M. Walden (1)(15)	89,878	*	—	—	*
R. Stanton Dodge (1)(16)	1,734,232	*	—	—	*
Jason Park (1)(17)	253,151	*	—	—	*
All Directors and Executive Officers as a Group (15 Individuals)	108,463,325	32.9%	393,013,951	100%	94.8%

Five Percent Holders
Shalom Meckenzie (6)	34,628,397	11.1%	—	—	*
RPII DK LLC (3)(18)	24,983,757	8.0%	—	—	*
TFCF Sports Enterprises, LLC (19)	18,546,667	5.9%	—	—	*

*	Less than one percent.
(1)	The business address of each of these shareholders is 222 Berkeley Street, 5th Floor, Boston, MA 02116.
(2)	Includes 1,314,329 shares of Class A common stock and 7,004,943 vested options exercisable for shares of Class A common stock beneficially owned by Mr. Robins, Jason Robins Revocable Trust u/d/t January 8, 2014, Robins Family Trust, Jason Robins 2020 Trust and/or Robins Grantor Retained Annuity Trust of 2020, for which Mr. Robins has sole investment and voting power. Also includes 125,752 shares underlying unvested options to purchase shares of Class A common stock that will vest within 60 days of the Closing Date.

(3)	Includes such holder’s pro rata portion of Class A common stock underlying the private placement warrants transferred from Eagle Equity Partners and Harry Sloan to equityholders of Old DK that will become exercisable on May 23, 2020 as follows: 8,070 shares to Mr. Robins and entities affiliated with him; 7,174 shares to Mr. Kalish and entities affiliated with him; 6,792 shares to Mr. Liberman and entities affiliated with him; 1,983 shares to Mr. Levin and entities affiliated with him; 63,450 shares to Mr. Moore through entities affiliated with him; 47,317 to Mr. Murray through an entity affiliated with him; 43,926 shares to Mr. Nada through an entity affiliated with him; 152,190 shares to RPII DK LLC, for which Mr. Salter shares investment and voting power; and 112,978 shares to TFCF Sports Enterprises, LLC.
(4)	Includes 1,170,446 shares of Class A common stock and 2,797,926 vested options exercisable for shares of Class A common stock beneficially owned by Mr. Kalish, Kalish Family 2020 Irrevocable Trusts and Matthew P. Kalish 2020 Trust, for which Mr. Kalish has sole investment and voting power. Also includes 42,020 shares underlying unvested options to purchase shares of Class A common stock that will vest within 60 days of the Closing Date.
(5)	Includes 1,108,132 shares of Class A common stock and 3,504,821 vested options exercisable for shares of Class A common stock beneficially owned by Mr. Liberman, Paul Liberman 2015 Revocable Trust dated May 12, 2015, Paul Liberman 2020 Trust and Liberman Grantor Retained Annuity Trust of 2020, for which Mr. Liberman has sole investment and voting power. Also includes 42,020 shares underlying unvested options to purchase shares of Class A common stock that will vest within 60 days of the Closing Date.
(6)	The business address of Messrs. Isaacs and Meckenzie is c/o Herzog Fox & Neeman, Asia House, 4 Weizman St. Tel Aviv 6423904, Israel.
(7)	Represents vested options exercisable for shares of Class A common stock.
(8)	Includes 323,480 shares of Class A common stock and 82,802 vested options exercisable for shares of Class A common stock beneficially owned by Mr. Levin, Levin Family 2015 Irrevocable Trust and OneSixRed LLC, for which Mr. Levin has sole investment and voting power. Also includes 7,109 shares underlying unvested options to purchase shares of Class A common stock that will vest within 60 days of the Closing Date.
(9)	Represents shares of Class A common stock held by Accomplice Fund I, L.P., Accomplice Fund II, L.P., Accomplice Management Holdings, LLC, Accomplice DK Investors, LLC, Atlas Venture Fund VIII, L.P. and Accomplice DK Investors, for which Mr. Moore shares investment and voting control. Mr. Moore disclaims beneficial ownership of all shares except to the extent of his pecuniary interest, if any, therein.
(10)	Represents shares of Class A common stock held by Revolution Growth III, LP. Mr. Murray is the operating manager of the ultimate general partner of Revolution Growth III, LP and may be deemed to have voting and dispositive power with respect to the securities held by Revolution Growth III, LP. Mr. Murray disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(11)	Represents shares of Class A common stock held by ACME SPV DK, LLC, for which Mr. Nada shares investment and voting control.
(12)	Represents 220,610 vested options exercisable for shares of Class A common stock and 3,816 shares underlying unvested options to purchase shares of Class A common stock that will vest within 60 days of the Closing Date.
(13)	Represents shares of Class A common stock held by RPII DK LLC, for which Mr. Salter shares investment and voting control.
(14)	Mr. Sloan’s business address is 2121 Avenue of the Stars, Suite 2300, Los Angeles, CA 90067. Amount includes 1,789,618 shares of Class A common stock and 929,099 shares underlying private placement warrants and excludes 2,608,065 earnout shares which were placed in escrow at the Closing pursuant to the terms of the Earnout Escrow Agreement.
(15)	Represents 81,001 vested options exercisable for shares of Class A common stock and 8,877 shares underlying unvested options to purchase Class A common stock that will vest within 60 days of the Closing Date.
(16)	Includes 1,609,781 vested options exercisable for shares of Class A common stock and 124,451 shares underlying unvested options to purchase Class A common stock that will vest within 60 days of the Closing Date.
(17)	Includes 108,329 vested options exercisable for shares of Class A common stock and 144,822 shares underlying unvested options to purchase Class A common stock that will vest within 60 days of the Closing Date.
(18)	The business address of RPII DK LLC is 65 East 55th Street, 24th Floor, New York, NY 10022.

(19)	The business address of TFCF Sports Enterprises, LLC is 1211 Avenue of the Americas, New York, NY 10036.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of up to 235,051,419 shares of Class A common stock (including 3,299,603 shares of Class A common stock that may be issued upon exercise of the private placement warrants and 120,670 shares of Class A common stock that may be issued upon exercise of the Old DK Warrants) and 3,299,603 warrants. The Selling Securityholders may from time to time offer and sell any or all of the Class A common stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Class A common stock or warrants other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, the aggregate number of shares of Class A common stock and warrants beneficially owned, the aggregate number of shares of Class A common stock and warrants that the Selling Securityholders may offer pursuant to this prospectus and the number of shares of Class A common stock and warrants beneficially owned by the Selling Securityholders after the sale of the securities offered hereby. We have based percentage ownership on 312,504,813 shares of Class A common stock outstanding as of May 4, 2020.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Class A common stock or warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A common stock and warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

Selling Securityholders

Selling Securityholder	Shares of Class A Common Stock Beneficially Owned Prior to Offering	Private Placement Warrants Beneficially Owned Prior to Offering	Shares of Class A Common Stock Offered	Private Placement Warrants Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares are Sold	%	Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold	%
Shalom Meckenzie(1)	34,628,397	—	35,240,397	—	—	—	—	—
RPII DK LLC(2)	24,983,757	152,190	24,983,757	152,190	—	—	—	—
TFCF Sports Enterprises, LLC(3)	18,546,667	112,978	18,546,667	112,978	—	—	—	—
Certain funds and accounts of Redpoint(4)	12,159,464	74,070	12,159,464	74,070	—	—	—	—
Certain funds and accounts of Wellington(5)	12,068,248	73,516	12,068,248	73,516	—	—	—	—
Certain funds and accounts of Atlas(6)	10,825,097	63,450	10,825,097	63,450	—	—	—	—
Certain funds and accounts of Eldridge(7)	10,557,775	64,313	10,557,775	64,313	—	—	—	—
DK Investment Holdings L.P. (8)	8,509,190	51,834	8,509,190	51,834	—	—	—	—
Jason Robins(9)	8,453,094	8,070	1,322,399	8,070	7,130,695	2.2%	—	—
Revolution Growth III, LP(10)	7,767,580	47,317	7,767,580	47,317	—	—	—	—
Certain funds and accounts of DST/Apoletto(11)	7,369,148	44,890	7,369,148	44,890	—	—	—	—
ACME SPV DK, LLC(12)	7,211,006	43,926	7,211,006	43,926	—	—	—	—
Certain funds and accounts of Franklin Advisers, Inc.(13)	7,200,599	43,863	7,200,599	43,863	—	—	—	—
Paul Liberman(14)	4,661,765	6,792	1,114,924	6,792	3,546,841	1.1%	—	—
Matthew Kalish(15)	4,017,566	7,174	1,177,620	7,174	2,839,946	*	—	—
Certain funds and accounts of Moussefixe L.P.(16)	3,590,140	21,869	3,590,140	21,869	—	—	—	—
Randolph John Anderson(17)	3,564,688	—	3,627,688	—	—	—	—	—
Certain funds and accounts of Kraft(18)	3,532,953	20,785	3,532,953	20,785	—	—	—	—
Certain funds and accounts of Park West(19)	3,488,792	21,252	3,488,792	21,252	—	—	—	—
Certain funds and accounts of ArrowMark(20)	3,388,085	20,638	3,388,085	20,638	—	—	—	—
Certain funds and accounts of Top Tier(21)	2,930,183	17,849	2,930,183	17,849	—	—	—	—
Certain funds and accounts of Quantum(22)	2,836,396	17,278	2,836,396	17,278	—	—	—	—
Certain funds and accounts of MVP(23)	2,731,917	16,641	2,731,917	16,641	—	—	—	—
Eagle Equity Partners, LLC (24)	2,718,723	929,100	5,390,658	929,100	—	—	—	—

Harry E. Sloan (25)	2,718,717	929,099	5,326,782	929,099	—	—	—	—
J. Gleek Properties Ltd.(26)	2,546,206	—	2,591,206	—	—	—	—	—
Schechter Private Capital Fund1, LLC - GTP Series J(27)	2,163,050	13,176	2,163,050	13,176	—	—	—	—
Certain funds and accounts of ClipperBay and Co (HG22) f/b/o SmallCap World Fund, Inc.(28)	1,998,099	12,172	1,998,099	12,172	—	—	—	—
Carmenta Opportunities 2020, L.P. (29)	1,706,467	10,395	1,706,467	10,395	—	—	—	—
Madison Square Garden Investments, LLC(30)	1,473,283	8,975	1,473,283	8,975	—	—	—	—
Certain funds and accounts of UIT(31)	1,254,612	7,643	1,254,612	7,643	—	—	—	—
Boston Seed Capital II, L.P.(32)	1,198,349	7,300	1,198,349	7,300	—	—	—	—
Carnegie GM Partners LLC(33)	1,050,263	6,398	1,050,263	6,398	—	—	—	—
BDS Venture Fund(34)	866,969	5,281	866,969	5,281	—	—	—	—
Wildcat Opportunistic DraftKings Fund, LP(35)	863,973	5,263	863,973	5,263	—	—	—	—
Ashley Kalish(36)	840,895	5,122	840,895	5,122	—	—	—	—
Title 19 DK(37)	806,093	4,910	806,093	4,910	—	—	—	—
Certain funds and accounts of Boies Schiller Flexner LLP(38)	796,364	4,851	796,364	4,851	—	—	—	—
GGV Capital Select L.P.(39)	778,928	4,745	778,928	4,745	—	—	—	—
Hub Angel Investment Group, Fund IV(40)	714,998	4,355	714,998	4,355	—	—	—	—
Brandywine Private Equity Partners (2016), LP(41)	680,735	4,147	680,735	4,147	—	—	—	—
Veralda(42)	627,981	3,825	627,981	3,825	—	—	—	—
Jordan Mendell(43)	611,993	352	57,815	352	554,178	*	—	—
Kombo Growth Fund I, LLC(44)	581,928	3,545	581,928	3,545	—	—	—	—
SP Investment Associates, L.P. (45)	569,230	3,468	569,230	3,468	—	—	—	—
EquityZen(46)	549,878	3,350	549,878	3,350	—	—	—	—
NHL Enterprises, LP(47)	487,169	2,968	487,169	2,968	—	—	—	—
MJE Personal Gift Trust A(48)	485,880	2,960	485,880	2,960	—	—	—	—
Las Olas Private Equity VII, LP(49)	453,823	2,764	453,823	2,764	—	—	—	—
Woodrow H. Levin(50)	415,374	1,983	325,463	1,983	89,911	*	—	—
Smash Ventures Tackle SPV LLC(51)	397,012	2,418	397,012	2,418	—	—	—	—
PBE Investments, Ltd(52)	348,879	2,125	348,879	2,125	—	—	—	—
Gregory Brian Karamitis(53)	347,261	477	78,275	477	268,986	*	—	—
Travis Dunn(54)	332,770	57	9,403	57	323,367	*	—	—
Brookwood Partners L.P.(55)	291,072	1,773	291,072	1,773	—	—	—	—
Data Point Capital L.P.(56)	279,103	1,700	279,103	1,700	—	—	—	—
Stephanie Sherman(57)	276,835	623	102,291	623	174,544	*	—	—
Benvolio Ventures LLC – Series Draft Kings(58)	263,998	1,608	263,998	1,608	—	—	—	—

World Wrestling Entertainment, Inc.(59)	263,546	1,605	263,546	1,605	—	—	—	—
AngelList-Dngs-Fund (60)	244,968	1,492	244,968	1,492	—	—	—	—
Edward Zaleski(61)	234,654	52	8,539	52	226,115	*	—	—
Jeffrey Haas(62)	221,794	1,272	208,892	1,272	12,902	*	—	—
TPI DraftKings Investment I, LLC(63)	217,365	1,324	217,365	1,324	—	—	—	—
Legends Hospitality, LLC(64)	194,867	1,187	194,867	1,187	—	—	—	—
Janet Holian(65)	194,358	1,184	194,358	1,184	—	—	—	—
Fort Point Fund DK, LLC(66)	186,529	1,136	186,529	1,136	—	—	—	—
Jonathan Aguiar(67)	184,001	780	128,086	780	55,915	*	—	—
Agman Investments LLC(68)	165,020	1,005	165,020	1,005	—	—	—	—
Joshua Kazam (69)	153,333	133,333	153,333	133,333	—	—	—	—
Fredric Rosen (70)	153,333	133,333	153,333	133,333	—	—	—	—
Scott Salsbury(71)	143,523	116	19,014	116	124,509	*	—	—
Benjamin F. Stein(72)	138,099	841	138,099	841	—	—	—	—
Edward Silva(73)	134,577	542	88,949	542	45,628	*	—	—
Timothy J. McSweeney 2006 Trust(74)	132,016	804	132,016	804	—	—	—	—
Vaccarella(75)	128,606	783	128,606	783	—	—	—	—
Disruptive Ventures, LLC(76)	124,529	759	124,529	759	—	—	—	—
Angel Street Capital, LLC(77)	117,016	713	117,016	713	—	—	—	—
Timothy John Parilla(78)	114,772	69	11,341	69	103,431	*	—	—
SperWood, LLC(79)	113,801	693	113,801	693	—	—	—	—
Joshua Weiss(80)	112,500	685	112,500	685	—	—	—	—
JNI Investments, LLC(81)	102,329	623	102,329	623	—	—	—	—
ACP Venture Capital Fund II LLC(82)	100,416	612	100,416	612	—	—	—	—
Andrew W. Jonas(83)	99,872	396	64,933	396	34,939	*	—	—
James M. Scarpellini(84)	95,510	34	5,559	34	89,951	*	—	—
Elaine Milardo (85)	94,457	109	17,901	109	76,556	*	—	—
Stephen & Mary Ann Phillips(86)	93,437	569	93,437	569	—	—	—	—
Scott M. Delman(87)	86,666	66,666	86,666	66,666	—	—	—	—
PPR Investors, LLC(88)	85,088	518	85,088	518	—	—	—	—
Scott Ross(89)	20,000	—	20,000	—	—	—	—	—
Additional Selling Securityholders(90)	3,036,529	16,745	2,779,434	16,745	257,092	*	—	—

* Less than one percent.

 (1) Comprised of 34,628,397 shares of Class A common stock held by Shalom Meckenzie, of which 3,496,056 shares are Lockup Shares and 1,553,803 shares are Supplemental Lockup Shares, all such terms as defined in the Business Combination Agreement and subject to the provisions set forth in the Business Combination Agreement and relating thereto. “Shares of Class A Common Stock Offered” includes 612,000 earnout shares issued to the Selling Securityholder pursuant to the terms of the Earnout Escrow Agreement. The address of Shalom Meckenzie is 27 Hagderot St, Savion 5652627, Israel. Shalom Meckenzie is a director of DraftKings and a party to the Stockholders Agreement.

(2) Comprised of 24,831,567 shares of Class A common stock and 152,190 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by RPII DK LLC. John S. Salter, Jeffrey A. Sine, Joseph Ravitch, Brandon Gardner and Deborah Mei, members of the Investment Committee of Raine Partners II LP, the managing member of RP II DK LLC, are considered beneficial owners of the securities of the Selling Securityholder. Each Control Person wishes to disclaim beneficial ownership except to the extent of his or her pecuniary interest therein. The address of RPII DK LLC is c/o Raine Capital LLC, 65 East 55th St, 24th Floor, New York, NY 10022. John Salter is a director of DraftKings and Raine Securities LLC has served as a financial advisor and placement agent to Old DK. The Selling Securityholder is a party to the Stockholders Agreement.

(3) Comprised of 18,433,689 shares of Class A common stock and 112,978 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by TFCF Sports Enterprises, LLC. Michael Heimbach is the manager of TFCF Sports Enterprises, LLC. The address of TFCF Sports Enterprises, LLC is 575 Birch St., Floor 1, Office 188, Bristol, CT 06010. The Selling Securityholder is a party to the Stockholders Agreement.

(4) Comprised of (i) 362,560 shares of Class A common stock and 2,222 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Redpoint Omega Associates II, LLC and (ii) 11,722,834 shares of Class A common stock and 71,848 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Redpoint Omega II, L.P. The shares held directly by Redpoint Omega Associates II LLC (“Redpoint Omega Associates II”) are controlled by the managers of Redpoint Omega Associates II. W. Allen Beasley, Jeffrey D. Brody, Satish Dharmaraj, R. Thomas Dyal, Timothy M. Haley, Christopher B. Moore, Scott C. Raney, John L. Walecka and Geoffrey Y. Yang are the managers of Redpoint Omega Associates II and have voting rights and dispositive rights with respect to the shares held directly by Redpoint Omega Associates II. Each of these individuals disclaims beneficial ownership of the shares held by Redpoint Omega Associates II except to the extent of their respective individual pecuniary interest therein. The shares held directly by Redpoint Omega II, L.P. (“Redpoint Omega II”) are indirectly held by Redpoint Omega II, LLC, the general partner of Redpoint Omega II. W. Allen Beasley, Jeffrey D. Brody, Satish Dharmaraj, R. Thomas Dyal, Timothy M. Haley, Christopher B. Moore, Scott C. Raney, John L. Walecka and Geoffrey Y. Yang are the managing directors of Redpoint Omega II, LLC and hold the voting rights and dispositive rights with respect to the shares held directly by Redpoint Omega II. Each of these individuals disclaims beneficial ownership of the shares held by Redpoint Omega II except to the extent of their respective individual pecuniary interest therein. The address of Redpoint Omega Associates II, LLC and Redpoint Omega II, L.P. is 3000 Sand Hill Rd, Building 4, Suite 230, Menlo Park, CA 94025. The Selling Securityholder is a party to the Stockholders Agreement.

(5) Comprised of (i) 99,631 shares of Class A Common Stock and 611 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Aurora & Co., as nominee for MassMutual Select Small Cap Growth Equity Fund, (ii) 27,903 shares of Class A Common Stock and 171 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Aurora & Co., as nominee for MML Small Cap Growth Equity Fund, (iii) 115,670 shares of Class A Common Stock and 709 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Beachcraft & Co., as nominee for John Hancock Variable Insurance Trust Small Cap Stock Trust, (iv) 19,185 shares of Class A Common Stock and 118 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Hare & Co LLC, as nominee for Eversource Retirement Plan Master Trust, (v) 19,194 shares of Class A Common Stock and 118 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Hare & Co., as nominee for Global Multi-Strategy Fund, (vi) 321,716 shares of Class A Common Stock and 1,972 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Italianbitt & Co., as nominee for Hartford Small Company HLS Fund, (vii) 181,918 shares of Class A Common Stock and 1,115 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Italianboat & Co., as nominee for Hartford Capital Appreciation HLS Fund, (viii) 1,999,613 shares of Class A Common Stock and 12,255 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Italianbridge & Co., as nominee for The Hartford Capital Appreciation Fund, (ix) 71,454 shares of Class A Common Stock and 438 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Italiancoal & Co., as nominee for Hartford International Equity Fund, (x) 550,456 shares of Class A Common Stock and 3,374 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Italiandinghy & Co., as nominee for Hartford Growth Opportunities HLS Fund, (xi) 5,465,308 shares of Class A Common Stock and 33,496 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Italianflare & Co., as nominee for Hadley Harbor Master Investors (Cayman) L.P., (xii) 205,205 shares of Class A Common Stock and 1,258 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Italianrope & Co., as nominee for The Hartford Small Company Fund, (xiii) 1,718,014 shares of Class A Common Stock and 10,530 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Italiansilver & Co., as nominee for The Hartford Growth Opportunities Fund, (xiv) 811,475 shares of Class A Common Stock and 4,973 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Snailreef & Co., as nominee for Mid Cap Stock Fund, (xv) 13,680 shares of Class A Common Stock and 84 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Stormbeach & Co., as nominee for John Hancock Pension Plan and (xvi) 374,310 shares of Class A Common Stock and 2,294 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Tunaship & Co., as nominee for Mid Cap Stock Trust. The address of Aurora & Co., as nominee for MassMutual Select Small Cap Growth Equity Fund, Aurora & Co., as nominee for MML Small Cap Growth Equity Fund, Beachcraft & Co., as nominee for John Hancock Variable Insurance Trust Small Cap Stock Trust, Hare & Co LLC, as nominee for Eversource Retirement Plan Master Trust, Hare & Co., as nominee for Global Multi-Strategy Fund, Italianbitt & Co., as nominee for Hartford Small Company HLS Fund, Italianboat & Co., as nominee for Hartford Capital Appreciation HLS Fund, Italianbridge & Co., as nominee for The Hartford Capital Appreciation Fund, Italiancoal & Co., as nominee for Hartford International Equity Fund, Italiandinghy & Co., as nominee for Hartford Growth Opportunities HLS Fund, Italianflare & Co., as nominee for Hadley Harbor Master Investors (Cayman) L.P., Italianrope & Co., as nominee for The Hartford Small Company Fund, Italiansilver & Co., as nominee for The Hartford Growth Opportunities Fund, Snailreef & Co., as nominee for Mid Cap Stock Fund, Stormbeach & Co., as nominee for John Hancock Pension Plan, Tunaship & Co., as nominee for Mid Cap Stock Trust, is 280 Congress St, Boston, MA 02210. The Selling Securityholder is a party to the Stockholders Agreement.

(6) Comprised of (i) 758,544 shares of Class A Common Stock and 4,649 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Accomplice Fund I, L.P., (ii) 277,403 shares of Class A Common Stock and 1,700 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Accomplice Fund II, L.P., (iii) 118,378 shares of Class A Common Stock and 726 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Accomplice Management Holdings, LLC, (iv) 9,198,251 shares of Class A Common Stock and 56,375 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Atlas Venture Fund VIII, L.P. and (v) 409,071 shares of Class A Common Stock held by Accomplice DK Investors. ACC Assoc I is the general partner of ACC I. ACC Assoc II is the general partner of ACC II. Ryan Moore and Jeff Fagnan are Class A members of ACC Holdings. AVA VIII L.P. is the general partner of AV VIII. AVA VIII Inc. is the general partner of AVA VIII L.P. The address of Accomplice Fund I, L.P., Accomplice Fund II, L.P., Accomplice Management Holdings, LLC and Atlas Venture Fund VIII, L.P. is 25 First St, Suite 303, Cambridge, MA, 02141. Ryan Moore is a director of DraftKings and a party to the Stockholders Agreement. Each of ACC I and ACC Assoc I disclaim beneficial ownership of the shares and warrants except to the extent of its pecuniary interest therein. Each of ACC II and ACC Assoc I disclaim beneficial ownership of the shares and warrants except to the extent of its pecuniary interest therein. Each of ACC Holdings, Mr. Moore and Mr. Fagnan disclaim beneficial ownership of the shares and warrants except to the extent of their pecuniary interest. Each of AV VIII, AVA VIII L.P. and AVA VIII Inc. disclaim beneficial owner of the shares and warrants except to the extent of their pecuniary interest therein. Frank Castellucci is the General Counsel of Accomplice Fund I, L.P., Accomplice Fund II, L.P., Accomplice Management Holdings, LLC, Atlas Venture Fund VIII, L.P. and Accomplice DK Investors. The address of Accomplice Fund I, L.P., Accomplice Fund II, L.P., Accomplice Management Holdings, LLC, Atlas Venture Fund VIII, L.P. and Accomplice DK Investors is 25 First Street, Suite 303, Cambridge, MA, 02141. Ryan Moore is a director of DraftKings. The Selling Securityholder is a party to the Stockholders Agreement.

(7) Comprised of 10,493,462 shares of Class A common stock and 64,313 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by SGTV Fund, L.P. Todd L. Boehly is the majority owner of SGTV Fund, L.P., and Robert B. Ott is the manager of the general partner. The address of SGTV Fund, L.P. is c/o Eldridge Industries, LLC, 600 Steamboat Rd, 2nd Fl, Greenwich, CT 06830. The Selling Securityholder is a party to the Stockholders Agreement.

(8) Comprised of 8,457,356 shares of Class A common stock and 51,834 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by DK Investment Holdings L.P. Cole Van Nice is the managing partner of the general partner of DK Investment Holdings L.P. The address of DK Investment Holdings L.P. is Attn: Dan Musker, 227 West Monroe St, Suite 5000, Chicago, IL 60606. The Selling Securityholder is a party to the Stockholders Agreement.

(9) Comprised of (i) 586,696 shares of Class A common stock and 3,610 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Jason Robins, (ii) 20,377 shares of Class A common stock and 125 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by the Robins Revocable Trust u/d/t January 8, 2014 and (iii) 707,256 shares of Class A common stock and 4,335 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by the Robins Family Trust LLC. “Shares of Class A common stock Beneficially Owned” includes 7,004,943 vested options beneficially owned by the Selling Securityholder and 125,752 shares underlying unvested options that will vest within 60 days. The address of Jason Robins, the Robins Revocable Trust u/d/t January 8, 2014 and the Robins Family Trust LLC is c/o DraftKings, 222 Berkeley St, 5th Floor, Boston, MA 02116. Jason Robins is the Chief Executive Officer and Chairman of the Board of DraftKings and a party to the Stockholders Agreement.

(10) Comprised of 7,720,263 shares of Class A common stock and 47,317 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Revolution Growth III, LP. The address of Revolution Growth III, LP is 1717 Rhode Island Avenue, 10th Fl., Washington, D.C., 20036. Steven Murray is the operating manager of the ultimate general partner of Revolution Growth III, LP and a director of DraftKings. The Selling Securityholder is a party to the Stockholders Agreement.

(11) Comprised of (i) 4,593 shares of Class A common stock and 28 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Apoletto Investments IV, L.P., (ii) 1,143,733 shares of Class A common stock and 7,010 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Apoletto Limited and (iii) 6,175,932 shares of Class A common stock and 37,852 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by DST Global IV, L.P. The general partner of Apoletto Investments IV, L.P. is Apoletto Managers Limited. Despoina Zinonos is the president of the Apoletto Managers Limited. The director of Apoletto Limited is AMA Management Limited. David Muir is the President of Apoletto Limited The address of Apoletto Investments IV, L.P., Apoletto Limited and DST Global IV, L.P.is 4 Hill St, London, UK, W1J 5NE. The Selling Securityholder is a party to the Stockholders Agreement.

(12) Comprised of 7,167,080 shares of Class A common stock and 43,926 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by ACME SPV DK, LLC. The address of ACME SPV DK, LLC is 800 Market St, 8th Floor, San Francisco, CA 94102. Hany Nada is a director of DraftKings. The Selling Securityholder is a party to the Stockholders Agreement.

(13) Comprised of (i) 463,216 shares of Class A common stock and 2,839 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by EGGER & CO. FBO Franklin Templeton Investment Funds - Franklin Technology Fund, (ii) 111,171 shares of Class A common stock and 681 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by EGGER & CO. FBO Franklin Templeton Investment Funds - Franklin US Opportunities Fund, (iii) 3,502,928 shares of Class A common stock and 21,469 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held HARE AND CO FBO Franklin Strategic Series - Franklin Small Cap Growth Fund, (iv) 2,820,020 shares of Class A common stock and 17,284 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by HARE AND CO FBO Franklin Strategic Series - Franklin Small-Mid Cap Growth Fund and (v) 259,401 shares of Class A common stock and 1,590 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by HARE AND CO FBO Franklin Templeton Variable Insurance Products Trust -Franklin Small-Mid Cap Growth VIP Fund. Michael McCarthy is the control person for EGGER & CO. FBO Franklin Templeton Investment Funds - Franklin Technology Fund. Franklin Advisers, Inc. is the investment manager and Michael McCarthy is the Executive Vice President and portfolio manager for HARE AND CO FBO Franklin Strategic Series - Franklin Small Cap Growth Fund and HARE AND CO FBO Franklin Strategic Series - Franklin Small-Mid Cap Growth Fund. The address of EGGER & CO. FBO Franklin Templeton Investment Funds - Franklin Technology Fund, EGGER & CO. FBO Franklin Templeton Investment Funds - Franklin US Opportunities Fund, EGGER & CO. FBO Franklin Templeton Investment Funds - Franklin US Small Mid Cap Growth Fund, HARE AND CO FBO Franklin Strategic Series - Franklin Small Cap Growth Fund, HARE AND CO FBO Franklin Strategic Series - Franklin Small-Mid Cap Growth Fund and HARE AND CO FBO Franklin Templeton Variable Insurance Products Trust -Franklin Small-Mid Cap Growth VIP Fund is c/o Franklin Advisers, Inc., Attn: Christopher Chen, One Franklin Parkway, San Mateo, CA 94403. The Selling Securityholder is a party to the Stockholders Agreement.

(14) Comprised of (i) 45,052 shares of Class A common stock and 276 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days, held by Paul Liberman, (ii) 459,716 shares of Class A common stock and 2,818 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by the Paul Liberman 2015 Revocable Trust and (iii) 603,364 shares of Class A common stock and 3,698 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by the Paul Liberman 2020 Trust. “Shares of Class A Common Stock Beneficially Owned” includes 3,504,821 vested options beneficially owned by the Selling Securityholder and 42,020 shares underlying unvested options that will vest within 60 days. The address of Paul Liberman, the Paul Liberman 2015 Revocable Trust and the Paul Liberman 2020 Trust is c/o DraftKings, 222 Berkeley St, 5th Floor, Boston, MA 02116. Paul Liberman is President, Global Technology and a director of DraftKings and a party to the Stockholders Agreement.

(15) Comprised of (i) 530,442 shares of Class A common stock and 3,251 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Matthew Kalish, (ii) 6,507 shares of Class A common stock and 40 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by the Kalish Family 2020 Irrevocable Trusts and (iii) 633,497 shares of Class A common stock and 3,883 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by the Matthew P. Kalish 2020 Trust. “Shares of Class A Common Stock Beneficially Owned” includes 2,797,926 vested options beneficially owned by the Selling Securityholder and 42,020 shares underlying unvested options that will vest within 60 days. The address of Matthew Kalish, the Kalish Family 2020 Irrevocable Trusts and the Matthew P. Kalish 2020 Trust is c/o DraftKings, 222 Berkeley St, 5th Floor, Boston, MA 02116. Matthew Kalish is President, DraftKings North America and a director of DraftKings and a party to the Stockholders Agreement.

(16) Comprised of (i) 535,240 shares of Class A common stock and 3,280 shares of Class A common stock underlying warrants beneficially owned by Moussefixe L.P. over which Moussefixe L.P. and Charles Heilbronn have shared voting and dispositive power; (ii) 2,676,204 shares of Class A common stock and 16,402 shares of Class A common stock underlying warrants beneficially owned by Mousserena, L.P. over which Mousserena, L.P. and Charles Heilbronn have shared voting and dispositive power; and (iii) 356,827 shares of Class A common stock and 2,187 shares of Class A common stock underlying warrants beneficially owned by Moussescale over which Moussescale and Charles Heilbronn have shared voting and dispositive power. The address of Moussefixe L.P., Mousserena, L.P. and Moussescale is Ugland House, 135 South Church Street, George Town, Grand Cayman KY1-1104 Cayman Islands. The address of Mr. Heilbronn is c/o Mousse Partners Limited, 9 West 57th St, New York, NY 10019.

(17) Comprised of 3,564,688 shares of Class A common stock held by Randolph John Anderson. “Shares of Class A Common Stock Offered” includes 63,000 earnout shares issued to the Selling Securityholder pursuant to the terms of the Earnout Escrow Agreement. The address of Randolph John Anderson is Apt. 504, Royal Sunset, Royal Ocean Plaza, Ocean Village Ave, Gilbraltar. Randolph John Anderson is a party to the Stockholders Agreement.

(18) Comprised of (i) 607,692 shares of Class A common stock and 3,724 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by DK Edgar LLC, (ii) 607,692 shares of Class A common stock and 3,724 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by DK Winter LLC, (iii) 567,529 shares of Class A common stock, 20,186 shares of Class A common stock issuable upon the exercise of the Old DK Warrants and 3,477 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held JAK II LLC, (iv) 713,803 shares of Class A common stock, 68,641 shares of Class A common stock issuable upon the exercise of the Old DK Warrants and 4,375 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by KPC Venture Capital LLC, (v) 443,015 shares of Class A common stock and 2,715 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Robert K. Kraft LLC and (vi) 451,796 shares of Class A common stock, 31,843 shares of Class A common stock issuable upon the exercise of the Old DK Warrants and 2,770 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held Two R LLC. Kraft has a marketing agreement with an affiliate of DraftKings and DraftKings has a sponsorship relationship with Gillette Stadium and the New England Patriots, pursuant to which DraftKings pays an annual fee to advertise and promote its brand and products at Gillette Stadium and through certain marketing and medial channels associates with Gillette Stadium and the Patriots. Jonathan A. Kraft is the managing member of DK Edgar LLC and JAK II LLC. Daniel A. Kraft is the managing member of DK Winter, LLC. Robert K. Kraft is the sole director of the manager of KPC Venture Capital LLC and Robert K. Kraft LLC and the managing member of Two R LLC. The address of DK Edgar LLC, DK Winter LLC, JAK II LLC, KPC Venture Capital LLC, Robert K. Kraft LLC and Two R LLC is One Patriot Place, Foxborough, MA 02035. The Selling Securityholder is a party to the Stockholders Agreement.

(19) Comprised of (i) 3,121,618 shares of Class A common stock and 19,132 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Park West Investors Master Fund, Limited and (ii) 345,922 shares of Class A common stock and 2,120 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Park West Partners International, Limited. Peter S. Park is the sole member and manager of Park West Asset Management, LLC, the investment manager of Park West Investors Master Fund, Limited and Park West Partners International, Limited. The address of Park West Investors Master Fund, Limited and Park West Partners International, Limited is c/o Park West Asset Management LLC, 900 Larkspur Landing Circle, Suite 165, Larkspur, CA 94939. The Selling Securityholder is a party to the Stockholders Agreement.

(20) Comprised of (i) 901,560 shares of Class A common stock and 5,526 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by AP Investment Series, LLC, (ii) 624,157 shares of Class A common stock and 3,825 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by ArrowMark Fundamental Opportunity Fund, L.P., (iii) 973,486 shares of Class A common stock and 5,966 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Meridian Growth Fund and (iv) 868,244 shares of Class A common stock and 5,321 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Meridian Small Cap Growth Fund. The address of AP Investment Series, LLC, ArrowMark Fundamental Opportunity Fund, L.P., Meridian Growth Fund and Meridian Small Cap Growth Fund is c/o ArrowMark Partners, 100 Fillmore St, Suite 325, Denver, CO 80206. The Selling Securityholder is a party to the Stockholders Agreement.

(21) Comprised of (i) 847,490 shares of Class A common stock and 5,194 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Top Tier Venture Capital VIII Holdings and (ii) 2,064,844 shares of Class A common stock and 12,655 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Top Tier Venture Velocity Fund 2, LP. The address of Top Tier Venture Capital VIII Holdings and Top Tier Venture Velocity Fund 2, LP is First Republic Bank, 111 Pine St, San Francisco, CA 94111. The Selling Securityholder is a party to the Stockholders Agreement.

(22) Comprised of (i) 116,482 shares of Class A common stock and 714 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by JS Capital LLC and (ii) 2,702,636 shares of Class A common stock and 16,564 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Quantum Partners LP. This statement relates to shares held for the account of Quantum Partners LP, a Cayman Islands exempted limited partnership (“Quantum”). Soros Fund Management LLC (“SFM LLC”) serves as investment manager to Quantum. As such, SFM LLC has been granted investment discretion over portfolio investments held for the account of Quantum. As of the date hereof, George Soros is the Chairman of SFM LLC and has sole discretion to replace FPR Manager LLC, the manager of SFM LLC. The address of JS Capital LLC and Quantum Partners LP is c/o Soros Fund Management LLC, 250 West 55th St, New York, NY 10019. The Selling Securityholder is a party to the Stockholders Agreement.

(23) Comprised of (i) 132,710 shares of Class A common stock and 813 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by MVP All-Star Fund III LLC, (ii) 76,030 shares of Class A common stock and 466 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by MVP All-Star Fund IIIC LLC, (iii) 416,105 shares of Class A common stock and 2,550 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by MVP All-Star Master Fund LLC, (iv) 1,869,408 shares of Class A common stock and 11,457 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by MVP Opportunity Fund V LLC, (v) 159,574 shares of Class A common stock and 978 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by MVP Opportunity Fund VI LLC, Series VI-D1 and (vi) 61,449 shares of Class A common stock and 377 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by MVP Opportunity Fund VI LLC, Series V1-D4. Eric Branchfeld is the manager of MVP Manager LLC, the manager of MVP All-Star Fund III LLC, MVP All-Star Fund IIIC LLC, MVP All-Star Master Fund LLC, MVP Opportunity Fund V LLC, MVP Opportunity Fund VI LLC, Series VI-D and MVP Opportunity Fund VI LLC, Series V1-D4. The address of MVP All-Star Fund III LLC, MVP All-Star Fund IIIC LLC, MVP All-Star Master Fund LLC, MVP Opportunity Fund V LLC, MVP Opportunity Fund VI LLC, Series VI-D and MVP Opportunity Fund VI LLC, Series V1-D4 is c/o Manhattan Venture Partners, 152 Madison Avenue, 7th Floor, New York, NY 10016. The Selling Securityholder is a party to the Stockholders Agreement.

(24) Comprised of 1,789,623 shares of Class A common stock, and 929,100 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Eagle Equity Partners, LLC. “Shares of Class A Common Stock Offered” includes 2,671,935 earnout shares issued to the Selling Securityholder pursuant to the terms of the Earnout Escrow Agreement. The address of Eagle Equity Partners, LLC is 2121 Avenue of the Stars, Suite 2300, Los Angeles, CA 90067. Eagle Equity Partners, LLC was the sponsor of DEAC and is a party to the Stockholders Agreement.

(25) Comprised of 1,789,618 shares of Class A common stock, 929,099 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Harry E. Sloan. “Shares of Class A Common Stock Offered” includes 2,608,065 earnout shares issued to the Selling Securityholder pursuant to the terms of the Earnout Escrow Agreement. The address of Harry E. Sloan is 2121 Avenue of the Stars, Suite 2300, Los Angeles, CA 90067. Harry E. Sloan was one of the founders of DEAC, is the Vice Chairman of DraftKings and is a party to the Stockholders Agreement.

(26) Comprised of 2,546,206 shares of Class A common stock held by J Gleek Properties Limited. “Shares of Class A Common Stock Offered” includes 45,000 earnout shares issued to the Selling Securityholder pursuant to the terms of the Earnout Escrow Agreement. Julian Gleek is the sole director of the Selling Securityholder and is a party to the Stockholders Agreement. The address of J Gleek Properties Limited is Richmond House, Avomouth Way, Avonmouth, Bristol, United Kingdom, BS11 8DE.

(27) Comprised of 2,149,874 shares of Class A common stock and 13,176 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Schechter Private Capital Fund1, LLC - GTP Series J. Marc Rodney Schechter is the President and Fund Manager of Schechter Private Capital Fund1, LLC - GTP Series J. The address of Schechter Private Capital Fund1, LLC - GTP Series J is 251 Pierce St, Attn: Marc Schechter, Birmingham, MI 48009. The Selling Securityholder is a party to the Stockholders Agreement.

(28) Comprised of 1,985,927 shares of Class A common stock and 12,172 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by ClipperBay and Co (HG22) f/b/o SmallCap World Fund, Inc. The address of ClipperBay and Co (HG22) f/b/o SmallCap World Fund, Inc. is 333 South Hope St, 50th Floor, Los Angeles, CA 90071. The Selling Securityholder is a party to the Stockholders Agreement.

(29) Comprised of 1,696,072 shares of Class A common stock and 10,395 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Carmenta Opportunities 2020, L.P. The Control Persons of Carmenta Opportunities 2020, L.P. are Kirk Dizon and Andrew Dipkin. The address of Carmenta Opportunities 2020, L.P. is 191 Knoll Pl, St. Helena, CA 94574.

(30) Comprised of 1,464,308 shares of Class A common stock and 8,975 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Madison Square Garden Investments, LLC. Madison Square Garden Investments is indirectly owned by Madison Square Garden Entertainment Corp., which is controlled by members of the Dolan family, including trusts for members of the Dolan family. Each Control Person disclaims beneficial ownership of the shares of the Company held by MSG Entertainment Corp. and its subsidiaries, except to the extent of any pecuniary interest therein, and this response should not be deemed an admission that any of the Controlled Persons is a beneficial owner of such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose. This Selling Securityholder was previously party to a marketing partnership with DraftKings, which expired in 2019. The address of Madison Square Garden Investments, LLC is 2 Pennsylvania Plaza, New York, NY 10121.

(31) Comprised of (i) 611,776 shares of Class A common stock and 3,750 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by UIT Growth Equity Series DK Limited Partnership and (ii) 635,193 shares of Class A common stock and 3,893 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by UIT Growth Equity Series DK3 Limited Partnership. Patrick Robinson is the partner of UIT Growth Equity Series DK Limited Partnership and UIT Growth Equity Series DK3 Limited Partnership. The address of UIT Growth Equity Series DK Limited Partnership and UIT Growth Equity Series DK3 Limited Partnership is 999 Hastings St W, Vancouver, BC Canada V6C 2W2. The Selling Securityholder is a party to the Stockholders Agreement.

(32) Comprised of 1,191,049 shares of Class A common stock and 7,300 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held Boston Seed Capital II, L.P. Nicole M. Stata is the managing member of Boston Seed Capital II, L.P. The address of Boston Seed Capital II, L.P. is PO Box 309, Westwood, MA 02090.

(33) Comprised of 1,043,865 shares of Class A common stock and 6,398 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Carnegie GM Partners LLC. The managers of Carnegie GM Partners LLC are Andrew C. Walter and Geraldine F. McMamus. The address of Carnegie GM Partners LLC is 17 State St, Ste 3220, New York, NY 10004.

(34) Comprised of (i) 200,659 shares of Class A common stock and 1,230 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by BDS Venture Fund II LLC and (ii) 661,029 shares of Class A common stock and 4,051 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by BDS Venture Fund LLC. Brian Rubinstein, a former board observer of Former DK, is the manager of the funds. The address of BDS Venture Fund II, BDS Venture Fund and its manager is 31 Sherwood Ln, Roslyn Heights, NY 11577.

(35) Comprised of 858,710 shares of Class A common stock and 5,263 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Wildcat Opportunistic DraftKings Fund, LP. Richard Travia is the managing member of Wildcat Opportunistic DraftKings Fund, LP. The address of Wildcat Opportunistic DraftKings Fund, LP is 275 Woodbine Cir, New Providence, NJ 07974.

(36) Comprised of 835,773 shares of Class A common stock and 5,122 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Ashley Kalish. The address of Ashley Kalish is c/o DraftKings, 222 Berkeley St, 5th Floor, Boston, MA 02116.

(37) Comprised of (i) 801,183 shares of Class A common stock and 4,910 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Title 19 DK. The manager of Title 19 DK is Michael S. Gordon. The address of Title 19 DK is 126 Brookline Ave, 3rd Fl, Boston, MA 02215.

(38) Comprised of (i) 326,406 shares of Class A common stock and 2,001 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Schiller Partners, Inc., (ii) 69,351 shares of Class A common stock and 425 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Schiller Revocable Trust #2, (iii) 257,055 shares of Class A common stock and 1,575 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Rio Vista Investments LLC and (iv) 138,701 shares of Class A common stock and 850 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by DRVS LLC. Jonathan Schiller is the President and Director of Schiller Partners, Inc. and the trustee of Schiller Revocable Trust #2. Amy Habie is the manager of Rio Vista Investments LLC and DRVS LLC. The address of Schiller Partners, Inc. and Schiller Revocable Trust #2 is c/o Boies Schiller Flexner LLP, 55 Hudson Yards, 20th Fl, New York, NY 10001. The address of Rio Vista Investments LLC and DRVS LLC is 2200 Corporate Blvd NW, Ste 400, Boca Raton, FL 33431.

(39) Comprised of 774,183 shares of Class A common stock and 4,745 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by GGV Capital Select L.P. The general partner of GGV Capital Select L.P. is GGV Capital Select L.L.C. The managing partners of GGV Capital Select L.L.C. are Jixun Foo, Yew Mei Green, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung. The address of GGV Capital Select L.P. is 3000 Sand Hill Rd, Suite 4-230, Menlo Park, CA 94025. The Selling Securityholder is a party to the Stockholders Agreement.

(40) Comprised of 710,643 shares of Class A common stock and 4,355 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Hub Angel Investment Group, Fund IV. The managing director of Hub Angel Investment Group, Fund IV is Charles Cameron. The address of Hub Angel Investment Group, Fund IV is 131 Marlborough St, Unit 4, Boston, MA 02116.

(41) Comprised of 676,588 shares of Class A common stock and 4,147 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Brandywine Private Equity Partners (2016), LP. The general partner of Brandywine Private Equity Partners (2016), LP is Brandywine Managers, LLC. The authorized signers of Brandywine Managers, LLC are Richard E. Carlson, John A. Ciccarone and William Scott Campbell. The address of Richard E. Carlson is 859 Old Public Rd, Hockessin, DE 19707. The address of John A. Ciccarone is 122 Round Hill Rd, Kennett Square, PA 19348. The address of William Scott Campbell is 395 Thornton Rd, Cheyney, PA 19319.

(42) Comprised of (i) 554,806 shares of Class A common stock and 3,400 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Veralda AB, (ii) 27,740 shares of Class A common stock and 170 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Nunataq AB and (iii) 41,610 shares of Class A common stock and 255 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Kristian Nylen. Anderson Strom is the director and owner of Veralda AB. Patrick Clase is the director and owner of Nunataq AB. The address of Veralda AB is 35 Carvile St, London SW 3 GHA, United Kingdom. The address of Nuntaq AB is Korsovagen 19, 19249 Enebyberg, Sweden. The address of Kristian Nylen is c/o DraftKings, 222 Berkeley St, 5th Floor, Boston, MA 02116.

(43) Comprised of 57,463 shares of Class A common stock and 352 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Jordan Mendell, an employee of DraftKings. “Shares of Class A common stock Beneficially Owned” includes 552,299 vested options beneficially owned by the Selling Securityholder and 1,879 shares underlying unvested options that will vest within 60 days. The address of Jordan Mendell is c/o DraftKings, 222 Berkeley St, 5th Floor, Boston, MA 02116.

(44) Comprised of 578,383 shares of Class A common stock and 3,545 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Kombo Growth Fund I, LLC. Kevin Gould is the President of KRG Entertainment, LLC, the managing member of Kombo Growth Fund I, LLC. The address of Kombo Growth Fund I, LLC is 6600 Sunset Blvd, Ste 235, Los Angeles, CA 90028.

(45) Comprised of 565,762 shares of Class A common stock and 3,468 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by SP Investment Associates, L.P. Stephen G. Pagliuca and Anastasios Parafestas are the managers of Roundview Partners, LLC, the general partner of SP Investment Associates, L.P. The address of SP Investment Associates, L.P. is One Joy St, Boston, MA 02108.

(46) Comprised of (i) 43,651 shares of Class A common stock and 268 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by EquityZen Growth Technology Fund LLC - Series 212, (ii) 308,382 shares of Class A common stock and 1,890 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by EquityZen Growth Technology Fund LLC - Series 265 and (iii) 194,495 shares of Class A common stock and 1,192 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by EquityZen Growth Technology Fund LLC - Series 397. The manager representatives of EquityZen Growth Technology Fund LLC - Series 212, EquityZen Growth Technology Fund LLC - Series 265 and EquityZen Growth Technology Fund LLC - Series 397 are Philip Haslett and Atish Davda. The address of EquityZen Growth Technology Fund LLC - Series 212, EquityZen Growth Technology Fund LLC - Series 265 and EquityZen Growth Technology Fund LLC - Series 397 is 45 West 27th St, Suite 200, New York, NY 10001.

(47) Comprised of 484,201 shares of Class A common stock and 2,968 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by NHL Enterprises, LP. Craig C. Harnett, Senior Executive Vice President & CFO of NHL Enterprises, LP. DraftKings was previously a sponsor and licensee of intellectual property from NHL Enterprises, LP. The address of NHL Enterprises, LP is 1185 Ave of the Americas, New York, NY 10036.

(48) Comprised of 482,920 shares of Class A common stock and 2,960 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by the MJE Personal Gift Trust A. The beneficiary of the MJE Personal Gift Trust A is Michael J. Egan. The address of the MJE Personal Gift Trust A is 8 Queen Anne Ave, Hopkinton, MA 01748.

(49) Comprised of 451,059 shares of Class A common stock and 2,764 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Las Olas Private Equity VII, LP. Justin Courtenay is the president of Las Olas Private Equity VII, LP. The address of Las Olas Private Equity VII, LP is 401 E Las Olas Blvd, Ste 2200, Fort Lauderdale, FL 33301.

(50) Comprised of (i) 276,183 shares of Class A common stock and 1,693 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Woodrow Levin, (ii) 44,204 shares of Class A common stock and 271 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by the Levin Family 2015 Irrevocable Trust and (iii) 3,093 shares of Class A common stock and 19 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by OneSix Red, LLC. “Shares of Class A common stock Beneficially Owned” includes 82,802 vested options beneficially owned by the Selling Securityholder and 7,109 shares underlying unvested options that will vest within 60 days. The address of Woodrow Levin and the Levin Family 2015 Irrevocable Trust is c/o DraftKings, 222 Berkeley St, 5th Floor, Boston, MA 02116. The address of OneSix Red, LLC is 46 Wilmot St, San Francisco, CA 94115. Woodrow Levin is a director of DraftKings and a party to the Stockholders Agreement.

(51) Comprised of 394,594 shares of Class A common stock and 2,418 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Smash Ventures Tackle SPV LLC. Evan Richter is the general partner of Smash Ventures Tackle SPV LLC. The address of Smash Ventures Tackle SPV LLC is 8902 Rangely Ave, W Hollywood, CA 90048.

(52) Comprised of 346,754 shares of Class A common stock and 2,125 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by PBE Investments, Ltd. The control person of PBE Investments, Ltd is Paul B. Edgerley. The address of PBE Investments, Ltd is 119 Hyslop Rd, Brookline, MA 02445.

(53) Comprised of 77,798 shares of Class A common stock and 477 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Gregory Brian Karamitis, an employee of DraftKings. “Shares of Class A common stock Beneficially Owned” includes 263,792 vested options beneficially owned by the Selling Securityholder and 5,194 shares underlying unvested options that will vest within 60 days. The address of Gregory Brian Karamitis is c/o DraftKings, 222 Berkeley St, 5th Floor, Boston, MA 02116.

(54) Comprised of 9,346 shares of Class A common stock and 57 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Travis Dunn. “Shares of Class A common stock Beneficially Owned” includes 311,763 vested options beneficially owned by the Selling Securityholder and 11,604 shares underlying unvested options that will vest within 60 days. The address of Travis Dunn is c/o DraftKings, 222 Berkeley St, 5th Floor, Boston, MA 02116. Travis Dunn is the Chief Technology Officer of DraftKings and a party to the Stockholders Agreement.

(55) Comprised of 289,299 shares of Class A common stock and 1,773 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held Brookwood Partners LP. Barry Rubenstein is the general partner of Brookwood Partners LP. The address of Brookwood Partners LP is 68 Wheatley Rd, Brookville, NY 11545.

(56) Comprised of (i) 240,453 shares of Class A common stock and 1,474 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Data Point Capital II, L.P. and (ii) 36,950 shares of Class A common stock and 226 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Data Point Capital II-Q, L.P. Scott Savitz and Mike Majors are the managing members of Data Point Partners II, LLC, the general partner of Data Point Capital II, LP and Data Point Capital II-Q, L.P. The address of Data Point Capital II, L.P. and Data Point Capital II-Q, L.P. is One Marina Park Dr, 10th Fl, Boston, MA 02210.

(57) Comprised of 101,668 shares of Class A common stock and 623 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Stephanie Sherman, an employee of DraftKings. “Shares of Class A common stock Beneficially Owned” includes 167,914 vested options beneficially owned by the Selling Securityholder and 6,630 shares underlying unvested options that will vest within 60 days. The address of Stephanie Sherman is c/o DraftKings, 222 Berkeley St, 5th Floor, Boston, MA 02116.

(58) Comprised of 262,390 shares of Class A common stock and 1,608 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Benvolio Ventures LLC – Series Draft Kings. Ernest David Odinec, Samuel Paul Frankfort and Lewis Joseph Frankfort are the managers of Benvolio Group LLC, the manager of Benvolio Ventures LLC - Series Draft Kings. The address of Benvolio Ventures LLC – Series Draft Kings is 3 Columbus Cir, Ste 2120, New York, NY 10019.

(59) Comprised of 261,941 shares of Class A common stock and 1,605 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by World Wrestling Entertainment, Inc. Frank Riddick is the interim Chief Financial Officer of World Wrestling Entertainment, Inc. The address of World Wrestling Entertainment, Inc. is 1241 E Main St, Stamford, CT 06902.

(60) Comprised of 243,476 shares of Class A common stock and 1,492 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by AngelList-Dngs-Fund, a series of AngelList-FkKa-Funds, LLC. The address of AngelList-Dngs-Fund, a series of AngelList-FkKa-Funds, LLC is c/o Belltower Fund Group, Ltd., PO Box 3217, Seattle, WA 98114.

(61) Comprised of 8,487 shares of Class A common stock and 52 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Edward Zaleski, an employee of DraftKings. “Shares of Class A common stock Beneficially Owned” includes 225,784 vested options beneficially owned by the Selling Securityholder and 331 shares underlying unvested options that will vest within 60 days. The address of Edward Zaleski is c/o DraftKings, 222 Berkeley St, 5th Floor, Boston, MA 02116.

(62) Comprised of 207,620 shares of Class A common stock and 1,272 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Jeffrey Haas, an employee of DraftKings. “Shares of Class A common stock Beneficially Owned” includes 11,024 vested options beneficially owned by the Selling Securityholder and 1,878 shares underlying unvested options that will vest within 60 days. The address of Jeffrey Haas is c/o DraftKings, 222 Berkeley St, 5th Floor, Boston, MA 02116.

(63) Comprised of 216,041 shares of Class A common stock and 1,324 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by TPI DraftKings Investment I, LLC. Tracy Deforge is the managing member of The Players’ Impact Ventures, LLC, which is the manager of TPI DraftKings Investment I, LLC. The address of TPI DraftKings Investment I, LLC is 102 Union St, Franklin, MA 02038.

(64) Comprised of 193,680 shares of Class A common stock and 1,187 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held Legends Hospitality, LLC. Legends Hospitality, LLC is wholly-owned by Legends Hospitality Holding Company, LLC. The President and Chief Executive Officer of Legends Hospitality Holding Company, LLC is Shervin Mirhashemi. The address of Legends Hospitality, LLC is 61 Broadway, Ste 2400, New York, NY 10006.

(65) Comprised of 193,174 shares of Class A common stock and 1,184 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Janet Holian, a former officer of Old DK and the CEO of DRIVE by DraftKings. The address of Janet Holian is c/o DraftKings, 222 Berkeley St, 5th Floor, Boston, MA 02116.

(66) Comprised of 185,393 shares of Class A common stock and 1,136 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Fort Point Fund DK, LLC. The manager of Fort Point Fund DK, LLC is Joseph L. Kempf. The address of Fort Point Fund DK, LLC is 2780 SE 7th Dr, Pompano Beach, FL 33062.

(67) Comprised of 127,306 shares of Class A common stock and 780 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Jonathan Aguiar, an employee of DraftKings. “Shares of Class A common stock Beneficially Owned” includes 55,694 vested options beneficially owned by the Selling Securityholder and 221 shares underlying unvested options that will vest within 60 days. The address of Jonathan Aguiar is c/o DraftKings, 222 Berkeley St, 5th Floor, Boston, MA 02116.

(68) Comprised of 164,015 shares of Class A common stock and 1,005 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Agman Investments, LLC. Howard Scott Silverman is the manager of Agman Investments, LLC. The address of Agman Investments, LLC is 10 E Ohio St, 2nd Floor, Chicago, IL 60611.

(69) Comprised of 20,000 shares of Class A common stock and 133,333 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Joshua Kazam, a former director of DEAC and a party to the Stockholders Agreement. The address of Joshua Kazam is 2121 Avenue of the Stars, Suite 2300, Los Angeles, CA 90067.

(70) Comprised of 20,000 shares of Class A common stock and 133,333 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Frederic Rosen, a former director of DEAC and a party to the Stockholders Agreement. The address of Frederic Rosen is 2121 Avenue of the Stars, Suite 2300, Los Angeles, CA 90067.

(71) Comprised of 18,898 shares of Class A common stock and 116 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Scott Salsbury, an employee of DraftKings. “Shares of Class A common stock Beneficially Owned” includes 123,404 vested options beneficially owned by the Selling Securityholder and 1,105 shares underlying unvested options that will vest within 60 days. The address of Scott Salsbury is c/o DraftKings, 222 Berkeley St, 5th Floor, Boston, MA 02116.

(72) Comprised of 137,258 shares of Class A common stock and 841 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Benjamin F. Stein. The address of Benjamin F. Stein is c/o DraftKings, 222 Berkeley St, 5th Floor, Boston, MA 02116.

(73) Comprised of 88,407 shares of Class A common stock and 542 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Edward Silva, an employee of DraftKings. “Shares of Class A common stock Beneficially Owned” includes 44,192 vested options beneficially owned by the Selling Securityholder and 1,436 shares underlying unvested options that will vest within 60 days. The address of Edward Silva is c/o DraftKings, 222 Berkeley St, 5th Floor, Boston, MA 02116.

(74) Comprised of 131,212 shares of Class A common stock and 804 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by the Timothy J. McSweeney 2006 Trust. The trustees of the Timothy J. McSweeney 2006 Trust are Timothy J. McSweeney and Debie A. McSweeney. The address of the Timothy J. McSweeney 2006 Trust is 9 Cliff Rd, Weston, MA 02493.

(75) Comprised of (i) 88,407 shares of Class A common stock and 542 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Peter Vaccarella, (ii) 13,127 shares of Class A common stock and 80 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Vincent Vaccarella and (iii) 26,289 shares of Class A common stock and 161 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Frank Vaccarella. The address of Peter Vaccarella, Vincent Vaccarella and Frank Vaccarella is c/o DraftKings, 222 Berkeley St, 5th Floor, Boston, MA 02116.

(76) Comprised of 123,770 shares of Class A common stock and 759 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Disruptive Ventures, LLC. 7579 Holdings LLC is the managing member of Disruptive Ventures, LLC. The address of Disruptive Ventures, LLC is 200 Vesey St, 24th Fl, New York, NY 10281.

(77) Comprised of 116,303 shares of Class A common stock and 713 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Angel Street Capital, LLC. Robert J. Maccini and Joseph V. Gallagher are the managing members of Angel Street Capital, LLC. The address of Angel Street Capital, LLC is 34 Narragansett Ave, Ste 4, Jamestown, RI 02835.

(78) Comprised of 11,272 shares of Class A common stock and 69 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Timothy John Parilla, an employee of DraftKings. “Shares of Class A common stock Beneficially Owned” includes 98,956 vested options beneficially owned by the Selling Securityholder and 4,475 shares underlying unvested options that will vest within 60 days. The address of Timothy John Parilla is c/o DraftKings, 222 Berkeley St, 5th Floor, Boston, MA 02116.

(79) Comprised of 113,108 shares of Class A common stock and 693 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by SperWood, LLC. John Albert Elway and Jeffrey Michael Sperbeck are the managing partners and beneficial owners of SperWood LLC. The address of SperWood LLC is 2200 S. Jackson St. Denver, CO 80211.

(80) Comprised of 111,815 shares of Class A common stock and 685 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Joshua Weiss. The address of Joshua Weiss is c/o DraftKings, 222 Berkeley St, 5th Floor, Boston, MA 02116.

(81) Comprised of 101,706 shares of Class A common stock and 623 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by JNI Investments, LLC. Jesse Izak is the member of JNI Investments, LLC. The address of JNI Investments, LLC is 129 W 69th St, Apt 1, New York, NY 1002.

(82) Comprised of 99,804 shares of Class A common stock and 612 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by ACP Venture Capital Fund II LLC. Anthony Simone and Anthony Gardini are co-managers of ACP Venture Capital Fund II LLC. The address of ACP Venture Capital Fund II LLC is 205 Oser Ave, Hauppauge, NY 11788.

(83) Comprised of 64,537 shares of Class A common stock and 396 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Andrew W. Jonas, an employee of DraftKings. “Shares of Class A common stock Beneficially Owned” includes 31,956 vested options beneficially owned by the Selling Securityholder and 2,983 shares underlying unvested options that will vest within 60 days. The address of Andrew W. Jonas is c/o DraftKings, 222 Berkeley St, 5th Floor, Boston, MA 02116.

(84) Comprised of 5,525 shares of Class A common stock and 34 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by James M. Scarpellini, an employee of DraftKings. “Shares of Class A common stock Beneficially Owned” includes 87,961 vested options beneficially owned by the Selling Securityholder and 1,990 shares underlying unvested options that will vest within 60 days. The address of James M. Scarpellini is c/o DraftKings, 222 Berkeley St, 5th Floor, Boston, MA 02116.

(85) Comprised of 17,792 shares of Class A common stock and 109 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Elaine Milardo, an employee of DraftKings. “Shares of Class A common stock Beneficially Owned” includes 73,572 vested options beneficially owned by the Selling Securityholder and 2,984 shares underlying unvested options that will vest within 60 days. The address of Elaine Milardo is c/o DraftKings, 222 Berkeley St, 5th Floor, Boston, MA 02116.

(86) Comprised of 92,868 shares of Class A common stock and 569 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Stephen and Mary Ann Phillips. The address of Stephen and Mary Ann Phillips is c/o DraftKings, 222 Berkeley St, 5th Floor, Boston, MA 02116.

(87) Comprised of 20,000 shares of Class A common stock and 66,666 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by Scott M. Delman, a former director of DEAC and a party to the Stockholders Agreement. The address of Scott M. Delman is 2121 Avenue of the Stars, Suite 2300, Los Angeles, CA 90067.

(88) Comprised of 84,570 shares of Class A common stock and 518 shares of Class A common stock issuable upon exercise of an equal number of private placement warrants that are exercisable within 30 days held by PPR Investors, LLC. Howard Glen Goldstein is the managing member of PPR Investors, LLC. The address of PPR Investors, LLC is 8506 Salem Way, Bethesda, MD 20814.

(89) Comprised of 20,000 shares of Class A common stock held by Scott Ross, a former director of DEAC and a party to the Stockholders Agreement. The address of Scott Ross is 2121 Avenue of the Stars, Suite 2300, Los Angeles, CA 90067.

(90) The disclosure with respect to the remaining Selling Securityholders is being made on an aggregate basis, as opposed to an individual basis, because their aggregate holdings are less than 1% of the outstanding shares of our Class A common stock. The address for these Selling Securityholders is c/o DraftKings, 222 Berkeley St, 5th Floor, Boston, MA 02116

Listing of Common Stock

Our Class A common stock and warrants are currently listed on Nasdaq under the symbols “DKNG” and “DKNGW”, respectively.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

DEAC

On March 28, 2019, the Sponsor purchased an aggregate of 10,062,500 founder shares in exchange for a capital contribution of $25,000, or approximately $0.002 per share. On April 10, 2019, the Sponsor transferred 4,930,625 founder shares to Harry E. Sloan for a purchase price of $12,250 (the same per-share price initially paid by our Sponsor), resulting in the Sponsor holding 5,131,875 founder shares. On May 10, 2019, the Sponsor and Mr. Sloan each forfeited at no cost 31,875 and 30,625 founder shares, respectively, to DEAC in connection with the election by the underwriters to exercise their over-allotment option in part and not in full, resulting in an aggregate of 10,000,000 founder shares outstanding, consisting of 5,100,000 held by the Sponsor and 4,900,000 held by Mr. Sloan.

The Sponsor and Mr. Sloan purchased an aggregate of 6,333,334 private placement warrants in connection with DEAC’s initial public offering, at a price of $1.50 per warrant, or $9,550,000 in the aggregate. Each private placement warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of the Business Combination, which, for the avoidance of doubt is May 23, 2020.

The members of the DEAC Stockholder Group have agreed not to transfer any shares of common stock beneficially owned or owned of record by such stockholder until the earliest of (A) one year from the Closing, (B) the last consecutive trading day where the volume weighted average share price equals or exceeds $15.00 per share for at least 20 out of 30 consecutive trading days, commencing not earlier than 180 days after the Closing or (C) at the time DraftKings consummates a transaction after the transactions which results in the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Prior to the consummation of the Business Combination, DEAC sub-leased its executive offices at 2121 Avenue of the Stars, Suite 2300, Los Angeles, CA 90067 from Global Eagle Acquisition LLC, an affiliate of DEAC’s Sponsor. DEAC reimbursed Global Eagle Acquisition LLC for office space, secretarial and administrative services provided to members of its management team in an amount not exceeding $15,000 per month. Upon completion of the Business Combination, we ceased paying these monthly fees.

DraftKings

Share Exchange Agreement

On the Closing Date, in connection with consummation of the Business Combination, Old DK, DEAC NV and Jason Robins entered into a Share Exchange Agreement (the “Exchange Agreement”), pursuant to which, (i) Old DK issued 1,659,078 shares of its Class A common stock and 393,013,951 shares of its Class B common stock in exchange for 1,659,078 shares of common stock of Old DK (the “Share Exchange”) held by Jason Robins; (ii) DEAC NV and Old DK agreed to treat each of the Share Exchange and the Merger Share Exchange (as defined in the Exchange Agreement) as a “tax-free reorganization”; and (iii) DEAC NV and Old DK agreed to jointly and severally indemnify Jason Robins from and against any federal, state and local taxes resulting from the Share Exchange itself with respect to, or as a result of, the receipt of such shares of Old DK Class B common stock or any income recognized by Jason Robins with respect to such shares of Old DK Class B common stock received by him in connection with the Share Exchange or the shares of DraftKings Class B common stock received by him in exchange for such shares of Old DK Class B common stock (including interest and penalties, and costs and expenses incurred in connection with any audit, examination, inquiry or other action or proceeding with respect to the foregoing (including the documented fees and disbursements of the CEO’s counsel related thereto)) upon the Closing.

The foregoing description of the Exchange Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Exchange Agreement, which is attached as an exhibit to the registration statement of which the prospectus is a part.

Earnout Escrow Agreement

On the Closing Date, in connection with consummation of the Business Combination, DraftKings, Shalom Meckenzie, in his capacity as SBT Sellers’ Representative, Eagle Equity Partners, LLC, Jeff Sagansky, Eli Baker, Harry Sloan, I.B.I. Trust Management, the trustee, and Computershare Trust Company, N.A., as escrow agent, entered into an escrow agreement (the “Earnout Escrow Agreement”) pursuant to which (i) 5,388,000 shares of DraftKings Class A common stock were delivered and deposited into a custodian account and (ii) 612,000 shares of DraftKings Class A common stock were delivered to the trustee, in each case, to be released pro-rata to the recipients thereof only upon the occurrence of certain triggering events that relate to the achievement of certain stock price thresholds based upon the volume weighted average share price of our Class A common stock ranging from $12.50 to $16.00 at any time during a four-year period commencing on the Closing Date.

The foregoing description of the Earnout Escrow Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Earnout Escrow Agreement, which is attached as an exhibit to the registration statement of which this prospectus is a part.

Stockholders Agreement

Corporate Governance

In connection with the Business Combination, the Company, the DEAC Stockholder Group, the DK Stockholder Group and the SBT Stockholder Group entered into the Stockholders Agreement, which is filed as an exhibit to the registration of which this prospectus is a part, and which provides, among other things, that, our Board will initially be as set forth below:

●	DraftKings Directors. Ten directors nominated by the DK Stockholder Group, which were the directors of Old DK, including the Chief Executive Officer and at least five directors who qualify as “independent” directors under The Nasdaq Stock Market listing rules.

●	SBT Directors. Two directors nominated by Mr. Meckenzie, including at least one director who qualifies as an “independent” director under The Nasdaq Stock Market listing rules.

●	DEAC Director. One director nominated by the DEAC Stockholder Group, who will qualify as “independent” under The Nasdaq Stock Market listing rules subject to approval by DraftKings (such approval not to be unreasonably withheld).

●	From the first annual meeting of stockholders following the Closing Date, Mr. Meckenzie will have the right to nominate one director (and any replacement of such director) to serve on the Board (subject to the Board’s approval not to be unreasonably withheld) so long as Mr. Meckenzie continues to hold at least 9% of the issued and outstanding shares of our Class A common stock.

●	Subject to applicable law, Mr. Robins agrees to vote in favor of Mr. Meckenzie’s nominee at each annual meeting of stockholders so long as Mr. Meckenzie has such nomination right described above.

Additionally, as of immediately following the Company’s 2021 annual meeting of stockholders (the “2021 Annual Meeting”), the total number of directors constituting the Board will be reduced to eleven. The nominating and corporate governance committee of the Board will recommend to the Board eleven candidates for election to the Board at the 2021 Annual Meeting, of which no more than eight will be any of the ten directors initially nominated to serve on the Board by the DK Stockholder Group.

Lock-Ups

Pursuant to the Stockholders Agreement, with certain limited exceptions, (i) no member of the DK Stockholder Group or the SBT Stockholder Group is permitted to transfer any shares of common stock beneficially owned or owned of record by such stockholder for a period of 180 days from the Closing, (ii) no member of the DEAC Stockholder Group is permitted to transfer any shares of common stock beneficially owned or owned of record by such stockholder until the earliest of (A) one year from the Closing, (B) the last consecutive trading day where the volume weighted average share price equals or exceeds $15.00 per share for at least 20 out of 30 consecutive trading days, commencing not earlier than 180 days after the Closing or (C) at the time DraftKings consummates a transaction after the transactions which results in the stockholders having the right to exchange their shares of common stock for cash, securities or other property; and (iii) Mr. Robins is not permitted to transfer any shares of common stock beneficially owned or owned of record until two years after the Closing.

Permitted Transfers

At any time, any member of the Stockholder Parties may transfer shares of DraftKings common stock:

●	pursuant to a merger, stock sale, consolidation or other business combination of DraftKings with a third party that results in a change in control of DraftKings;

●	so long as such member is an individual, (x) to such member’s ancestors, descendants, siblings, cousins or spouse, (y) to trusts for the benefit of such member or such persons or (z) by way of bequest or inheritance upon death (provided that such transferee agrees in a writing to be bound by the terms of the Stockholders Agreement as a Stockholder Party); and

●	to any wholly-owned affiliate of such Stockholder Party or to any person wholly owning such stockholder.

Following the expiration of the lock-up periods, as applicable, the shares of DraftKings beneficially owned or owned of record by such stockholders may be sold without restriction, other than the restriction to transfer in accordance with the Securities Act and other applicable federal or state securities laws.

Registration Rights

The Stockholders Agreement provides that within 30 days of the Closing, DraftKings will file a shelf registration statement on Form S-1 with respect to resales of all Registrable Securities (as defined in the Stockholders Agreement) held by members of the Stockholder Parties and will use its commercially reasonable efforts to cause such shelf registration statement to be declared effective as soon as practicable after the filing thereof, but no later than the earlier of  (i) 60 days (or 120 days if the SEC notifies DraftKings that it will “review” such shelf registration statement) after the Closing and (ii) the tenth business day after the date DraftKings is notified by the SEC that such shelf registration statement will not be “reviewed” or will not be subject to further review.

In the period following the expiration of the lock-up periods, if any member of the Stockholder Parties delivers notice to DraftKings stating that it intends to effect an underwritten public offering of all or part of its Registrable Shares included on a shelf registration statement and reasonably expects aggregate gross proceeds of not less than $75,000,000, DraftKings will enter into a customary underwriting agreement and will take all such other reasonable actions as are requested by the managing underwriter or underwriters in order to expedite or facilitate the disposition of such Registrable Securities; provided that DraftKings will have no obligation to facilitate or participate in more than two underwritten offerings for each of the DK Stockholder Group, the SBT Stockholder Group and the DEAC Stockholder Group and no more than six underwritten offerings in the aggregate.

Whenever DraftKings proposes to publicly sell or register for sale any of its securities in an underwritten offering pursuant to a registration statement other than on Form S-8 or on Form S-4, DraftKings will give notice to the Stockholder Parties and will include all Registrable Shares that any member of the Stockholder Parties requests for inclusion within five days of receiving notice from DraftKings, subject to any cut-back deemed necessary by an underwriter.

As long as any member of the Stockholder Parties owns Registrable Securities, DraftKings will, at all times while it remains a reporting company under the Exchange Act, file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by DraftKings after the Closing pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the members of the Stockholder Parties with true and complete copies of all such filings.

Unsuitable Persons

Each member of the Stockholder Parties acknowledges and agrees to the application of the provisions concerning unsuitability contained in the Charter, which is applicable to all holders of common stock or other equity securities of DraftKings. Pursuant to such unsuitability provisions, common stock or any other equity securities of DraftKings, or securities exchangeable or exercisable for, or convertible into, such other equity securities of DraftKings, owned or controlled by any stockholder of DraftKings whom the DraftKings board of directors determines in good faith (following consultation with reputable outside gaming regulatory counsel), pursuant to a resolution adopted by the unanimous affirmative vote of all of the disinterested members of the DraftKings board of directors, is an Unsuitable Person or by an affiliate of an Unsuitable Person, will be subject to mandatory sale and transfer to either DraftKings or one or more third-party transferees, in such number and class(es)/series as determined by the DraftKings board of directors, on the terms and conditions set forth in the Charter. See “Description of Securities — Redemption Rights and Transfer Restrictions with Respect to Capital Stock Held by Unsuitable Persons and Their Affiliates”.

Private Placements of Securities

Series E-1 Preferred Stock Financing

Between March 2017 and April 2017, Old DK sold an aggregate of 54,901,310 shares of its Series E-1 preferred stock in multiple closings at a purchase price of $2.202916 per share, for an aggregate purchase amount of approximately $120.9 million. Certain related persons participated in the financing round through investment funds in which they participate in management and/or have a financial interest. The following table summarizes purchases of DraftKings’ Series E-1 preferred stock by related persons:

Name	Number of Shares	Purchase Price ($)
Revolution Growth III, LP(1)	2,269,718	4,999,998.10
RPII DK LLC(2)	1,361,830	2,999,997.10
Entities affiliated with Accomplice, LLC(3)	453,943	999,998.30

(1)	Steven J. Murray is a member of the DraftKings board of directors and is an affiliate of Revolution Growth III, LP.

(2)	John Salter is a member of the DraftKings board of directors and is an affiliate of RPII DK LLC. RPII DK LLC held more than 5% of DraftKings capital stock as of the date of this prospectus.

(3)	Consists of 453,943 shares purchased by Accomplice Fund I, L.P. Ryan Moore is a member of the DraftKings board of directors and is an affiliate of Accomplice Fund I, L.P.

Series F Preferred Stock Financing

Between August 2018 and March 2020, DraftKings sold an aggregate of 59,663,975 shares of its Series F preferred stock in multiple closings at a purchase price of $2.549560 per share, for an aggregate amount of approximately $152.1 million, after accounting for redemptions. Certain related persons participated in the financing round through investment funds in which they participate in management and/or have a financial interest. The following table summarizes purchases of DraftKings’ Series F preferred stock by related persons:

Name	Number of Shares	Purchase Price ($)
Revolution Growth III, LP(1)	3,922,245	9,999,998.97
Accomplice Fund II, L.P.(2)	784,449	1,999,999.80
Jason Robins Revocable Trust u/d/t January 8, 2014(3)	39,222	99,998.85

(1)	Steven J. Murray is a member of the DraftKings board of directors and is an affiliate of Revolution Growth III, LP.

(2)	Ryan Moore is a member of the DraftKings board of directors and is an affiliate of Accomplice Fund II, L.P.

(3)	Jason Robins, the trustee of Jason Robins Revocable Trust u/d/t January 8, 2014, is the Chief Executive Officer and Chairman of the board of directors of DraftKings.

Raine 2019 Engagement Letter

On August 28, 2019, DraftKings entered into an engagement letter, which was subsequently amended on December 13, 2019, with Raine Securities LLC (“Raine Securities”), an affiliate of Raine. John Salter, a member of the board of directors of DraftKings, is a partner of Raine. Pursuant to the engagement letter, Raine Securities has acted as the exclusive financial advisor to DraftKings in connection with the acquisition of SBTech and the Business Combination. Under the terms of the engagement letter, DraftKings agreed to pay Raine Securities the following fees in addition to any other fees and expenses that may become payable under the terms of the engagement letter: (i) a success fee of $5.0 million for services in connection with the consummation of the SBTech Acquisition; (ii) a placement agent fee in connection with the Convertible Notes financing; and (iii) a success fee of $7.0 million for services in connection with the consummation of the Business Combination. The engagement letter is terminable at will by either party upon written notice to the other party.

DKFS

On August 27, 2019, DraftKings and other investors, including Accomplice Fund II, L.P. and Hany Nada, as well as Jason Robins and Jason Park, acquired equity interests of DKFS, LLC, a newly created joint venture, which among other things, will invest in early stage companies in the sports entertainment industry. Jason Robins and Jason Park are managers of DKFS. The following table summarizes the equity interests of DKFS, LLC held by DraftKings and related persons, as well as the consideration paid for such interests:

Name	Common Units	Incentive Units(1)	Cash Consideration ($)	In-Kind Consideration ($)(2)
DraftKings	4,500,000	-	-	3,000,000
Accomplice Fund II, L.P.(3)	1,500,000	-	1,000,000	-
Hany Nada(4)	375,000	-	250,000	-
Jason Robins(5)	-	126,603	-	-
Jason Park(6)	-	63,301	-	-

(1)	One-fourth of each recipient’s incentive units vest on the one-year anniversary of the date of issuance and the remainder vest in equal monthly installments over the subsequent 36 months, subject to the recipient’s continued provision of services to DKFS, LLC.

(2)	Consists of the contribution to DKFS, LLC of a license to use certain proprietary marks and logos owned by DraftKings.

(3)	Ryan Moore is a director of DraftKings and an affiliate of Accomplice Fund II, L.P.

(4)	Hany Nada is a director of DraftKings.

(5)	Jason Robins is the Chairman and Chief Executive Officer of DraftKings.

(6)	Jason Park is the Chief Financial Officer of DraftKings.

In connection with the investment in DKFS, LLC, DraftKings also agreed to enter into a services agreement with Drive by DraftKings, Inc., a wholly-owned subsidiary of DKFS, LLC. Pursuant to this services agreement, DraftKings will provide certain administrative and other services to Drive by DraftKings, Inc. Specifically, DraftKings provides office space and general overhead support to DKFS, LLC. The overhead support relates to rent, utilities and general and administrative support services. As of December 31, 2019, DraftKings had $959,000 of receivables from this entity related to these services. We anticipate that the service agreement fees incurred by Drive by DraftKings, Inc. will be approximately $120,000 annually.

Smack Transfer Transaction

On May 11, 2018, DraftKings entered into an asset purchase agreement with Smack Inc. (“Smack”) and certain stockholders of Smack, including Jason Robins and OneSix Red, LLC. Woodrow Levin, a director of DraftKings, is a manager of and has a financial interest in OneSix Red, LLC, primarily to hire certain key employees of Smack, which at the time, made mobile-based applications for end users. The stockholders party to the asset purchase agreement received shares of DraftKings common stock as consideration for the transaction totaling 258,621 shares in the aggregate at a price per share of $1.16 (for a total value of $300,000.36). Jason Robins received 761 shares (valued at $882.76) and OneSix Red, LLC received 8,747 shares (valued at $10,146.52). In connection with the transaction, the Smack stockholders, including Jason Robins and OneSix Red, LLC, entered into a stockholder agreement with DraftKings, which, among other things, requires such stockholders to vote the shares received as consideration in a certain way in the event of a change of control of DraftKings.

Fox Media Agreement

On August 1, 2014, DraftKings entered into a fantasy games advertising agreement with Fox Sports Interactive Media, LLC, which was incorporated into a media purchase agreement between DraftKings and Fox Networks Group, Inc., dated July 13, 2015 (as amended from time to time thereto, the “Media Purchase Agreement”). Fox Networks Group, Inc., until March 2019, was an affiliate of Fox, which holds over 5% of DraftKings capital stock. Pursuant to the Media Purchase Agreement, and effective January 2019, DraftKings is committed to an aggregate minimum commitment of $14.4 million through December 31, 2021 ($5 million per year). The Media Purchase Agreement will expire December 31, 2021 unless DraftKings elects to extend it.

Convertible Notes

As part of DraftKings’ issuance of Convertible Notes, Accomplice DK Investors, LLC invested an aggregate of $4 million. Ryan Moore is a director of DraftKings and is an affiliate of Accomplice Fund I, L.P. and Accomplice Management Holdings, LLC.

SBTech

In the three years ended December 31, 2019, 2018 and 2017, SBTech engaged Collaborative Marketing OOD, a consulting company owned by Mr. Meckenzie and another individual, pursuant to which Collaborative Marketing OOD provided marketing, sales and business development services to SBTech in exchange for a fee of €446 thousand, €296 thousand and €235 thousand, in 2019, 2018 and 2017, respectively, including a one-time termination fee of €243 thousand in 2019.

Additionally, during the three years ended December 31, 2019, 2018 and 2017, Water Tree Group, a company wholly owned by Mr. Meckenzie’s brother, transacted with SBTech for its platform licensing services. The amount received from Water Tree Group for the license was €6.265 million, €6.870 million and €8.765 million in 2019, 2018 and 2017, respectively.

Furthermore, during the three years ended December 31, 2019, 2018 and 2017, A.L. Skyshield LTD (“Skyshield”), a real-estate company owned by Mr. Meckenzie, leased offices in Israel to Gaming Tech Ltd., a subsidiary of SBTech. The amount paid out to Skyshield in respect of lease was €627 thousand, €480 thousand and €127 thousand in 2019, 2018 and 2017, respectively. Additionally, SBTech provided a loan to Skyshield in the amount of  €2.810 million. The loan bears interest at Libor +2.25% per annum. In 2019, there were no repayments against this loan. In 2018, SBTech received repayments which amounted to €1.550 million. As of December 31, 2019, the loan amounted to €1.430 million. This loan was repaid at the Closing of the Business Combination.

Related Person Transaction Policy

The Board has adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which DraftKings or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

●	any person who is, or at any time during the applicable period was, one of DraftKings’ executive officers or a member of the Board;

●	any person who is known by DraftKings to be the beneficial owner of more than five percent (5%) of our voting stock;

●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of our voting stock; and

●	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10 percent (10%) or greater beneficial ownership interest.

In addition, we have in place policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to the audit committee charter, the audit committee has the responsibility to review related person transactions.

United STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock and warrants, which we refer to collectively as our securities. This discussion applies only to securities that are held as capital assets for U.S. federal income tax purposes and is applicable only to holders who are receiving our securities in this offering.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors (such as the effects of Section 451 of the Internal Revenue Code of 1986, as amended (the “Code”)), including but not limited to:

●	financial institutions or financial services entities;

●	broker-dealers;

●	governments or agencies or instrumentalities thereof;

●	regulated investment companies;

●	real estate investment trusts;

●	expatriates or former long-term residents of the U.S.;

●	persons that actually or constructively own five percent or more of our voting shares;

●	insurance companies;

●	dealers or traders subject to a mark-to-market method of accounting with respect to the securities;

●	persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

●	persons that receive shares upon the exercise of employee stock options or otherwise as compensation;

●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

●	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities; and

●	tax-exempt entities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for United States federal income tax purposes) is the beneficial owner of our securities, the United States federal income tax treatment of a partner or member in the partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. If you are a partner or member of a partnership or other pass-through entity holding our securities, we urge you to consult your own tax advisor.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of common stock or warrants who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia; or

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a U.S. person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of common stock and Warrants” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of common stock and Warrants. Upon a sale or other taxable disposition of our common stock or warrants, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock or warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock or warrants so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the shares or warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common stock or warrants so disposed of. A U.S. holder’s adjusted tax basis in its common stock or warrants generally will equal the U.S. holder’s acquisition cost for the common stock or warrant less, in the case of a share of common stock, any prior distributions treated as a return of capital. In the case of any shares of common stock or warrants originally acquired as part of an investment unit, the acquisition cost for the share of common stock and warrant that were part of such unit would equal an allocable portion of the acquisition cost of the unit based on the relative fair market values of the components of the unit at the time of acquisition.

Exercise or Lapse of a Warrant. Except as discussed below with respect to the cashless exercise of a warrant, a U.S. holder generally will not recognize taxable gain or loss on the acquisition of our common stock upon exercise of a warrant for cash. The U.S. holder’s tax basis in the share of our common stock received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. holder’s initial investment in the warrant and the exercise price. It is unclear whether the U.S. holder’s holding period for the common stock received upon exercise of the warrants will begin on the date following the date of exercise or on the date of exercise of the warrants; in either case, the holding period will not include the period during which the U.S. holder held the warrants. If a warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the common stock received would equal the holder’s basis in the warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period in the common stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. holder held the warrants. If the cashless exercise were treated as a recapitalization, the holding period of the common stock would include the holding period of the warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered warrants equal to the number of shares of common stock having a value equal to the exercise price for the total number of warrants to be exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the common stock received in respect of the warrants deemed surrendered and the U.S. holder’s tax basis in the warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the common stock received would equal the sum of the fair market value of the common stock received in respect of the warrants deemed surrendered and the U.S. holder’s tax basis in the warrants exercised. It is unclear whether a U.S. holder’s holding period for the common stock would commence on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. holder held the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the common stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions. The terms of each warrant provide for an adjustment to the number of shares of common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this registration statement entitled “Description of Securities—Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the warrantholders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or through a decrease in the exercise price of the warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our common stock, or as a result of the issuance of a stock dividend to holders of shares of our common stock, in each case which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described under “—Taxation of Distributions” in the same manner as if the U.S. holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of common stock and warrants, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our common stock or warrants who or that is for U.S. federal income tax purposes:

●	a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);

●	a foreign corporation or

●	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions. In general, any distributions we make to a Non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of common stock and Warrants” below.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Exercise of a Warrant. The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a warrant, or the lapse of a warrant held by a Non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “U.S. holders—Exercise or Lapse of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described below in “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of common stock and Warrants.”

Gain on Sale, Taxable Exchange or Other Taxable Disposition of common stock and Warrants. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock, unless:

●	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

●	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation; however, there can be no assurance that we will not become a U.S. real property holding corporation in the future.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our common stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates.

Possible Constructive Distributions. The terms of each warrant provide for an adjustment to the number of shares of common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities—Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a Non-U.S. holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our common stock which is taxable to such holders as a distribution. Any constructive distribution received by a Non-U.S. holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such Non-U.S. holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash. Any resulting withholding tax may be withheld from future cash distributions.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our shares of common stock and warrants. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on our common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in our securities.

PLAN OF DISTRIBUTION

We are registering the issuance by us of (i) up to an aggregate of 19,666,655 shares of Class A common stock upon exercise of the public warrants, the PIPE Warrants and the private placement warrants, (ii) up to an aggregate of 120,670 shares of up our Class A common stock that may be issued upon the exercise of Old DK Warrants to purchase Class A common stock, (iii) up to an aggregate of 6,000,000 shares of Class A common stock issuable upon the satisfaction of certain triggering events in connection with the earnout shares (as defined below), (iv) up to an aggregate of 252,707 shares of Class A common stock issuable upon the exercise of outstanding options granted under the 2017 Equity Incentive Plan and 2012 Equity Incentive Plan held by former employees or former consultants of DraftKings Inc., a Delaware corporation, and (v) up to an aggregate of 1,386,034 shares of Class A common stock issuable upon the exercise of outstanding options granted under the SBTech (Global) Limited 2011 Global Share Option Plan held by former employees or former consultants of SBTech (Global) Limited. We are also registering the resale by the Selling Securityholders or their permitted transferees of (i) up to 235,051,419 shares of Class A common stock (including 3,299,603 shares of Class A common stock that may be issued upon exercise of the private placement warrants and 120,670 shares of Class A common stock that may be issued upon exercise of the Old DK Warrants) and (ii) up to 3,299,603 private placement warrants.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from warrants exercised in the event that such warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of The Nasdaq Stock Market;

●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	through one or more underwritten offerings on a firm commitment or best efforts basis;

●	settlement of short sales entered into after the date of this prospectus;

●	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

●	the specific securities to be offered and sold;

●	the names of the selling securityholders;

●	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

●	settlement of short sales entered into after the date of this prospectus;

●	the names of any participating agents, broker-dealers or underwriters; and

●	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Class A common stock and warrants are currently listed on Nasdaq under the symbols “DKNG” and “DKNGW”, respectively.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

Private Placement Warrants

The private placement warrants may be exercised commencing on May 23, 2020 and on or before the expiration date by delivering to the warrant agent, Computershare Trust Company, N.A., a federally chartered trust company and Computershare Inc., a Delaware corporation (collectively, the “warrant agent”), at its corporate trust department in the Borough of Manhattan, City and State of New York, (i) the certificate in physical form (the “Definitive Warrant Certificate”) evidencing the warrants to be exercised, or, in the case of a book-entry certificate (the “Book-Entry Warrant Certificate”) the warrants to be exercised on the records of the Depositary to an account of the warrant agent at The Depository Trust Company (the “Depositary”) designated for such purposes in writing by the warrant agent to the Depositary from time to time, (ii) an election to purchase shares of Class A common stock pursuant to the exercise of a warrant, properly completed and executed by the holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant Certificate, properly delivered by the DTC participant in accordance with the Depositary’s procedures, and (iii) by paying in full the warrant price for each full shares of common stock as to which the warrant is exercised and any and all applicable taxes due in connection with the exercise of the warrant, the exchange of the warrant for the shares of Class A common stock and the issuance of such Class A common stock.

The private placement warrants will be required to be exercised on a cashless basis in the event of a redemption of such warrants pursuant to the warrant agreement governing the warrants in which our Board has elected to require all holders of the warrants who exercise their warrants to do so on a cashless basis. In such event, such holders of exercised warrants would pay the exercise price by surrendering their warrants for that number of shares of our Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of our Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of the shares of our Class A common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of our Class A common stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to the holders of warrants or the warrant agent, as applicable. The notice of redemption will contain the information necessary to calculate the number of shares of our Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case.

No fractional shares will be issued upon the exercise of the warrants. If, upon the exercise of such warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon the exercise, round down to the nearest whole number of shares of Class A common stock to be issued to such holder.

Lock-up Agreements

Certain of our stockholders have entered into lock-up agreements. See “Securities Act Restrictions of Resale of Securities—Lock-up Agreements.”

LEGAL MATTERS

Greenberg Traurig, LLP has passed upon the validity of the Class A common stock offered by this prospectus and certain other legal matters related to this prospectus. Certain legal matters relating to the validity of the warrants offered by this prospectus and certain other legal matters related to this prospectus has been passed upon for us by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Diamond Eagle Acquisition Corp. as of December 31, 2019 and for the period from March 27, 2019 (date of inception) through December 31, 2019 appearing in this prospectus have been audited by WithumSmith+Brown, PC (“Withum”), independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and are included in reliance on such report given the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of DraftKings Inc. as at December 31, 2019 and 2018, and for the years ended December 31, 2019, 2018 and 2017, appearing in this prospectus, have been audited by BDO USA, LLP (“BDO”), independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. BDO’s report contains an explanatory paragraph regarding DraftKings’ ability to continue as a going concern and the impact of the novel coronavirus.

The consolidated financial statements of SBT and Subsidiaries as at December 31, 2019 and 2018, and the related consolidated statements of comprehensive income, changes in shareholders’ equity, and cash flows for the years ended December 31, 2019, 2018 and 2017, appearing in this prospectus, have been audited by Ziv Haft, CPA (Isr.) (“Ziv Haft”), a BDO Member Firm, independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing. Ziv Haft’s report contains an explanatory paragraph regarding the impact of the novel coronavirus.

CHANGE IN AUDITOR

On April 23, 2020, the Audit Committee of the Board approved the engagement of BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2020. BDO served as independent registered public accounting firm of Old DK prior to the Business Combination. Accordingly, WithumSmith+Brown, PC (“Withum”), DEAC’s independent registered public accounting firm prior to the Business Combination, was informed that it would be replaced by BDO as the Company’s independent registered public accounting firm following completion of the Company’s review of the quarter ended March 31, 2020, which consists only of the accounts of the pre-Business Combination special purpose acquisition company, DEAC.

The reports of Withum on DEAC’s, the Company’s legal predecessor, consolidated balance sheet as of December 31, 2019 and the consolidated statements of operations, changes in stockholders’ equity and cash flows for the period from March 27, 2019 (inception) to December 31, 2019, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.

During the period from March 27, 2019 (inception) to December 31, 2019, there were no disagreements between the Company and Withum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum, would have caused it to make reference to the subject matter of the disagreements in its reports on the Company’s financial statements for such period.

During the period from March 27, 2019 (inception) to December 31, 2019, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

The Company provided Withum with a copy of the foregoing disclosures and requested that Withum furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company set forth above. A copy of Withum’s letter, dated April 28, 2020, is filed as an exhibit to the registration statement of which this prospectus is a part.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the common stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

We also maintain an Internet website at www.draftkings.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special shareholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS

DIAMOND EAGLE ACQUISITION CORP.

DRAFTKINGS INC.

SBTECH (GLOBAL) LIMITED

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of
Diamond Eagle Acquisition Corp.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Diamond Eagle Acquisition Corp. (the “Company”) as of December 31, 2019, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows, for the period from March 27, 2019 (inception) to December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the period from March 27, 2019 (inception) to December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2019.

New York, New York
March 11, 2020

DIAMOND EAGLE ACQUISITION CORP.

CONSOLIDATED BALANCE SHEET
December 31, 2019

ASSETS:
Current assets:
Cash and cash equivalents	$491,225
Prepaid expenses	319,239
Total current assets	810,464
Cash and investments held in Trust Account	403,961,209
Total Assets	$404,771,673
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$1,493,133
Total current liabilities	1,493,133
Deferred underwriting compensation	14,000,000
Total Liabilities	15,493,133
Class A common shares subject to possible redemptions; 38,427,853 shares at approximately $10.00 per share	384,278,530
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 1,572,147 shares issued and outstanding, (excluding 38,427,853 shares subject to possible redemption)	157
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 10,000,000 shares issued and outstanding	1,000
Additional paid-in capital	2,689,444
Retained earnings	2,309,409
Total stockholders’ equity, net	5,000,010
Total liabilities and stockholders’ equity	$404,771,673

See accompanying notes to consolidated financial statements

DIAMOND EAGLE ACQUISITION CORP.

CONSOLIDATED STATEMENT OF OPERATIONS

For the period from March 27, 2019 (inception) to December 31, 2019
Revenue	$—
General and administrative expenses	1,857,305
Loss from operations	(1,857,305)
Other income – interest on Trust Account	5,111,208
Income before provision for income tax	3,253,903
Provision for income tax	(944,494)
Net income	$2,309,409
Two Class Method:
Weighted average number of Class A common stock outstanding	40,000,000
Net income per common stock, Class A – basic and diluted	$0.09
Weighted average number of Class B common stock outstanding	10,010,045
Net loss per common stock, Class B — basic and diluted	$(0.15)

See accompanying notes to consolidated financial statements

DIAMOND EAGLE ACQUISITION CORP.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the period from March 27, 2019 (inception) to December 31, 2019

	Common Stock				Additional		Total
	Class A		Class B		Paid-in	Retained	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity
Issuance of common stock to initial shareholder at approximately $0.002 per share	—	$—	10,062,500	$1,006	$23,994	$—	$25,000
Sale of Units to the public at $10.00 per unit	40,000,000	4,000	—	—	399,996,000	—	400,000,000
Underwriters’ discount and offering expenses	—	—	—	—	(22,555,869)	—	(22,555,869)
Sale of 6,333,334 Private Placement Warrants at $1.50 per warrant	—	—	—	—	9,500,000	—	9,500,000
Forfeiture of Class B shares by initial shareholders	—	—	(62,500)	(6)	6	—	—
Proceeds subject to possible redemption	(38,427,853)	(3,843)	—	—	(384,274,687)	—	(384,278,530)
Net income	—	—	—	—	—	2,309,409	2,309,409
Balance, December 31, 2019	1,572,147	$157	10,000,000	$1,000	$2,689,444	$2,309,409	$5,000,010

See accompanying notes to consolidated financial statements

DIAMOND EAGLE ACQUISITION CORP.

CONSOLIDATED STATEMENT OF CASH FLOWS

For the period from March 27, 2019 (inception) to December 31, 2019
Cash flows from operating activities:
Net income	$2,309,409
Adjustments to reconcile net income to net cash used in operating activities:
Trust income reinvested in Trust Account	(5,111,208)
Changes in operating assets and liabilities:
Prepaid expenses	(319,239)
Accounts payable	1,268,808
Net cash used in operating activities	(1,852,230)
Cash flows from investing activities:
Principal deposited in Trust Account	(400,000,000)
Cash withdrawn from Trust for income taxes	1,149,999
Net cash used in investing activities	(398,850,001)
Cash flows from financing activities:
Proceeds from promissory note – related party	60,675
Repayment of promissory note – related party	(60,675)
Proceeds from private placement of warrants	9,500,000
Proceeds from sale of Class A ordinary shares	400,000,000
Payment of underwriters’ discount	(8,000,000)
Payment of offering costs	(306,544)
Net cash provided by financing activities	401,193,456
Increase in cash during period	491,225
Cash and equivalents at beginning of period	—
Cash and equivalents at end of period	$491,225
Supplemental disclosure of cash flow information:
Cash paid for taxes	$1,149,999
Supplemental disclosure of non-cash financing activities:
Deferred underwriting compensation	$14,000,000
Class A common stock subject to possible redemption	$384,278,530
Offering costs paid by sponsor in exchange for founder shares (Class B Common Stock)	$25,000
Deferred offering costs included in accounts payable	$224,325

See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Business Operations

Incorporation

Diamond Eagle Acquisition Corp. (the “Company”) was incorporated as a Delaware corporation on March 27, 2019.

Subsidiaries

In connection with the proposed business combination (the “Business Combination”) with DraftKings Inc. (“DK”) and SBTech (Global) Limited (“SBT”), the Company formed a wholly-owned subsidiary, DEAC Merger Sub Inc., which was incorporated in Delaware on December 9, 2019 (“Merger Sub”). Merger Sub did not have any activity as of December 31, 2019.

Also in connection with an initial business combination, the Company formed another wholly-owned subsidiary, DEAC NV Merger Corp. (“DEAC Nevada”), which was incorporated in Nevada on November 13, 2019. DEAC Nevada did not have any activity as of December 31, 2019.

Sponsor

The Company’s sponsor is Eagle Equity Partners, LLC, a Delaware limited liability company (the “Sponsor”).

Fiscal Year End

The Company has selected December 31 as its fiscal year end.

Business Purpose

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses that it has not yet selected.

Financing

The registration statement for the Company’s initial public offering (the “Public Offering”) (as described in Note 3) was declared effective by the United States Securities and Exchange Commission (the “SEC”) on May 10, 2019. The Company consummated the Public Offering on May 14, 2019, and, simultaneously with the closing of the Public Offering, the Sponsor and Harry E. Sloan purchased an aggregate of 6,333,334 warrants in a private placement (as described in Note 4) for a total purchase price of approximately $9,500,000. The closing of the Public Offering included a partial exercise (5,000,000 units) of the over-allotment option granted to the underwriters.

Upon the closing of the Public Offering and the private placement, $400,000,000 was placed in a Trust Account with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”).

Trust Account

The Trust Account can be invested in permitted United States “government securities” within the meaning of Section 2(a) (16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations.

The Company’s amended and restated certificate of incorporation (the “Charter”) provides that, other than the withdrawal of interest to pay income taxes, and the withdrawal of interest to fund the Company’s working capital requirements (subject to an annual limit of  $250,000) and/or to pay taxes, if any, none of the funds held in Trust will be released until the earlier of: (i) the completion of an initial business combination; (ii) the redemption of any of the shares of Class A common stock included in the units sold in the Public Offering (the “Units”) properly tendered in connection with a stockholder vote to amend the Company’s Charter to modify the substance or timing of the Company’s obligation to redeem 100% of the shares of Class A common stock included in the Units if the Company does not complete an initial business combination within 24 months from the closing of the Public Offering (May 14, 2021) or (iii) the redemption of 100% of the shares of Class A common stock included in the Units if the Company is unable to complete an initial business combination by May 14, 2021.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Business Combination

An initial business combination is subject to the following size, focus and stockholder approval provisions:

Size/Control — An initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into an initial business combination. The Company will not complete an initial business combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act.

Tender Offer/Stockholder Approval — The Company, after signing a definitive agreement for an initial business combination, will either (i) seek stockholder approval of an initial business combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares of Class A common stock, regardless of whether they vote for or against an initial business combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of an initial business combination, including interest but less income taxes payable, or (ii) provide stockholders with the opportunity to sell their shares of Class A common stock to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to commencement of the tender offer, including interest but less income taxes payable. The decision as to whether the Company will seek stockholder approval of an initial business combination or will allow stockholders to sell their shares of Class A common stock in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval. If the Company seeks stockholder approval, it will complete its initial business combination only if a majority of the outstanding shares of common stock voted are voted in favor of an initial business combination. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares and the related Business Combination, and instead may search for an alternate business combination.

If the Company holds a stockholder vote in connection with an initial business combination, a public stockholder will have the right to redeem its shares of Class A common stock for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial business combination, including interest but less income taxes payable. As a result, such shares of Class A common stock have been recorded at redemption amount and classified as temporary equity, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

Going Concern and Liquidity

The Company has until May 14, 2021 to complete its initial business combination. If the Company does not complete an initial business combination within this period of time, it shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to fund our working capital requirements (subject to an annual limit of  $250,000) (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Delaware law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. The Sponsor, Harry E. Sloan and the Company’s executive officers and directors (the “initial stockholders”) have entered into letter agreements with the Company, pursuant to which they have waived their rights to participate in any redemption with respect to their Founder Shares (as defined below); however, if the initial stockholders or any of the Company’s officers, directors or affiliates acquire shares of Class A common stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete an initial business combination within the required time period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.

As of December 31, 2019, the Company had $491,225 in cash and a working capital deficit of $682,669. In connection with the Company’s assessment of going concern considerations in accordance with ASU 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern” as of December 31, 2019, the Company does not have sufficient liquidity to meet its current obligations. However, management has determined that the Company has access to funds from the Sponsor entity, in the form of Working Capital Loans, that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of an initial business combination or a minimum one year from the date of issuance of these consolidated financial statements.

2.	Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the SEC.

Net Income (Loss) Per Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of the warrants sold in the Public Offering (including the over-allotment) and private placement warrants to purchase approximately 13,333,333 and 6,333,334 shares of the Company’s Class A common stock, respectively, in the calculation of diluted income per share, since their inclusion would be anti-dilutive.

The Company’s consolidated statement of operations includes a presentation of net income per share for common shares subject to redemption in a manner similar to the two-class method of net income (loss) per share. Net income (loss) per common share for basic and diluted Class A common stock is calculated by dividing the interest income earned on the Trust Account of  $5,111,208, net of applicable franchise taxes of $153,971, working capital up to $250,000 annually, and income taxes of  $944,494, by the weighted average number of Class A common stock since issuance. Net loss per common share for basic and diluted for Class B common stock is calculated by dividing the net loss of  $1,453,333, which excludes income attributable to Class A common stock, by the weighted average number of Class B common stock outstanding for the period.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable.

The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of  $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the consolidated balance sheet with the exception of investments in Trust, as they are carried at amortized cost.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1. Offering costs of  $22,555,869 consisting principally of underwriters’ discounts of  $22,000,000 (including $14,000,000 of which payment is deferred) and $555,869 of professional, printing, filing, regulatory and other costs were charged to additional paid-in capital upon completion of the Public Offering. Approximately $224,395 of such offering expenses were accrued but unpaid at December 31, 2019.

Redeemable Shares

As discussed in Note 1, all of the 40,000,000 shares of Class A common stock sold as parts of the Units in the Public Offering contain a redemption feature which allows for the redemption of shares of Class A common stock under the Company’s Charter. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company has not specified a maximum redemption threshold, its Charter provides that in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares of Class A common stock shall be affected by charges against additional paid in capital.

Accordingly, at December 31, 2019, 38,427,853 shares of the 40,000,000 shares of Class A common stock included in the Units were classified outside of permanent equity.

Income Taxes

The Company complies with the accounting and reporting requirements of Financial Accounting Standards Board Accounting Standard Codification, or FASB ASC, 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

There were no unrecognized tax benefits as of December 31, 2019. FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company’s currently taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. During the period from March 27, 2019 (inception) to December 31, 2019, the Company recorded an income tax expense of $944,494.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

3.	Public Offering

On May 14, 2019, the Company sold 40,000,000 Units at a price of  $10.00 per unit in the Public Offering. Each Unit consists of one share of Class A common stock of the Company, $0.0001 par value per share (the “Public Shares”), and one-third of one warrant to purchase one share of Class A common stock (the “Public Warrants”). The closing of the Public Offering included a partial exercise (5,000,000 Units) of the overallotment option granted to the underwriters.

Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of  $11.50 per share. No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the Public Warrant holder. Each Public Warrant will become exercisable on the later of 30 days after the completion of an initial business combination and 12 months from the closing of the Public Offering. However, if the Company does not complete an initial business combination on or prior to the 24-month period allotted to complete an initial business combination, the Public Warrants will expire at the end of such period. Under the terms of a warrant agreement between the Company and Continental Stock Transfer & Trust Company, as warrant agent, the Company has agreed to, following the completion of an initial business combination, use its best efforts to file a new registration statement under the Securities Act for the registration of the shares of Class A common stock issuable upon exercise of the Public Warrants. If the Company is unable to deliver registered shares of Class A common stock to the holder upon exercise of Public Warrants issued in connection with the 40,000,000 Units during the exercise period, there will be no net cash settlement of these Public Warrants and the Public Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement.

The Company granted the underwriters a 45-day option to purchase up to 5,250,000 additional Units to cover any over-allotments at the Public Offering price less the underwriting discounts and commissions. The Units that were issued in connection with the over-allotment option are identical to the Units issued in the Public Offering. Prior to the Public Offering, the underwriters’ elected to exercise a portion of the over-allotment option for 5,000,000 additional Units for additional gross proceeds of  $50 million. The partial exercise resulted in a reduction of 62,500 shares of Class B common stock subject to forfeiture and are considered as forfeited in the accompanying consolidated balance sheet.

The Company paid an upfront underwriting discount of  $8,000,000 ($0.20 per Unit sold) in the aggregate to the underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Discount”) equal to $14,000,000 ($0.35 per Unit sold) to become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes an initial business combination. The underwriters are not entitled to any interest accrued on the Deferred Discount.

4.	Related Party Transactions

Founder Shares

On March 28, 2019, the Sponsor received 10,062,500 shares of Class B common stock (the “Founder Shares”) in exchange for a capital contribution of  $25,000, or approximately $0.002 per share.

The Founder Shares are identical to the shares of Class A common stock included in the Units sold in the Public Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below.

On April 10, 2019, the Sponsor transferred 4,930,625 Founder Shares to Harry E. Sloan (together with the Sponsor, the “initial stockholders”) for a purchase price of  $12,250 (the same per-share price initially paid by the Sponsor), resulting in the Sponsor holding 5,131,875 Founder Shares. On May 10, 2019, the Sponsor and Mr. Sloan each forfeited at no cost 31,875 and 30,625 Founder Shares, respectively, to the Company in connection with the election by the underwriters of the Public Offering to exercise their over-allotment option in part and not in full, resulting in an aggregate of 10,000,000 Founder Shares outstanding. On December 31, 2019, the Sponsor transferred 20,000 Founder Shares to each of the Company’s independent directors, resulting in the Sponsor holding 5,020,000 Founder Shares, for the same per-share purchase price initially paid by the Sponsor.

The initial stockholders and the Company’s independent directors have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of  (A) one year after the completion of the Company’s initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the closing price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, and (B) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property.

Rights — The Founder Shares are identical to the Public Shares except that (i) the Founder Shares are subject to certain transfer restrictions, as described above, and (ii) the initial stockholders have agreed to waive their redemption rights in connection with an initial business combination with respect to the Founder Shares and any Public Shares they may purchase, and to waive their redemption rights with respect to the Founder Shares if the Company fails to complete an initial business combination within 24 months from the closing of the Public Offering.

Voting — If the Company seeks stockholder approval of an initial business combination, the initial stockholders have agreed to vote their Founder Shares and any Public Shares purchased during or after the Public Offering in favor of an initial business combination.

Liquidation — Although the initial stockholders and their permitted transferees have waived their redemption rights with respect to the Founder Shares if the Company fails to complete an initial business combination within the prescribed time frame, they will be entitled to redemption rights with respect to any Public Shares they may own.

Private Placement Warrants

In conjunction with the Public Offering, the Sponsor and Harry E. Sloan purchased an aggregate of 6,333,334 private placement warrants (the “Private Placement Warrants”), at a price of  $1.50 per warrant (approximately $9,500,000 in the aggregate) in the Private Placement. Each Private Placement Warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering to be held in the Trust Account such that at closing of the Public Offering, $400,000,000 was placed in the Trust Account. On December 31, 2019, the Sponsor transferred 66,666 Private Placement Warrants to Scott Delman and 133,333 Private Placement Warrants to each of Joshua Kazam and Fredric Rosen for the same per-warrant purchase price initially paid by the Sponsor.

The Private Placement Warrants (including the shares of common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of the initial business combination and they are non-redeemable for cash so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers of the Private Placement Warrants or their permitted transferees, the Private Placement Warrants will be redeemable for cash by the Company and exercisable by such holders on the same basis as the warrants included in the Units sold in the Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the Public Offering and have no net cash settlement provisions.

If the Company does not complete an initial business combination, then the proceeds will be part of the liquidating distribution to the public stockholders and the Private Placement Warrants issued to the Sponsor, Scott Delman, Fredric Rosen, Joshua Kazam and Harry E. Sloan will expire worthless.

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of working capital loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement, requiring the Company to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Loans

The Sponsor agreed to loan the Company up to an aggregate of  $300,000 by the issuance of an unsecured promissory note (the “Note”) to cover expenses related to the Public Offering. These loans were payable without interest on the earlier of December 31, 2019 or the completion of the Public Offering. Upon completion of the Public Offering, $60,675 was repaid in full. At December 31, 2019, there were no amounts outstanding under the Note.

Administrative Services

The Company will reimburse the Sponsor for office space, secretarial and administrative services provided to members of the Company’s management team by the Sponsor, members of the Sponsor, and the Company’s management team or their affiliates in an amount not to exceed $15,000 per month in the event such space and/or services are utilized and the Company does not pay a third party directly for such services, from the date of closing of the Public Offering. As of December 31, 2019, $90,000 of administrative expenses were incurred under this agreement and paid to the Sponsor. Upon completion of an initial business combination or the Company’s liquidation, the Company will cease paying these monthly fees.

Working Capital Loans

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors intend to loan the Company funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post-business combination entity at a price of  $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. No amounts were borrowed under this arrangement as of December 31, 2019.

5.	Commitments and Contingencies

The Company is committed to pay the Deferred Discount totaling $14,000,000, or 3.5% of the gross offering proceeds of the Public Offering, to the underwriters upon the Company’s consummation of an initial business combination. The underwriters will not be entitled to any interest accrued on the Deferred Discount, and no Deferred Discount is payable to the underwriters if there is no business combination.

6.	Trust Account and Fair Value Measurements

As of December 31, 2019, investment securities in the Company’s Trust Account consisted of $403,960,089 in United States Treasury Bills and another $1,120 held as cash and cash equivalents. The Company classifies its Treasury Instruments and equivalent securities as held-to-maturity in accordance with FASB ASC 320 “Investments — Debt and Equity Securities”. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying December 31, 2019 consolidated balance sheet and adjusted for the amortization or accretion of premiums or discounts. The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2019 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In addition, the table presents the carrying value under ASC 320, excluding accrued interest income and gross unrealized holding gain. Since all of the Company’s permitted investments consist of U.S. government treasury bills and cash, fair values of its investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets as follows:

	Carrying Value at December 31, 2019	Gross unrealized Holding Gain	Quoted prices in Active Markets (Level 1)
Treasury Securities Held as of December 31, 2019(1)	$403,960,089	$31,347	$403,991,436

(1)	Maturity date March 24, 2020.

7.	Stockholders’ Equity

Common Stock — The authorized shares of common stock of the Company include up to 400,000,000 shares, including 380,000,000 shares of Class A common stock and 20,000,000 shares of Class B common stock. Holders of the shares of Class A common stock and holders of the shares of Class B common stock vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law. Each share of common stock has one vote. At December 31, 2019, there were 40,000,000 shares of Class A common stock outstanding and 10,000,000 shares of Class B common stock outstanding. In connection with the underwriters’ partial exercise of their over-allotment option prior to the closing of the Public Offering, on May 10, 2019, the Sponsor and Harry E. Sloan surrendered an aggregate of 62,500 Founder Shares (consisting of 31,875 by the Sponsor and 30,625 by Harry E. Sloan) to the Company for no consideration, resulting in the Sponsor holding 5,100,000 Founder Shares and Harry E. Sloan holding 4,900,000 Founder Shares. On December 31, 2019, the Sponsor transferred 20,000 Founder Shares to each of the Company’s independent directors, resulting in the Sponsor holding 5,020,000 Founder Shares, for the same per-share purchase price initially paid by the Sponsor.

Preferred Stock — The Company is authorized to issue 1,000,000 preferred shares. At December 31, 2019, no preferred shares were outstanding.

Warrants  — Public Warrants may only be exercised for a whole number of shares. The Public Warrants will become exercisable on the later of  (a) 30 days after the completion of an initial business combination or (b) 12 months from the closing of the Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of an initial business combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement relating to the warrants. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) day after the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of an initial business combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Public Offering, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of an initial business combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than their initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the warrants for redemption (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•	if, and only if, the last reported closing price of the Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Additionally, commencing ninety days after the Warrants become exercisable, the Company may redeem its outstanding warrants in whole and not in part, for the number of shares of Class A common stock determined by reference to the table set forth in the Company’s prospectus relating to the Public Offering based on the redemption date and the “fair market value” of the Class A common stock, upon a minimum of 30 days’ prior written notice of redemption and if, and only if, the last sale price of the shares of Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders, if, and only if, the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of shares of Class A common stock) as the outstanding warrants, as described above and if, and only if, there is an effective registration statement covering the shares of Class A common stock issuable upon exercise of the Warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given. The “fair market value” of the shares of Class A common stock is the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

8.	Income Tax

The Company incurred United States federal income tax expense of approximately $944,494 for the period from March 27, 2019 (date of inception) through December 31, 2019.

The Company made three estimated quarterly tax payments of  $383,333 each, to the Internal Revenue Service (“IRS”) for federal income taxes estimated for 2019 on interest earned in the Trust Account. The funds were paid from the Trust Account. At December 31, 2019, the Company had prepaid federal income taxes of  $205,505 included in prepaid expenses on the accompanying consolidated balance sheet.

The Company’s provision for income tax consists of the following:

For the Period Ended December 31, 2019
Federal
Current	$944,494
Deferred	(261,174)
State
Current	—
Deferred	—
Change in valuation allowance	261,174
Income tax provision	$944,494

The Company incurred costs of  $1,237,757 related to its search to complete a business combination which are not deductible for federal income tax purposes and resulted in the generation of a deferred tax asset of  $261,174 which is available to offset future taxable income.

In assessing the realization of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. The Company considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2019 is as follows:

For the Period Ended December 31, 2019
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Deferred tax rate change
Change in valuation allowance	8.0%
Income tax provision	29.0%

9.	Business Combination

On December 22, 2019, the Company entered into a business combination agreement (the “Business Combination Agreement”) with DraftKings Inc., a Delaware corporation (“DK”), SBTech (Global) Limited, a company limited by shares, incorporated in Gibraltar and continued as a company under the Isle of Man Companies Act 2006, with registration number 014119V (“SBT”), the shareholders of SBT (the “SBT Sellers”), Shalom Meckenzie, in his capacity as the SBT Sellers’ Representative, DEAC NV Merger Corp., a Nevada corporation and a wholly-owned subsidiary of the Company (“DEAC Nevada”) and DEAC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which (i) the Company will change its jurisdiction of incorporation to Nevada by merging with and into DEAC Nevada, with DEAC Nevada surviving the merger (the “reincorporation”), (ii) Merger Sub will merge with and into DK with DK surviving the merger (the “DK Merger”), and (iii) immediately following the DK Merger, New DraftKings (as defined below) will acquire all of the issued and outstanding share capital of SBT. Upon consummation of the transactions contemplated by the Business Combination Agreement, DraftKings and SBT will become wholly owned subsidiaries of DEAC Nevada, which will be renamed “DraftKings Inc.” and is referred to herein as “New DraftKings” both as of the time of the reincorporation and following such name change.

DK is a digital sports entertainment and gaming company. DK provides users with daily fantasy sports, sports betting and iGaming opportunities. SBT’s principal business activities involve the design and development of sports betting and casino gaming platform software for online and retail sportsbook and casino gaming products.

The aggregate value of the consideration to be paid to DK and SBT shareholders in the Business Combination is approximately $2.7 billion, of which (A) approximately $2.055 billion will be paid to (i) the current equityholders of DK (the “DK Sellers”) in the form of shares of Class A common stock of New DraftKings (“New DraftKings Class A common stock”), valued at the redemption price for the Company’s public shares in the Business Combination, plus in the case of Jason Robins, such additional number of shares of Class B common stock of New DraftKings (“New DraftKings Class B common stock”) such that as of immediately following the completion of the Business Combination, Mr. Robins shall have approximately ninety percent (90%) of the voting power of the capital stock of New DraftKings on a fully-diluted basis, and (ii) holders of vested in-the-money options and warrants exercisable for DK equity in the form of newly issued options and warrants of New DraftKings exercisable for New DraftKings Class A common stock, and (B) approximately €590 million will be paid to the SBT Sellers and holders of vested options exercisable for equity of SBT, consisting of  (i) €180 million in cash, subject to customary net debt and working capital adjustments as well as certain other specified items (the “Cash Consideration”) payable in respect of the ordinary shares of SBT and 30% of the in-the-money vested options of SBT and (ii) approximately €410 million in shares of New DraftKings Class A common stock, valued at the redemption price for the Company’s public shares in the Business Combination, and in the form of newly issued in-the-money vested options of New DraftKings exercisable for New DraftKings Class A common stock. Outstanding options exercisable for DK or SBT equity (other than cashed-out options of SBT, for which the holders will receive a portion of the Cash Consideration for such options) will be converted into options exercisable for shares of New DraftKings Class A common stock. After the execution of the BCA, DK granted restricted stock units to certain of its employees, which will be converted into restricted stock units denominated in New DraftKings Class A common stock. The Cash Consideration will come from the following sources: (1) proceeds available from the Company’s Trust Account, after giving effect to any and all redemptions; and (2) proceeds from private placements of shares of the Company’s Class A common stock to certain institutional investors to occur immediately prior to the closing of the Business Combination, of which the Company currently has commitments for $304.7 million of proceeds.

Additional information regarding DK, SBT and the Business Combination is available in the definitive proxy statement/prospectus filed with the SEC on January 6, 2020.

Report of Independent Registered Public Accounting Firm

Stockholders and Board of Directors
DraftKings Inc.
Boston, MA

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of DraftKings Inc. (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, negative cash flows from operations, and a significant accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Emphasis of Matter Regarding Novel Coronavirus

As more fully described in Note 1 to the consolidated financial statements, the Company has been negatively impacted by the outbreak of a novel coronavirus (COVID-19), which was declared a global pandemic by the World Health Organization in March 2020.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2015.

Boston, MA
March 12, 2020, except for footnotes 1 and 18 which are dated March 26, 2020

DRAFTKINGS INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31,
	2019	2018
Assets
Current assets:
Cash	$76,533	$117,908
Cash reserved for users	144,000	111,698
Receivables reserved for users	19,828	21,334
Prepaid expenses and other current assets	20,787	11,233
Total current assets	261,148	262,173
Property and equipment, net	25,945	14,102
Intangible assets, net	33,939	16,876
Goodwill	4,738	4,738
Equity method investment	2,521	—
Deposits	2,434	1,504
Total assets	$330,725	$299,393
Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable and accrued expenses	$85,295	$56,149
Liabilities to users	163,035	132,769
Term note	6,750	3,750
Settlement liability	—	3,272
Total current liabilities	255,080	195,940
Convertible promissory notes	68,363	—
Other long-term liabilities	56,862	27,403
Total liabilities	$380,305	$223,343
Commitments and contingencies (note 13)

See accompanying notes to consolidated financial statements.

DRAFTKINGS INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31,
	2019	2018
Redeemable convertible preferred stock:
Series E-1 redeemable convertible preferred stock, $0.001 par value; 54,901 shares authorized, issued and outstanding at December 31, 2019 and 2018; liquidation preference of $120,943 as of December 31, 2019	$119,752	$119,427
Series F redeemable convertible preferred stock, $0.001 par value; 78,445 shares authorized, 55,349 and 57,068 shares issued and outstanding at December 31, 2019 and 2018, respectively; liquidation preference of $141,117 and $145,499 as of December 31, 2019 and 2018, respectively	138,619	141,850
Total redeemable convertible preferred stock	258,371	261,277
Stockholders’ deficit:
Common stock, $0.001 par value; 735,000 shares authorized as at December 31, 2019 and 2018; 389,610 and 384,009 shares issued and outstanding at December 31, 2019 and 2018, respectively	390	384
Additional paid-in capital	690,443	670,439
Accumulated deficit	(998,784)	(856,050)
Total stockholders’ deficit	(307,951)	(185,227)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$330,725	$299,393

See accompanying notes to consolidated financial statements.

DRAFTKINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Years Ended December 31,
	2019	2018	2017
Revenue	$323,410	$226,277	$191,844
Cost of revenue	103,889	48,689	31,750
Sales and marketing	185,269	145,580	156,632
Product and technology	55,929	32,885	20,212
General and administrative	124,868	75,904	56,448
Loss from operations	(146,545)	(76,781)	(73,198)
Other income (expense):
Interest income (expense), net	1,348	666	(1,541)
Gain on initial equity method investment	3,000	—	—
Other expense, net	—	—	(607)
Loss before income tax provision	(142,197)	(76,115)	(75,346)
Income tax provision	58	105	210
Loss from equity method investment	479	—	—
Net loss	$(142,734)	$(76,220)	$(75,556)
Loss per share attributable to common stockholders:
Basic and diluted	$(0.37)	$(0.20)	$(0.54)

See accompanying notes to consolidated financial statements.

DRAFTKINGS INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS’ DEFICIT
(Amounts in thousands)

	Redeemable Convertible				Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balances at December 31, 2016	184,499	$490,971	22,291	$22	$3,998	$(704,274)	$(700,254)
Conversion of Debt to Series E Preferred Stock	103,077	160,928	—	—	—	—	—
Issuance of Series E-1 Redeemable Convertible Preferred Stock	54,901	118,623	—	—	—	—	—
Issuance of Series D Redeemable Convertible Preferred Stock for In-kind Transfer	714	1,077	—	—	—	—	—
Conversion of Preferred Stock to Common Stock	(288,290)	(654,103)	353,850	354	653,749	—	654,103
Exercise of Stock Options	—	—	1,233	1	179	—	180
Issuance of Common Stock for In-kind Transfer	—	—	2,558	3	172	—	175
Accretion of Preferred Stock Issuance Cost	—	1,513	—	—	(1,513)	—	(1,513)
Stock-Based Compensation Expense	—	—	—	—	4,500	—	4,500
Net Loss	—	—	—	—	—	(75,556)	(75,556)
Balances at December 31, 2017	54,901	119,009	379,932	$380	661,085	(779,830)	(118,365)
Issuance of Series F Preferred Stock	57,068	141,590	—	—	—	—	—
Exercise of Stock Options	—	—	2,385	2	550	—	552
Common Stock Issued	—	—	393	1	339	—	340
Issuance of Common Stock for In-kind Transfer	—	—	1,299	1	1,933	—	1,934
Accretion of Preferred Stock Issuance Cost	—	678	—	—	(678)	—	(678)
Stock-Based Compensation Expense	—	—	—	—	7,210	—	7,210
Net Loss	—	—	—	—	—	(76,220)	(76,220)
Balances at December 31, 2018	111,969	$261,277	384,009	$384	$670,439	$(856,050)	(185,227)
Issuance of Series F Preferred Stock	2,879	7,824	—	—	—	—	—
Exercise of Stock Options	—	—	2,873	3	1,145	—	1,148
Common Stock Issued	—	—	1,906	2	437	—	439
Issuance of Common Stock for In-kind Transfer	—	—	822	1	1,363	—	1,364
Repurchase of Preferred Stock and Issuance of Promissory Note	(4,598)	(11,722)	—	—	—	—	—
Accretion of Preferred Stock Issuance Cost	—	992	—	—	(992)	—	(992)
Stock-Based Compensation Expense	—	—	—	—	17,613	—	17,613
Issuance of warrants	—	—	—	—	438	—	438
Net Loss	—	—	—	—	—	(142,734)	(142,734)
Balances at December 31, 2019	110,250	$258,371	389,610	$390	$690,443	$(998,784)	$(307,951)

See accompanying notes to consolidated financial statements.

DRAFTKINGS INC.

CONSOLIDATED STATEMENT OF CASH FLOWS
(Amounts in thousands)

	Years Ended December 31,
	2019	2018	2017
Cash Flows from Operating Activities:
Net loss	(142,734)	(76,220)	(75,556)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	13,636	7,499	6,301
Non-cash rent expense	377	37	(120)
Non-cash interest expense	424	31	1,487
Stock-based compensation expense	17,613	7,210	4,500
Advertising expense paid through issuance of common stock and warrants	1,802	1,934	1,252
Amortization of debt discount	—	—	141
Gain on derivative fair value adjustment	—	—	(184)
Loss on exit activities	179	—	877
Loss on disposal of assets	730	—	185
Loss on conversion of promissory notes	—	—	650
Loss from equity method investment	479	—	—
Gain on initial equity method investment	(3,000)	—	—
Deferred income taxes	54	19	145
Changes in operating assets and liabilities:
Cash reserved for users	(32,302)	(22,633)	(17,346)
Receivables reserved for users	1,506	(4,087)	5,680
Prepaid expenses and other current assets	(9,554)	(2,214)	(4,175)
Deposits	(930)	728	(133)
Accounts payable and accrued expenses	27,946	5,699	(29,793)
Other long-term liabilities	18,028	12,068	5,307
Settlement liability	(3,400)	(2,212)	783
Liabilities to users	30,266	26,562	11,562
Net cash used in Operating Activities	(78,880)	(45,579)	(88,437)
Cash Flows from Investing Activities:
Purchases of property and equipment	(16,703)	(13,683)	(599)
Capitalization of internal-use software costs	(14,816)	(12,738)	(7,116)
Acquisition of state licenses	(10,752)	(251)	—
Net cash used in Investing Activities	(42,271)	(26,672)	(7,715)
Cash Flows from Financing Activities:
Proceeds from term note	3,000	—	—
Repayment of notes payable	—	(1,250)	—
Net proceeds from issuance of common stock	439	—	—
Net cost due to conversion of Series E Stock	—	—	(272)
Net proceeds due to issuance of Series E-1 Redeemable Convertible Preferred Stock	—	—	118,623
Net proceeds due to issuance of Series F Redeemable Convertible Preferred Stock	7,824	141,590	—
Repurchase of Series F Redeemable Convertible Preferred Stock	(722)	—	—
Net proceeds from issuance of convertible promissory notes	68,087	—	—
Proceeds from exercise of stock options	1,148	552	180
Net cash provided by Financing Activities	79,776	140,892	118,531
Net (Decrease) Increase in Cash	(41,375)	68,641	22,379
Cash at Beginning of Year	117,908	49,267	26,888
Cash at End of Year	76,533	117,908	49,267
Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Non-cash redemption of Series F redeemable convertible preferred to stock through issuance of promissory notes	11,000	—	—
Accretion of Series E-1 and F Redeemable Convertible Preferred Stock	992	678	1,513
Conversion of Series A through E of preferred stock to common stock	—	—	654,103
Conversion of convertible notes into preferred stock	—	—	160,928
Common stock issued	—	340	—
Acquisition of state licenses included in accounts payable and accrued expenses	1,000	—	—
Supplemental Disclosure of Cash Activities:
Cash paid for interest	260	261	285

See accompanying notes to consolidated financial statements.

DRAFTKINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

1.	Description of Business

DraftKings Inc. (the “Company” or “DraftKings”) was incorporated in Delaware on December 31, 2011. The Company provides online and retail sports wagering offerings, online daily fantasy sports contests, and online casino games. The Company is headquartered in Boston, MA. The Company began accepting users in the United States and Canada in 2012. The Company began accepting users in the United Kingdom in 2016, and in Germany, Malta, Netherlands, Ireland, and Austria in 2017 and in Australia in 2018.

From 2015 through 2017, the daily fantasy sports industry was subject to government inquiries in the United States. State Attorneys General in Delaware, Georgia, Hawaii, Illinois, Maryland, Mississippi, Nevada, New York, Ohio, Rhode Island, Tennessee, Texas and West Virginia issued advisory opinions regarding the legality of daily fantasy sports in their respective states. As of February 20, 2020, the Company had reached agreements with the Attorneys General of Alabama, Hawaii and Idaho to suspend offering paid contests to individuals physically present at the time of contest entry in those states until such time a legislative solution is reached. A law authorizing fantasy sports was enacted by the Alabama legislature this year and DraftKings reentered the state to offer paid fantasy sports contests on June 18, 2019. The Company has suspended permitting participation in paid contests from Nevada and is currently seeking judicial clarifications with respect to offering paid contests to individuals in Texas, while continuing to permit participation from that state.

Due to the Company’s interpretation of existing laws in Arizona, Louisiana, Montana, and Washington, the Company has not historically permitted individuals in those states to participate in paid contests. In April 2019, the Iowa legislature passed a bill to legalize fantasy sports and, in May 2019, the bill was signed into law by the Governor of Iowa. DraftKings launched paid fantasy sports contests in Iowa on October 24, 2019.

Laws defining fantasy sports contests as games of skill and requiring certain consumer protections have been enacted in New York, Mississippi, Massachusetts, Virginia, Missouri, Indiana, Colorado, Kansas, Maryland, Arkansas, Tennessee, New Jersey, Delaware, New Hampshire, Vermont, Maine, Connecticut, Ohio, Alabama, Pennsylvania, Iowa, and Michigan. Of the remaining 20 states (and Washington, D.C.) that the Company operates in, two states (Kentucky and Nebraska) and one state the Company does not currently operate in (Arizona) have introduced legislation to authorize and regulate fantasy sports. Two states currently enjoy positive legal opinions from the states Attorneys General (West Virginia and Rhode Island).

In May 2018, the Supreme Court (the “Court”) struck down on constitutional grounds the Professional and Amateur Sports Protection Act of 1992 (“PASPA”), a law that prohibited most states from authorizing and regulating sports betting. Since the Court’s decision, states have moved quickly to legalize and regulate sports betting. U.S. jurisdictions with statutes legalizing statewide online sports betting as of December 31, 2019 are Nevada, New Jersey, West Virginia, Delaware, Pennsylvania, Indiana, Iowa, Tennessee, New Hampshire, Washington, D.C, and Rhode Island. States with current or in process statutes for online gaming are Colorado, Illinois, Indiana, Iowa, Nevada, New Hampshire, New Jersey, Oregon, Pennsylvania, Rhode Island, Tennessee, Washington, D.C. and West Virginia. Colorado enacted a law that became effective after approval by voters in a referendum in November 2019. States authorizing and regulating sports betting at specific retail locations are Nevada, New York, North Carolina, Illinois, Iowa, Indiana, New Hampshire, Washington, D.C., New Jersey, West Virginia, Mississippi, Rhode Island, Delaware, Pennsylvania, Arkansas and Colorado. Some states have passed laws authorizing sports wagering on the Internet or in retail locations, but no operators are offering live betting yet. The Company currently operates Internet sports betting in Indiana, Iowa, New Hampshire, New Jersey Pennsylvania, and West Virginia. The Company has retail sportsbooks in Mississippi, New York, New Jersey and at three locations in Iowa. The Company also has multi-state agreements in place to expand operations upon the passing of the appropriate laws and regulations and the receipt of the appropriate license.

DRAFTKINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

The Company launched an online casino product in New Jersey in December 2018.

Recently, the outbreak of the novel coronavirus (“COVID-19”) has adversely impacted global commercial activity and contributed to significant declines and volatility in financial markets. The COVID-19 pandemic and government responses are creating disruption in global supply chains and adversely impacting many industries. The outbreak could have a continued material adverse impact on economic and market conditions and trigger a period of global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the ultimate material adverse impact of COVID-19. Nevertheless, COVID-19 presents material uncertainty and risk with respect to the Company, its performance, and its financial results and could adversely affect the Company’s financial information.

2.	Summary of Significant Accounting Policies and Practices

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts and operations of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated upon consolidation.

Going Concern

Since its inception, the Company has funded its operations primarily with proceeds from sales of convertible preferred stock (including proceeds from convertible debt, which converted into convertible preferred stock) and borrowings under loan and security agreements. The Company has experienced operating losses for the years ended December 31, 2019, 2018 and 2017. In addition, as of December 31, 2019, 2018 and 2017, the Company had negative operating cash flows of  $78,880, $45,579 and $88,437, respectively. The Company expects to continue to incur operating losses for the foreseeable future. As of March 12, 2020, the issuance date of the annual consolidated financial statements for the year ended December 31, 2019, the Company does not expect that its cash and cash equivalents, cash provided by financing activities (including those disclosed in Note 7) and the ability to draw down on its line of credit, will be sufficient to fund its operating expenses, capital expenditure requirements and debt service payments through March 12, 2021.

The Company plans to seek additional funding through equity financings or other capital sources, including collaborations with other companies or other strategic transactions. The Company may not be able to obtain financing on acceptable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of the Company’s stockholders.

If the Company is unable to obtain funding, the Company will be forced to delay or reduce some of its product portfolio expansion efforts, which could adversely affect its business prospects, or the Company may be unable to continue operations. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all.

Based on its recurring losses from operations incurred, expectation of continuing operating losses for the foreseeable future, and need to raise additional capital to finance its future operations, as of the issuance date of the annual consolidated financial statements for the year ended December 31, 2019, the Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

DRAFTKINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company, which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions reflected in the financial statements relate to and include, but are not limited to, the valuation of equity awards; fair value estimates of embedded derivatives; purchase price allocations, including fair value estimates of intangible assets and long-term contingent liabilities; the estimated useful lives of fixed assets and intangible assets, including internally developed software costs; and accrued expenses.

Acquisitions

The Company accounts for business combinations under the acquisition method of accounting, in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, which requires assets acquired and liabilities assumed to be recognized at their fair values on the acquisition date. Any excess of the fair value of purchase consideration over the fair value of the assets acquired less liabilities assumed is recorded as goodwill. The fair values of the assets acquired and liabilities assumed are determined based upon the valuation of the acquired business and involves management making significant estimates and assumptions.

Cash

Cash includes highly liquid checking and instant access internet banking accounts which are owned by the Company.

Cash Reserved for Users

The Company maintains separate bank accounts to segregate users’ funds from operational funds. In certain regulated jurisdictions, user funds are titled to DK Player Reserve, LLC, a wholly-owned subsidiary of the Company, which was organized in the State of Delaware, for the purpose of protect users’ funds in the event of creditor claims.

DRAFTKINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

Receivables Reserved for Users

User deposit receivables are stated at the amount the Company expects to collect from a payment processor. These arise due to the timing differences between a user’s deposit and the receipt of the payment into the Company’s bank accounts. Receivables also arise as the result of the securitization policies of certain payment processors.

Property and Equipment, net

Property and equipment are carried at cost, net of accumulated depreciation. Depreciation is computed utilizing the straight-line method over the estimated useful life of the asset. Leasehold improvements depreciation is computed over the shorter of the lease term or estimated useful life of the asset. Additions and improvements are capitalized, while repairs and maintenance are expensed as incurred. Useful lives of each asset class are as follows:

Computer equipment and software	3 years
Furniture and fixtures	7 years
Leasehold improvements	Lesser of the lease terms or the estimated useful lives of the improvements, generally 1 – 10 years

Intangible Assets, Net

Intangible assets acquired in a business combination are recognized at fair value using generally accepted valuation methods deemed appropriate for the type of intangible asset acquired and reported net of accumulated amortization, separately from goodwill. Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives.

User Relationships

User relationships are finite-lived intangible assets which are amortized over their estimated useful lives, ranging from six months to eleven years. User relationships are typically generated through business combinations.

Internally Developed Software

Software that is developed for internal use is accounted for pursuant to ASC Topic 350-40, Intangibles, Goodwill and Other — Internal-Use Software. Qualifying costs incurred to develop internal-use software are capitalized when (i) the preliminary project stage is completed, (ii) management has authorized further funding for the completion of the project and (iii) it is probable that the project will be completed and performed as intended. These capitalized costs include salaries for employees who devote time directly to developing internal-use software and external direct costs of services consumed in developing the software. Capitalization of these costs ceases once the project is substantially complete and the software is ready for its intended purpose. Internally developed software is amortized using the straight-line method over an estimated useful life of three years and the related amortization expense is classified as cost of revenue in the consolidated statements of operations.

State Licenses

The Company incurs costs in connection with operating in certain regulated jurisdictions, including applying for licenses, compliance costs and the purchase of business licenses. The cost of purchasing business licenses and subsequent renewals of business licenses are capitalized and amortized over the estimated useful life of the asset or straight-line method, whichever is greater.

DRAFTKINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

Goodwill

The Company performs its annual impairment testing at December 31. In testing goodwill for impairment, the Company first considers qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit containing goodwill is less than its carrying value. Such qualitative factors include macroeconomic conditions, industry and market considerations, cost factors, entity-specific financial performance and other events, such as changes in management, strategy and primary user base. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying value, the Company performs a two-step goodwill impairment test. The two-step test starts with comparing the fair value of the reporting unit to the carrying amount of a reporting unit, including goodwill. If the fair value exceeds the carrying amount, no impairment loss is recognized. However, if the carrying amount of the reporting unit exceeds its fair value, the second step is performed to determine if goodwill is impaired. If the Company determines that goodwill is impaired, an impairment charge is recorded in the consolidated statements of operations. Based on the assessment performed during the years ended December 31, 2019 and 2018, the Company determined it was more likely than not that goodwill is not impaired.

Impairment of Long-Lived Assets

Long-lived assets, except for goodwill, consist of property and equipment and finite-lived acquired intangible assets, such as internal-use software, state licenses and user relationships. Long-lived assets, except for goodwill, are tested for recoverability whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when the estimated undiscounted future cash flows expected to result from the asset group are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset group over its fair value, determined based on discounted future cash flows. There were immaterial impairments related to previously capitalized software that were not placed in service during the years ended December 31, 2019 and 2018.

Equity Method Investment

The Company owns 46% of the common stock of DKFS, LLC. The Company uses the equity method to account for investments in which the Company has the ability to exercise significant influence over operating and financial policies of the investee, but do not control. The Company’s carrying value in the equity method investee is reflected in the caption “Equity method investment” on the consolidated balance sheets and changes in value are recorded in other income (expenses), net on the consolidated statements of operations. The Company’s judgment regarding the level of influence over the equity method investee includes considering key factors, such as ownership interest, representation on the board of directors, and participation in policy-making decisions.

Under the equity method, the Company’s investment is initially measured at cost and subsequently increased or decreased to recognize the Company’s share of income and losses of the investee, dividends received, capital contributions and distributions and impairment losses. The Company performs a qualitative assessment quarterly and recognizes an impairment if there are sufficient indicators that the fair value of the investment is less than carrying value.

Deposits

The Company has security deposits with the lessors of the Company’s operating facilities totaling $2,434 and $1,504 as of December 31, 2019 and 2018, respectively. These balances include approximately $403 held in a certificate of deposit collateralizing the amounts outstanding on the credit cards.

Liabilities to Users

The Company records liabilities for amounts due to users which consist of user deposits, plus contest winnings and prizes awarded, less user withdrawals, contest entry fees, and contest margin earned by the Company. The Company maintains separate bank accounts for the amounts due to users. Total user liabilities are fully reserved by the cash reserved for users and receivables reserved for users.

DRAFTKINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of operating cash and cash reserved for users. The Company maintains cash and cash reserves for users primarily across five financial institutions; however, the vast majority is held with one financial institution within separate bank accounts, which management believes to be of a high credit quality, in amounts that exceed federally insured limits. The Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Leases

The Company accounts for leases under the provisions of ASC Topic 840, Leases, which requires that leases be evaluated and classified as operating or capital leases for financial reporting purposes. The terms used for the evaluation include renewal option periods in instances in which the exercise of the renewal option can be reasonably assured and failure to exercise such option would result in an economic penalty. Leases are classified as capital leases whenever the terms of the lease transfer substantially all of the risks and rewards of ownership to the lessee. All other leases are recorded as operating leases. As of December 31, 2019 and 2018, all of the Company’s leases were operating leases.

The Company recognizes rent expense on operating leases on a straight-line basis over the non-cancellable lease term. Operating leases with landlord-funded leasehold improvements are considered tenant allowances and are amortized as a reduction of rent expense over the non-cancellable lease term. Deferred rent liability, which is calculated as the difference between contractual lease payments and the rent expense, is recorded in other long-term liabilities in the consolidated balance sheets.

Revenue Recognition

In 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“New Revenue Standard”). The New Revenue Standard requires companies to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the New Revenue Standard requires disclosures of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted the New Revenue Standard effective January 1, 2019 using the modified retrospective method and the cumulative effect was immaterial to the consolidated financial statements. See Note 15 for a discussion of the effect of the New Revenue Standard on the consolidated financial statements.

The Company determines revenue recognition through the following steps:

•	Identifying the contract, or contracts, with the customer;

•	Identifying the performance obligations in the contract;

•	Determining the transaction price;

•	Allocating the transaction price to performance obligations in the contract; and

•	Recognizing revenue when, or as, the Company satisfies performance obligations by transferring the promised good or services.

The Company is currently engaged in the business of digital sports entertainment and gaming and provides users with daily fantasy sports content and online gaming opportunities. The following is a description of the Company’s revenue streams:

DRAFTKINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

Daily Fantasy Sports (“DFS”) is a peer-to-peer platform in which users compete against one another for prizes. Users pay an entry fee (ranging from $0 to $10,000 per user) to join an event and compete against each other in short-duration contests for cash prizes, where the prize money is distributed to the highest performing competitors in the contest as defined by the prize table. DFS revenue is generated from contest entry fees from users, net of amounts paid out as prizes and customer incentives. Sportsbook or Sports betting involves a user placing a bet by wagering money on an event at some fixed odds (“proposition”) determined by the Company. In the event the user wins, the Company pays out the bet. Sportsbook revenue is generated by setting odds such that there is a built-in theoretical margin in each proposition offered to the users. iGaming, or online casino, offerings typically include the full suite of games available in land-based casinos, such as blackjack, roulette and slot machines. For these offerings, the Company functions similarly to land-based casinos, generating revenue through hold, or gross winnings, as users play against the house.

DFS, Sportsbook and iGaming as described above create a single performance obligation for the Company to operate the contest and award payouts to users based on the contest results. Revenue is recognized at the end of the respective event. Additionally, frequent player rewards given to customers for participation in gaming contests create material rights and represent separate performance obligations. Player awards create a liability when issued to players and are recognized as revenue when redeemed.

Other revenue represents revenue generated from media services, advertising and sponsored content provided by the Company and other miscellaneous revenue generating Sportsbook operations. Advertising and sponsored games represent a series of distinct services that are combined into a single performance obligation. Revenue from all other sources is recognized as control is transferred which is generally when the services are rendered.

Transaction Price Considerations

Variable Consideration: Variability in the transaction price arises primarily due to market-based pricing and cash discounts. DraftKings offers loyalty programs, free plays, deposit bonuses, discounts, rebates or other rewards and incentives to its customers in the form of marketing and promotion activities. Revenue for DFS, Sportsbook and iGaming is collected prior to the contest and is fixed for the arrangement. Player awards are recognized when awarded to the player. Media contracts typically do not contain variable payments or consideration payable to the customer.

Allocation of transaction price to performance obligations: Contracts with customers may include multiple performance obligations. For such arrangements, the transaction price is allocated to performance obligations on a relative standalone selling price basis. Standalone selling prices are estimated based on observable data of the Company’s sales of such products and services to similar customers and in similar circumstances on a standalone basis. For DFS, Sportsbook and iGaming, the Company will allocate a portion of the transaction price to frequent player awards that create material rights. In addition, the Company will allocate a portion of the transaction price from qualifier events to the related live final event within the DFS revenue stream.

Certain costs to obtain or fulfill contracts

Under the New Revenue Standard, certain costs to obtain or fulfill a contract with a customer must be capitalized, to the extent recoverable from the associated contract margin, and subsequently amortized as the products or services are delivered to the customer. These costs are capitalized as contract acquisition costs and are amortized over the period of benefit to the customer. For the Company, the period of benefit has been determined to be less than or equal to 1 year. As such, the Company applied the practical expedient and contract acquisition costs are expensed immediately. Customer contract costs which do not qualify for capitalization as contract fulfillment costs are expensed as incurred.

DRAFTKINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

Contract balances

Contract assets and liabilities represent the differences in the timing of revenue recognition from the receipt of cash from the Company’s customers and billings. Contract assets reflect revenue recognized and performance obligations satisfied in advance of customer billing. The Company currently does not have contractual terms that require it to satisfy or partially satisfy its performance obligations in advance of customer billings.

Deferred revenue relates to payments received in advance of the satisfaction of performance under the contract. The Company maintains various customer loyalty programs, which allows users to earn frequent player rewards for playing in DraftKings contests. Player awards represents a material right to the customer, and awards may be redeemed for future services. Player awards earned by users, but not yet redeemed, are included within liabilities to users on the consolidated balance sheets. When a user redeems awards, the Company recognizes income in revenue on the consolidated statements of operations.

Certain player awards do not expire, and the Company recognizes breakage (amounts not expected to be redeemed) to the extent there is no requirement for remitting balances to governmental agencies under unclaimed property laws. Revenue from breakage is recognized in proportion to customer redemptions. Revenue recognized related to breakage was $1,179, $421 and $1,800 in 2019, 2018 and 2017, respectively.

Refer to Note 15 for further information, including changes in deferred revenue during the period.

Cost of Revenue

Cost of revenue consists primarily of variable costs. These include mainly (i) payment processing fees and chargebacks, (ii) product taxes, (iii) platform costs and (iv) revenue share / market access arrangements. The Company incurs payment processing costs on user deposits and occasionally chargebacks as a result of user complaints (chargebacks have not been material to date).

Sales and Marketing

Sales and marketing expenses consist primarily of expenses associated with advertising, strategic league and team partnerships and costs related to promotional contests (free contests funded entirely by the Company), including related personnel costs.

Product and Technology

Product and technology expenses consist of platform and software development costs prior to product launch, comprised mainly of product development and support personnel costs, including stock compensation expense, and related professional services, as well as depreciation of related hardware and software.

General and Administrative

General and administrative expenses consist primarily of administrative personnel costs, including executive salaries, stock compensation expense and benefits, professional services (including legal, regulatory, audit, licensing-related, deal-related consulting and lobbying services), rent and facilities maintenance, legal settlements and contingencies, insurance and depreciation of leasehold improvements and furniture and fixtures.

Advertising and Promotion Costs

Advertising costs and promotion costs are expensed as incurred and are included in sales and marketing expense in the consolidated statements of operations. During the years ended December 31, 2019, 2018 and 2017, advertising and promotion costs were $152,203, $124,541 and $137,121, respectively.

DRAFTKINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

Stock-based Compensation

The Company measures compensation expense for stock options and other stock awards in accordance with ASC Topic 718, Compensation — Stock Compensation. Stock-based compensation is measured at fair value on the grant date and recognized as compensation expense over the requisite service period. Generally, the Company issues stock options to employees with service-based, market based, or performance-based vesting conditions. For awards with only service- based vesting conditions, the Company records compensation cost for these awards using the straight-line method. For awards with performance-based vesting conditions, the Company recognizes compensation cost on a tranche- by tranche basis (the accelerated attribution method).

Under the provisions of ASC Topic 505-50, Equity-Based Payments to Non-Employees, the Company measures stock-based awards granted to non-employees based on the fair value of the award on the date on which the related service is completed. Compensation expense is recognized over the period during which services are rendered by non-employees until completed. At the end of each financial reporting period prior to completion of the service, the fair value of these awards is remeasured using the then-current fair value of the Company’s common stock and updated assumption inputs in the Black-Scholes option-pricing model. The Company classifies stock-based compensation expense in its consolidated statements of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax provision. Potential for recovery of deferred tax assets is evaluated by considering taxable income in carryback years, existing taxable temporary differences, prudent and feasible tax planning strategies and estimated future taxable profits.

The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate, as well as the related net interest and penalties.

Fair Value Measurements

Certain assets and liabilities are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

DRAFTKINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•	Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

Earnings (loss) per share

Basic earnings (loss) per share (“EPS”) is calculated using the two-class method. Under the two-class method, basic earnings (loss) is computed by dividing net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the period after deducting contractual amounts of accretion on Series E-1 and Series F preferred shares and excluding the effects of any potentially dilutive securities. Diluted loss per share is computed similar to basic loss per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potential common shares had been issued if such additional common shares were dilutive. Since the Company had net losses for all the periods presented, basic and diluted loss per share are the same, and additional potential common shares have been excluded, as their effect would be anti-dilutive.

Recently Adopted Accounting Pronouncements

As noted in the Company’s Revenue Recognition accounting policy above, the Company adopted Accounting Standards Updates (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”) effective January 1, 2019. The guidance in ASU 2014-09 and subsequently issued amendments outlines a comprehensive model for all entities to use in accounting for revenue arising from contracts with customers as well as required disclosures.

DraftKings adopted Topic 606, applying the modified retrospective method to all contracts that were not completed as of January 1, 2019. For contracts that were modified before the date of adoption, the Company elected to reflect the aggregate effect of all modifications when (i) identifying the satisfied and unsatisfied performance obligations, (ii) determining the transaction price, and (iii) allocating the transaction price to the satisfied and unsatisfied performance obligations. The comparative information has not been restated and continues to be reported under the accounting standards in effect for these periods. The Company expects the timing of revenue recognition for its significant revenue streams to remain substantially unchanged, with no material effect on revenue. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements. See Note 15 — Revenue Recognition, for further details.

In March 2016, the FASB issued ASU 2016-09, Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). The ASU is intended to simplify various aspects of accounting for share-based compensation arrangements, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. For example, the new guidance requires all excess tax benefits and tax deficiencies related to share-based payments to be recognized in income tax provision, and for those excess tax benefits to be recognized regardless of whether it reduces current taxes payable. The ASU also allows an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures as they occur. ASU 2016-09 is effective for annual periods beginning after December 15, 2017. The Company adopted this ASU as of January 1, 2018 and elected to estimate the number of awards that are expected to vest. The Company included the impact of ASU 2016-09 in its consolidated financial statements.

DRAFTKINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740) (“ASU 2015-17”) to simplify the presentation of deferred taxes in a classified statement of financial position by requiring classification of all deferred tax positions as noncurrent, including valuation allowances, by jurisdiction. ASU 2015-17 is effective for all other entities for fiscal years beginning after December 15, 2017 and interim periods within annual periods beginning after December 15, 2018. The Company adopted this ASU as of January 1, 2018 and all deferred tax positions are classified as noncurrent in the Company’s consolidated balance sheets.

Recent Accounting Pronouncements Not Yet Adopted

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes. ASU 2019-12 eliminates certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. The Update is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently in process of evaluating the impact of this new standard.

In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40). This Update addresses users’ accounting for implementation costs incurred in a cloud computing arrangement that is a service contract and also adds certain disclosure requirements related to implementation costs incurred for internal-use software and cloud computing arrangements. The amendment aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). This Update is effective for fiscal years beginning after December 15, 2020, and interim periods in annual periods beginning after December 15, 2021. The amendments in this Update can be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The Company is currently in the process of evaluating the impact of this new standard.

In June 2018, the FASB issued ASU No. 2018-07, Compensation — Stock Compensation (Topic 718), to simplify the accounting for share-based payments to non-employees by aligning it with the accounting for share-based payments to employees, with certain exceptions. Under the new standard, equity-classified non-employee awards will be initially measured on the grant date and re-measured only upon modification, rather than at each reporting period. Measurement will be based on an estimate of the fair value of the equity instruments to be issued. The standard is effective in fiscal years beginning after December 15, 2019 and interim periods within fiscal years beginning after December 15, 2020. Early adoption is not permitted before an entity’s adoption of ASC 606. The Company is currently in the process of evaluating the impact of this new standard.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. ASU 2016-02 is effective for fiscal years beginning after December 15, 2019, and interim periods beginning after December 15, 2020. In November 2019, the FASB issued ASU 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), to delay the adoption date for ASU 2016-02. ASU 2016-02 is now effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is still permitted. The Company is currently in the process of evaluating the impact of this new standard.

DRAFTKINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

3.	Property and Equipment

Property and equipment, net consists of the following:

	December 31,
	2019	2018
Computer equipment and software	$9,685	$5,537
Furniture and fixtures	5,891	4,018
Leasehold improvements	17,373	7,924
Property and Equipment	32,949	17,479
Accumulated depreciation	(7,004)	(3,377)
Property and Equipment, net	$25,945	$14,102

Depreciation expense on property and equipment was $4,131, $1,185 and $1,934 during the years ended December 31, 2019, 2018 and 2017, respectively.

In 2019, the Company disposed of furniture and fixtures that were no longer in use. The loss on disposal of fixed assets for the year ended December 31, 2019, 2018 and 2017 totaled $730, $0, and $185, respectively.

4.	Intangible Assets and Goodwill

The Company has the following intangible assets, net at December 31, 2019:

	Weighted- Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net
User relationships	—	$3,328	$(3,328)	$—
Internally developed software	2.35 years	43,753	(21,188)	22,565
State licenses	4.86 years	12,003	(629)	11,374
Intangible Assets, net		$59,084	$(25,145)	$33,939

The Company has the following intangible assets, net at December 31, 2018:

	Weighted- Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net
User relationships	0.5 years	$3,328	$(3,013)	$315
Internally developed software	2.45 years	28,937	(12,572)	16,365
State licenses	0.75 years	251	(55)	196
Intangible Assets, net		$32,516	$(15,640)	$16,876

The Company recorded amortization expense of  $9,505, $6,314 and $4,367 for the years ended December 31, 2019, 2018 and 2017, respectively.

DRAFTKINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

At December 31, 2019, estimated future amortization of intangible assets is as follows:

Year ending December 31,
2020	$13,048
2021	10,250
2022	6,241
2023	2,200
2024 and thereafter	2,200
Total	$33,939

Goodwill

The changes in the carrying amount of goodwill for the years ended December 31, 2019 and 2018 are as follows:

Balance as of December 31, 2017	$4,399
Goodwill acquired	339
Balance as of December 31, 2018	$4,738
Goodwill acquired	—
Balance as of December 31, 2019	$4,738

The Company recorded an increase of  $339 to goodwill in connection with an immaterial acquisition during the year ended December 31, 2018. No impairment of goodwill was recorded in the years ended December 31, 2019, 2018 and 2017.

5.	Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following:

	December 31,
	2019	2018
Accounts payable	$16,618	$11,626
Accrued payroll and related expenses	17,770	9,857
Accrued litigation, lobbying and compliance	6,153	5,566
Accrued loyalty points	4,131	7,272
Accrued marketing fees	11,855	3,237
Accrued operating taxes	5,745	2,741
Accrued partnership fees	7,868	4,340
Accrued professional fees	4,191	1,978
Accrued software and licenses	1,589	2,263
Accrued other	9,375	7,269
Total	$85,295	$56,149

DRAFTKINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

6.	Current and Long-term Liabilities

Term Note

In October 2016, the Company entered into an amended and restated loan and security agreement with Pacific Western Bank, which was most recently amended in August 2019 (as amended, the “Credit Agreement”). The Credit Agreement provides a revolving line of credit of up to $50,000. The Credit Agreement has a maturity date of September 15, 2020. As of December 31, 2019 and 2018, the Credit Agreement provided a revolving line of credit of up to $50,000 and $40,000, respectively. Principal amounts outstanding under the Credit Agreement totaled $6,750 and $3,750 as of December 31, 2019 and 2018, respectively. Net facility available from the Credit Agreement as of December 31, 2019 and 2018 totaled $38,769 and $31,769, respectively, which exclude the letters of credit outlined in Note 13.

Borrowings under the Credit Agreement bear interest at a variable annual rate equal to the greater of (i) 1.00% above the prime rate then in effect and (ii) 6.50%, and the Credit Agreement requires monthly, interest-only payments. In addition, the Company is required to pay quarterly in arrears a fee equal to 0.25% per annum of the unused portion of the revolving line of credit. Upon the earlier of  (i) an Acquisition, as defined in the Credit Agreement, or (ii) the closing of an initial public offering, in either case, the Company will also be required to pay a success fee to Pacific Western Bank in the amount of  $600 or $650 if the outstanding principal amount exceeds $45,000 at any time.

As of December 31, 2019, the Company did not meet all financial and non-financial covenants per the Credit Agreement; however, the Company has received waivers from Pacific Western Bank for all covenants not met.

Borrowings under the Credit Agreement are secured by a first lien on all issued and outstanding shares of capital stock of the Company’s subsidiaries (except for any foreign subsidiaries, for which 65% of such capital stock is pledged) and on all assets, including intellectual property.

Pursuant to the Credit Agreement, the Company is required to maintain substantially all depository, operating and investment accounts, excluding any proceeds from the Company’s gaming business, with Pacific Western Bank. The Company is also subject to certain affirmative and negative covenants until maturity. These covenants include limitations on the Company’s ability to incur additional indebtedness and to pay dividends. Obligations under the Credit Agreement are subject to acceleration upon the occurrence of specified events of default, including failure to comply with covenants.

In connection with entering into the Credit Agreement, DraftKings issued a warrant to Pacific Western Bank to purchase 173,913 shares of its common stock at an exercise price of  $0.23 per share. The warrant is immediately exercisable and expires in October 2020.

Amounts outstanding, were recorded as current liabilities in the consolidated balance sheets as of December 31, 2019 and 2018. The interest rate in effect at December 31, 2019 and 2018 was 6.5%. The Company recorded interest expense of  $258, $256 and $284 as of December 31, 2019, 2018 and 2017, respectively, which is included in interest income (expense), net on the consolidated statements of operations. The amount allocated to the warrants in October 2013 was recorded as a debt discount and was fully amortized as of December 31, 2017. The amount was recognized as interest expense over the term of the Credit Agreement using the effective interest method.

DRAFTKINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

Preferred Stock Investor in Series F Note

On September 26, 2019, the Company entered into share redemption agreements with certain funds managed by Preferred Stock Investor in Series F (the “Preferred Stock Investor in Series F Funds”), pursuant to which the Company repurchased and redeemed shares of its preferred stock held by the Preferred Stock Investor in Series F Funds (the “Preferred Stock Investor in Series F Redemption”). A portion of the consideration paid by DraftKings in connection with the Preferred Stock Investor in Series F Redemption, equaling approximately $11,000, was paid by the issuance of promissory notes to certain of the Preferred Stock Investor in Series F Funds (the “Preferred Stock Investor in Series F Notes”). The Preferred Stock Investor in Series F Notes have a maturity date of the earlier of September 26, 2021 and the date on which DraftKings closes an equity financing with gross proceeds to DraftKings of at least $100 million. Until December 31, 2019, unpaid interest will accrue on the Preferred Stock Investor in Series F Notes at a rate of 2.33% per annum, computed on a basis of a 365-day year and payable annually in arrears. Following December 31, 2019, unpaid interest will accrue at a rate of 7.5% per annum, computed on a basis of a 365-day year and payable annually in arrears. Upon any event of default, as defined in the Preferred Stock Investor in Series F Notes, and at the option and upon the declaration of the holder thereof, the Preferred Stock Investor in Series F Notes will accelerate, and all principal and unpaid accrued interest will become due and payable.

The Preferred Stock Investor in Series F Notes are subordinated to the Credit Agreement and any indebtedness or debentures, notes or other such indebtedness issued in exchange for the Credit Agreement, pursuant to a subordination agreement entered into by and among the relevant Preferred Stock Investor in Series F Funds, the Company and Pacific Western Bank, dated as of September 25, 2019.

Indirect Taxes

Taxation of e-commerce is becoming more prevalent and could negatively affect the Company’s business and its users. The ultimate impact of indirect taxes on the Company’s business is uncertain, as is the period required to resolve this uncertainty. The Company’s estimated contingent liability for indirect taxes represents the Company’s best estimate of tax liability in jurisdictions in which the Company believes taxation is probable. The Company frequently reevaluates its tax positions for appropriateness.

Indirect taxation laws are complex and subject to differences in application and interpretation. Tax authorities may interpret laws originally enacted for mature industries and apply it to newer industries, such as the Company’s, and that application may be inconsistent from jurisdiction to jurisdiction. Tax authorities may impose indirect taxes on Internet-delivered activities based on statutes and regulations which, in some cases, were established prior to the advent of the Internet and do not apply with certainty to the Company’s business.

Additionally, the Company’s jurisdictional activities may vary from period to period which could result in differences in nexus from period to period. Lastly, the Company’s estimated contingent liability for indirect taxes may be materially impacted by future indirect tax audit results, litigation and settlements, should they occur.

As of December 31, 2019 and 2018, the Company’s estimated contingent liability for indirect taxes was $35,899, and $27,238, respectively. This is recorded within other long-term liabilities on the consolidated balance sheets and general and administrative expenses on the consolidated statements of operations.

Deferred Rent

In conjunction with its newly leased business facilities, the Company receives incentives from landlords for tenant owned leasehold improvements. These short-term and long-term amounts are recorded as deferred rent reported in the accounts payable and accrued expenses and other long-term liabilities sections of the consolidated balance sheet. These amounts are released ratably over the lease term, with an offset to current period lease expense. As of December 31, 2019, rent expense has been reduced by $377 due to the release of the deferred rent balance. Short-term and long-term balances of deferred rent are $1,125 and $9,747, respectively.

DRAFTKINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

7.	Convertible Promissory Notes

Beginning in December 2019, DraftKings issued subordinated convertible promissory notes to certain investors (the “Convertible Notes”). The aggregate principal amount outstanding under the Convertible Notes was approximately $69,123 (the “Convertible Notes”). Interest accrues on the Convertible Notes at a rate of 10% per annum and is automatically capitalized and added to the outstanding principal amount of each Convertible Note on each anniversary of the date of issuance of such Convertible Note. The Convertible Notes may only be prepaid with the consent of the holders of a majority of the then-outstanding principal amount (the “Majority Holders”). In connection with issuance of the Convertible Notes, the Company incurred fees in the amount of 1.5% of the gross proceeds, payable to a related party as described in Note 12. These fees are capitalized as debt issuance costs and are recorded in the convertible promissory notes in the consolidated balance sheets. The amount owed to the related party is recorded in accounts payable and accrued expenses in the consolidated balance sheets.

The Convertible Notes automatically convert into equity upon (i) a business combination transaction that results in common shares of DraftKings, its successor or a new parent company being listed on a national securities exchange (a “Qualified Business Combination”), (ii) the issuance of equity securities of DraftKings that results in DraftKings receiving a minimum of  $100,000 in proceeds (a “Qualified Financing”) or (iii) an initial public offering of the equity securities of DraftKings pursuant to a registration statement under the Securities Act of 1933, as amended (an “IPO”). In the case of a Qualified Business Combination, the outstanding principal and interest on the Convertible Notes will convert into listed common shares of DraftKings, its successor or the new parent entity, as applicable, at a price per share equal to (i) in the case of the closing of the Private Investment in Public Entity (“PIPE”) Transaction, the price paid by the cash investors purchasing PIPE Shares in the PIPE Transaction and (ii) in all other cases, the volume weighted average trading price of such shares for the five consecutive trading days ending on the trading day immediately preceding the closing of the Qualified Business Combination. In the case of a Qualified Financing, the outstanding principal and interest on the Convertible Notes will convert into the equity securities sold to the cash investors in such Qualified Financing, at a price per share equal to the price paid by the cash investors in such Qualified Financing. In the case of an IPO, the outstanding principal and interest on the Convertible Notes will convert into the equity securities sold in such IPO, at a price per share equal to the initial public offering price.

At the election of the Majority Holders, the Convertible Notes are convertible into equity upon the issuance of equity securities of DraftKings that results in DraftKings receiving less than $100,000 in proceeds (a “Non- Qualified Financing”). In the case of a Non-Qualified Financing, the outstanding principal and interest on the Convertible Notes will convert into the equity securities sold to the cash investors in such Non-Qualified Financing, at a price per share equal to the price paid by the cash investors in such Non-Qualified Financing.

In the event of a combination, consolidation or merger, other than a Qualified Business Combination, or a transfer of more than 50% of the voting power of DraftKings’ stock to stockholders that were not stockholders on the date of issuance of the Convertible Notes, the Company will be obligated to repay the Convertible Notes, an amount equal to the outstanding principal and interest, plus a prepayment premium equal to 15% of the original principal amount.

In addition to the foregoing, in the event that the Convertible Notes remain outstanding on December 16, 2022 (the “CN Maturity Date”), the Convertible Notes will convert as of the CN Maturity Date into shares of a newly created series of DraftKings’ preferred stock having substantially the same rights, privileges and preferences as DraftKings’ existing Series F Preferred Stock at a conversion price equal to $3.31 (as adjusted for any stock split, stock dividend, combination, recapitalization or similar transaction).

DRAFTKINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

The Convertible Notes are subordinated to the Credit Agreement and any indebtedness or debentures, notes or other such indebtedness issued in exchange for the Credit Agreement, pursuant to a subordination agreement entered into by and among the holders of the Convertible Notes, DraftKings and Pacific Western Bank.

The Convertible Notes have a provision requiring the repayment of the notes at a premium upon a change of control, which constitutes an embedded compound derivative that is being accounted for separately. Each reporting period, the Company will record the derivative liability at fair value, with any changes in fair value recorded in the consolidated statements of operations. The Company determined that the fair value of this embedded compound derivative was $457 at December 31, 2019. The derivative was recorded as a debt discount and will be amortized as interest expense using the effective interest method. The Company recorded total interest expense of  $276 for the year ended December 31, 2019.

8.	Redeemable Convertible Preferred Stock

The Company had the following shares of preferred stock authorized and outstanding at December 31, 2019:

	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Carrying Value
Series E-1 redeemable convertible preferred stock	54,901	54,901	$119,752
Series F redeemable convertible preferred stock	78,445	55,349	138,619
Total	133,346	110,250	$258,371

The Company had the following shares of preferred stock authorized and outstanding at December 31, 2018:

	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Carrying Value
Series E-1 redeemable convertible preferred stock	54,901	54,901	$119,427
Series F redeemable convertible preferred stock	78,445	57,068	141,850
Total	133,346	111,969	$261,277

The Company had the following shares of preferred stock authorized and outstanding at December 31, 2017:

	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Carrying Value
Series E-1 redeemable convertible preferred stock	54,901	54,901	$119,009

In September 2019, the Company repurchased 4,598 of Series F preferred stock through the issuance of  $11,000 convertible notes and a cash payment of  $722 as described in Note 6. As of December 31, 2019, the Company had 54,901 and 55,349 Series E-1 and Series F convertible preferred stock with conversion rates of approximately 1.57 and 2.55 per share, respectively.

As of December 31, 2018, the Company had 54,901 and 57,068 Series E-1 and Series F convertible preferred stock with conversion rates of approximately 1.57, and 2.55 per share, respectively.

DRAFTKINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

As of December 31, 2017, the Company had 54,901 Series E-1 convertible preferred stock issued and outstanding with a conversion rate of approximately 1.12 per share.

Voting

Each holder of each series of preferred stock shall be entitled to vote on all matters and shall be entitled to the number of votes equal to the number of whole shares of common stock into which such holder’s shares of preferred stock could be converted, as defined below. Except as otherwise required by law, or by the provisions of the Certificate of Incorporation, the holders of preferred stock shall vote together with the holders of common stock as a single class.

Dividends

The holders of Series E-1 and Series F preferred stock are generally not entitled to any dividends. However, no dividends shall be declared or paid on shares of any other classes or series of capital stock of the Company, unless the holders of preferred stock first receive a dividend, with the preferred stock dividend calculated in such a manner that it would result in the highest possible preferred stock dividend. As of December 31, 2019, no dividends have been declared for either Series E-1 or Series F.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series E-1 or Series F shall be entitled to be paid out of the assets of the Company on a pari passu basis before any payments are made to the holders of common stock.

Conversion

Each share of preferred stock is convertible at the option of the holder by dividing the original issue price by the applicable conversion price. The original issue prices for Series E-1 and Series F were approximately $2.20 and $2.55, respectively. The conversion prices in effect as of December 31, 2019 for Series E-1 and Series F preferred stock are approximately $1.57 and $2.55, respectively, which result in share conversion factors of approximately 1.40 for Series E-1 and 1.00 for Series F. If all preferred stock converts to common stock, the Company would issue 77,132 shares of common stock to the holders of Series E-1 and 55,349 shares of common stock to the holders of Series F.

The applicable conversion prices are subject to adjustment, as defined in the Certificate of Incorporation.

Redemption

At any time on or after August 17, 2023, with respect to the Series E-1, the Series E-1 majority and with respect to the Series F, the Series F majority (each as defined in the Certificate of Incorporation) may request to redeem the applicable original issue price per share plus all declared but unpaid dividends on each series of preferred stock, in three annual installments commencing not more than sixty days after receipt by the Company of a written notice requesting redemption. Due to this contingent redemption feature that is outside of the Company’s control and, accordingly, pursuant to ASC 480-10-S99, the preferred shares are recorded at their redemption value, outside of stockholder’s equity (mezzanine equity). Subsequent to the date of the Business Combination Agreement, the instruments will be assessed to determine whether it is probable of the instruments being redeemed as a result of a contingency being resolved. When it is deemed probable, the fair value will be adjusted to the new estimate of the fair value in that period.

DRAFTKINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

9.	Common Stock

Per the Company’s Ninth Amended and Restated Certificate of Incorporation, the Company is authorized to issue 735,000 shares of  $0.001 par value common stock. As of December 31, 2019 and 2018, 389,610 and 384,009 shares, respectively, of  $0.001 par value common stock were issued and outstanding.

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Common stockholders are entitled to receive dividends, if any, as may be declared by the board of directors, subject to the preferential dividend rights of the preferred stockholders. No dividends have been declared through December 31, 2019.

10.	Stock-Based Compensation

In 2012, the Board of Directors adopted the 2012 Stock Option and Restricted Stock Incentive Plan (the “2012 Plan”), which provides for the granting of incentive and nonqualified stock options, shares of restricted stock, and other equity interests or awards in the Company. As of December 31, 2019 and 2018, the total number of shares available for issuance under the 2012 Plan were 5,614 and 12,313, respectively. Stock options are generally granted with an exercise price equal to the fair value of the common stock at the grant date, a graded vesting period of four years and a 10-year contractual term. Incentive stock options may only be granted to employees and the exercise price shall not be less than the fair value of the stock on the grant date. If an employee owns more than 10% of the combined voting stock of the Company, the exercise price may not be less than 110% of the fair market value of the stock on the grant date. The Company only issued service-based vesting awards under the 2012 Plan.

In 2017, the Board approved the 2017 Equity Incentive Plan (the “2017 Plan” and, together with the 2012 Plan, the “Plans”). No new awards have been issued under the 2012 Plan following the approval of the 2017 Plan. The 2017 Plan provides for the granting of incentive and nonqualified stock options, shares of restricted stock, and other equity interests or awards in the Company. As of December 31, 2019, the total number of shares available for issuance under the Plan was 75,671 shares. As of December 31, 2019, a share reserve established that the aggregate number of shares may not exceed 130,825 shares under the Plans. The exercise price of stock options issued under the 2017 Plan will generally not be less than 100% of the fair market value of the Company’s common stock on the date of grant, as determined by the board of directors. The Company issued service-based and performance-based vesting awards under the 2017 Plan. The service-based awards generally vest over a four-year period with graded vesting and expire no later than ten years from the date of grant. The Company issues two types of performance- based option awards pursuant to the 2017 Plan: Long Term Incentive Plan (“LTIP”) and Performance-Based Stock Compensation Plan (“PSP”).

The LTIP is a performance-based stock compensation plan that utilizes long-term financial metrics to incentivize key executives and align growth objectives between executives and the Company. The LTIP has vesting targets based on any one of the following thresholds related to annual revenue, annual earnings before interest, taxes, depreciation and amortization (“EBITDA”) or the fair value of the Company’s common stock in the event of an initial public offering, change in control or majority transaction, as defined per the LTIP.

The PSP is a short-term performance-based stock compensation plan. It was designed to incentivize key members of management and align short-term growth objectives related to the Company. PSP awards vest based on meeting both revenue and EBITDA targets.

As of December 31, 2019 and 2018, the Company has only issued stock options that are settled in the Company’s common stock. No restricted stock or other forms of equity-based awards have been issued.

DRAFTKINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

The fair value of each option is estimated on the grant date using the Black-Scholes option-pricing model and the assumptions noted in the table below. The fair value is recognized over the requisite service period of the awards, which is generally the vesting period. For awards with only service-based vesting conditions, the Company recognizes compensation cost using the straight-line method. Expected volatility is based on average volatility for a representative sample of comparable public companies.

The expected term represents the period of time that the options are expected to be outstanding. The expected term is estimated using the midpoint between the requisite service period and the contractual term of the option. The risk-free interest rate is estimated using the rate of return on U.S. treasury notes with a life that approximates the expected life of the option. The fair value of the stock options issued was measured using the following assumptions for the years ended December 31:

	2019	2018
Risk free interest rate	1.95%	2.80%
Expected term (in years)	6.02	6.11
Expected volatility	41.48%	41.98%
Expected dividend yield	0%	0%

The weighted-average grant-date fair values of options granted during the years ended December 31, 2019 and 2018 were $0.72 and $0.54 per share, respectively. During the years ended December 31, 2019 and 2018, the Company received proceeds from the exercise of stock options of  $1,148 and $552, respectively, and the aggregate intrinsic value of those stock options exercised was $3,406 and $2,234, respectively. The total grant date fair value of stock options that vested during the years ended December 31, 2019, 2018 and 2017 was $9,803, $7,334 and $3,351, respectively.

As of December 31, 2019, total unrecognized stock-based compensation expense of  $19,769 related to unvested share-based compensation arrangements granted under the Plan is expected to be recognized over a weighted-average period of 2.03 years. Total stock-based compensation expense of  $17,614, $7,210 and $4,500 was recognized for the years ended December 31, 2019, 2018 and 2017, respectively.

LTIP options

LTIP awards have been issued since November 2017 pursuant to the Company’s 2017 Plan. The fair value of each LTIP option is estimated on the grant date using the Black-Scholes option-pricing model for those awards, with only performance conditions and the assumptions noted in the table above. Awards that vest based on market conditions are valued using a Monte-Carlo model however no compensation cost will be recognized unless an IPO or liquidity event occurs. Awards vest based on a combination of factors, including achievement of revenue, EBITDA, and stock value targets measured upon an IPO or liquidity event. For the year ended December 31, 2019, the Company recognized compensation costs of  $5,236 for LTIP awards. No compensation cost has been recognized for the LTIP for the year ended December 31, 2018 and 2017 because no awards were considered probable of vesting as of December 31, 2018 and 2017 as per the terms of the LTIP plan.

PSP options

PSP awards have been issued since November 2017 pursuant to the terms of the 2017 Plan. The Plan grants options to key executives that vest based on achievement of short-term revenue and EBITDA targets. PSP options are valued using the Black-Scholes option-pricing model with the assumptions noted in the table above. Based on the results of fiscal year 2018 the PSP targets were not achieved. PSP options vested in 2019 after board approval and $5,221 of compensation costs were recorded for PSP options during the year ended December 31, 2019. Total stock-based compensation cost of  $0 and $0 was recognized for the years ended December 31, 2018 and 2017.

DRAFTKINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

Non-Employee Warrants

In September 2019, the Company issued warrants to a non-employee vendor providing marketing services. The warrant allows the vendor to purchase 341 shares of common stock for an exercise price of $0.01 per share over a 5-year term. The warrants were issued for marketing services provided to the Company, were fully vested, and had no future requisite service period. Compensation cost of  $444 was recognized entirely in the year ended December 31, 2019. Compensation cost for this warrant is presented within general and administrative expenses in the consolidated statement of operations. As of December 31, 2019, the warrant remains unexercised.

The following table shows stock option activity for the years ended December 31, 2019, 2018 and 2017:

	Number of Shares				Weighted Average	Weighted Average Remaining	Aggregate
	Time Based	PSP	LTIP	Total	Exercise Price	Term (years)	Intrinsic Value
Outstanding at December 31, 2016	$44,530	—	—	44,530	$0.22	8.24	$30,680
Granted	14,165	—	5,131	19,296	1.17
Exercised	(1,306)	—	—	(1,306)	0.15
Forfeited	(958)	—	—	(958)	0.61
Outstanding at December 31, 2017	$56,431	—	5,131	61,562	$0.51	8.00	$32,401
Granted	13,564	5,320	35,058	53,942	1.18
Exercised	(2,297)	—	—	(2,297)	0.25
Forfeited	(1,171)	(159)	—	(1,330)	0.88
Outstanding at December 31, 2018	$66,527	5,161	40,189	111,877	$0.84	8.15	$69,765
Granted	16,278	6,263	5,628	28,169	1.65
Exercised	(2,837)	(112)	—	(2,949)	0.41
Forfeited	(1,196)	(79)	—	(1,275)	1.19
Outstanding at December 31, 2019	$78,772	11,233	45,817	135,822	$1.01	7.64	$203,431
Time Vesting*				75,170	$0.84	7.01	$125,849
PSP**				10,719	$1.44	8.92	$11,484
LTIP**				8,568	$1.21	8.42	$11,129

*	Adjusted for assumed forfeitures

**	Adjusted for assumed forfeitures, excludes post-2019 vesting

DRAFTKINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

11.	Income Taxes

Loss before provision for (benefit from) income taxes for the years ended December 31, 2019, 2018 and 2017 consist of the following:

	Year Ended December 31,
	2019	2018	2017
United States	$(142,198)	$(76,122)	$(75,445)
Foreign	1	7	99
Loss before provision for (benefit from) income taxes	$(142,197)	$(76,115)	$(75,346)

The components of the provision (benefit) for income taxes consisted of the following:

	Year Ended December 31,
	2019	2018	2017
Current:
Federal	$—	$—	$—
State	—	—	—
Foreign	4	86	65
Total current provision	4	86	$65
Deferred:
Federal	$—	$9	$36
State	54	10	109
Foreign	—	—	—
Total deferred provision	54	19	145
Total provision	$58	$105	$210

The reconciliation between income taxes computed at the U.S. statutory income tax rate to our provision for income taxes for the years ended December 31, 2019, 2018 and 2017 are as follows:

	Year Ended December 31,
	2019	2018	2017
Provision for income taxes at statutory rate	$(29,863)	$(15,984)	$(25,400)
Prior year provision true-ups	3,164	(157)	982
State taxes, net of federal benefit	(7,522)	(7,525)	(2,769)
Certain stock-based compensation expenses	2,412	430	536
Non-deductible lobbying expenses	1,885	1,352	2,505
Non-deductible acquisition expenses	2,068	—	—
Change in valuation allowance	19,988	21,584	(66,370)
Impact of federal rate change on net deferred taxes	—	—	90,889
Net operating loss write-off	7,246	—	—
Other	680	405	(163)
Provision for income taxes	$58	$105	$210

DRAFTKINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

In 2019, the Company wrote off  $7,246 of the net operating loss deferred tax asset due to the IRC Section 382 limitation discussed below, with a corresponding reduction to the valuation allowance of  $7,246 for a net provision impact of  $0.

The Tax Cuts and Jobs Act was enacted on December 22, 2017 (“the Act”). The Act contains significant changes to corporate taxation including, but not limited to, reducing the U.S. federal corporate tax rate from a top marginal rate of 35% to 21%, requiring companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred, and creating new taxes on certain foreign sourced earnings. On December 22, 2017, Staff Accounting Bulletin No. 118 (“SAB 118”) was issued to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Act.

As of December 31, 2017, the Company re-measured U.S. federal deferred tax assets and liabilities based on the rates at which they are anticipated to reverse in the future, which is generally 21%. The amount recorded related to the re-measurement of our deferred tax asset balance was a decrease of  $90,890, with a corresponding reduction to the valuation allowance of  $91,050 for a net benefit of  $160.

The Act limited the deduction for net operating loss carryovers generated in the taxable years beginning after December 31, 2017, to 80% of taxable income computed without regard to the deduction and extended the life of these net operating losses to an indefinite carryforward. Due to the indefinite life of the net operating losses generated after December 31, 2017 and the annual 80% NOL utilization limitation that would be imposed in the year of use, the Act resulted in the indefinite life deferred tax liability becoming a source of income against the realization of the indefinite lived portion of the NOLs and certain deferred tax assets that the Company expects to become indefinite lived NOLs when they reverse in future years. As of December 31, 2017, the amount recorded related to the scheduling of the indefinite-lived intangibles was a benefit of  $230.

The one-time transition tax is based on our total post-1986 earnings and profits (“E&P”) for which we have previously deferred from U.S. income taxes. We recorded a provisional amount for our one-time transition tax liability of  $36 for our foreign subsidiaries, resulting in an increase of income tax provision of $0 as we are utilizing net operating losses, which had a full valuation allowance, against the one-time transition tax liability. During the year ended December 31, 2018 we completed our calculation of the total post-1986 foreign E&P for these foreign subsidiaries and increased the one-time transition tax liability by $15, resulting in no change to income tax expense as we utilized net operating losses, which had a full valuation allowance, against the one-time transition tax liability.

As a result of the Act and the current U.S. taxation of deemed repatriated earnings, the additional taxes that might be payable upon repatriation of foreign earnings are not significant. However, we do not have any current plans to repatriate these earnings because the underlying cash will be used to fund the ongoing operations of the foreign subsidiaries.

As of December 31, 2018, we have completed our accounting for the effects of the Act, including the transition tax, remeasurement of deferred taxes, our reassessment of valuation allowance and electing to account for global intangible low-taxed income (“GILTI”) as a period expense. There were no additional expenses recognized in the year ended December 31, 2018 to adjust the provisional amounts recorded in 2017 related to the Act.

DRAFTKINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

Significant components of the Company’s deferred tax assets (liabilities) as of December 31, 2019 and 2018 are as follows:

	As of December 31,
	2019	2018
Deferred tax assets:
Stock-based compensation	$4,552	$3,472
Intangible assets	123	187
Fixed assets	—	365
Accrual and other temporary differences	20,907	12,273
Credit carryforwards	15	15
Net operating loss carryforwards	217,836	203,180
Total deferred tax assets:	$243,433	$219,492
Deferred tax liability:
Capitalized software costs	(6,335)	(4,364)
Fixed assets	(2,035)	—
Total Net Deferred Tax Assets	235,063	215,128
Valuation allowance	(235,280)	(215,292)
Net deferred tax liabilities	$(217)	$(164)

The Company has provided a valuation allowance against the net deferred tax assets since realization of any future benefit from deductible temporary differences and net operating loss and tax credit carryforwards cannot be sufficiently assured as of December 31, 2019. In computing our valuation allowance needs, we include the deferred tax liability associated with assets that have an indefinite life for US GAAP purposes because they provide a source of income against the realization of the indefinite lived portion of the NOLs and certain deferred tax assets that the Company expects to become indefinite lived NOLs when they reverse in future years. For the year ended December 31, 2019, the valuation allowance increased by approximately $19,988.

As of December 31, 2019, the Company had federal and state tax net operating loss carryforwards of approximately $676,040 and $759,040, respectively, which may be available to offset future income tax liabilities and expire at various dates through 2039. The aggregate amount of federal NOLs that are not expected to be utilized due to the annual Section 382 limitations is $34,504 and the tax effect of  $7,246 was written off during the year ended December 31, 2019, as discussed in more detail below. Additionally, the Company has $134,400 of federal net operating loss carryforwards which carryforward indefinitely, subject to an 80% taxable income limitation in the year of utilization. The Company has generated $171 and $100 of operating loss carryforwards in Malta and Australia, respectively, both of which carryforward indefinitely. The Company has approximately $15 of federal research credit carryforwards available that expire through 2032.

Utilization of the NOL carryforwards may be subject to limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership change limitations that have occurred previously or that could occur in the future. These ownership changes may limit the amount of NOL and tax credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. The Company completed a Section 382 study through December 31, 2019 to assess whether an ownership change had occurred, or whether there had been multiple ownership changes since its formation. The Company concluded that ownership changes occurred in November 2013 and March 2017. As a result, the Company’s use of NOL carryforwards as of March 2017 are subject to annual limitations through 2037. For the tax year ending December 31, 2020, these NOLs are subject to a cumulative limitation of  $295,605 and each year after is subject to an annual limitation of  $77,069 in 2021, $25,247 in 2022 and $15,051 through 2037. Annual limitations under Section 382 that go unused can be carried forward to allow for an increased limitation in future years. The federal net operating losses incurred by the Company after February 2017 are not impacted by these limitations as of December 31, 2019. There could be additional ownership changes in the future, which may result in additional limitations on the utilization of the NOL and tax credit carryforwards.

DRAFTKINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

With limited exception, the Company is no longer subject to U.S. federal and state income tax audits by taxing authorities for years through 2015. The years subsequent to 2015 contain matters that could be subject to differing interpretations of applicable tax laws and regulations as it relates to the amount and/or timing of income, deductions and tax credits. Although the timing and outcome of tax audits is always uncertain, management has analyzed the Company’s income tax positions taken for all open years and has concluded that no provision for uncertain tax positions is required in the consolidated financial statements.

12.	Related-Party Transactions

Media Purchase Agreement (“MPA”)

In July 2015, the Company entered into a MPA with a related party purchaser for various media placements from 2015 through 2018. The MPA was amended to extend through 2021. The annual commitment for calendar years 2017 through 2021 was $15,000 per year plus an additional contingent commitment of  $5,000 per year. The contingent commitment relates to the Company’s allocation of its non-integration advertising with other advertisers. Effective January 2019, the future minimum commitments related to the MPA were reduced to $15,000 in aggregate through December 31, 2021 ($5,000 per year) and the contingent commitment was removed. If the Company satisfies the $15,000 commitment prior to December 31, 2021, the MPA will expire unless the Company elects to extend the MPA through the next NFL season with no required minimum. The Company recorded expense of  $8,411 and $23,313 related to the MPA for the years ended December 31, 2019 and 2018, respectively, in sales and marketing expenses in the consolidated statements of operations. As of December 31, 2019, and 2018, $2,413 and $428, respectively, of MPA contractual obligations were unpaid and included in accounts payable and accrued expenses in the consolidated balance sheets. Future minimum obligations under the MPA are included in the other contractual obligations table in Note 13.

Private Placement Agent

In March 2015, the Company entered into an engagement letter with a related party (the “Private Placement Agent”), pursuant to which the related party served as a private placement agent for DraftKings in connection with DraftKings’ Series E and Series E-1 preferred stock financings. The engagement letter terminated in June 2018. Of the Company’s Series E-1 redeemable convertible preferred stock issued and outstanding, $119,752 and $119,427 as of December 31, 2019 and 2018, respectively, is held by the related party. Redeemable convertible preferred stock is discussed in Note 8. In connection with the Company’s Series E-1 redeemable convertible preferred stock issuance, $2,066 of fees were incurred during the year ended December 31, 2017 and $0 in fees were incurred during the years ended December 31, 2019 and 2018. The 2017 fees are accreted ratably over the expected life of Series E-1. These fees are presented in the Series E-1 redeemable convertible preferred stock in the consolidated balance sheets.

The Company also entered into an engagement letter in August 2019, and amended in December 2019, with the Private Placement Agent. Pursuant to the engagement letter, the Private Placement Agent has acted as the exclusive financial advisor to DraftKings, and the Company has agreed to pay certain acquisition and financing fees in connection with potential transactions. Refer to Note 7 for a description of the financing fee incurred in 2019.

DRAFTKINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

Receivables from Equity Method Investment

The Company provides office space and general overhead support to DKFS, LLC, an equity-method affiliate. The overhead support relates to rent, utilities and general and administrative support services. As of December 31, 2019, the Company had $959 of receivables from the entity related to these services and is included within current assets.

13.	Commitments and Contingencies

Leases

The Company rents its corporate office facilities under long-term lease arrangements in New York, NY and Boston, MA. The terms of the leases include scheduled base rent increases, and obligations to pay for a proportionate share of each property’s operating costs and tax escalations as defined in each lease. The total amount of rental payments due over each lease term is charged to rent expense ratably over the life of each lease.

In November 2019, the Company entered into an agreement to lease office space in Dublin, Ireland. Pursuant to the lease agreement, the lease term is 12 months, commencing in December 2019. The total payment for the 12-month period is $651 (€598), exclusive of value added taxes, which will be charged at the prevailing rate.

The Company rents its corporate office facilities under a 10-year long-term lease arrangement commencing in April 2019. The total lease commitment is $35,642. The Company also opened a line of credit in the amount of  $3,409 in escrow to act as a security deposit on the lease. The total amount of rental payments due over each lease term is charged to rent expense ratably over the life of each lease.

Total rent expense for the years ended December 31, 2019, 2018 and 2017 was $10,412, $5,266 and $3,431, respectively.

Future minimum lease payments are as follows:

Years ending December 31,
2020	$10,067
2021	8,300
2022	8,374
2023	8,292
2024	7,310
Thereafter	23,685
Total	$66,028

Other Contractual Obligations and Contingencies

The Company is a party to several non-cancelable contracts with vendors and licensors for marketing and other strategic partnership related agreements where the Company is obligated to make future minimum payments under the non-cancelable terms of these contracts as follows:

Years ending December 31,
2020(a)	$74,390
2021	54,725
2022	33,885
2023	13,689
2024	4,950
Thereafter	4,100
Total	$185,739

(a)	2020 balance includes $13,880 of contingent success fees.

DRAFTKINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

Included in the above contractual obligations are related party commitments from the MPA discussed in Note 13.

In connection with the DraftKings Merger as described in Note 18, the Company has entered into success fee arrangements with third-party advisors that would require the Company to pay the Private Placement Agent, a related party as described in Note 12, a fee of  $5,000 for services in connection with the consummation of the SBTech Acquisition and a fee of  $7,000 for services in connection with the consummation of the DraftKings Merger. The Company also has agreements with two separate advisors for a total fee of  $1,280 for services in connection with the consummation of the DraftKings Merger.

In addition, as described in Note 6, upon the earlier of  (i) an Acquisition, as defined in the Credit Agreement, or (ii) the closing of an initial public offering, in either case, the Company will also be required to pay a success fee to Pacific Western Bank in the amount of  $600 or $650 if the outstanding principal amount exceeds $45,000 at any time. These success fees have not been recorded in the consolidated balance sheet or consolidated statement of operations as at December 31, 2019 but have been recorded in the 2020 other contractual obligations above.

Litigation

From time to time, and in the ordinary course of business, the Company may be subject to certain claims, charges and litigation. Much of civil litigation to which the Company is a party relates to advertising and consumer protection matters. The majority of these cases were consolidated into a multi-district litigation (“MDL”) in February 2016 in the U.S. District Court for the District of Massachusetts along with claims against other entities and individuals within the DFS industry (the “DFS defendants”). On November 27, 2019, the Court granted in part and denied in part the DFS defendants’ motions to compel arbitration. The Company intends to vigorously defend itself. While we do not believe, based on currently available information, that the outcome of this proceeding will have a material adverse effect on the Company’s financial condition, the outcome could be material to the Company’s financial results for any particular period, depending, in part, upon the results for such period.

Settlement Liability

On October 25, 2016, the Company and The Office of the Attorney General of the State of New York (“NYAG”) reached a settlement agreement that resolved all claims, brought forth by the NYAG, relating to deceptive advertising by the Company. The Company will pay a settlement amount of  $6,000 in penalties and costs to the State of New York over a period of four years. As of December 31, 2019, the Company paid all remaining obligations under the agreement. As of December 31, 2018, the Company accrued $2,876 and $0 of current and non-current liabilities, respectively, on the consolidated balance sheet related to the NYAG settlement agreement.

On September 1, 2017, the Company and the Commonwealth of Massachusetts through the Office of the Massachusetts Attorney General (“MAAG”) reached a settlement agreement that resolved all claims, demands, liabilities, and causes of action related to the advertising and offering of the Company’s daily fantasy sports contests and operation of the Company’s business activities. The Company agreed to pay a settlement amount of  $1,300 to the Commonwealth of Massachusetts over a period of three years. As of December 31, 2019, the Company has paid all remaining obligations under the agreement. The Company paid $400 and $400 to MAAG in fiscal years 2019 and 2018, respectively, per the terms of the agreement.

Letters of Credit

In connection with the Credit Agreement with Pacific Western Bank, the Company has entered into several letters of credit totaling $4,481 as of December 31, 2019 and 2018 for the Company’s leases of office space. Refer to Note 6 for further discussion of the Credit Agreement.

DRAFTKINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

14.	Retirement Plans

In August 2017, the Company created a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. All domestic employees who meet minimum age and service requirements are permitted to participate in this plan. The plan allows participants to defer a portion of their annual compensation on a pre-tax basis for the calendar years 2019, 2018 and 2017. Company contributions to the plan are made based on achievement of designated financial goals. During the years ended December 31, 2019, 2018 and 2017 the Company contributed $1,342, $842 and $0 respectively.

15.	Revenue Recognition

On January 1, 2019, the Company adopted ASC 606 using the modified retrospective method and, due to the immaterial difference, there was no adjustment to the opening balance of accumulated deficit at January 1, 2019. The adoption of the New Revenue Standard did not have a material impact on the Company’s consolidated financial position, results of operations, or cash flows. The Company expects the impact of the adoption of the New Revenue Standard will be immaterial to net loss on an ongoing basis.

Deferred Revenue

Deferred revenue primarily represents contract liabilities for the Company’s obligation to transfer additional goods or services to users for which the Company has received consideration, such as wagers or entry fees on unscored events and unredeemed player rewards awarded for participation in DFS, Sportsbook and iGaming events. These create a liability when issued to users and are recognized as revenue when redeemed or settled. The Company included deferred revenue within accrued expenses and liabilities to users on the consolidated balance sheets. Deferred revenue was $20,760 and $13,581 as of December 31, 2019 and 2018, respectively, relating primarily to unredeemed player awards. The December 31, 2018 deferred revenue balance was recognized as revenue during 2019.

Revenue Disaggregation

The Company disaggregates revenue from contracts with customers in the following table which is intended to depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors. Disaggregation of revenue for years ended December 31, 2019, 2018 and 2017 are as follows:

	Years Ended December 31,
	2019	2018(a)	2017(a)
Online Gaming(b)	$308,177	$219,131	$189,779
Other	15,233	7,146	2,065
Total revenue	$323,410	$226,277	$191,844

(a)	As disclosed in Note 2, prior period amounts have not been adjusted under the modified retrospective method of adoption of Topic 606.

(b)	Online Gaming includes DFS, iGaming and Sportsbook. These revenue streams have similar attributes and the same pattern of recognition.

DRAFTKINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

16.	Loss Per Share

The computation of loss per share and weighted-average shares of the Company’s common stock outstanding for the periods presented are as follows:

	Years ended December 31,
(in thousands except per share data):	2019	2018	2017
Net loss	$(142,734)	$(76,220)	$(75,556)
Less: accretion of preferred share issuance costs	(992)	(678)	(1,513)
Net loss attributable to common stockholders	$(143,726)	$(76,898)	$(77,069)
Basic and diluted weighted average common share outstanding	386,793	381,821	142,451
Loss per share attributable to common shareholders:
Basic and diluted	$(0.37)	$(0.20)	$(0.54)

There were no preferred or other dividends declared for the period. For the periods presented, the following securities and Convertible Notes described in Note 7 were not required to be included in the computation of diluted shares outstanding:

	Years ended December 31,
	2019	2018	2017
Warrants	515	2,422	2,080
Stock options	135,823	111,877	61,562
Convertible Notes(a)	20,952	—	—
Total	157,290	114,299	63,642

(a)	Represents the conversion of the outstanding balance plus accrued interest divided by the stated conversion price of 3.31. These notes are contingently issuable as of December 31, 2019.

DRAFTKINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

17.	Segment Information

The Company operates in a single segment. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker (“CODM”) in making decisions regarding resource allocation and assessing performance. The Company has determined that its Chief Executive Officer is the CODM. To date, the Company’s CODM has made such decisions and assessed performance at the Company-level.

The Company attributes revenue to individual countries based on the location of the Company’s customers. The Company’s products are primarily sold from the United States, Canada, United Kingdom, Germany, Malta, Netherlands, Ireland, Austria and Australia.

The following table presents the Company’s revenue by geographic region for the periods indicated:

	Years ended December 31,
	2019	2018	2017
United States	$318,144	$219,415	$187,261
Other	5,266	6,862	4,583
Total revenue	$323,410	$226,277	$191,844

As of the years ended December 31, 2019, and 2018, the Company did not have material assets located outside of the United States.

DRAFTKINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

18.	Subsequent Events

On December 22, 2019, Diamond Eagle Acquisition Corp, a special purpose acquisition company (“Diamond Eagle”), entered into a Business Combination Agreement (the “Business Combination Agreement”) with DraftKings Inc. (“DraftKings”), the Group, the Group’s shareholders, the representative of the Group’s shareholders, DEAC NV Merger Corp., a Nevada corporation and a wholly-owned subsidiary of DEAC (“DEAC Nevada”), DEAC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of DEAC (“Merger Sub”), pursuant to which (i) Diamond Eagle will merge with and into DEAC Nevada, with DEAC Nevada surviving the merger (the “reincorporation”), (ii) following the reincorporation, Merger Sub will merge with and into DraftKings with DraftKings surviving the merger (the “DraftKings Merger”), (iii) immediately following the DraftKings Merger, Diamond Eagle will acquire all of the issued and outstanding share capital of SBTech and vested in-the-money options exercisable for SBTech share capital (the “SBTech Acquisition”) for approximately €590,000, consisting of (x) €180,000 in cash, subject to customary net debt and working capital and certain other specified adjustments payable in respect of the SBT shares and 30% of the in-the-money vested SBT options and (y) approximately €410,000 in shares of New DraftKings Class A common stock, valued at the redemption price for Diamond Eagle’s public shares in the Business Combination, and in the form of newly issued in-the-money vested options of New DraftKings exercisable for New DraftKings Class A common stock and (iv) DEAC Nevada will be renamed DraftKings Inc. Each of the DraftKings Merger and the SBTech Acquisition will be on the terms and subject to the conditions set forth in the Business Combination Agreement. The transaction is expected to close in 2020.

In January and February 2020, DraftKings issued $40,042 of additional Convertible Notes. Refer to Note 7 for the associated terms and conditions.

In February 2020, the Company paid off its $6,750 term note outstanding at December 31, 2019. In March 2020, the Company withdrew $44,500 in funds from its Credit Agreement with Pacific Western Bank. The Net facility available from the Credit Agreement for future withdrawals as of March 26, 2020 is $1,019, which represents the $50,000 facility less the $44,500 in funds withdrawn and the $4,481 in letters of credit outlined in Note 13. The $44,500 remains on deposit with Pacific Western Bank on March 26, 2020.

COVID-19 is having a significant impact on the Company. The direct impact on the Company beyond disruptions in normal business operations is primarily through the suspension, postponement and cancellation of major sports seasons and sporting events. Typically, during the March and April time periods, the Company would have significant user interest and activity in our DFS and Sportsbook product offerings for sporting events such as the NCAA college basketball tournament, the Masters golf tournament, as well as late season games and early playoff series of the National Basketball Association and the National Hockey League. The status of most of these sporting events is unknown, including whether the NBA season will be completed either in part or in its entirety on a delayed schedule or whether the Masters will be played anytime in calendar year 2020.

The ultimate impact of COVID-19 on the Company’s financial and operating results is unknown and will depend on the length of time that these disruptions exist and whether the sports seasons and sporting events will ultimately be suspended, postponed, or cancelled; however, COVID-19 has had an impact and may continue to have an impact, the full extent of which is unknown, but which could be material.

The Company considers events or transactions that occur after the balance sheet date, but before the consolidated financial statements are issued to provide additional evidence relative to certain estimates or identify matters that require additional disclosures. The Company evaluated subsequent events through March 26, 2020, the date on which the consolidated financial statements were available to be issued. The consolidated financial statements reflect those material items that arose after the balance sheet date, but prior to this date that would be considered recognized subsequent events.

SBTECH (GLOBAL) LIMITED

CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2019

Independent Auditor’s Report

Board of Directors
SBTECH (GLOBAL) LIMITED

We have audited the accompanying consolidated financial statements of SBTech (Global) Limited and its subsidiaries (the “Company”), which comprise the consolidated statements of financial position as of December 31, 2019 and 2018, the related consolidated statements of comprehensive income, changes in shareholders’ equity, and cash flows for the year ended December 31, 2019, 2018 and 2017 and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SBTech (Global) Limited and its subsidiaries as of December 31, 2019 and 2018, and the results of their operations, changes in shareholders’ equity and their cash flows for the year ended December 31, 2019, 2018 and 2017 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter

As more fully described in Note 19 to the consolidated financial statements, the Company has been negatively impacted by the outbreak of a novel coronavirus (COVID-19), which was declared a global pandemic by the World Health Organization in March 2020.

Tel-Aviv, Israel	/s/ Ziv haft
March 12, 2020, except for footnote 19	Certified Public Accountants (Isr.)
which is dated March 26, 2020	BDO Member Firm

SBTECH (GLOBAL) LIMITED

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in thousands of €)

	Note	December 31, 2019	December 31, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents		8,144	20,731
Trade receivables, net	2	24,745	17,220
Other current assets	4	3,258	2,876
Total current assets		36,147	40,827
NON-CURRENT ASSETS:
Intangible assets, net	6	26,094	21,980
Right-of-use assets	15	25,779	—
Property and equipment, net	5	9,930	7,926
Deferred tax assets	13	597	235
Other non-current assets	7	306	1,688
Total non-current assets		62,706	31,829
TOTAL ASSETS		98,853	72,656
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables		8,127	7,006
Lease liabilities	15	3,516	—
Other accounts payable and accrued expenses	8	11,176	6,923
Total current liabilities		22,819	13,929
NON-CURRENT LIABILITIES:
Lease liabilities	15	22,749	—
Accrued severance pay, net		408	278
Total non-current liabilities		23,157	278
SHAREHOLDERS’ EQUITY:
Share capital	9	3	3
Actuarial reserve		(139)	(65)
Retained earnings		51,956	57,928
Equity attributable to owners of the parent		51,820	57,866
Non-controlling interest	18	1,057	583
Total shareholders’ equity		52,877	58,449
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		98,853	72,656

/s/ Richard Carter	/s/ Shay Berka	March 26, 2020
Richard Carter Chief Executive Officer	Shay Berka Chief Financial Officer	Date of approval of the Financial statements

The accompanying notes are an integral part of the consolidated financial statements.

SBTECH (GLOBAL) LIMITED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands of €)

	Note	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
Revenue	10	96,857	94,147	66,087
Cost of revenue	11	54,173	45,087	31,844
Gross profit		42,684	49,060	34,243
Operating expenses:
Research and development expenses		18,103	10,115	8,693
Selling and marketing expenses		6,772	3,722	2,964
General and administrative expenses		11,772	7,636	5,892
Total operating expenses		36,647	21,473	17,549
Profit from operations		6,037	27,587	16,694
Financial income		23	97	37
Financial expense		846	340	177
Profit before tax		5,214	27,344	16,554
Tax expenses	13	638	565	264
Net profit		4,576	26,779	16,290
Other comprehensive loss:
Items that will not be reclassified to profit or loss:
Re-measurements of accrued severance pay		148	40	17
Total comprehensive income for the year		4,428	26,739	16,273
Profit for the year attributed to:
Owners of the parent		4,028	26,509	16,110
Non-controlling interest		548	270	180
		4,576	26,779	16,290
Total comprehensive income for the year attributed to:
Owners of the parent		3,954	26,489	16,102
Non-controlling interest		474	250	171
		4,428	26,739	16,273

The accompanying notes are an integral part of the consolidated financial statements.

SBTECH (GLOBAL) LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(in thousands of €)

	Owners of the parent				Non-	Total
	Share capital	Actuarial reserve	Retained earnings	Total	controlling interest	Shareholders’ equity
Balance at December 31, 2016	3	(37)	17,489	17,455	162	17,617
Changes during 2017:
Net profit	—	—	16,110	16,110	180	16,290
Other comprehensive loss	—	(8)	—	(8)	(9)	(17)
Total comprehensive income for the year	—	(8)	16,110	16,102	171	16,273
Dividend declared	—	—	(687)	(687)	—	(687)
Dividend declared and paid	—	—	(313)	(313)	—	(313)
Balance at December 31, 2017	3	(45)	32,599	32,557	333	32,890
Changes in accounting policy — IFRS 9 Financial Instruments	—	—	(1,180)	(1,180)	—	(1,180)
Balance at January 1, 2018 as restated	3	(45)	31,419	31,377	333	31,710
Changes during 2018:
Net profit	—	—	26,509	26,509	270	26,779
Other comprehensive loss	—	(20)	—	(20)	(20)	(40)
Total comprehensive income for the year	—	(20)	26,509	26,489	250	26,739
Balance at December 31, 2018	3	(65)	57,928	57,866	583	58,449
Changes during 2019:
Net profit	—	—	4,028	4,028	548	4,576
Other comprehensive loss	—	(74)	—	(74)	(74)	(148)
Total comprehensive income for the year	—	(74)	4,028	3,954	474	4,428
Dividend paid	—	—	(10,000)	(10,000)	—	(10,000)
Balance at December 31, 2019	3	(139)	51,956	51,820	1,057	52,877

The accompanying notes are an integral part of the consolidated financial statements.

SBTECH (GLOBAL) LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of €)

	Note	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net profit for the year		4,576	26,779	16,290
Adjustments required to reflect the cash flows from operating activities:
Depreciation and amortization	5,6,15	16,045	8,325	4,222
Interest charged on lease liabilities	15	677	—	—
Gain on sale of fixed assets	5	—	(14)	—
Increase in trade receivables		(7,408)	(6,706)	(7,602)
Decrease (increase) in other current assets	4	1,065	(1,833)	(245)
Increase in contract costs	6	(443)	—	—
Decrease (increase) in other non-current assets	7	(40)	34	(46)
Increase in deferred tax assets	13	(362)	(34)	(56)
Increase in trade payables		1,180	2,402	3,295
Increase (decrease) in accrued severance pay		(18)	(107)	13
Increase in other accounts payable and accrued expenses	8	4,050	1,903	2,255
Income tax expenses	13	1,000	565	264
Cash generated from operations		20,322	31,314	18,390
Income tax paid	13	(797)	(365)	(130)
Net cash provided by operating activities		19,525	30,949	18,260
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	5	(4,934)	(5,865)	(3,225)
Disposal of fixed assets	5	—	35	—
Purchase of software and licenses	6	(392)	(388)	(215)
Proceeds from sale of fixed assets	5	—	55	—
Decrease (increase) in restricted deposits		(25)	250	467
Increase in deposits	7	—	(60)	(72)
Loans granted to related party	14	—	—	(50)
Repayment of loan from related party	14	—	1,200	—
Internally generated intangible assets	6	(13,048)	(12,611)	(11,212)
Net cash used in investing activities		(18,399)	(17,384)	(14,307)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend paid	9	(10,000)	(687)	(313)
Principal paid on lease liabilities	15	(3,537)	—	—
Loans received from related party	12	—	43	503
Repayment of loan	12	—	(540)	—
Net cash provided by (used in) financing activities		(13,537)	(1,184)	190
Effects of exchange rate changes on cash and cash equivalents		(176)	(104)	(6)
Net increase (decrease) in cash and cash equivalents		(12,587)	12,277	4,137
Cash and cash equivalents at beginning of the year		20,731	8,454	4,317
Cash and cash equivalents at the end of the year		8,144	20,731	8,454
Non-cash activities
Dividend declared		—	—	687

The accompanying notes are an integral part of the consolidated financial statements.

SBTECH (GLOBAL) LIMITED

Notes to the consolidated financial Statements
(in thousands of €, except when specified otherwise)

NOTE 1 — GENERAL:

SBTech (Global) Limited (the “Company”) and its subsidiaries (together, the “Group”) was founded in July, 2007 in Gibraltar and since November 2016 has been domiciled in 33-37 Athol Street, Douglas, Isle of Man, IM1 1LB (Company number 014119V). The Group is an industry-leading developer of proprietary iGaming platform and sports betting software and solutions for remote gaming operators. These services are provided on a business-to-business basis.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES:

The principal accounting policies adopted in the preparation of the consolidated financial statements are set out below. The policies have been consistently applied to all the years presented, unless otherwise stated.

Basis of preparation

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standard Board (“IASB”). The financial statements have been prepared under the historical cost convention, except for accrued severance pay, which is accounted for at fair value. The Group has elected to present the statements of comprehensive income using the function of expense method. In addition, these consolidated financial statements are presented in Euros. All currency amounts have been recorded to the nearest thousand, unless otherwise indicated.

Use of estimates and assumptions in the preparation of the financial statements

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. By their nature, these estimates are subject to measurement uncertainty and are reviewed periodically and adjustments, if necessary, are made in the year which they are identified. Actual results could differ from those estimates. See also Note 3.

Principal of consolidation

The consolidated financial statements include the accounts of SBTech (Global) Limited Ltd. and its subsidiaries in which it has a controlling interest. All intercompany balances and transactions have been eliminated upon consolidation. The consolidated financial statements of the Group include the accounts of the companies detailed in Note 18.

Non-controlling interests

Total comprehensive income of non-wholly owned subsidiaries is attributed to owners of the parent and to the non-controlling interests in proportion to their relative ownership interests.

New and amended standards and interpretations adopted in the period

The Group adopted IFRS 16 with a transition date of January 1, 2019. The Group has chosen not to restate comparatives on adoption of the standard, and therefore, the revised requirements are not reflected in the prior year financial statements. Details of the impact this standard has had are disclosed below. Other new and amended standards and Interpretations issued by the IASB did not impact the Group as they are either not relevant to the Group’s activities or require accounting which is consistent with the Group’s current accounting policies, such as the implementation of IFRIC Interpretation 23 disclosed below. The Group has not early adopted any standards, interpretations or amendments that have been issued but are not yet effective.

SBTECH (GLOBAL) LIMITED

Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES:  (continued)

IFRS 16 Leases

Effective January 1, 2019, IFRS 16 has replaced IAS 17 Leases and IFRIC 4 Determining whether an Arrangement Contains a Lease. IFRS 16 provides a single lessee accounting model, requiring the recognition of assets and liabilities for all leases, together with exemptions to exclude leases where the lease term is 12 months or less, or where the underlying asset is of low-value. IFRS 16 substantially carries forward the lessor accounting in IAS 17, with the distinction between operating leases and finance leases being retained. The Group does not have significant leasing acting as a lessor.

IFRS 16 provides for certain optional practical expedients, including those related to the initial application of the standard. The Group applied the following practical expedients when applying IFRS 16 to leases previously classified as operating leases under IAS 17:

•	Applied a single discount rate to a portfolio of leases with reasonably similar characteristics;

•	Applied the exemption not to recognize right-of-use assets and liabilities for leases with less than 12 months of lease term remaining as of the date of initial application and do not contain a purchase option.

As a lessee, the Group previously classified leases as operating or finance leases based on its assessment of whether the lease transferred substantially all of the risks and rewards of ownership. Under IFRS 16, the Group recognizes right-of-use assets and lease liabilities for all leases.

The Group adopted IFRS 16 using the modified retrospective approach, with recognition of transitional adjustments on the date of initial application (January 1, 2019), without restatement of comparative figures.

On initial application of IFRS 16, the Group recognized right-of-use assets and lease liabilities in relation to leases of office facilities, motor vehicles, and data centers, which had previously been classified as operating leases. The lease liabilities were measured at the present value of the remaining lease payments, discounted using the Group’s incremental borrowing rate as at January 1, 2019. The Group’s incremental borrowing rate is the rate at which a similar borrowing could be obtained from an independent creditor under comparable terms and conditions. The weighted-average rate applied was 2.98%. Right-of-use assets are measured at an amount equal to the lease liability, adjusted by the amount of any prepaid or accrued lease payments.

The following table presents the impact of applying IFRS 16 on the consolidated statement of financial position as at January 1, 2019:

	Under previous policy	The change	Under IFRS 16
Non-current assets:
Right-of-use assets	—	20,769	20,769
Current liabilities:
Lease liabilities	—	2,440	2,440
Non-current liabilities:
Lease liabilities	—	18,329	18,329

For the year ended December 31, 2019:

•	Depreciation expense increased because of the depreciation of right-of-use assets. This resulted in increases in Cost of revenue of 1,792, Research and development expenses of 1,179, Selling and marketing expenses of 10, and General and administrative expenses of 365.

SBTECH (GLOBAL) LIMITED

Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES:  (continued)

•	Lease expense relating to previous operating leases decreased by 1,798 in Cost of revenue, 1,307 in Research and development expenses, 20 in Selling and marketing expenses, and 412 in General and administrative expenses.

•	Financial expense increased by 677 relating to the interest expense on additional lease liabilities recognised.

•	Income tax expenses decreased, and deferred tax asset increased by 73 relating to the tax effect of these changes in expenses.

•	Cash flow from operating activities increased by 677 and cash flows from financing activities decreased by 3,537, relating to decrease in operating lease payments and increases in principal and interest payments of lease liabilities.

Significant accounting policies subsequent to transition

All leases are accounted for by recognising a right-of-use asset and a lease liability. Lease liabilities are measured at the present value of the contractual payments due to the lessor over the lease term, with the discount rate determined by reference to the rate implicit in the lease unless (as is typically the case) this is not readily determinable, in which case the Group’s incremental borrowing rate on commencement of the lease is used. Variable lease payments are only included in the measurement of the lease liability if they depend on an index or rate. In such cases, the initial measurement of the lease liability assumes the variable element will remain unchanged throughout the lease term. Other variable lease payments are expensed in the period to which they relate.

On initial recognition, the carrying value of the lease liability also includes:

•	amounts expected to be payable under any residual value guarantee;

•	the exercise price of any purchase option granted in favor of the Group if it is reasonably certain to exercise that option;

•	any penalties payable for terminating the lease, if the term of the lease has been estimated on the basis of termination option being exercised.

Right-of-use assets are initially measured at the amount of the lease liability, reduced for any lease incentives received, and increased for:

•	lease payments made at or before commencement of the lease;

•	initial direct costs incurred; and

•	the amount of any provision recognized where the Group is contractually required to dismantle, remove or restore the leased asset.

Subsequent to initial measurement, lease liabilities increase as a result of interest charged at a constant rate on the balance outstanding and are reduced for lease payments made. Right-of-use assets are amortized on a straight-line basis over the remaining term of the lease or over the remaining useful life of the right-of-use asset, if rarely, this is judged to be shorter than the lease term. In the scenario of a purchase option, the Group amortizes the right-of-use asset over its useful life. Lease liabilities are remeasured when there is a change in future lease payments arising from a change in an index or rate or when there is a change in the assessment of the term of any lease the remeasurement being recognized in front of the right-of-use assets.

SBTECH (GLOBAL) LIMITED

Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES:  (continued)

The following is a reconciliation of the Group’s liabilities in respect of operating leases disclosed in the financial statements as of December 31, 2018, discounted at the incremental interest rate on the initial implementation date and lease commitments recognized on January 1, 2019:

€
Operating lease commitments as of December 31, 2018	11,309
Less: short-term leases not recognized under IFRS 16	(298)
Less: effect of termination options reasonably certain to be exercised	(190)
Plus: effect of extension options reasonably certain to be exercised	12,797
Undiscounted lease payments	23,618
Less: effect of discounting using the weighted average incremental borrowing rate of 2.98% as of January 1, 2019	(2,849)
Lease liabilities as of January 1, 2019	20,769

Use of estimates and judgements

There have been no material revisions to the nature and amount of estimates of amounts reported in prior periods except where the implementation of IFRS 16 discussed above requires a different approach to the accounting previously applied. Significant estimates and judgements that have been required for the implementation of the new standard are:

•	The determination of whether an arrangement contains a lease;

•	The determination of lease term for some lease contracts in which the Group is a lessee that include renewal options and termination options, and the determination whether the Group is reasonably certain to exercise such option; and

•	The determination of the incremental borrowing rate used to measure lease liabilities.

IFRIC Interpretation 23 Uncertainty over Income Tax Treatments

Effective January 1, 2019, the Interpretation addresses the accounting for income taxes when tax treatments involve uncertainty that affects the application of IAS 12 Income Taxes. It does not apply to taxes or levies outside the scope of IAS 12, nor does it specifically include requirements relating to interest and penalties associated with uncertain tax treatments. The Interpretation specifically addresses the following:

•	Whether an entity considers uncertain tax treatments separately

•	The assumptions an entity makes about the examination of tax treatments by taxation authorities

•	How an entity determines taxable profit (tax loss), tax bases, unused tax losses, unused tax credits and tax rates

•	How an entity considers changes in facts and circumstances

The Group determines whether to consider each uncertain tax treatment separately or together with one or more other uncertain tax treatments and uses the approach that better predicts the resolution of the uncertainty. The Interpretation did not have an impact on the consolidated financial statements of the Group.

SBTECH (GLOBAL) LIMITED

Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES:  (continued)

New standards, interpretations and amendments not yet effective

There are a number of standards, amendments to standards, and interpretations which have been issued by the IASB that are effective in future accounting periods that the Group has decided not to adopt early.

Amendments to IAS 1 and IAS 8: Definition of Material

In October 2018, the IASB issued amendments to IAS 1 Presentation of Financial Statements and IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors to align the definition of  “material” across the standards and to clarify certain aspects of the definition. The new definition states that, “Information is material if omitting, misstating or obscuring it could reasonably be expected to influence decisions that the primary users of general-purpose financial statements make on the basis of those financial statements, which provide financial information about a specific reporting entity”. The amendments are effective for annual reporting periods beginning on or after January 1, 2020. The amendments to the definition of material is not expected to have a significant impact on the Group’s consolidated financial statements.

Amendments to IAS 1: Presentation of Financial Statements

In January 2020, the IASB issued amendments to IAS 1, which clarify the criteria used to determine whether liabilities are classified as current or non-current. These amendments clarify that current or non-current classification is based on whether an entity has a right at the end of the reporting period to defer settlement of the liability for at least twelve months after the reporting period. The amendments also clarify that “settlement” includes the transfer of cash, goods, services, or equity instruments unless the obligation to transfer equity instruments arises from a conversion feature classified as an equity instrument separately from the liability component of a compound financial instrument. The amendments are effective for annual reporting periods beginning on or after January 1, 2022. The Group is currently assessing the impact of these new accounting standards and amendments. The Group does not believe that the amendments to IAS 1 will have a significant impact on the Group’s consolidated financial statements.

The Group does not expect any other standards issued by the IASB, but not yet effective, to have a material impact on the Group’s consolidated financial statements.

Foreign currency

The financial information of the Group is presented in Euro which is the Group’s functional currency and is the currency that best reflects the economic substance of the underlying events and circumstances relevant to the Group. Transactions and balances in foreign currencies are converted into Euro in accordance with the principles set forth by IAS 21 (“The Effects of Changes in Foreign Exchange Rates”). Accordingly, transactions and balances have been converted as follows:

•	Monetary assets and liabilities — at the rate of exchange applicable at the consolidated statements of financial position date.

•	Income and expense items — at exchange rates applicable as of the date of recognition of those items.

•	Non-monetary items are converted at the rate of exchange used to convert the related balance sheet items i.e. at the time of the transaction.

•	Exchange gains and losses from the aforementioned conversion are recognized in profit or loss.

SBTECH (GLOBAL) LIMITED

Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES:  (continued)

Cash and cash equivalents

Cash equivalents are considered by the Group to be highly-liquid investments, including, inter alia, short-term deposits with banks, the maturity of which do not exceed three months at the time of deposit and which are not restricted.

Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The carrying value of cash and cash equivalents, trade receivables, net and other current assets, and trade payables and other accounts payables and accrued expenses approximate their fair value due to the short-term nature of these instruments. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

A.	In the principal market for the asset or liability; or

B.	In the absence of a principal market, in the most advantageous market for the asset or liability.

The principal or the most advantageous market must be accessible by the Group.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use. When there are no quoted prices in active markets for identical assets or liabilities, the Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

Classification by fair value hierarchy

Assets and liabilities presented in the consolidated statements of financial position at fair value are grouped into classes with similar characteristics using the following fair value hierarchy which is determined based on the source of input used in measuring fair value:

Level 1	—	Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2	—	Inputs other than quoted prices included within Level 1 that are observable either directly or indirectly.

Level 3	—	Inputs that are not based on observable market data (valuation techniques that use inputs that are not based on observable market data).

For assets and liabilities that are recognized in the financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

SBTECH (GLOBAL) LIMITED

Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES:  (continued)

Financial instruments

1. Financial Assets

The Group classifies its financial assets into the following category, based on the business model for managing the financial asset and its contractual cash flow characteristics. The Group’s accounting policy for the relevant category is as follows:

Amortized cost: These assets arise principally from the services rendered to customers (e.g. trade receivables), but also incorporate other types of financial assets where the objective is to hold these assets in order to collect contractual cash flows and the contractual cash flows are solely payments of principal and interest. They are initially recognized at fair value plus transaction costs that are directly attributable to their acquisition or issue, and are subsequently carried at amortized cost using the effective interest rate method, less provision for impairment. Impairment provisions for trade receivable are recognized based on the simplified approach within IFRS 9 using a provision in the determination of the lifetime expected credit losses. During this process the probability of the non-payment of the trade receivables is assessed. This probability is then multiplied by the amount of the expected loss arising from default to determine the lifetime expected credit loss for the trade receivables. For trade receivables, which are reported net, such provisions are recorded in a separate provision account with the loss being recognized within general and administrative expenses in the consolidated statements of comprehensive income. On assessment that the trade receivable will not be collectable, the gross carrying value of the asset is written off against the associated provision.

2. Financial Liabilities

The Group classifies its financial liabilities based on the purpose for which the liability was acquired. The Group’s accounting policy is as follows:

Fair value through profit or loss: The Group does not have any liabilities held for trading nor has it designated any financial liabilities as being at fair value through profit or loss.

Amortized cost: Trade payables and certain other accounts payable and accrued expenses are initially recognized at fair value and subsequently carried at amortized cost using the effective interest method.

3. De-recognition

•	Financial Assets — The Group derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire or it transfers the rights to receive the contractual cash flows.

•	Financial Liabilities — The Group derecognizes a financial liability when its contractual obligations are discharged or cancelled, or expire.

4. Impairment of financial assets

The Group assesses at the end of each reporting period whether there is any objective evidence of impairment of financial assets carried at amortized cost. The Group recognizes an allowance for expected credit losses (“ECL”) for all debt instruments not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original effective interest rate. ECLs are recognized in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12-months (a 12-month ECL). For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (a lifetime ECL). For trade receivables and contract assets, the Group applies a simplified approach in calculating ECLs. Therefore, the Group does not track changes in credit risk, but instead recognizes a loss allowance based on lifetime ECLs at each reporting date. The Group has established a provision matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment. The Group assessed its financial assets that are subject to the expected credit loss model. In order to manage the credit risks associated with customer receivables, the Group aims to secure certain financial guarantees prior to entering into business relationships with its customers. Payment terms with customers from different geographical areas are similar.

SBTECH (GLOBAL) LIMITED

Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES:  (continued)

To this end, the Group developed a matrix, which is based on past experience and historical data along with projections into consideration, in order to group the ECL:

1.	Receivables with a short billing cycle (“Payment option 1”).

2.	Receivables from related party (“Payment option 2”).

ECLs are measured as the unbiased probability-weighted present value of all cash shortfalls over the expected life of each financial asset. ECLs are mainly calculated with a statistical model using three major risk parameters: probability of default, loss given default and exposure at default. The estimation of these risk parameters incorporates all available relevant information, not only historical and current loss data, but also reasonable and supportable forward-looking information reflected by the future expectation factors.

This information includes macroeconomic factors (e.g., gross domestic product growth, unemployment rate, cost performance index) and forecasts of future economic conditions. For receivables from financial services, these forecasts are performed using a scenario analysis (base case, adverse and optimistic scenarios).

Definition of default, including reasons for selecting the definition

Prior to commencing a business relationship, the Group will enter into an agreement with the customer. The agreement or contract typically includes details of the terms of payment to which the Group is entitled. In most cases, the customer updates the Group if there is a delay in the payment beyond the terms of the agreement. Any delays in payment for more than two months are subject to approval of management. If a customer’s scheduled payment is delayed by more than two months and such delay is not approved by the Group’s management, the sale department will typically make direct contact with the customer’s management and inform them of the overdue obligation and the Group will pursue remedies available (such as legal notice, suspend fully or partially service) to collect the overdue payment. If the customer and the Group are not able to resolve the matter at that time, the receivable is considered to be in default as the collectability is no longer certain. If the collection effort is not successful, the Group will retain legal counsel in the applicable country to assist with collection and sends a demand letter to that effect.

Write-off policy

The Group writes off its financial assets if any of the following occur:

•	Inability to locate the debtor.

•	Discharge of the debt in a bankruptcy.

•	It is determined that the efforts to collect the debt are no longer cost effective given the size of receivable.

The collections department must comply with the collection efforts outlined in the policy to collect on delinquent customer accounts before any write-offs are made.

SBTECH (GLOBAL) LIMITED

Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES:  (continued)

Aging Schedule based on due date

As of December 31, 2019	Within payment terms	0-90 days over payment terms	90+ days over payment terms	Total
Payment option 1	14,884	4,574	1,430	20,888
Payment option 2	544	158	3,323	4,025
Total	15,428	4,732	4,753	24,913

As of December 31, 2018	Within payment terms	0-90 days over payment terms	90+ days over payment terms	Total
Payment option 1	8,890	1,366	3,226	13,482
Payment option 2	459	275	3,872	4,606
Total	9,349	1,641	7,098	18,088

Trade receivables by geographic area

	As of December 31, 2019	As of December 31, 2018
Europe	11,623	9,018
Rest of the world	13,290	9,070
Total	24,913	18,088

Two level matrix

	As of December 31, 2019	As of December 31, 2018
Payment option 1	20,888	13,482
Payment option 2	4,025	4,606
Total	24,913	18,088

At every reporting date the historical observed default rates are updated and changes in the forward-looking estimates are analyzed.

Level provision matrix

The Group estimated the following provision matrix:

	Default rate	As of December 31, 2019	ECL
Payment option 1	0.8%	20,888	167
Payment option 2	0.04%	4,025	1
Total		24,913	168

	Default rate	As of December 31, 2018	ECL
Payment option 1	0.62%	13,482	84
Payment option 2	17.02%	4,606	784
Total		18,088	868

SBTECH (GLOBAL) LIMITED

Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES:  (continued)

Movements in the impairment allowance for trade receivables are as follows:

	2019	2018	2017
At January 1 (under IAS 39)	—	—	—
Restated through opening retained earnings	—	1,180	—
At January 1 (under IFRS 9)	868	1,180	—
Decrease during the year	(700)	(312)	—
At December 31	168	868	—

As of December 31, 2019, and 2018, ECL for trade receivables were 168 and 868, respectively.

Intangible assets

Intangible assets include internally generated capitalized software development costs. Intangible assets with a finite useful life are amortized over their estimated useful lives and reviewed for impairment whenever there is an indication that the asset may be impaired. The amortization period and the amortization method for an intangible asset are reviewed at least at each year end. The carrying amount of these assets is reviewed whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable (see also Note 2 — Impairment of non-financial assets).

Expenditure incurred on development activities including the Group’s software development is capitalized only where the expenditure will lead to new or substantially improved products, the products are technically and commercially feasible and the Group has sufficient resources to complete the development and reach the stage for which the product is ready for use. Capitalized development costs are amortized on a straight-line basis over their estimated useful lives of 4 years once the development is completed and the assets are in use. Subsequent expenditure on capitalized intangible assets is capitalized only where it clearly increases the economic benefits to be derived from the asset to which it relates. All other expenditure, including that incurred in order to maintain an intangible asset’s current level of performance, is expensed as incurred (see also Note 2 — Research and development costs). Externally purchased software and licenses are amortized on a straight-line basis over the period of the software and licenses, which ranges between two to three years.

Property, plant and equipment

Items of property, plant and equipment are initially recognized at cost. Cost includes directly attributable costs and the estimated present value of any future costs of dismantling and removing items. Depreciation is computed by the straight-line method, based on the estimated useful lives of the assets, as follows:

	Annual depreciation rate (%)	Main annual depreciation rate (%)
Motor vehicle	15	15
Computers	15-50	33
Furniture and office equipment	7-15	15
Leasehold improvements	Over the shorter of the term of the lease or useful life	10

SBTECH (GLOBAL) LIMITED

Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES:  (continued)

Leasehold improvements are depreciated over the term of the expected lease including optional extension, or the estimated useful lives of the improvements, whichever is shorter.

Impairment of non-financial assets

Non-financial assets are subject to impairment test whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Where the carrying value of the non-financial asset exceeds its recoverable amount (i.e. the higher of value in use and fair value less costs to dispose), the asset is written down and impairment charge is recognized accordingly. Where it is not possible to estimate the recoverable amount of an individual asset, the impairment test is carried out on the asset’s cash-generating unit (i.e. the smallest group of assets to which the asset belongs that generates cash inflow that are largely independent of cash inflows from other assets). An impairment loss allocated to an asset, is reversed only if there have been changes in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. Reversal of an impairment loss, as above, is limited to the lower of the carrying amount of the asset that would have been determined (net of depreciation or amortization) had no impairment loss been recognized for the asset in prior years and the assets recoverable amount. After an impairment of non-financial asset is recognized, the Group examines at each reporting date whether there are indications that the impairment which was recognized in the past no longer exists or should be reduced. The reversal of impairment loss of an asset is recognized in profit or loss. Impairment charges are included in general and administrative expenses. During the years ended December 31, 2019, 2018 and 2017 no impairment charges of non-financial assets were recognized.

Research and development costs

Expenditure on research activities is recognized in profit or loss as incurred. Expenditure incurred on development activities including the Group’s development is capitalized where the expenditure will lead to new or substantially improved products and only if all the following can be demonstrated:

•	The product is technically and commercially feasible.

•	The Group intends to complete the product so that it will be available for use or sale.

•	The Group has the ability to use the product or sell it.

•	The Group has the technical, financial and other resources to complete the development and to use or sell the product.

•	The Group can demonstrate the probability that the product will generate future economic benefits.

•	The Group is able to measure reliably the expenditure attributable to the product during the development.

Capitalized development costs are amortized on a straight-line basis over their estimated useful lives of four years once the development is completed and the assets are in use. Subsequent expenditure on capitalized intangible assets is capitalized only where it clearly increases the economic benefits to be derived from the asset to which it relates. All other expenditure, including that incurred in order to maintain an intangible asset’s current level of performance, is expensed as incurred.

Share based payment

The Group measures the share-based expense and the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date at which they are granted. The fair value is determined by using the Black-Scholes and Merton (BSM) model which considers the terms and conditions upon which the instruments were granted.

SBTECH (GLOBAL) LIMITED

Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES:  (continued)

Deferred taxes

Deferred taxes are computed in respect of temporary differences between the carrying amounts of assets and liabilities in the financial statements and the amounts attributable for tax purposes. Deferred taxes are recognized in other comprehensive income or directly in equity if the tax relates to those items.

Deferred taxes are measured at the tax rates that are expected to apply in the period when the temporary differences are reversed in profit or loss, other comprehensive income or equity, based on tax laws that have been enacted or substantively enacted at the end of the reporting period. Deferred taxes in profit or loss represent the changes in the carrying amount of deferred tax balances during the reporting period, excluding changes attributable to items recognized in other comprehensive income or directly in equity. Deferred tax assets are reviewed at the end of each reporting period and reduced to the extent that it is not probable that they will be utilized. In addition, temporary differences (such as carry forward losses) for which deferred tax assets have not been recognized are reassessed and deferred tax assets are recognized to the extent that their recoverability is probable. Any resulting reduction or reversal is recognized on “income tax” within the statements of comprehensive income. Taxes that would apply in the event of the disposal of investments in investees have not been taken into account, as long as the disposal of such investments is not expected in the foreseeable future and the Group has control over such disposal. The Group’s policy is not to initiate distribution of dividends that triggers an additional tax liability. All deferred tax assets and liabilities are presented in the consolidated statement of financial position as non-current items, respectively. Deferred taxes are offset in the consolidated statement of financial position if there is a legally enforceable right to offset a current tax asset against a current tax liability and the deferred taxes relate to the same taxpayer and the same taxation authority.

Current taxes

The current taxes is calculated on the basis of the tax laws enacted at the statement of financial position date in countries where the Group operates and generates taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Revenue recognition

Revenue from contracts with customers is recognized when control of the services are transferred to the customer at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those services. The Group’s key revenue is derived from contracting parties and comprises as a percentage of the revenue generated by the contracting party from use of the Group’s intellectual property in trading activities. Revenue share income is based on the underlying gaming revenue earned by our licensees and is recognized in the accounting periods in which the gaming transactions occur. In reseller arrangements, the Group’s revenue is comprised of a base fixed monthly fee plus a fixed monthly fee for each end-user that the reseller contracts with to access the Group’s intellectual property in trading activities. The arrangements with customers do not provide the customer with the right to take possession of the Group’s software suite at any time. Instead, customers are granted continuous access to the Group’s software suite over the contractual period.

SBTECH (GLOBAL) LIMITED

Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 3 — CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS:

The areas requiring the use of estimates and critical judgments that may potentially have a significant impact on the Group’s earnings and financial position are: capitalization and amortization of development costs and the useful life of property and equipment and of intangible assets. Upon adoption of IFRS 16 as of January 1, 2019, areas requiring the use of estimates and critical judgments also include the determination of whether an arrangement is or contains a lease, the determination of lease term in contracts in which the Group is a lessee (including the assessment of whether the Group is reasonably certain to exercise lessee extension or termination options), and the determination of the incremental borrowing rate used to measure lease liabilities.

Amortization of capitalized development costs and the useful life of property and equipment

Intangible assets and property and equipment are amortized or depreciated over their useful lives. Useful lives are based on management’s estimates of the period that the assets will generate revenue, which are periodically reviewed for continued appropriateness. Changes to estimates can result in significant variations in the amounts charged to the consolidated statements of comprehensive income in specific periods.

Share based payment

The Group has a share-based remuneration scheme for employees. The share options plan has a “Transaction Event” as described in Note 9.C other than continued service. As of the balance sheet date, the Group does not expect the occurrence of the Transaction Event to be considered as probable. As a result, no expense has been recorded.

NOTE 4 — OTHER CURRENT ASSETS:

	December 31, 2019	December 31, 2018
Related parties (see Note 7)	1,503	86
Prepaid expenses	1,352	1,286
Institutions	207	567
Other receivables	196	937
Total	3,258	2,876

NOTE 5 — PROPERTY AND EQUIPMENT, NET:

	Leasehold Improvements	Computers	Furniture and Office Equipment	Total
Cost
At January 1, 2019	2,374	7,800	710	10,884
Additions	547	4,196	191	4,934
At December 31, 2019	2,921	11,996	901	15,818
Accumulated depreciation
At January 1, 2019	(393)	(2,352)	(213)	(2,958)
Depreciation	(220)	(2,616)	(94)	(2,930)
At December 31, 2019	(613)	(4,968)	(307)	(5,888)
Net book value at December 31, 2019	2,308	7,028	594	9,930

SBTECH (GLOBAL) LIMITED

Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 5 — PROPERTY AND EQUIPMENT, NET:  (continued)

	Leasehold Improvements	Motor Vehicle	Computers	Furniture and Office Equipment	Total
Cost
At January 1, 2018	783	121	4,263	375	5,542
Additions	1,601	—	3,848	416	5,865
Disposals	(10)	(121)	(311)	(81)	(523)
At December 31, 2018	2,374	—	7,800	710	10,884
Accumulated depreciation
At January 1, 2018	(79)	(33)	(1,338)	(170)	(1,620)
Depreciation	(319)	(18)	(1,324)	(124)	(1,785)
Disposals	5	51	310	81	447
At December 31, 2018	(393)	—	(2,352)	(213)	(2,958)
Net book value at December 31, 2018	1,981	—	5,448	497	7,926

	Leasehold Improvements	Motor Vehicle	Computers	Furniture and Office Equipment	Total
Cost
At January 1, 2017	313	121	1,591	310	2,335
Additions	470	—	2,690	65	3,225
Disposals	—	—	(18)	—	(18)
At December 31, 2017	783	121	4,263	375	5,542
Accumulated depreciation
At January 1, 2017	(46)	(14)	(650)	(135)	(845)
Depreciation	(33)	(19)	(706)	(35)	(793)
Disposals	—	—	18	—	18
At December 31, 2017	(79)	(33)	(1,338)	(170)	(1,620)
Net book value at December 31, 2017	704	88	2,925	205	3,922

NOTE 6 — INTANGIBLE ASSETS, NET:

	Internally generated intangible assets	Software and licenses	Others	Total
Cost
At January 1, 2019	32,681	603	—	33,284
Additions	13,048	392	443	13,883
At December 31, 2019	45,729	995	443	47,167
Accumulated Amortization
At January 1, 2019	(11,110)	(194)	—	(11,304)
Amortization	(9,601)	(161)	(7)	(9,769)
At December 31, 2019	(20,711)	(355)	(7)	(21,073)
Net book value at December 31, 2019	25,018	640	436	26,094

SBTECH (GLOBAL) LIMITED

Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 6 — INTANGIBLE ASSETS, NET:  (continued)

	Internally generated intangible assets	Software and licenses	Total
Cost
At January 1, 2018	20,070	215	20,285
Additions	12,611	388	12,999
At December 31, 2018	32,681	603	33,284
Accumulated Amortization
At January 1, 2018	(4,705)	(59)	(4,764)
Amortization	(6,405)	(135)	(6,540)
At December 31, 2018	(11,110)	(194)	(11,304)
Net book value at December 31, 2018	21,571	409	21,980

	Internally generated intangible assets	Software and licenses	Total
Cost
At January 1, 2017	8,858	—	8,858
Additions	11,212	215	11,427
At December 31, 2017	20,070	215	20,285
Accumulated Amortization
At January 1, 2017	(1,335)	—	(1,335)
Amortization	(3,370)	(59)	(3,429)
At December 31, 2017	(4,705)	(59)	(4,764)
Net book value at December 31, 2017	15,365	156	15,521

NOTE 7 — OTHER NON-CURRENT ASSETS:

	December 31, 2019	December 31, 2018
Related parties (see also Note 14)*	—	1,407
Deposit	306	281
Total	306	1,688

*	Other non-current assets for related parties includes as of December 31, 2018 a loan the Group provided to a related party during the years 2015 — 2018 in the amount of 2,810. The loan bears interest of Libor+2.25% per annum. In 2019 there were no repayments against this loan. In 2018 the Group received repayments which amounted to 1,550. As of December 31, 2019, the loan amounted to 1,430 and was classified as short term (see also Note 4). As of December 31, 2018, the loan amounted to 1,407 and was classified as long term.

SBTECH (GLOBAL) LIMITED

Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 8 — OTHER ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

	December 31, 2019	December 31, 2018
Employees, salaries and related liabilities	5,657	3,684
VAT and income tax payable	1,859	373
Accrued expenses	1,772	123
Provision for vacation	1,177	976
Advances and deposits from customers	711	1,767
Total	11,176	6,923

NOTE 9 — SHAREHOLDERS’ EQUITY:

A. Composed as follows as of December 31, 2019:

	Authorized	Issued and outstanding
	Amount
Ordinary shares of USD 0.1 per share	72,000	40,800

Composed as follows as of December 31, 2018:

	Authorized	Issued and outstanding
	Amount
Ordinary shares of USD 0.1 per share	72,000	40,800

Ordinary shares confer upon their holders the rights to receive notice to participate and vote in general meeting of the Group, and the right to receive dividends if declared.

B. Dividend

On January 10, 2019 and April 8, 2019, the Group’s board of directors declared dividends to its shareholders totaling 10,000 (€245.10 per share). In 2019, the dividend has been paid in full to the shareholders. On September 28, 2017, the Group’s board of directors declared a total amount of 1,000 dividend to its shareholders (€24.51 per share), 313 of which was paid to its shareholders in 2017 and the remaining 687 was paid in 2018. No dividends were declared in 2018.

C. Share Based payments

On July 20, 2011 the Company established a share option plan (the “Plan”). The Company has assigned up to 15% of its share capital as a pool for options. According to the Plan, the exercise of the granted options depends on two main cumulative conditions, the maturity of the option after a certain vesting period and the occurrence of a Transaction Event. A Transaction Event is defined in the Plan as any (i) merger, consolidation or reorganization of the Company with one or more other entities in which the Company is not the surviving entity; (ii) sale of all or substantially all of the assets or shares of the Company to another entity; or (iii) IPO.

As of the balance sheet date, the Group does not expect the occurrence of the Transaction Event. Thus, no expense has been recorded.

SBTECH (GLOBAL) LIMITED

Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 9 — SHAREHOLDERS’ EQUITY:  (continued)

	Share Option Plan: 2019		Share Option Plan: 2018
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
		€		€
Options outstanding at beginning of year	5,217	927	3,120	130
Changes during the year:
Granted	676	10,720	2,337	1,998
Cancelled	—	—	240	997
Options outstanding at end of year	5,893	2,330	5,217	927

NOTE 10 — REVENUE:

Geographical analysis of revenue

	For the year ended December 31,
	2019	2018	2017
Europe	37%	34%	48%
Rest of the world	63%	66%	52%
	100%	100%	100%

Major customers (in thousands and as a percentage of total revenues)

	Year ended December 31,
	2019		2018		2017
	€	%	€	%	€	%
Customer A	44,445	46%	35,510	38%	26,840	41%
Customer B	7,980	8%	14,300	15%	8,950	14%
Customer C	6,265	6%	6,870	7%	8,765	13%
Customer D	3,553	4%	5,432	6%	2,548	4%
Others	34,614	36%	32,035	34%	18,984	28%
	96,857	100%	94,147	100%	66,087	100%

NOTE 11 — COST OF REVENUE:

	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
Payroll and related expenses	21,448	18,934	15,683
Depreciation and amortization	13,750	7,962	3,972
Games, data providers and related fees	9,785	10,936	7,068
IT	7,220	3,917	3,526
Others	1,970	3,338	1,595
Total	54,173	45,087	31,844

SBTECH (GLOBAL) LIMITED

Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 12 — FINANCING ACTIVITIES IN THE STATEMENT OF CASH FLOWS:

Reconciliation of the changes in liabilities for which cash flows have been, or will be classified as financing activities in the consolidated statements of cash flows:

Loans from related parties
As of January 1, 2017	—
Changes from financing cash flows:
Loan received from related party	(503)
Exchange rate differences	6
As of December 31, 2017	(497)
Changes from financing cash flows:
Loan received from related party	(43)
Exchange rate differences	(27)
Interest	(28)
Repayment of loan including interest	595
As of December 31, 2018	—
Changes from financing cash flows:	—
As of December 31, 2019	—

NOTE 13 — TAXES ON INCOME:

1.	Taxes on income

Isle of Man

The Company has been domiciled in Isle of Man and under the local current laws; the Company is not subject to corporate income tax.

Israel

The tax rates that apply in Israel are 23% in 2019 and 2018, and 24% in 2017.

Bulgaria

The tax rates that apply in Bulgaria are 10% in 2019, 2018 and 2017.

Ukraine

The tax rates that apply in Ukraine are 18% in 2019, 2018 and 2017.

Malta

The tax rates that apply in Malta are 35% in 2019, 2018 and 2017.

SBTECH (GLOBAL) LIMITED

Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 13 — TAXES ON INCOME:  (continued)

2.	Deferred tax assets

Deferred tax assets reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The Group’s deferred tax assets result from:

	Year ended December 31, 2019	Year ended December 31, 2018
Other provisions and employee-related obligations	300	171
Property and equipment, net	131	—
Accrued severance pay, net	93	64
Other	73	—
Deferred tax assets	597	235

The movement on the deferred tax account is as shown below:

	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
At January 1	235	201	145
Recognized in profit and loss — tax income	362	34	56
At December 31	597	235	201

3.	Composition

	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
Current tax	1,000	599	320
Change in deferred tax	(362)	(34)	(56)
Total	638	565	264

4.	Reconciliation between the theoretical tax on the pre-tax income and the tax expense:

	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
Profit before taxation	5,214	27,344	16,554
Theoretical tax credit at applicable statutory 0%	—	—	—
Tax Rate difference between Isle of Man and the Group’s subsidiaries	891	463	188
Non-allowable expenses	58	21	14
Recognition of deferred tax assets	(362)	(34)	(56)
Miscellaneous	51	115	118
Tax on income	638	565	264

SBTECH (GLOBAL) LIMITED

Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 14 — RELATED PARTIES:

Parties are considered to be related if one party has the ability to control the other party or exercise significant influence over the other party’s making of financial or operational decisions, or if both parties are controlled by the same third party. The Group is controlled by a major shareholder.

Terms and conditions of transactions with related parties

The sales to and purchases from related parties are made on terms equivalent to those that prevail in arm’s length transactions. Outstanding balances at the year-end are unsecured and interest free and settlement occurs in cash. There have been no guarantees provided or received for any related party receivables or payables.

Related party transactions

	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
Revenue received from related party	6,265	6,870	8,765
Lease paid to related party	627	480	127
Salary to related parties	126	395	331
Proceeds from sale of vehicle	—	55	—
Interest income (expense) on loan to (from) related party	23	(40)	113

Receivables from related parties

Name	Nature of transaction	December 31, 2019	December 31, 2018
Related company	Trade receivables, net	4,025	3,823
Related company	Loan granted*	1,430	1,407
Major shareholder	Ongoing transaction	73	86

*	The Group provided a loan to a related party during the years 2015 — 2018. See also Note 7.

Payables to related parties

Name	Nature of transaction	December 31, 2019	December 31, 2018
Related company	Ongoing transaction	139	—

Key management personnel compensation

Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Group.

	December 31, 2019	December 31, 2018	December 31, 2017
Salary, benefits and others	1,907	947	814

SBTECH (GLOBAL) LIMITED

Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 15 — LEASES:

The Group has lease contracts for office facilities, motor vehicles, and data centers used in its operations. Leases of office facilities generally have lease terms between 2 and 10 years, motor vehicles generally have lease terms between 3 and 4 years, and data centers generally have lease terms between 1 and 4 years. The Group has several lease contracts that include extension options. These options are negotiated by management to provide flexibility in managing the leased-asset portfolio and align with the Group’s business needs. Management exercises significant judgement in determining whether these extension and termination options are reasonably certain to be exercised in assessing the lease terms.

The Group also has certain leases of office facilities with lease terms of 12 months or less. The Group applies the “short-term lease” recognition exemption for these leases.

Set out below are the carrying amounts of right-of-use assets recognized and the movements during the period:

	Office facilities	Motor vehicles	Data centers	Total
As of January 1, 2019	20,569	200	—	20,769
Additions	5,490	16	2,850	8,356
Depreciation expense	(2,833)	(98)	(415)	(3,346)
As of December 31, 2019	23,226	118	2,435	25,779

Set out below are the carrying amounts of lease liabilities and the movements during the period:

2019
As of January 1, 2019	20,769
Additions	8,356
Accretion of interest	677
Payments	(3,537)
As of December 31, 2019	26,265
Current	3,516
Non-current	22,749

The following are the amounts recognized in profit or loss:

2019
Depreciation expense of right-of-use assets	3,346
Interest expense on lease liabilities	677
Expense relating to short-term leases	319
Total amount recognized in profit or loss	4,342

The Group had total cash outflows for leases of 3,537 in 2019. The Group also had non-cash additions to right-of-use assets and lease liabilities of 8,356 in 2019.

The Group has several lease contracts that include extension and termination options. These options are negotiated by management to provide flexibility in managing the leased-asset portfolio and align with the Group’s business needs. Management exercises significant judgement in determining whether these extension and termination options are reasonably certain to be exercised.

SBTECH (GLOBAL) LIMITED

Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 15 — LEASES:  (continued)

Set out below are the undiscounted potential future rental payments relating to periods following the exercise date of extension and termination options that are not included in the lease term:

	Within five years	More than five years	Total
Extension options expected not to be exercised	—	—	—
Termination options expected to be exercised	190	—	190
	190	—	190

NOTE 16 — COMMITMENTS AND CONTINGENT LIABILITIES:

As part of the Board’s ongoing regulatory compliance process, the Board continues to monitor legal and regulatory developments and their potential impact on the Group. Management is not aware of any contingencies that may have a significant impact on the financial position of the Group.

In connection with the anticipated transaction (see Note 19), which is expected to close in 2020, the Group entered into an agreement with a financial advisor. Pursuant to the agreement, the Group agreed to pay for success fees equal to (i) USD 2.5 million (€2.2 million), in the event the sale includes participation by a special purpose acquisition company (“SPAC”), or (ii) USD 2 million (€1.8 million), in the event that the sale does not include participation by a SPAC. In the event that a sale is not consummated by the Group and the Group receives a termination or break-up fee, the Group will pay the financial advisor a cash fee equal to 15% of the termination or break-up fee received by the Group. In addition, the Group entered into an agreement with a legal advisor by which the Group agreed to pay for fees based on time involved in the engagement and internal time charges. However, to the extent that the deal is abandoned, the fees will be capped at USD 0.5 million (€0.4 million).

NOTE 17 — FINANCIAL INSTRUMENTS AND RISK MANAGEMENT:

The Group is exposed to a variety of financial risks, which results from its financing, operating and investing activities. The objective of financial risk management is to contain, where appropriate, exposures in these financial risks to limit any negative impact on the Group’s financial performance and position. The Group’s financial instruments are its cash, trade receivables, partly other current and non-current assets, trade payables and other payables. The main purpose of these financial instruments is to raise finance for the Group’s operation. The Group actively measures, monitors and manages its financial risk exposures by various functions pursuant to the segregation of duties and principals. The risks arising from the Group’s financial instruments are mainly credit risk, currency and liquidity risk. The risk and capital management policies employed by the Group to manage these risks are discussed below.

Capital management

The Group’s objective is to maintain, as possible, a stable capital structure. In the opinion of the Group’s management, its current capital structure is stable. Consistent with others in the industry, the Group maintains or changes the capital structure by adjusting the dividend payments to shareholders or selling assets in order to repay liabilities. No changes were made in the objectives, policies or processes for managing capital during the years ended December 31, 2019 and 2018.

SBTECH (GLOBAL) LIMITED

Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 17 — FINANCIAL INSTRUMENTS AND RISK MANAGEMENT:  (continued)

Risk management

Financial assets:

	Fair value through profit or loss		Amortized cost		Fair value through other comprehensive income
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Cash and cash equivalents	—	—	8,144	20,731	—	—
Trade receivables	—	—	24,745	17,220	—	—
Other current and non-current assets	—	—	1,685	2,713	—	—
Total	—	—	34,574	40,664	—	—

Financial liabilities:

	Fair value through profit or loss		Amortized cost
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Trade payables	—	—	8,127	7,006
Other accounts payable and accrued expenses	—	—	1,772	—
Lease liabilities	—	—	26,265	—
Total	—	—	36,164	7,006

Credit risk

Credit risk arises when a failure by counterparties to discharge their obligations could reduce the amount of future cash inflows from financial assets on hand at the balance sheet date. The Group closely monitors the activities of its counterparties and controls the access to its intellectual property which enables it to ensure the prompt collection of customers’ balances. The Group’s main financial assets are cash and cash equivalents as well as trade and other receivables and represent the Group’s maximum exposure to credit risk in connection with its financial assets. Trade and other receivables are carried on the balance sheet net of doubtful debt provisions estimated by the management based on prior year experience and an evaluation of prevailing economic circumstances. The Group holds its funds with highly reputable financial institutions, the majority of which is held in one UK financial institution. Cash held in UK financial institutions is protected and insured by the Financial Services Compensation Scheme (FSCS) up to £85,000 per authorized firm.

The carrying amount of financial assets represents the maximum credit exposure. The maximum exposure to credit risk at the reporting date was:

	December 31, 2019	December 31, 2018
Cash and cash equivalents	8,144	20,731
Trade receivables	24,745	17,220
Other current and non-current assets	1,685	2,713
Total	34,574	40,664

SBTECH (GLOBAL) LIMITED

Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 17 — FINANCIAL INSTRUMENTS AND RISK MANAGEMENT:  (continued)

Currency risk

Currency risk is the risk that the value of financial instruments will fluctuate due to changes in foreign exchange rates. Currency risk arises when future commercial transactions and recognized assets and liabilities are denominated in a currency that is not the Group’s functional currency. The Group is exposed to foreign exchange risk arising from various currency exposures primarily with respect to the New Israeli Shekel (“NIS”), U.S. Dollar (“USD”), British Pound (“GBP”) and Ukrainian Hryvnia (“UAH”). The Group’s policy is not to enter into any currency hedging transactions.

The carrying amounts of the Group’s foreign currency denominated monetary assets and monetary liabilities at the reporting date are as follows:

	December 31, 2019			December 31, 2018
	Assets	Liabilities	Total	Assets	Liabilities	Total
NIS	99	(346)	(247)	631	(523)	108
USD	2,743	(4,593)	(1,850)	868	(2,304)	(1,436)
GBP	6,053	(747)	5,306	1,796	(1,688)	108
UAH	117	(37)	80	14	(58)	(44)
	9,012	(5,723)	3,289	3,309	(4,573)	(1,264)

Sensitivity analysis

The table below details the effect on profit before tax of a 10% strengthening (and weakening) in the Euro exchange rate at the statement of financial position date for balance sheet items denominated in British Pound, New Israeli Shekels, U.S. Dollar and the Ukrainian Hryvnia.

	December 31, 2019
	Weaknesses	Strengths
NIS	(25)	25
USD	(185)	185
GBP	531	(531)
UAH	8	(8)
Total	329	(329)

	December 31, 2018
	Weaknesses	Strengths
NIS	11	(11)
USD	(144)	144
GBP	11	(11)
UAH	(4)	4
Total	(126)	126

SBTECH (GLOBAL) LIMITED

Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 17 — FINANCIAL INSTRUMENTS AND RISK MANAGEMENT:  (continued)

	December 31, 2017
	Weaknesses	Strengths
NIS	21	(21)
USD	(116)	116
GBP	(19)	19
UAH	(1)	1
Total	(115)	115

Liquidity risks

Liquidity risk is the risk that arises when the maturity of assets and the maturity of liabilities do not match. An unmatched position potentially enhances profitability but can also increase the risk of loss. The Group has procedures with the objective of minimizing such loss by maintaining sufficient cash and other highly liquid current assets and by having available an adequate amount of committed credit facilities. Accordingly, the Group has a positive working capital.

The following tables detail the Group’s remaining contractual maturity for its financial liabilities. The tables have been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Group can be required to pay.

	December 31, 2019	December 31, 2018
Current assets	36,147	40,827
Current liabilities	22,819	13,929
Working capital	13,328	26,898

The following table sets out the contractual maturities of financial liabilities:

	Up to 3 months	Between 3 and 12 months	Between 1 and 2 years	Between 2 and 5 years	Over 5 years
At December 31, 2019
Trade payables	8,127	—	—	—	—
Other accounts payable and accrued expenses	27	1,745	—	—	—
Lease liabilities	838	2,678	3,625	9,291	9,833
Total	8,992	4,423	3,625	9,291	9,833

	Up to 3 months	Between 3 and 12 months	Between 1 and 2 years	Between 2 and 5 years	Over 5 years
At December 31, 2018
Trade and other payables	12,677	839	413	—	—
Total	12,677	839	413	—	—

SBTECH (GLOBAL) LIMITED

Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 18 — SUBSIDIARIES:

Details of the Group’s subsidiaries are as below:

Name	Country of incorporation	Proportion of voting rights and ordinary share capital held	Nature of business	Held by
Gaming Tech Ltd*	Israel	50%	General and administration, marketing support and research & development	SBTech (Global) Limited
SBTech (Global) Limited — Subsidiary Bulgaria	Bulgaria	100%	Research, development and marketing support	SBTech (Global) Limited
SBTech Malta Limited	Malta	100%	Holder of Maltase and U.S licenses	SBTech (Global) Limited
Software Co-Work Cyprus Limited	Cyprus	100%	Holding company	SBTech (Global) Limited
Sky Star Eight Limited	UK	100%	Business analytics and commercial support	SBTech (Global) Limited
SBTech Gibraltar Limited	Gibraltar	100%	Commercial support and holder of Gibraltar license	SBTech (Global) Limited
LLC “Software Co-work”	Ukraine	100%	Research and development	Software Co-Work Cyprus Limited
SBTech US Inc.	United States	100%	IT and Business support	SBTech Malta Limited
Lucrative Green Leaf Limited	Ireland	100%	IT & Hosting services	SBTech Malta Limited

*	The owner of the additional 50% of voting rights and ordinary share capital of the subsidiary has assigned and transferred all his board of director’s rights to the Company. As such, Gaming Tech Ltd. is consolidated in the Group’s consolidated financial statements.

	Gaming Tech Ltd
	December 31, 2019	December 31, 2018
Current assets	3,689	1,891
Non — current assets	1,723	1,581
Current liabilities	(2,708)	(1,981)
Non — current liabilities	(589)	(325)
Total assets, net	2,115	1,166
NCI	1,057	583

SBTECH (GLOBAL) LIMITED

Notes to the consolidated financial Statements
(in thousands of  €, except when specified otherwise)

NOTE 19 — SUBSEQUENT EVENTS:

1.	On January 30, 2020 the Group’s board of directors declared a dividend in a total amount of 3,000 (€73.53 per share) to its shareholders. The Group paid 2,000 on February 7, 2020.

2.	On December 22, 2019, Diamond Eagle Acquisition Corp, a special purpose acquisition company (“Diamond Eagle”), entered into a Business Combination Agreement (the “Business Combination Agreement”) with DraftKings Inc. (“DraftKings”), the Group, the Group’s shareholders, the representative of the Group’s shareholders, DEAC NV Merger Corp., a Nevada corporation and a wholly-owned subsidiary of DEAC (“DEAC Nevada”), DEAC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of DEAC (“Merger Sub”), pursuant to which (i) Diamond Eagle will merge with and into DEAC Nevada, with DEAC Nevada surviving the merger (the “reincorporation”), (ii) following the reincorporation, Merger Sub will merge with and into DraftKings with DraftKings surviving the merger (the “DraftKings Merger”), (iii) immediately following the DraftKings Merger, Diamond Eagle will acquire all of the issued and outstanding share capital of SBTech and vested in-the-money options exercisable for SBTech share capital (the “SBTech Acquisition”) for approximately 590,000, consisting of (x) 180,000 in cash, subject to customary net debt and working capital and certain other specified adjustments payable in respect of the SBT shares and 30% of the in-the-money vested SBT options and (y) approximately 410,000 in shares of New DraftKings Class A common stock, valued at the redemption price for Diamond Eagle’s public shares in the Business Combination, and in the form of newly issued in-the-money vested options of New DraftKings exercisable for New DraftKings Class A common stock and (iv) DEAC Nevada will be renamed DraftKings Inc. Each of the DraftKings Merger and the SBTech Acquisition will be on the terms and subject to the conditions set forth in the Business Combination Agreement. The transaction is expected to close in 2020.

3.	The novel coronavirus (COVID-19) is having a significant impact on the Company. The direct impact on the Company beyond disruptions in normal business operations in several of our offices is primarily through the suspension, postponement and cancellation of major sports seasons and sporting events. The status of most of these sporting events is that they are postponed or unknown as to when they will restart. The ultimate impact of COVID-19 on our financial and operating results is unknown and will depend on the length of time that these disruptions exist and whether the sports seasons and sporting events will ultimately be suspended, postponed, or cancelled; however, COVID-19 has had a significant impact and may continue to have a significant impact, the full extent of which is unknown, but which could be material.

262,477,485 Shares of Class A Common Stock

3,299,603 Warrants to Purchase Class A Common Stock

PROSPECTUS

May    , 2020

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of common stock being registered hereby.

Securities and Exchange Commission registration fee	$635,527.36
Accounting fees and expenses	20,000
Legal fees and expenses	100,000
Financial printing and miscellaneous expenses	30,000
Total	$785,527.36

Item 14. Indemnification of Directors and Officers.

Our articles of incorporation eliminate the liability of our officers and directors to the fullest extent permitted by Nevada law. Nevada law provides that our directors and officers will not be individually liable to us, our stockholders or our creditors for any damages for any act or failure to act in the capacity of a director or officer other than in circumstances where both (i) the presumption that the director or officer acted in good faith, on an informed basis and with a view to the interests of the corporation has been rebutted, and (ii) the act or failure to act of the director or officer is proven to have been a breach of his or her fiduciary duties as a director or officer and such breach is proven to have involved intentional misconduct, fraud or a knowing violation of law.

Our amended and restated articles of incorporation and bylaws also provide for indemnification for our directors and officers to the fullest extent permitted by Nevada law. We have entered into indemnification agreements with each of our directors that are, in some cases, broader than the specific indemnification provisions contained under Nevada law. The effect of these provisions is to restrict our rights and the rights of our stockholders in derivative suits to recover any damages against a director for breach of fiduciary duties as a director, because a director will not be individually liable for acts or omissions, except where the act or failure to act constituted a breach of fiduciary duty and such breach involved intentional misconduct, fraud or a knowing violation of law, and the presumption that the director or officer acted in good faith, on an informed basis, and with a view to the interests of the corporation, has been rebutted.

These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.

We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents against certain liabilities.

The limitation of liability and indemnification provisions under Nevada law and in our amended and restated articles of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 15. Recent Sales of Unregistered Securities.

Private Placements in Connection with IPO

On March 28, 2019, our Sponsor purchased an aggregate of 10,062,500 founder shares in exchange for a capital contribution of $25,000, or approximately $0.002 per share. On April 10, 2019, our Sponsor transferred 4,930,625 founder shares to Harry E. Sloan for a purchase price of $12,250 (the same per-share price initially paid by our Sponsor), resulting in the Sponsor holding 5,131,875 founder shares.

The Sponsor and Mr. Sloan purchased an aggregate of 6,333,334 private placement warrants in connection with DEAC’s initial public offering, at a price of $1.50 per warrant, or $9,550,000 in the aggregate. Each private placement warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share.

The sales of the above securities were exempt from the registration requirements of the Securities Act in reliance on the exemptions afforded by Section 4(a)(2) of the Securities Act. Other than the IPO, no sales involved underwriters, underwriting discounts or commissions or public offerings of securities of the registrant.

Transaction Consideration

In connection with the Business Combination, at the Closing on April 23, 2020, DraftKings issued 186,335,592 shares of Class A common stock to the holders of common stock of Old DK and 40,739,291 shares of Class A common stock to the holders of ordinary shares of SBTech. The Stock Consideration Shares were issued pursuant to and in accordance with the exemption from registration under the Securities Act, under Section 4(a)(2) and/or Regulation D promulgated under the Securities Act.

Private Placement and Convertible Notes

In connection with satisfying the Minimum Proceeds Condition (as defined in the Business Combination Agreement), DEAC entered into subscription agreements (the “Subscription Agreements”), each dated as of December 22, 2019, with certain institutional investors (the “PIPE Investors”), pursuant to which, among other things, DEAC agreed to issue and sell, in private placements, an aggregate of 30,471,352 shares of Class A common stock of DEAC for $10.00 per share and an aggregate of 3,000,000 warrants to purchase shares of Class A common stock of DEAC (the “Private Placement”). The warrants have terms identical to the Company’s publicly traded warrants.

On and after December 16, 2019, DraftKings issued subordinated convertible promissory notes to certain investors in an aggregate principal amount of approximately $109.2 million (the “Convertible Notes”). Pursuant to the terms of the Convertible Notes, the outstanding principal and accrued interest on the Convertible Notes converted immediately prior to the reincorporation into shares of DEAC Class A common stock, at a price per share equal to the price per share paid by the Investors in the Private Placement, which resulted in the issuance of 11,254,479 shares of DEAC Class A common stock on the Closing Date.

The Private Placement closed immediately prior to the Business Combination on the Closing Date. The shares of DEAC Class A common stock issued to the PIPE Investors and upon conversion of the Convertible Notes, were converted into shares of DraftKings Class A common stock upon consummation of the reincorporation and the Business Combination.

The shares issued to the Investors in the Private Placement and to the holders of Convertible Notes on the Closing Date were issued pursuant to and in accordance with the exemption from registration under the Securities Act, under Section 4(a)(2) and/or Regulation D promulgated under the Securities Act.

Old DK Warrant Exercise

Following the Closing of the Business Combination, PacWest Bancorp exercised its option to convert former warrants issued by Old DK into shares of Class A common stock. As a result of the exercise, DraftKings delivered 59,433 shares of Class A common stock to PacWest Bancorp on May 4, 2020. The shares issued to PacWest Bancorp were issued pursuant to and in accordance with the exemption from registration under the Securities Act, under Section 4(a)(2) and/or Regulation D promulgated under the Securities Act.

Item 16. Exhibits and Financial Statements.

(a) Exhibits.        The following exhibits are being followed herewith:

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
2.1†	Business Combination Agreement, dated as of December 22, 2019, among DraftKings Inc., SBTech (Global) Limited, SBTech’s shareholders, Diamond Eagle Acquisition Corp., DEAC NV Merger Corp. and a wholly-owned subsidiary of DEAC (incorporated by reference to Exhibit 2.1 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).
2.2	Agreement and Plan of Merger, dated as of March 12, 2020, by and among Diamond Eagle Acquisition Corp. and DEAC NV Merger Corp. (incorporated by reference to Exhibit 2.3 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).
2.3	Amendment to Business Combination Agreement, dated as of April 7, 2020, among DraftKings Inc., SBTech (Global) Limited, SBTech’s shareholders, Diamond Eagle Acquisition Corp., DEAC NV Merger Corp. and a wholly-owned subsidiary of DEAC (incorporated by reference to Exhibit 2.4 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).
3.1	Amended and Restated Articles of Incorporation of DraftKings Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020)
3.2	Amended and Restated Bylaws of DraftKings Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
4.1	Specimen Class A Common Stock Certificate of DraftKings (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
4.2	Form of Warrant Certificate of DraftKings Inc. (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
4.3	Warrant Agreement, dated May 10, 2019, by and between Diamond Eagle Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of Diamond Eagle Acquisition Corp.’s Current Report on Form 8-K filed on May 14, 2019).
4.4	Assignment and Assumption Agreement, dated April 23, 2020, by and among DraftKings Inc., DEAC, Continental Stock Transfer & Trust Company, Computershare Trust Company, N.A. and Computershare Inc. (incorporated by reference to Exhibit 4.4 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
5.1	Opinion of Greenberg Traurig, LLP as to the validity of the common stock.
5.2	Opinion of Sullivan & Cromwell LLP as to the validity of the warrants.
10.1	DraftKings Inc. 2020 Incentive Award Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
10.2	Form of Subscription Agreement, dated December 22, 2019, by and between Diamond Eagle Acquisition Corp. and the undersigned subscriber party thereto (incorporated by reference to Exhibit 10.2 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020.
10.3

Executive Employment Agreement, dated April 23, 2020, between DraftKings Inc. and Matt Kalish (incorporated by reference to Exhibit 10.2 the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).

10.4	Executive Employment Agreement, dated April 23, 2020, between DraftKings Inc. and Paul Liberman (incorporated by reference to Exhibit 10.3 the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
10.5	Executive Employment Agreement, dated April 23, 2020, between DraftKings Inc. and Jason Robins (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
10.6	Executive Employment Agreement, dated May 30, 2019, between DraftKings Inc. and Jason Park (incorporated by reference to Exhibit 10.3 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020.
10.7	DraftKings Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
10.8	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.7 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
10.9	Earnout Escrow Agreement, dated April 23, 2020, by and among DraftKings Inc., Shalom Meckenzie, in his capacity as SBT Sellers’ Representative, Eagle Equity Partners LLC, Jeff Sagansky, Eli Baker, Harry Sloan, I.B.I. Trust Management, the trustee, and Computershare Trust Company, N.A., as escrow agent (incorporated by reference to Exhibit 10.8 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).

10.10	Stockholders Agreement, dated April 23, 2020, by and among DraftKings Inc., the DK Stockholder Group, the SBT Stockholder Group and the DEAC Stockholder Group (incorporated by reference to Exhibit 10.9 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
10.11	Share Exchange Agreement, dated April 23, 2020, by and among DraftKings Inc., a Delaware corporation, Jason Robins and DEAC NV Merger Corp. (incorporated by reference to Exhibit 10.10 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
10.12†**	Agreement for the Provision of a Sports Betting Solution (“License Agreement”), between Sports Information Services Limited and Crown Gaming Inc., dated as of June 19, 2018 (incorporated by reference to Exhibit 10.5 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).
10.13†**	Addendum to License Agreement, between Sports Information Services Limited and Crown Gaming Inc., dated as of August 22, 2019 (incorporated by reference to Exhibit 10.6 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).
10.14	Amended and Restated Loan and Security Agreement (the ‘‘LSA’’), dated October 21, 2016, by and between DraftKings Inc. and Pacific Western Bank (incorporated by reference to Exhibit 10.7 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).
10.15	First Amendment to the LSA, dated July 28, 2017, by and between DraftKings Inc. and Pacific Western Bank (incorporated by reference to Exhibit 10.8 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).
10.16	Second Amendment to the LSA, dated December 28, 2017, by and between DraftKings Inc. and Pacific Western Bank (incorporated by reference to Exhibit 10.9 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).
10.17	Third Amendment and Joinder to the LSA, dated July 3, 2018, by and among DraftKings Inc., Crown Gaming Inc., Crown DFS Inc. and Pacific Western Bank (incorporated by reference to Exhibit 10.10 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).
10.18	Fourth Amendment to the LSA, dated December 19, 2018, by and among DraftKings Inc., Crown Gaming Inc., Crown DFS Inc. and Pacific Western Bank (incorporated by reference to Exhibit 10.11 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).
10.19	Fifth Amendment to the LSA, dated March 28, 2019 by and among DraftKings Inc., Crown Gaming Inc., Crown DFS Inc. and Pacific Western Bank (incorporated by reference to Exhibit 10.12 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).
10.20	Sixth Amendment to the LSA, dated August 15, 2019, by and among DraftKings Inc., Crown Gaming Inc., Crown DFS Inc. and Pacific Western Bank (incorporated by reference to Exhibit 10.13 of DEAC NV Merger Corp.’s Registration Statement on Form S-4 (Reg. No. 333-235805), filed with the SEC on April 14, 2020).
10.21	Seventh Amendment to the LSA, dated April 23, 2020, by and among DraftKings Inc. (a Nevada corporation), DraftKings Inc. (a Delaware corporation), Crown Gaming Inc., Crown DFS Inc. and Pacific Western Bank (incorporated by reference to Exhibit 10.20 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
10.22	DraftKings Inc. 2017 Equity Incentive Plan, as amended from time to time.
10.23	DraftKings Inc. 2012 Stock Option & Restricted Stock Incentive Plan, as amended from time to time.
10.24	SBTech (Global) Limited 2011 Global Share Option Plan.
16.1	Letter from WithumSmith+Brown, PC to the SEC, dated April 28, 2020 (incorporated by reference to Exhibit 16.1 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).
23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Diamond Eagle Acquisition Corp.
23.2	Consent of BDO USA, LLP, independent registered public accounting firm of DraftKings Inc.
23.3	Consent of Ziv Haft, CPA (Isr.), a BDO Member Firm, independent registered public accounting firm of SBTech (Global) Limited.
23.4	Consent of Greenberg Traurig, LLP, (included as part of Exhibit 5.1).
23.5	Consent of Sullivan & Cromwell LLP (included as part of Exhibit 5.2).
24.1	Power of Attorney.
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB+	XBRL Taxonomy Extension Label Linkbase Document
101.PRE+	XBRL Taxonomy Extension Presentation Linkbase Document

* To be filed,  if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with the offering of securities.

† Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

** Certain portions of this exhibit have been omitted pursuant to Regulation S-K Item 601(b)(10)(iv). The Registrant agrees to furnish an unredacted copy of the exhibit to the SEC upon its request.

(b) Financial Statements. The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant, hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on the 6th day of May, 2020.

DraftKings Inc.

By:	/s/ R. Stanton Dodge
Name:	R. Stanton Dodge
Title:	Chief Legal Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on the 6th day of May, 2020.

Name	Position	Date

*	Chief Executive Officer and Chairman	May 6, 2020
Jason D. Robins	(Principal Executive Officer)

*	Chief Financial Officer	May 6, 2020
Jason K. Park	(Principal Financial and Accounting Officer)

*	Vice Chairman	May 6, 2020
Harry Evans Sloan

*	Director	May 6, 2020
Michael Gavin Isaacs

*	Director	May 6, 2020
Matthew Kalish

*	Director	May 6, 2020
Woodrow H. Levin

*	Director	May 6, 2020
Paul Liberman

*	Director	May 6, 2020
Shalom Meckenzie

*	Director	May 6, 2020
Ryan R. Moore

*	Director	May 6, 2020
Steven J. Murray

*	Director	May 6, 2020
Hany M. Nada

*	Director	May 6, 2020
Richard Rosenblatt

*	Director	May 6, 2020
John S. Salter

*	Director	May 6, 2020
Marni M. Walden

* By:	/s/ R. Stanton Dodge
R. Stanton Dodge As Attorney-in-Fact

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